As filed with the Securities and Exchange Commission on July 31, 2014

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-11

FOR REGISTRATION

UNDER

THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Starwood Waypoint Residential Trust

(Exact name of registrant as specified in its governing instruments)

Starwood Waypoint Residential Trust

1999 Harrison Street

Oakland, CA 94612

(510) 250-2200

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Tamra D. Browne

General Counsel and Secretary

Starwood Waypoint Residential Trust

1999 Harrison Street

Oakland, CA 94612

(510) 250-2200

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Michael A. Gordon, Esq. Sidley Austin LLP One South Dearborn Street Chicago, Illinois 60603 Tel (312) 853-7000 Fax (312) 853-7036	J. Gerard Cummins, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 839-5300 Fax (212) 839-5599	Julian T.H. Kleindorfer, Esq. Latham & Watkins LLP 355 South Grand Avenue, Suite 400 Los Angeles, California 90071-1560 Tel (213) 485-1234

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Series A preferred shares of beneficial interest, $0.01 par value per share	$100,000,000	$12,880

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes shares to be sold upon exercise of the underwriters’ option to purchase additional shares. See “Underwriting.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2014

PRELIMINARY PROSPECTUS

             Shares

Starwood Waypoint Residential Trust

% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25 Per Share)

We are a Maryland real estate investment trust formed primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States. We are externally managed and advised by SWAY Management LLC, or our Manager. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. We were formed in May 2012 as a wholly owned subsidiary of Starwood Property Trust, Inc., or Starwood Property Trust, and were spun-off from Starwood Property Trust on January 31, 2014.

We are offering                      of our         % series A cumulative redeemable preferred shares of beneficial interest, $0.01 par value per share, or the Series A Preferred Shares.

Distributions on the Series A Preferred Shares will be payable quarterly in arrears on or about the 15th day of January, April, July and October of each year. The distribution rate is         % per annum of the $25.00 liquidation preference, which is equivalent to $         per annum per Series A Preferred Share. The first distribution on the Series A Preferred Shares sold in this offering will be paid on                     , 2014, and will be in the amount of $         per share.

Generally, we may not redeem the Series A Preferred Shares until                     . On or after                     , we may, at our option, redeem the Series A Preferred Shares, in whole, at any time, or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. In addition, upon the occurrence of a change of control the result of which is that neither our common securities nor the common securities of the acquiring or surviving entity (or American Depositary Receipts, or ADRs, representing such securities) are listed on the New York Stock Exchange, or the NYSE, the NYSE MKT LLC, or the NYSE MKT, or the NASDAQ Stock Market, or the NASDAQ, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series A Preferred Shares, in whole or in part and within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. If we exercise our redemption right, you will not have the conversion right described below. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a change of control by you. Holders of shares of the Series A Preferred Shares will generally have no voting rights except for limited voting rights if we fail to pay distributions for six or more quarterly periods (whether or not consecutive) and in certain other circumstances.

Upon the occurrence of a change of control the result of which is that neither our common securities nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) are listed on the NYSE, the NYSE MKT or NASDAQ or listed or quoted on a successor exchange or quotation system, you will have the right (unless, prior to the Change of Control Conversion Date (as defined herein), we have provided or provide notice of our election to redeem your Series A Preferred Shares) to convert some or all of your Series A Preferred Shares into a number of our common shares of beneficial interest, $0.01 par value per share, or common shares, equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series A Preferred Share to be converted plus the amount of any accrued and unpaid distributions to and including the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share distribution payment and prior to the corresponding Series A Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price (as defined herein); and

•	, or the Share Cap, subject to certain adjustments;

in each case, subject to provisions for the receipt of alternative consideration as described in this prospectus.

We intend to file an application to list the Series A Preferred Shares on the NYSE under the symbol “SWAYPrA.” If the application is approved, we expect trading of the Series A Preferred Shares on the NYSE to commence within 30 days following the initial delivery of the Series A Preferred Shares.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. To assist us in qualifying as a real estate investment trust, or REIT, shareholders are generally restricted from owning more than 9.8% in value or in number of the Series A Preferred Shares, whichever is more restrictive. See “Description of Shares—Restrictions on Ownership and Transfer.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are subject to reduced public company reporting requirements. Investing in the Series A Preferred Shares involves risks. See “Risk Factors” beginning on page 34 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds to Starwood Waypoint Residential Trust (before expenses)	$	$

(1)	Please see “Underwriting” for additional information regarding underwriting compensation.

The underwriters expect to deliver the Series A Preferred Shares to purchasers on or about                     , 2014 through the book-entry facilities of The Depository Trust Company.

Citigroup

                    , 2014.

You should rely only on the information contained in this prospectus, including the documents incorporated by reference into this prospectus, and any related free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus and any such free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations, liquidity and prospects may have changed since those dates.

We disclose estimates, forecasts, projections and market and industry data throughout this prospectus, in particular in the sections entitled “Summary,” “Industry Overview and Market Opportunity” and “Business.” We have obtained substantially all of this information from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. We have agreed to pay JBREC a total fee of $10,200 for that market study. Such information is included in this prospectus in reliance on JBREC’s authority as an expert on such matters. The estimates, forecasts and projections prepared by JBREC are based on data (including third-party data), significant assumptions, proprietary methodologies, and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. There is no assurance that estimates will be accurate or any of the forecasts or projections will be achieved, and investors should not place undue reliance on them. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations. See “Experts.”

Except where the context suggests otherwise, the terms “company,” “we,” “us,” and “our” refer to Starwood Waypoint Residential Trust, a Maryland real estate investment trust, together with its consolidated subsidiaries,

i

including Starwood Waypoint Residential Partnership, L.P., a Delaware limited partnership through which we conduct substantially all of our business, which we refer to as “our operating partnership”; the term “our Manager” refers to SWAY Management LLC, a Delaware limited liability company, our external manager; the term “Starwood Property Trust” refers to Starwood Property Trust, Inc., our parent company prior to our spin-off; the term “Starwood Capital Group” refers to Starwood Capital Group Global, L.P. (and its predecessors), together with all of its affiliates and subsidiaries, including our Manager, other than us, the term “Starwood Private Real Estate Funds” refers to Starwood Global Opportunity Fund VIII, Starwood Global Opportunity Fund IX and Starwood Capital Hospitality Fund II Global and the term “Starwood Parties” refers to Starwood Capital Group, L.P. and its affiliates (including the Starwood Private Real Estate Funds).

Except where the context suggests otherwise, the term “Waypoint Manager” refers to Waypoint Real Estate Group HoldCo, LLC (and its predecessors), together with all affiliates and subsidiaries; the term “Waypoint Parties” refers to Gary M. Beasley, Douglas R. Brien, Colin T. Wiel and the Waypoint Manager; the term “Waypoint Legacy Funds” refers to DC Real Estate Fund II, LP, Wiel Brien Fund III, LP, Wiel Brien IV, LP, Wiel Brien IV-A, LP, Wiel Brien SCFF Fund I, LP, Waypoint Fund I, LP, Waypoint Fund I-A, LP, Waypoint Fund II-A, LP, Waypoint/GI Venture, LLC and DC Real Estate Group LLC; and the term “GI Parties” refers to GI Partners Fund III, L.P., GI Waypoint ECI Blocker Fund III-B, Inc. and GI UBTI Blocker Fund III-A, Inc, which are certain of the owners of the Waypoint Manager.

References to “homes” refer to single-family homes; and references to “distressed and non-performing residential mortgage loans” refer to residential mortgage loans where the borrowers have not made payments for over 90 days or have previously had delinquencies, modifications or bankruptcies and which are either in the process of foreclosure or in a pre-foreclosure delinquency stage. References to a “CMSA” refer to a consolidated metropolitan statistical area, and references to a “MSA” refer to a metropolitan statistical area. References to “MDiv” refer to a metropolitan division.

References to “average monthly rent” refer to average monthly contractual cash rent as of May 31, 2014. Average monthly cash rent is presented before rent concessions and “Waypoints” under our rental incentive program, or Waypoints. To date, rent concessions and Waypoints have been utilized on a limited basis and have not had a significant impact on our average monthly rent. If the use of rent concessions and Waypoints or other leasing incentives increases in the future, they may have a greater impact by reducing the average monthly rent we receive from leased homes.

References to “rent ready homes” refer to homes that have both completed renovations and been deemed, pursuant to an inspection from one of our agents, to be in a condition to be rented. Our policy is to have the agent perform this inspection promptly after the renovations have been completed.

References to “BPO value” refer to the most recent broker price opinions provided to us by the sellers for each property in the respective portfolio or otherwise obtained by us, in each case prior to our purchase of the related portfolio. We cannot assure you that the BPOs accurately reflected the actual market value of the related property at the time of our respective purchases of distressed and non-performing residential mortgage loans or accurately reflect such market value today.

References to “stabilized portfolio” refer to a portfolio that includes homes from the first day of initial occupancy or subsequent occupancy after a renovation. Homes are considered stabilized even after subsequent resident turnover. However, homes may be removed from the stabilized home portfolio and placed in the non- stabilized home portfolio due to renovation during the home lifecycle.

ii

SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before making a decision to invest in the Series A Preferred Shares. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included and incorporated by reference in this prospectus. Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase an additional             of the Series A Preferred Shares from us.

Our Company

We are a Maryland real estate investment trust formed in May 2012 primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States. Our primary strategy is to acquire homes through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. We seek to take advantage of continuing dislocations in the housing market and the macroeconomic trends in favor of leasing homes by acquiring, owning, renovating and managing homes that we believe will (1) generate substantial current rental revenue, which will grow over time, and (2) appreciate in value as the housing market continues to recover over the next several years. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent broker price opinion, or BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Our objective is to generate attractive risk-adjusted returns for our shareholders over the long-term, primarily through dividends and secondarily through capital appreciation.

When pursuing home acquisitions, we focus on markets that we believe present the greatest opportunities for home price appreciation, that have strong rental demand and where we can attain property operating efficiencies as a result of geographic concentration of assets in our portfolio. A significant portion of our home portfolio is located in Florida, Georgia and Texas, although we have made, and/or intend to pursue, acquisitions in other states as well, including Illinois, Colorado, California and Arizona. We identify and pursue individual home acquisition opportunities through a number of sources, including multiple listing services, or MLS listings, foreclosure auctions and short sales. In addition, we may opportunistically identify and pursue bulk portfolios of homes from banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. We believe that favorable prevailing home prices coupled with the potential to purchase distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO provide us with a substantial market opportunity to acquire residential assets that generate attractive risk-adjusted returns as the housing market continues to recover.

As of May 31, 2014, our portfolio consisted of 10,413 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 8,442 homes (excluding 234 homes that we did not intend to hold for the long term) with an aggregate investment, inclusive of acquisition and actual and expected renovation costs, of approximately $1.2 billion and an average monthly rent per leased home of $1,410 and (2) distressed and non-performing residential mortgage loans with an unpaid principal balance, or UPB, of $533.5 million, a total purchase price of $289.5 million and total BPO value of $473.8 million that are secured by liens on 1,971 homes. As of May 31, 2014, our homes that were rent ready for more than 90 days were approximately 97.6% leased, and our homes that were owned by us for 180 days or longer were approximately 93.7% leased.

For the period from June 1, 2014 to                     , 2014, we acquired an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including

(1) homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $         million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. As of                     , 2014, we had contracted to acquire an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1)             homes under contract with an aggregate expected acquisition cost of $         million and (2) distressed and non-performing residential mortgage loans under contract with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

We were formed in May 2012 as a wholly-owned subsidiary of Starwood Property Trust. On January 31, 2014, Starwood Property Trust completed the spin-off of us to its stockholders, or the Separation. Its stockholders received one of our common shares for every five shares of Starwood Property Trust common stock held at the close of business on January 24, 2014, and Starwood Property Trust no longer holds any of our common shares. In connection with the Separation, approximately 39.1 million of our common shares were issued.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. We generally will not be subject to U.S. federal income taxes on our REIT taxable income to the extent that we annually distribute all of our REIT taxable income to shareholders and qualify and maintain our qualification as a REIT.

Our Manager

We are externally managed and advised by our Manager pursuant to the terms of a management agreement, or the Management Agreement. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Starwood Capital Group has invested in most major classes of real estate, directly and indirectly, through operating companies, portfolios of properties and single assets, including multi-family, office, retail, hotel, residential entitled land and communities, senior housing, mixed use and golf courses. Starwood Capital Group invests at different levels of the capital structure, including equity, preferred equity, mezzanine debt and senior debt, depending on the asset risk profile and return expectation.

Our Manager draws upon the experience and expertise of Starwood Capital Group’s team of professionals and support personnel. Our Manager also benefits from Starwood Capital Group’s asset management, portfolio management and finance functions, which address legal, compliance, investor relations and operational matters, asset valuation, risk management and information technologies, in connection with the performance of our Manager’s duties.

On January 31, 2014, our Manager acquired the Waypoint platform, which is an advanced, technology driven operating platform that provides the backbone for deal sourcing, property underwriting, acquisitions, asset protection, renovations, marketing and leasing, repairs and maintenance, portfolio reporting and property management of homes. The Waypoint platform was developed by members of the Waypoint executive team, who became members of our Manager’s executive team on January 31, 2014. The Waypoint executive team began operating homes in January 2009 to take advantage of an opportunity to bring institutional practices to a highly fragmented real estate asset class and, since that time, have actively developed a highly scalable technology platform for home rentals, referred to as Compass. In addition to the executive team, all the employees of the Waypoint Manager became employees of our Manager as of January 31, 2014. These employees provide our Manager with in-house operations associated with every stage of the life cycle of a home. We did not acquire the Waypoint Manager, the Waypoint Legacy Funds or the assets of the Waypoint Legacy

Funds as part of our acquisition of the Waypoint platform; however, we did acquire 707 homes from Waypoint Fund XI, LLC, or Waypoint Fund XI, a fund managed by the Waypoint Manager, subsequent to the Separation.

Our Manager maintains 13 regional offices and 7 resident service centers. The regional offices house our Manager’s regional officers, local acquisitions and construction teams, and, if applicable, our Manager’s local marketing and leasing, property management and repairs and maintenance teams. The resident service centers serve as localized customer-facing offices that help to ensure resident satisfaction and retention, as well as to integrate all local operations. Our Manager expects to continue opening additional resident service centers as we scale in our target markets.

Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control.

Market Opportunities

All information in this “—Market Opportunities” section, other than the last paragraph, is derived from a market study prepared for us in connection with this offering by JBREC.

Residential housing is the largest real estate asset class in the United States with a total value of approximately $20.2 trillion, according to the 2014 first quarter Federal Reserve Flow of Funds release. Since 1965, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented and single-family homes currently comprise roughly one-third of all residential rental housing.

Single-family rental homes are a large and growing asset class, which has historically been managed by relatively small-scale, “mom and pop” owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of residential single-family rental homes has been shifting to larger investors and national owner-operators, including us, seeking to efficiently acquire large numbers of homes at attractive values, generate attractive rental cash flow streams and benefit from any potential home price appreciation. JBREC believes that if homes are acquired at favorable prices, the return profile from current rental yields and potential for future home price appreciation is significant enough to encourage investment in the systems, structures and technologies that can make economies of scale possible, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

After nearly a decade of solid home price appreciation from 1998 to 2006, which JBREC believes was in excess of underlying fundamentals in many markets, a significant over-correction occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets, as measured by the non-seasonally adjusted CoreLogic Case-Shiller Composite 20 Home Price Index from its peak on July 1, 2006 to its trough on March 1, 2012. While national prices have begun to recover, with a 16% recovery through April 2014 off of the 28% peak to trough correction per JBREC’s Burns Home Value IndexTM, JBREC believes that a substantial number of non-performing residential mortgage loans will need to be resolved over the next five years, including through foreclosure, short sale or conversion through a bank deed-for-lease program. As a result, JBREC believes there may be the opportunity for experienced and well-capitalized operators to acquire large volumes of single-family rental homes and distressed and non-performing residential mortgage loans at attractive pricing.

Over the past few years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancies have fallen and rents have risen, even in areas hardest hit during the housing and economic downturn. The recent drop and subsequent volatility in home prices (with its trough in March 2012 in some of the largest U.S. housing markets), constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live and in some cases discouraging homeownership. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants. The U.S. Census Bureau reports the national homeownership rate was 64.8% in the first quarter of 2014, which is down from a peak of 69.2% in the fourth quarter of 2004. While single-family home prices are recovering, multi-family property prices have also been improving during the last few years and have surpassed levels seen during the peak of the market in late 2007 and early 2008, as measured by the NCREIF Index, published by the National Council for Real Estate Investment Fiduciaries. Although multi-family properties and single-family homes do not generally compete for the same residents due to demographic and preference differences, we believe that many of the same characteristics that make multi-family properties attractive to investors apply to single-family homes.

There was an over-correction in housing prices in certain housing markets, which led to home prices being significantly below replacement cost in many of these markets. As the economy gradually strengthens and the housing market returns to long-term pricing norms, or reverts to mean pricing levels, JBREC believes there is the potential for home price appreciation.

We also believe that there continues to be a large amount of potential supply that we can purchase at potentially attractive pricing. According to Mortgage Bankers Association data, a total of 3.5 million residential mortgage loans are currently non-performing. Over the next five years, a substantial number of non-performing residential mortgage loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. At the current rate of delinquency and non-performance, it appears that over 3.5 million homeowners in the United States will be affected. Even if only half of the delinquent or non-performing residential mortgage loans proceed through the foreclosure process or are sold through the short sale process, the supply of inventory available for acquisition would be significant, at approximately $353 billion, assuming a U.S. median home price of $201,500 as of April 2014.

We also believe that there is an opportunity for experienced and well-capitalized operators to acquire pools of distressed and non-performing residential mortgage loans at attractive pricing. Although many states have processed a large majority of the foreclosure inventory, which resulted from the housing downturn in the mid-late 2000’s, a number of states continue to have a large inventory due to their lengthy judicial foreclosure process. JBREC estimates that, while normal shadow inventory is 1.1 million units, the shadow inventory includes an additional 1.4 million units as of the first quarter of 2014. In addition, we operate in several metro areas located in judicial foreclosure states, which still have a significant number of distressed and non-performing residential mortgage loans to work through. JBREC believes that well capitalized buyers with existing infrastructure to service and handle large loan or real estate owned property portfolios will have a distinct competitive advantage in acquiring the loans.

We believe these factors taken together contribute to the single-family rental asset class potentially generating attractive risk-adjusted returns to investors through (1) current yields, which will grow over time, and (2) home price appreciation. Furthermore, we believe that by acquiring, renovating, leasing and managing homes in markets that meet our selection criteria we can provide attractive risk-adjusted returns to our shareholders. In addition, we believe that also acquiring distressed and non-performing residential mortgage loans will provide us with a significant opportunity to operate in the rental home market at a lower acquisition price and therefore a higher return relative to competitors that focus solely on direct purchases of homes.

Our Competitive Strengths and Business and Growth Strategies

Experienced Investment Team

We benefit from the experience and significant expertise of our Manager’s executive team in real estate investing, particularly in the residential sector. Our Manager’s executive team has a proven investment track record in acquiring real estate in distressed market conditions and have been operating homes since 2009, which we believe is longer than many of our institutional competitors.

As a former chairman and chief executive officer of Starwood Hotels & Resorts Worldwide, Inc., a Fortune 500 company, and current chairman and chief executive officer of Starwood Capital Group, chairman and chief executive officer of Starwood Property Trust and Chairman of TRI Pointe Homes, Inc., a builder of single-family homes, Barry Sternlicht, our chairman, brings a unique perspective on building a world class real estate operating business to our chairman position. We believe that our relationship with Starwood Capital Group, which had approximately $36 billion of real estate-related assets under management as of March 31, 2014, gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the acquisition and operational expertise of Starwood Capital Group through our Manager. As of March 31, 2014, Starwood Capital Group had invested over $1.7 billion in land-related transactions and had participated in the development and financing of more than 47,000 home sites across the United States since its inception. Through Starwood Land Ventures, or SLV, Starwood Capital Group has enhanced its local market expertise in residential assets, which Starwood Capital Group has used to identify target markets that it believes are attractive for the acquisition of single-family rental housing. In addition, as of March 31, 2014, Starwood Capital Group owned over 23,000 multi-family apartment units throughout the United States. Through our Manager, Starwood Capital Group’s knowledge of the residential real estate business and established track record of distressed investing guides our targeted approach in the rental home space.

The diverse real estate acquisition and operating experience of our Manager’s executive team sets it apart from most traditional real estate investors. Members of our Manager’s executive team have executed a wide variety real estate transactions across various economic cycles, demonstrating a sophisticated structuring capability and an ability to execute complex transactions. Members of our Manager’s executive team have created or taken public five companies, Starwood Hotels & Resorts Worldwide, Inc., Starwood Property Trust, iStar Financial, Inc., TRI Pointe Homes, Inc. and ZipRealty, Inc. They also participated in the formation of Equity Residential Properties Trust, one of the premier U.S. multi-family REITs. We believe this breadth of experience provides us with competitive advantages in acquiring and operating assets, raising capital, obtaining flexible and efficient financing options and using creative strategies to sell assets that have appreciated or that no longer fit with our strategic objectives.

Proprietary Technology

We believe that achieving consistent operational excellence is crucial to the success of acquiring, renovating, leasing and managing a geographically dispersed portfolio of homes and acquiring distressed and non-performing residential mortgage loans. The backbone of our Manager’s operations is formed by Compass, a proprietary technology system that has been continually refined and enhanced since our Manager’s executive team began operating homes in 2009. Our Manager’s executive team specifically designed Compass to be intuitive to employees across all functional areas. Compass is built on a cloud-based operating platform powered by leading technology companies, including Salesforce.com, Google and Amazon, which provides our Manager with the ability to quickly achieve scalability, security and redundancy in a cost-effective manner.

Compass enables our Manager to have real-time oversight of all parts of our business, while maintaining the flexibility to evolve quickly as our business grows and additional functionality is needed. Managers, field personnel and technologists work together to continually define and automate business processes based on the latest data-driven analyses as well as to upgrade existing features and generate new applications.

Highly Scalable Operating Platform

We believe our Manager’s operating platform provides us with a critical competitive advantage. First, it provides control over all aspects of the business, which is essential to hold all parties accountable for quality and performance and to support the reputation of our brand. Through the consistent use of Compass, we believe our Manager ensures management’s visibility into our operations and creates the ability to efficiently scale our business as it grows.

Disciplined Investment Process

•	Home Acquisitions. Our Manager’s executive team has developed a proprietary approach to acquiring homes based on extensive experience that includes “top-down” and “bottom-up” analyses and is supported by Compass. The acquisition process begins by targeting attractive markets based on macroeconomic, demographic and market-specific characteristics and then breaking these markets down into very specific sub-markets that we believe provide attractive home acquisition and rental opportunities at scale and density sufficient to generate operating efficiencies. Individual homes within these sub-markets are sourced through multiple channels and identified as acquisition targets based on both “bottom-up” neighborhood and street-level experience as well as “top-down” market and business analytics. The relative quality of the specific location of each home is measured within Compass against investment parameters established by our Manager in order to automatically generate an appropriate risk-adjusted minimum return target for the opportunity.

•	Distressed and Non-Performing Residential Mortgage Loan Acquisitions. We also seek to acquire portfolios of distressed and non-performing residential mortgage loans. The quantity of distressed and non-performing residential mortgage loans remains substantial as a result of a backlog in the foreclosure process. We believe this dynamic results in opportunities to purchase large pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO. Upon our acquisition of these loans, we seek to (1) convert the loans into homes that can then either be contributed to our rental portfolio or sold or (2) modify and hold or sell the loans at higher prices if circumstances warrant. Although acquiring homes through the foreclosure or other resolution process of loans may involve more effort and risk than acquiring homes directly, we believe that we are compensated for such effort and risk through a lower cost basis for homes acquired in this manner.

We utilize and develop strategic relationships to assist us in identifying and foreclosing on or disposing of distressed and non-performing residential mortgage loans. We have a joint venture with Prime Asset Fund VI, LLC, or Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. Prime, in accordance with our instructions (which are based in part on the use of certain of our Manager’s analytic tools), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture.

While we focus on investments in homes and distressed and non-performing residential mortgage loans, we may selectively pursue other investment strategies, including the acquisition of performing residential mortgage loans and the acquisition or funding of loans secured by homes or entities that own portfolios of homes to the extent that those investments are consistent with our qualification as a REIT.

Attractive Portfolio and Access to an Extensive Pipeline of Investment Opportunities Through Quality Relationships

As of May 31, 2014, our portfolio consisted of 10,413 owned homes and homes underlying distressed and non-performing residential mortgage loans, and, for the period from June 1, 2014 to                     , 2014, we acquired and, as of                     , 2014, we had contracted to acquire, an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. In addition, we are in the process of negotiating a number of potential acquisitions of homes and distressed and non-performing residential mortgage loans in select markets. We do not believe that such acquisitions are probable at this time. There can be no assurance that we will ultimately acquire any such residential assets on favorable terms, or at all.

Our Manager acquires homes through four main channels—retail, alternative, auction and distressed and non-performing residential mortgage loan resolution channels—and, to a lesser extent, bulk purchases and newly-built homes. We believe that it is important to maintain the capability to source attractive acquisition opportunities across channels as they arise. We continuously monitor the opportunities available in each channel and modify our focus accordingly to source the most attractive acquisition opportunities. Since the Separation, we have acquired homes through all four of these main channels.

Branded Strategy Through Differentiated Product and Service Offerings

We strive to be recognized as the leading brand in the emerging home rental industry by combining a technology focused operating platform with best practices used in the multi-family and hospitality industries. Our Manager uses the trademarked slogan “Reinventing Renting™” to demonstrate our combined mission to reinvent the renting experience by making many of the traditional benefits of homeownership available to our residents.

•	Quality Homes. We are highly focused on, and take substantial pride in, providing high quality rental homes in desirable single-family communities to our residents. Our Manager’s executive team has learned over their five years of experience those renovations that are the most important to residents and that they believe lead to increased rental and occupancy rates. Our Manager has numerous relationships with national product vendors with the goal that all of our homes have a consistent look and feel ensuring an attractive product offering and renovation and repair efficiencies.

•	Commitment to Service. Our approach to service is best exemplified by our Manager’s service commitment. Under this multi-faceted approach, a resident receives multiple contacts from various property management representatives in the first 90 days after move-in and continuing points of contact through their residency. Our Manager utilizes Compass to ensure that inquiries and maintenance requests are handled promptly and professionally, minimizing the time required from our residents. Compass also enables us to continually measure resident feedback and improve the resident experience. This high-touch model sets initial expectations with residents and maintain frequent contact to ensure residents uphold their lease requirements. In addition, our Manager’s executive team has created the Waypoint Guarantee to demonstrate the commitment to customer service for our residents. Among other things, we guarantee that if a resident is unhappy in the home and wishes to move, the lease may be terminated within the first 30 days of the lease term.

•	Rewarding Leases. We believe that renting a home should be a rewarding experience and that our Manager’s Lease Plus Rewards® program sets a new standard for the home rental experience. Upon signing a twenty-four month lease, our residents have the opportunity to earn credits, or Waypoints, in a number of ways, including by making timely rent payments and maintaining the home in good condition. Program participants are able to redeem their Waypoints during their lease term to purchase home improvements from a catalog of offerings or, at the end of their two-year lease term, to apply their Waypoints towards rent credits upon renewal or to receive cash back.

•	Foundation of Respect. We value our commitment to building a company that values people and the communities in which we live and work. We are proud that we are a real estate company with an innovative business model that we believe makes a positive impact for all involved stakeholders—residents, investors and community members—and we will continue to seek opportunities to strengthen our relationships with our stakeholders, including through participation in community projects and local charitable organizations.

Disciplined Approach to Entering New Markets

We expect to continue expanding into new markets where we can build a portfolio of sufficient size to maintain efficient, vertical operations to meet our residents’ expectations. We seek to enter new markets where we can provide a high-quality rental offering in desirable single-family communities. We establish “buy zones” where we attempt to acquire a critical mass of homes to maximize operating efficiencies.

When entering a new market, a regional director is selected and paired with the vice president of new markets to guide the expansion in an effective and timely manner pursuant to a detailed plan built on the extensive experience of our Manager’s executive team. Our Manager’s automated and proprietary systems, tools and controls allow it to establish a functioning acquisition platform to enable us to begin acquiring homes in new markets within 30 to 60 days of entry. Our Manager’s highly scalable infrastructure enables us to acquire homes that meet specified underwriting standards with a high degree of precision and quickly establish a critical mass of homes to maximize efficiency.

We believe that our Manager’s disciplined approach to entering new markets provides us with the flexibility to deploy capital to the most attractive markets without sacrificing our operational advantages.

Alignment of our Manager’s and Starwood Capital Group’s Interests with Our Interests

Our Manager owns an aggregate of 777,574 of our restricted share units, or RSUs, and certain employees of our Manager own an aggregate of 199,991 of our RSUs, in each case granted concurrently with the completion of the Separation. In addition, an aggregate of 573,879 of our common shares are held by Starwood Capital Group and Barry Sternlicht, our chairman. In addition, the management fee we pay our Manager is dependent on the price of our common shares, which gives our Manager an incentive to maximize the value of our common shares. Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control.

Comprehensive Capital Raising and Financing Strategy

We believe our capital structure provides us with significant financial capacity and flexibility to fund our future growth. As a public company, we believe we have access to multiple sources of capital raising and financing. We have a $1 billion, secured revolving credit facility, or the SFH Facility, with an outstanding balance of approximately $574.1 million as of July 29, 2014. We also have a master repurchase agreement providing for a $500.0 million warehouse credit facility to finance the acquisition of pools or groups of mortgage loans secured by residential real property and related residential real property by us and our wholly-owned subsidiaries. The warehouse facility had an outstanding balance of approximately $267.5 million as of July 29, 2014. In addition, on July 7, 2014, we issued $230.0 million in aggregate principal amount of 3.00% Convertible Senior Notes due 2019, or the Notes. The sale of the Notes generated gross proceeds of $230.0 million and net proceeds of approximately $223.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses paid by us.

Our Portfolio

As of May 31, 2014, our portfolio consisted of 10,413 owned homes and homes underlying distressed and non-performing residential mortgage loans. Set forth below is additional information as of May 31, 2014 regarding homes included in our portfolio.

Location	Number of Homes(1)	Percent Leased	Average Acquisition Cost Per Home	Average Investment Per Home(2)	Aggregate Investment (in millions)	Average Home Size (square feet)	Weighted Average Age (years)
Atlanta	2,142	61.5%	$94,868	$115,875	$248.2	1,904	22
South Florida	1,648	85.7%	$132,569	$156,781	258.1	1,580	45
Houston	1,040	82.2%	$126,816	$139,915	145.5	2,067	29
Tampa Bay	909	78.8%	$106,758	$124,295	113.0	1,476	40
Dallas	800	74.5%	$123,434	$141,419	113.1	2,015	22
Chicago	417	72.9%	$121,660	$147,211	61.4	1,555	41
Southern California	324	77.8%	$236,091	$247,111	80.1	1,616	36
Denver	305	63.6%	$182,340	$210,732	64.3	1,498	30
Orlando	293	84.6%	$119,937	$138,018	40.4	1,670	37
Phoenix	246	80.5%	$140,433	$158,216	38.9	1,546	39
Northern California	233	92.7%	$216,239	$230,301	53.7	1,495	45
California Valley	43	95.3%	$224,747	$225,520	9.7	1,711	26
Las Vegas	42	100.0%	$155,717	$167,486	7.0	1,966	27

Total/Average	8,442	75.7%	$126,565	$146,134	$1,233.4	1,752	33

(1)	Excludes 234 homes that we did not intend to hold for the long term.
(2)	Includes acquisition costs and actual and estimated upfront renovation costs. Actual renovation costs may exceed estimated renovation costs, and we may acquire homes in the future with different characteristics that result in higher renovation costs.

Set forth below is additional information as of May 31, 2014 regarding our leasing experience with respect to homes included in our portfolio.

		Homes 90 Days Past Rent Ready			Homes Owned 180 Days or Longer
Location	Total Number of Homes(1)	Number of Homes	Percent Leased	Average Monthly Rent Per Leased Home	Number of Homes	Percent Leased	Average Monthly Rent Per Leased Home
Atlanta	2,142	1,158	94.7%	$1,134	1,071	89.7%	$1,136
South Florida	1,648	1,069	99.2%	$1,549	1,424	93.8%	$1,549
Houston	1,040	712	98.3%	$1,471	795	93.1%	$1,459
Tampa Bay	909	526	98.1%	$1,232	646	93.2%	$1,216
Dallas	800	447	99.1%	$1,420	457	96.5%	$1,404
Chicago	417	255	96.9%	$1,642	221	95.5%	$1,643
Southern California	324	218	94.5%	$1,798	213	95.3%	$1,825
Denver	305	136	99.3%	$1,701	141	97.9%	$1,713
Orlando	293	179	99.4%	$1,321	207	96.1%	$1,306
Phoenix	246	162	98.8%	$1,181	134	98.5%	$1,190
Northern California	233	181	100.0%	$1,710	185	98.9%	$1,692
California Valley	43	36	97.2%	$1,602	43	95.3%	$1,610
Las Vegas	42	35	100.0%	$1,294	41	100.0%	$1,288

Total/Average	8,442	5,114	97.6%	$1,406	5,578	93.7%	$1,414

(1)	Excludes 234 homes that we did not intend to hold for the long term.

Set forth below is additional information as of May 31, 2014 regarding distressed and non-performing residential mortgage loans included in our portfolio. As of May 31, 2014, the total purchase price of $289.5 million for our portfolio of distressed and non-performing residential mortgage loans was 61.1% of the BPO value.

	Total Loans							Rental Pool Assets(2)
Location	Loan Count	Total Purchase Price (in millions)	Total UPB (in millions)	Total BPO (in millions)	Weighted Average LTV(1)	Purchase Price as a Percentage of UPB	Purchase Price as a Percentage of BPO	Loan Count	Percent of Total Loans Per Location
Florida	694	$84.8	$176.7	$134.6	156.4%	48.0%	63.0%	352	62.6%
New York	167	33.2	65.5	65.9	114.9%	50.7%	50.4%	—	—
California	153	44.2	64.1	69.1	106.7%	68.9%	63.9%	97	17.3%
New Jersey	149	21.2	45.5	38.8	143.2%	46.7%	54.7%	—	—
Illinois	103	13.6	27.3	22.4	153.8%	49.9%	60.8%	61	10.9%
Maryland	100	17.6	31.7	26.3	135.4%	55.7%	67.1%	—	—
Pennsylvania	62	6.0	10.6	9.3	139.3%	56.6%	64.7%	—	—
Georgia	48	6.3	10.9	9.9	128.9%	57.9%	63.9%	28	5.0%
Other	495	62.6	101.2	97.5	118.7%	61.8%	64.1%	24	4.2%

Total/Average	1,971	$289.5	$533.5	$473.8	134.8%	54.3%	61.1%	562	100.0%

(1)	Weighted average LTV is based on the ratio of UPB to BPO weighted by UPB for each state as of the respective acquisition dates.
(2)	See “—Our Management Arrangements—Prime Joint Venture” for the definition of “Rental Pool Assets.”

For the period from June 1, 2014 to                     , 2014, we acquired an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $         million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. As of                     , 2014, we had contracted to acquire an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1)             homes under contract with an aggregate expected acquisition cost of $         million and (2) distressed and non-performing residential mortgage loans under contract with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

Our Financing Strategy

Subject to maintaining our status as a REIT, we intend to employ prudent leverage, to the extent available, to fund the acquisition of residential assets and to increase our potential return on shareholder equity. In determining to use leverage, our Manager assesses a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of our assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on refinancing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets. We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our total assets and are reviewed by our board of trustees at least quarterly. In determining whether our borrowings are reasonable in relation to our total assets, our board of trustees considers many factors, including, without limitation, the lending standards of government sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of residential assets, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (i.e., capitalization rates of our residential assets that exceed the interest rates on the related borrowings) and general market and economic conditions. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate.

Our $1 billion SFH Facility has an outstanding balance of approximately $574.1 million as of July 29, 2014. We also have a master repurchase agreement providing for a $500.0 million warehouse credit facility to finance the acquisition of pools or groups of mortgage loans secured by residential real property and related residential real property by us and our wholly-owned subsidiaries. The warehouse facility has an outstanding balance of approximately $267.5 million as of July 29, 2014. In addition, on July 7, 2014, we issued $230.0 million in aggregate principal amount of the Notes. The sale of the Notes generated gross proceeds of $230.0 million and net proceeds of approximately $223.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses paid by us.

Summary Risk Factors

You should consider carefully the risks in owning the Series A Preferred Shares discussed below and under the heading “Risk Factors.” If any of these risks occur, our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, could be materially and adversely affected. In that case, the market price of the Series A Preferred Shares could decline significantly, and you could lose all or a part of your investment.

•	We are employing a new and untested business model with a very limited track record, which may make our business difficult to evaluate.

•	We are a recently formed company with a very limited operating history, and we may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our shareholders.

•	We intend to continue to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent past, which could adversely impact anticipated yields.

•	We rely on Prime with respect to our distressed and non-performing residential mortgage loan acquisitions, and, if our relationship with Prime is terminated, we may not be able to replace Prime on favorable terms in a timely manner, or at all.

•	Our investments are and will continue to be concentrated in our target markets and in the single-family homes sector of the real estate industry, which exposes us to downturns in our target markets or in the single-family homes sector.

•	Competition in identifying and acquiring homes and distressed and non-performing residential mortgage loans could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

•	We face significant competition in the leasing market for quality residents, which may limit our ability to rent our homes on favorable terms or at all.

•	Mortgage loan modification programs and future legislative action may adversely affect the number of available homes and distressed and non-performing residential mortgage loans that meet our investment criteria.

•	Distressed and non-performing residential mortgage loans may have a particularly high risk of loss, and we cannot assure you that we will be able to generate attractive risk-adjusted returns.

•	The acquisition of homes or distressed and non-performing residential mortgage loans may be costly and unsuccessful, and, when acquiring portfolios of homes or distressed and non-performing residential mortgage loans, we may acquire some assets that we would not otherwise purchase (including loans that constitute “high-cost mortgages” or “higher-priced mortgage loans”).

•	The large supply of homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential residents.

•	The supply of distressed and non-performing residential mortgage loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement and the prices for distressed and non-performing residential mortgage loans may increase, which could materially and adversely affect us.

•	Our evaluation of homes and distressed and non-performing residential mortgage loans involves a number of assumptions that may prove inaccurate, which could result in us paying too much for any such assets we acquire or overvaluing such assets or such assets failing to perform as we expect.

•	Our leases are relatively short-term in nature, which exposes us to the risk that we may have to re-lease our rental homes frequently and we may be unable to do so on attractive terms, on a timely basis or at all.

•	We are dependent on Starwood Capital Group, including our Manager, and their key personnel who provide services to us, and we may not find a suitable replacement for our Manager or Starwood Capital Group if the Management Agreement is terminated, or for these key personnel if they leave Starwood Capital Group or otherwise become unavailable to us.

•	We may have conflicts of interest with Starwood Capital Group and Starwood Property Trust.

•	We may have other conflicts of interest with the Waypoint Manager and the Waypoint Legacy Funds.

•	The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

•	Our Manager’s operations are dependent upon Compass. The interruption of our Manager’s ability to use Compass may have an adverse impact on our business.

•	We expect to use leverage in executing our business and growth strategies, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders.

•	The Series A Preferred Shares are subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred shares and by other transactions.

•	There is no established trading market for the Series A Preferred Shares, listing on the NYSE does not guarantee a market for the Series A Preferred Shares, and the market price and trading volume of the Series A Preferred Shares may fluctuate significantly.

•	Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

•	Certain provisions of Maryland law could inhibit changes in control of us.

•	Our failure to qualify as a REIT in any taxable year would subject us to U.S. federal income tax and potentially state and local taxes, which would reduce the cash available for distribution to our shareholders.

•	We may recognize taxable income or gain that is unaccompanied by cash due to (1) our investment in distressed and non-performing residential mortgage loans and being required to accrue income with respect to such loans even in the absence of payments or (2) upon taking title to real property by foreclosure, deed in lieu of foreclosure or similar process. This may require us to borrow money or seek other sources of capital, the availability and amount of which cannot be assured, or engage in transactions in which we otherwise would not in order to generate the funds necessary to meet the REIT distribution requirements.

Our History and Organizational Structure

We were formed in May 2012 as a wholly-owned subsidiary of Starwood Property Trust. On January 31, 2014, Starwood Property Trust completed the Separation. Its stockholders received one of our common shares for every five shares of Starwood Property Trust common stock held at the close of business on January 24, 2014, and Starwood Property Trust no longer holds any of our common shares. In connection with the Separation, approximately 39.1 million of our common shares were issued.

We conduct our business through our operating partnership, in which we own, directly and indirectly, a 100% interest. Our wholly-owned subsidiary is the sole general partner of our operating partnership.

We are externally managed and advised by our Manager. Our Manager was formed as a Delaware limited liability company in June 2013. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman.

The following chart shows our structure after giving effect to this offering.

(1)	Excludes common shares and RSUs held by our Manager or affiliates of our Manager that are controlled by our trustees or officers. The common share percentages assume that outstanding RSUs have been settled in our common shares concurrently with the completion of this offering.
(2)	Starwood Capital Group Global, L.P. is controlled by Mr. Sternlicht, our chairman.
(3)	The holders of the class A interests in our Manager are entitled to vote on all matters on which members of our Manager are entitled to vote.
(4)	The holders of the class B interests in our Manager have voting or consent rights solely with respect to specific items. The holders of the class B interests are entitled to a percentage of any management fees paid to our Manager, which percentage may adjust over time based on the amount, if any, of incremental equity capital invested by us. The holders of the class B interests are also entitled to a portion of any consideration paid by us in connection with an internalization of our Manager, should one occur.
(5)	Excludes common shares and RSUs held by our trustees and executive officers. The common share percentages assume outstanding RSUs have been settled in our common shares concurrently with the completion of this offering.

Our Management Arrangements

Management Agreement with Our Manager

On January 31, 2014, we entered into the Management Agreement with our Manager. Pursuant to the Management Agreement, our Manager administers our business and growth strategies and performs certain services for us, subject to oversight by our board of trustees. Our Manager is responsible for, among other duties, (1) identifying homes and distressed and non-performing residential mortgage loans for acquisition, (2) acquiring homes and distressed and non-performing residential mortgage loans, (3) supervising its employees with respect to the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, (4) financing our acquisitions and activities related thereto and (5) providing us with investment advisory services. In addition, our Manager has an investment committee that oversees compliance with our investment policies, business and growth strategies and financing strategy.

The initial term of the Management Agreement ends on January 31, 2017, with automatic one-year renewal terms. Our independent trustees review our Manager’s performance annually, and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent trustees based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our Manager are unfair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent trustees. We will provide our Manager with 180 days’ prior written notice of such a termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the annualized base management fee, based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination. We may also terminate the Management Agreement at any time, including during the initial term, for cause without payment of any termination fee. During the initial three-year term of the Management Agreement, we may not terminate the Management Agreement except for cause. Our Manager may decline to renew the Management Agreement by providing us with 180 days prior written notice, in which case we would not be required to pay a termination fee. Our Manager is entitled to a termination fee upon termination of the Management Agreement by us without cause or termination by our Manager if we materially breach the Management Agreement.

The following table summarizes the fees and expense reimbursements that we will pay to our Manager.

Type	Description
Base management fee	We pay our Manager a base management fee calculated and payable quarterly in arrears in cash in an amount equal to one-fourth of 1.5% of the daily average of our adjusted equity market capitalization for the preceding quarter. For purposes of calculating the management fee, our adjusted equity market capitalization means: (1) the average daily closing price per common share during the relevant period, multiplied by (2) (a) the average number of our common shares and securities convertible into our common shares issued and outstanding during the relevant period, plus (b) the maximum number of our common shares issuable pursuant to outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire our common shares that are in the money on such date, or the common share

Type	Description
equivalents, minus (3) the aggregate consideration payable to us on the applicable date upon the redemption, exercise, conversion and/or exchange of any common share equivalents, plus (x) the average daily closing price per our preferred share during the relevant period, multiplied by (y) average number of our preferred shares issued and outstanding during the relevant period. For the three months ended March 31, 2014, the amount of the base management fee we incurred was $2.8 million.

Expense reimbursement	We are required to reimburse our Manager for certain expenses incurred by our Manager on our behalf or otherwise in connection with the operation of our business, including our allocable share of compensation paid to certain of our Manager’s officers and employees. In addition, pursuant to the terms of the Management Agreement, we are required to reimburse our Manager for the cost of legal, tax, consulting, auditing and other similar services rendered for us by our Manager’s personnel, provided that such costs are no greater than those that would be payable if the services were provided by an independent third party. The expense reimbursement is not subject to any dollar limitations. For the three months ended March 31, 2014, we incurred $11.9 million of reimbursable expenses.

Subsequent to the Separation, we pre-funded to our Manager $5 million in the aggregate for costs and expenses, or the pre-funded expenses. All of the pre-funded expenses have been credited to us against expenses incurred by our Manager on our behalf.

Termination fee	Termination fee equal to three times the annualized base management fee based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination.

The termination fee will be payable upon termination of the Management Agreement (1) by us without cause or (2) by our Manager if we materially breach the Management Agreement.

Internalization of Our Manager	At any time, and from time to time, Starwood Capital Group may (1) with the consent of the Waypoint Manager, or (2) after we raise incremental equity capital equal to or greater than $2.0 billion (including capital raised in this offering), subject to adjustment

Type	Description
under certain circumstances: in its sole discretion, present to our board of trustees for consideration and approval a proposal, or the internalization proposal, for us to acquire our Manager and its relevant affiliates engaged in our management from the equity holders thereof.

No purchase price to be paid in connection with the internalization of our Manager has been proposed at this time, and any such price will be determined in the future in connection with the applicable internalization proposal.

Any internalization proposal would be subject to negotiation and, in our discretion, rejection by us, and we will not be under any obligation to consider any particular proposal. Under any circumstance, acceptance of any internalization proposal will be conditioned upon (1) receipt by us of a fairness opinion from an investment banking firm of national reputation to the effect that the internalization consideration to be paid by us to the equity holders of our Manager will be fair, from a financial point of view, to the holders of our outstanding common shares (other than our Manager and its affiliates) and (2) the approval of the acquisition by (a) a special committee comprised solely of independent trustees of our board of trustees and (ii) our shareholders holding a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present.

No assurances can be given that we will internalize our Manager.

Investment Advisory Agreement

Our Manager, acting on our behalf, has entered into an investment advisory agreement with Starwood Capital Group Management, L.L.C., which is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Advisers Act. Pursuant to this agreement, through our Manager, we are provided with access to, among other things, Starwood Capital Group Management, L.L.C.’s investment advice regarding securities investments and Starwood Capital Group’s portfolio management, asset valuation, risk management and asset management services, as well as administration services addressing legal, compliance, investor relations and information technologies necessary for our operations, in exchange for a fee representing the Manager’s allocable cost for these services. All securities investment management services and advice with respect to our portfolio are made by the registered investment adviser, Starwood Capital Group Management, L.L.C. Our Manager does not provide any investment management services or investment advice to us with respect to securities. The fee paid by our Manager pursuant to this agreement does not constitute a reimbursable expense under the Management Agreement.

Acquisition Sourcing and Property Management Arrangements

Our Manager currently utilizes strategic relationships with regional and local partners to exclusively assist us in identifying individual home acquisition opportunities within our target parameters in our target markets. In addition, in certain markets where we do not own a large number of homes, our Manager utilizes strategic relationships with local property management companies that are recognized leaders in their markets to provide property management, rehabilitation and leasing services for our homes. Our Manager compensates our regional and local partners and property management companies directly based on negotiated market rates, and such compensation will constitute a reimbursable expense under the Management Agreement.

Prime Joint Venture

We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which owns all of our distressed and non-performing residential mortgage loans. Prime has contributed less than 1% of the cash equity to the joint venture, or the Prime Percentage Interest. Our distressed and non-performing residential mortgage loans are serviced by Prime’s team of asset managers or licensed third-party mortgage loan servicers. We have exclusive management decision making control with respect to various matters of the joint venture and control over all decisions of the joint venture through our veto power. We may elect, in our sole and absolute discretion, to delegate certain ministerial or day-to-day management rights related to the joint venture to employees, affiliates or agents of us or Prime.

We also have the exclusive right under the joint venture, exercisable in our sole and absolute discretion, to designate distressed and non-performing residential mortgage loans and homes as rental pool assets, or Rental Pool Assets. We will be liable for all expenses and benefit from all income from any Rental Pool Assets. The joint venture will be liable for all expenses and benefit from all income from all distressed and non-performing residential mortgage loans and homes not segregated into Rental Pool Assets, or Non-Rental Pool Assets. We have the exclusive right to transfer any Rental Pool Assets from the joint venture to us, and we intend to exercise such right with respect to any homes held by the joint venture that we, in our sole and absolute discretion, have determined not to sell through the joint venture. Prime earns a fee from us equal to 3% of the value (as determined pursuant to the joint venture agreement) of the distressed and non-performing residential mortgage loans and homes we designate as Rental Pool Assets and that are transferred to us.

In connection with the asset management services that Prime provides to the joint venture’s Non-Rental Pool Assets, the joint venture pays Prime a monthly asset management fee equal to 0.167% of the aggregate net asset cost to the joint venture of the then existing Non-Rental Pool Assets. Prime’s portion of all cash flow or income distributions from the joint venture with respect to Non-Rental Pool Assets is equal to: (1) Prime’s Percentage Interest until we and Prime realize through distributions a 10% internal rate of return, or IRR (as defined in the joint venture agreement); (2) 20% of any remaining distributable funds until we and Prime realize through distributions a cumulative 20% IRR; and (3) 30% of any remaining distributable funds. All other funds distributed by the joint venture with respect to Non-Rental Pool Assets are distributed to us.

Conflicts of Interest and Related Policies

Management

We are dependent on our Manager for our day-to-day management and do not and will not have any independent officers or employees. All of our executive officers are also executives of our Manager. These individuals, as well as other employees of our Manager on whom we rely, could make substantial profits as a result of opportunities or management resources allocated to entities other than us, and they may have greater financial incentives tied to the success of such entities than to us. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Starwood Capital Group or the Waypoint Manager, may reduce the time that our Manager and its officers and personnel spend managing us. The Management Agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The Waypoint Legacy Funds and the Waypoint Manager

The Waypoint Manager manages homes owned by the Waypoint Legacy Funds. The Waypoint Manager has agreed that the Waypoint Legacy Funds will not contract to acquire additional homes and will not acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint Legacy Fund funded solely using proceeds of sales of other homes owned by such Waypoint Legacy Fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. We did not acquire the Waypoint Legacy Funds or the assets thereof as part of our acquisition of the Waypoint platform; however, we did acquire 707 homes from Waypoint Fund XI, a fund managed by the Waypoint Manager, subsequent to the Separation. As a result, the Waypoint Manager, and thereby certain of our officers and trustees and members of our Manager’s executive team, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint Manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint Manager and us will be resolved in favor of our shareholders.

Our Manager has acquired the Waypoint platform but did not acquire the Waypoint Manager. Through one or more affiliates, the Waypoint Manager (1) is owned by certain members of our Manager’s executive team and other third parties and (2) is permitted to continue to manage the assets and properties of the Waypoint Legacy Funds and to collect and retain for the Waypoint Manager’s sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint Manager affiliates have been granted, during the duration of the Waypoint Legacy Funds’ existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint Legacy Funds, access to the employees that our Manager retained upon the completion of the Separation. The Waypoint Manager does not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint Manager or the Waypoint Legacy Funds, incurred by our Manager are either reimbursed by the Waypoint Manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint Manager. The fees that we pay to our Manager are not reduced in connection with any reimbursement of our Manager by the Waypoint Manager or the Waypoint Legacy Funds. Because the Waypoint Manager has access to the employees of our Manager, such employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios.

Current Co-Investment Rights and Obligations

Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, or a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

Our independent trustees periodically review our Manager’s, Starwood Capital Group’s and Starwood Property Trust’s compliance with the co-investment and allocation provisions described above, but they do not approve each co-investment by a Starwood Party and us unless the amount of capital we invest in the investment otherwise requires the review and approval of our independent trustees pursuant to our investment guidelines.

Exclusivity Provisions

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity’s and our availability of cash for investment.

Until January 31, 2017, except for activities related to the management of the Waypoint Legacy Funds, each of the Waypoint Parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

(1)

engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager’s respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the Separation that are substantially in competition with us, our Manager or the Waypoint platform including (a) soliciting any customer or prospective customer of us, our Manager or any of our or our Manager’s respective affiliates to purchase any goods or services sold by us, our Manager or any of our or our Manager’s respective affiliates, from anyone other than us, our Manager and our or our Manager’s respective affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint Party or GI Party from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

(2)	solicit, recruit or hire any of the members of our Manager’s executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches.

During the time that a GI Party designee serves on the board of directors of our Manager, each of the GI Parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI Parties has also agreed that, until June 30, 2017, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of our Manager’s executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause will not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches who responds to any such general solicitations or searches.

Transactions with Other Starwood Capital Group and Waypoint Related Entities

In order to avoid any actual or perceived conflicts of interest between our Manager, Starwood Capital Group, Starwood Property Trust, any of their affiliates or any investment vehicle sponsored or managed by Starwood Capital Group or any of its affiliates, which we refer to collectively as the Starwood related parties, or the Waypoint Manager, any of its affiliates or any investment vehicle sponsored or managed by the Waypoint Manager or any of its affiliates, which we refer to collectively as the Waypoint related parties, and us, the approval of a majority of our independent trustees is required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties.

REIT Qualification

We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2014. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, or the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and any income or gain derived through our taxable REIT subsidiaries, or TRSs, will be subject to U.S. federal corporate income taxes.

Restrictions on Ownership and Transfer

Subject to certain exceptions, our declaration of trust restricts ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest, in order to protect our status as a REIT for U.S. federal income tax purposes. See “Description of Shares—Restrictions on Ownership and Transfer.”

Our declaration of trust also prohibits any person from, among other matters:

•	beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

•	transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons;

•	beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•	beneficially or constructively owning or transferring our shares of beneficial interest if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our board of trustees, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions described above and as set forth in our declaration of trust and may establish or increase an excepted holder percentage limit for such person if our board of trustees obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT.

Our declaration of trust also provides that any ownership or purported transfer of our shares in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary and the purported owner or transferee acquiring no rights in such shares, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. If the transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Investment Company Act of 1940

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly-owned (and, in one case, over 99% owned) subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of “investment securities.” The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. We monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect that our distressed and non-performing residential mortgage loan owning subsidiaries will rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Mortgage loans that were fully and exclusively secured by real property are generally qualifying real estate assets for purposes of the exemption. All, or substantially all, of our distressed and non-performing residential mortgage loans are fully and exclusively secured by real property with a loan-to-value ratio of less than 100%. As a result, we believe our distressed and non-performing residential mortgage loans that are fully and exclusively secured by real property meet the definition of qualifying real estate assets. To the extent we own any distressed and non-performing residential mortgage loans with a loan-to-value ratio of greater than 100%, we may classify, depending on guidance from the SEC staff, such loans in whole as real estate-related assets or classify only the portion of the value of such loans that does not exceed the value of the real estate collateral as qualifying real estate assets and the excess as real estate-related assets.

In August 2011, the SEC issued a concept release pursuant to which they solicited public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretative guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. There can be no assurance, however, that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the exemption from registration as an investment company on which we rely, will not change in a manner that adversely affects our operations. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets, if any, to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in us holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold distressed and non-performing residential mortgage loans through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

See “Risk Factors—Risks Related to Our Organization and Structure—Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations.”

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These exemptions provide that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;

•	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and instead provide a reduced level of disclosure concerning executive compensation, and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

We will, in general, qualify as an “emerging growth company” until the earliest of:

•	the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act;

•	the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more;

•	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

•	the date on which we are deemed to be a “large accelerated filer,” which will occur at such time as we (1) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (2) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (3) have filed at least one annual report pursuant to the Exchange Act.

Our Corporate Information

Our principal executive offices are located at 1999 Harrison Street, Oakland, California, 94612, and our telephone number is (510) 250-2200. Our website is www.starwoodwaypoint.com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

The Offering

Securities Offered	shares of our % series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share ( shares if the underwriters exercise their option in full). We reserve the right to reopen this series and issue additional Series A Preferred Shares either through public or private sales at any time and from time to time.

Distributions	Holders of Series A Preferred Shares will be entitled to receive cumulative cash distributions on the Series A Preferred Shares at the rate of % per annum of the $25.00 per share liquidation preference (equivalent to $ per annum per share). Distributions on the Series A Preferred Shares will be payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first distribution on the Series A Preferred Shares sold in this offering will be paid on , 2014, and will be a pro rata distribution in the amount of $ per share. Distributions on the Series A Preferred Shares will accrue whether or not (i) we have earnings, (ii) there are funds legally available for the payment of such distributions and (iii) such distributions are authorized or declared.

No Maturity	The Series A Preferred Shares have no maturity date, and we are not required to redeem the Series A Preferred Shares. In addition, we are not required to set aside funds to redeem the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem them or, under circumstances where holders of the Series A Preferred Shares have a conversion right, such holders decide to convert them into our common shares.

Optional Redemption	We may not redeem the Series A Preferred Shares prior to , except as discussed below and in limited circumstances relating to our continuing qualification as a REIT. On and after , we may, at our option, redeem the Series A Preferred Shares, in whole, at any time, or in part, from time to time, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. Any partial redemption will be on a pro rata basis.

Special Optional Redemption	Upon the occurrence of a “Change of Control,” we may, at our option, redeem the Series A Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. If, prior to the Change of Control Conversion Date, we exercise our redemption right (whether our optional redemption right or our special optional redemption right) holders of the Series A Preferred Shares will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares entitling that person to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights	Upon the occurrence of a Change of Control, holders of the Series A Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Shares) to convert some or all of the Series A Preferred Shares held by such holder on the Change of Control Conversion Date into a number of our common shares equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series A Preferred Share to be converted plus the amount of any accrued and unpaid distributions to and including the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share distribution payment and prior to the corresponding Series A Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum), by (ii) the Common Share Price; and

•	(i.e., the Share Cap), subject to certain adjustments;

in each case, subject to provisions for the receipt of alternative consideration as described in this prospectus.

If, prior to the Change of Control Conversion Date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of the Series A Preferred Shares will not have any right to convert their Series A Preferred

Shares in connection with the Change of Control Conversion Right and any Series A Preferred Shares subsequently selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

To see how we define “Change of Control Conversion Date” and “Common Share Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of the Series A Preferred Shares—Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Liquidation Preference	If we voluntarily or involuntarily liquidate, dissolve or wind up, holders of the Series A Preferred Shares will have the right to receive $25.00 per share, plus any accrued and unpaid distributions to and including the date of payment, before any payments are made to the holders of our common shares or any other class or series of our shares of beneficial interest ranking junior to the Series A Preferred Shares rights in the event of our voluntary or involuntary liquidation, dissolution or winding up. The rights of holders of the Series A Preferred Shares to receive their liquidation preference will be subject to the proportionate rights of any other class or series of shares of beneficial interest ranking on parity with the Series A Preferred Shares in the event of our voluntary or involuntary liquidation, dissolution or winding up and junior to the rights of any class or series of shares of beneficial interest expressly designated as ranking senior to the Series A Preferred Shares in the event of our voluntary or involuntary liquidation, dissolution or winding up.

Ranking	The Series A Preferred Shares rank senior to our common shares and to any other class or series of our shares of beneficial interest that by their terms rank junior to the Series A Preferred Shares with respect to payments of distributions or amounts upon our liquidation, dissolution or winding up. The Series A Preferred Shares rank on parity with any future class or series of shares of beneficial interest that we may later authorize or issue and that by their terms are on parity with the Series A Preferred Shares. The Series A Preferred Shares rank junior to any class or series of shares of beneficial interest that we may later authorize or issue and that by their terms rank senior to the Series A Preferred Shares. Any such authorization or issuance would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares. Any convertible debt securities that we may issue are not considered to be shares of beneficial interest for these purposes. The Series A Preferred Shares are junior to all of our existing and future indebtedness.

Limited Voting Rights	Holders of Series A Preferred Shares generally have no voting rights. However, if we do not pay distributions on the Series A Preferred Shares for six or more quarterly periods, whether or not consecutive, the holders of the Series A Preferred Shares, voting as a class with the holders of any other class or series of shares of beneficial interest that has similar voting rights, will be entitled to vote at a special meeting called upon the request of at least % of such holders or at our next annual meeting and each subsequent annual meeting of shareholders for the election of two additional trustees to serve on our board of trustees until all unpaid distributions with respect to the Series A Preferred Shares and any other class or series of shares of beneficial interest, ranking on parity with the Series A Preferred Shares have been paid or declared and a sum sufficient for the payment thereof set aside for payment.

In addition, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares together with the holders of any other shares of any class or series of shares of beneficial interest ranking on parity with the Series A Preferred Shares with respect to the payment of distributions and distribution of assets in the event of our liquidation, dissolution or winding up (voting together as a single class) is required for us to authorize or issue any class or series of shares of beneficial interest ranking senior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up or to amend any provision of our declaration of trust so as to materially and adversely affect the terms of the Series A Preferred Shares. If the proposed declaration of trust amendment would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares disproportionately relative to any other class or series of shares of beneficial interest ranking on parity with the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting separately as a class, is also required.

Among other things, we may, without any vote of the holders of the Series A Preferred Shares, issue additional Series A Preferred Shares.

Information Rights

During any period we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series A Preferred Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC, pursuant to Section 13 or 15(d) under the Exchange Act if we were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing	We intend to file an application to list the Series A Preferred Shares on the NYSE under the symbol “SWAYPrA.” If the application is approved, we expect trading of the Series A Preferred Shares on the NYSE to commence within 30 days following initial delivery of the Series A Preferred Shares.

Restrictions on Ownership	Subject to certain exceptions, our declaration of trust and the articles supplementary creating the Series A Preferred Shares contain restrictions on ownership, including provisions that restrict ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding Series A Preferred Shares. Our declaration of trust also contains provisions that restrict ownership of more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common shares. These provisions may limit the ability of holders of Series A Preferred Shares to convert their Series A Preferred Shares into common shares. Our board of trustees may, in its discretion, exempt a person from the 9.8% ownership limits under certain circumstances. See “Description of Shares—Restrictions on Ownership and Transfer.”

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million (or $ million if the underwriters exercise their option to purchase additional Series A Preferred Shares in full), after deducting underwriting discounts and estimated offering expenses payable by us. We will contribute the net proceeds of this offering to our operating partnership in exchange for % Series A cumulative redeemable preferred units of partnership interest in our operating partnership, or the Series A Preferred units, with substantially the same terms as the Series A Preferred Shares. Our operating partnership intends to use the net proceeds from this offering to acquire additional homes and distressed and non-performing residential mortgage loans and for general corporate purposes (including repayment of indebtedness outstanding from time to time under our SFH Facility and our master repurchase agreement).

Affiliates of certain of the underwriters are lenders under our SFH Facility. To the extent that we use a portion of the net proceeds of this offering to repay indebtedness outstanding under our SFH Facility, such affiliates of the underwriters will receive their proportionate share of any amount of our SFH Facility that is repaid with the net proceeds of this offering. See “Use of Proceeds.”

Risk Factors	Investing in the Series A Preferred Shares involves a high degree of risk. See “Risk Factors.

Summary Selected Financial Information

The following presents summary selected historical consolidated financial data as of March 31, 2014, December 31, 2013 and December 31, 2012 and for the three months ended March 31, 2014 and March 31, 2013, the year ended December 31, 2013 and the period from May 23, 2012 (inception) through December 31, 2012 and selected portfolio data as of March 31, 2014, December 31, 2013 and December 31, 2012. The summary selected historical consolidated financial data presented below under the captions “Consolidated Statements of Operations Data” and “Consolidated Balance Sheets Data” (1) as of and for the year ended December 31, 2013, as of December 31, 2012 and for the period from May 23, 2012 (inception) through December 31, 2012 have been derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus, and (2) as of and for the three months ended March 31, 2014 and for the three months ended March 31, 2013 have been derived from our unaudited consolidated financial statements, which are incorporated by reference into this prospectus. You should read the following summary selected historical information in conjunction with “Selected Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

Consolidated Statements of Operations Data (in thousands, except share and per share data)

	Three months ended March 31, 2014	Three months ended March 31, 2013	Year ended December 31, 2013(1)	Period from May 23, 2012 (inception) through December 31, 2012(1)
Revenues
Rental revenues	$13,765	$1,124	$16,793	$431
Other property revenues	479	41	311	11
Gain on non-performing loans, net	1,843	359	5,139	75
Gain on loan conversions, net	5,414	—	8,624	—

Total revenues	21,501	1,524	30,867	517
Expenses
Property operating and maintenance	6,032	394	13,541	658
Real estate taxes and insurance	3,143	623	5,049	184
Mortgage loan servicing costs	4,882	—	6,065	—
Non-performing loan management fees and expenses	2,006	1,006	3,378	187
General and administrative	5,815	1,454	14,530	1,295
Investment management fees	2,757	—	—	—
Separation costs	3,543	—	2,652	—
Acquisition pursuit costs and property management engagement costs	554	655	2,816	2,379
Interest expense, including amortization	1,500	—	—	—
Depreciation and amortization	5,473	657	6,115	213
Impairment of real estate	834	55	1,174	459

Total expenses	36,539	4,844	55,320	5,375

Operating loss	(15,038)	(3,320)	(24,453)	(4,858)

Other income (expense)
Gain (loss) on sales of investments in real estate, net	(145)	87	1,221	586

Total other income (expenses)	(145)	87	1,221	586

	Three months ended March 31, 2014	Three months ended March 31, 2013	Year ended December 31, 2013(1)	Period from May 23, 2012 (inception) through December 31, 2012(1)
Loss before income taxes	(15,183)	(3,233)	(23,232)	(4,272)
Income tax expense	135	162	252	152

Net loss	(15,318)	(3,395)	(23,484)	(4,424)
Net loss attributable to non-controlling interests	10	6	60	—

Net loss attributable to common shareholders	$(15,308)	$(3,389)	$(23,424)	$(4,424)

Weighted average shares outstanding—basic and diluted(2)	39,110,969	39,110,969	39,110,969	39,110,969
Net loss per common share
Basic and diluted	$(0.39)	$(0.09)	$(0.60)	$(0.11)

(1)	Effective the first quarter of 2014, we reclassified prior period revenue related to our non-performing residential mortgage loans operating segment in the consolidated statements of operations to conform to the current period’s presentation. Further, we reclassified certain prior year expenses related to the Separation as well as certain third-party fees in the consolidated statements of operations to conform to the current period’s presentation. These reclassifications had no impact on previously reported results of operations or net loss per common share.
(2)	Weighted average shares outstanding—basic and diluted for periods prior to the Separation reflect shares outstanding as of the completion of the Separation.

Consolidated Balance Sheets Data (in thousands)

	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012
Investment in real estate, net	$1,107,911	$749,353	$99,401
Non-performing loans	298,202	214,965	68,106
Cash and cash equivalents	98,622	44,613	8,152
All other assets	46,785	9,477	6,322

Total assets	1,551,520	1,018,408	181,981
Total liabilities	446,355	26,352	1,521

Total equity	$1,105,165	$992,056	$180,460

Selected Portfolio Data

	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012
Total properties owned	7,358	5,471	826
Total cost basis of properties owned, net (in thousands)	$1,107,911	$749,353	$99,401
Total loans owned	2,095	1,714	482
Total cost basis of loans owned (in thousands)	$298,202	$214,965	$68,106

RISK FACTORS

Investing in the Series A Preferred Shares involves a high degree of risk. You should consider carefully the following risk factors and all other information contained and incorporated by reference in this prospectus before making a decision to invest in the Series A Preferred Shares. If any of the following risks occur, our business, financial condition, liquidity, results of operations or prospect, as well as our ability to make distributions to our shareholders, could be materially and adversely affected. In that case you could lose all or a part of the value of your investment in the Series A Preferred Shares. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section in this prospectus entitled “Forward-Looking Statements.”

Risks Related to Our Business, Properties and Growth Strategies

We are employing a new and untested business model with a very limited track record, which may make our business difficult to evaluate.

Until recently, the single-family rental business consisted primarily of private and individual investors in local markets and was managed individually or by small, local property management companies. Our investment strategy involves purchasing a large number of homes and distressed and non-performing residential mortgage loans and leasing homes to suitable residents. No peer companies exist with an established track record to enable us to predict whether our investment strategy can be implemented successfully over time. It will be difficult for you to evaluate our potential future performance without the benefit of established track records from companies implementing a similar investment strategy. We may encounter unanticipated problems implementing our investment strategy, which may materially and adversely affect us and cause the value of the Series A Preferred Shares and our common shares to decline. We can provide no assurance that we will be successful in implementing our investment strategy or that we will be successful in achieving our objective of generating attractive risk-adjusted returns for our common shareholders.

We are a recently formed company with a very limited operating history, and we may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our shareholders.

We were formed in May 2012 and have a very limited operating history. We cannot assure you that we will be able to operate our business successfully or implement our operating policies and business and growth strategies as described in this prospectus. Our Manager’s executive team only began managing the particular assets in our portfolio upon the completion of the Separation on January 31, 2014. In addition, our Manager significantly changed the way our operations are managed upon the completion of the acquisition of the Waypoint platform on January 31, 2014. As a result, an investment in the Series A Preferred Shares may entail more risk than an investment in the securities of a real estate company with a substantial operating history. If we are unable to operate our business successfully, we would not be able to generate sufficient cash flow to make or sustain distributions to our shareholders, and our shareholders could lose all or a portion of the value of their investment in the Series A Preferred Shares. Our ability to successfully operate our business and implement our operating policies and investment strategy depends on many factors, including:

•	the availability of, and our ability to identify, attractive acquisition opportunities consistent with our investment strategy;

•	our ability to contain renovation, maintenance, marketing and other operating costs for our homes;

•	our ability to maintain high occupancy rates and target rent levels;

•	our ability to compete with other investors entering the single-family sector;

•	costs that are beyond our control, including title litigation, litigation with residents or resident organizations, legal compliance, real estate taxes, homeowners’ association, or HOA, fees and insurance;

•	judicial and regulatory developments affecting landlord-resident relations that may affect or delay our ability to dispossess or evict occupants or increase rents;

•	judicial and regulatory developments affecting banks’ and other mortgage holders’ ability to foreclose on delinquent borrowers;

•	reversal of population, employment or homeownership trends in target markets;

•	interest rate levels and volatility, such as the accessibility of short-and long-term financing on desirable terms; and

•	economic conditions in our target markets, including changes in employment and household earnings and expenses, as well as the condition of the financial and real estate markets and the economy generally.

In addition, we face significant competition in acquiring attractive properties on advantageous terms, and the value of homes and distressed and non-performing residential mortgage loans that we acquire may decline substantially after we purchase them.

We intend to continue to rapidly expand our scale of operations and make acquisitions even if the rental and housing markets are not as favorable as they have been in recent past, which could adversely impact anticipated yields.

Our long-term growth depends on the availability of acquisition opportunities within our target parameters in our target markets at attractive pricing levels. We believe various factors and market conditions have made single-family assets available for purchase at prices that are below replacement costs. We expect that in the future housing prices will stabilize and return to more normalized levels and therefore future acquisitions may be more costly. There are many factors that may cause a recovery in the housing market that would result in future acquisitions becoming more expensive and possibly less attractive than recent past and present opportunities, including:

•	improvements in the overall economy and job market;

•	a resumption of consumer lending activity and greater availability of consumer credit;

•	improvements in the pricing and terms of mortgage-backed securities;

•	the emergence of increased competition for single-family assets from private investors and entities with similar investment objectives to ours; and

•	tax or other government incentives that encourage homeownership.

We have not adopted and do not expect to adopt a policy of making future acquisitions only if they are accretive to existing yields and distributable cash. We plan to continue acquiring homes and distressed and non-performing residential mortgage loans as long as we believe such assets offer an attractive total return opportunity. Accordingly, future acquisitions may have lower yield characteristics than recent past and present opportunities, and, if such future acquisitions are funded through equity issuances, the yield and distributable cash per share will be reduced, and the value of the Series A Preferred Shares and our common shares may decline.

We rely on Prime with respect to our distressed and non-performing residential mortgage loan acquisitions, and, if our relationship with Prime is terminated, we may not be able to replace Prime on favorable terms in a timely manner, or at all.

Prime, in accordance with our instructions (which are based in part on the use of certain of our Manager’s analytic tools), identifies potential distressed and non-performing residential mortgage loan acquisitions for our joint venture with Prime and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. Maintaining our relationship with Prime will be critical for us to effectively run our business. Our Manager may not be successful in maintaining our relationship with Prime. If our partnership with Prime terminates and our Manager is unable to obtain a replacement or if Prime fails to provide quality services with respect to our distressed and non-performing residential mortgage loans, our ability to acquire, resolve or dispose of our distressed and non-performing residential mortgage loans would be adversely affected, which would have a material adverse effect on us and cause the value of the Series A Preferred Shares and our common shares to decline.

Our investments are and will continue to be concentrated in our target markets and in the single-family homes sector of the real estate industry, which exposes us to downturns in our target markets or in the single-family homes sector.

Our investments in homes and distressed and non-performing residential mortgage loans are and will continue to be concentrated in our target markets and in the single-family homes sector of the real estate industry. A downturn or slowdown in the rental demand for single-family housing caused by adverse economic, regulatory or environmental conditions, or other events, in our target markets may have a greater impact on the value of our homes and distressed and non-performing residential mortgage loans or our operating results than if we had more fully diversified our investments. While we have limited experience in this sector, we believe that there may be some seasonal fluctuations in rental demand with demand higher in the spring and summer than in the fall and winter. Such seasonal fluctuations may impact our operating results.

In addition to general, regional, national and international economic conditions, our operating performance will be impacted by the economic conditions in our target markets. A significant portion of our portfolio is located in Florida, Georgia and Texas, although we have made, and/or intend to pursue, acquisitions in other states as well, including Illinois, Colorado, California and Arizona. We base a substantial part of our business plan on our belief that homes and distressed and non-performing residential mortgage loans values and operating fundamentals for homes in these markets will improve significantly over the next several years. However, each of these markets experienced substantial economic downturns in recent years and could experience similar or worse economic downturns in the future. We can provide no assurance as to the extent homes and distressed and non-performing residential mortgage loans values and operating fundamentals in these markets will improve, if at all. If the recent economic downturn in these markets persists or if we fail to accurately predict the timing of economic improvement in these markets, the value of our homes and distressed and non-performing residential mortgage loans could decline and our ability to execute our business plan may be adversely affected, which could adversely affect us and cause the value of the Series A Preferred Shares and our common shares to decline.

Competition in identifying and acquiring homes and distressed and non-performing residential mortgage loans could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.

Our profitability will depend, to a large extent, on our ability to acquire homes on an individual basis and/or in portfolios and distressed and non-performing residential mortgage loans at attractive prices that we can successfully convert into rental homes. Traditionally, foreclosed homes and loans in respect of homes in pre-foreclosure were sold individually to private home buyers and small scale investors. The entry into this market of large, well-capitalized institutional investors, including us, is a relatively recent trend, which we expect to intensify in the near future. Several other REITs and private funds have recently deployed, or are expected to deploy, significant amounts of capital to the acquisition of homes and may have investment objectives that overlap with ours. In acquiring our homes and distressed and non-performing residential mortgage loans, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies, single-family home rental companies and other entities. Many of our competitors are larger and have considerably greater financial, technical, leasing, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments and may not be subject to the operating constraints associated with qualification for taxation as a REIT, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of homes and distressed and non-performing residential mortgage loans that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows. As a result, there can be no assurance that we will be able to identify and finance investments that are consistent with our investment objective or to achieve positive investment results, and our failure to accomplish any of the foregoing could have a material adverse effect on us and cause the value of the Series A Preferred Shares and our common shares to decline.

We face significant competition in the leasing market for quality residents, which may limit our ability to rent our homes on favorable terms or at all.

Our homes face substantial competition for suitable residents. Competing homes may be newer, better located and more attractive to residents. Potential competitors may have lower rates of occupancy than we do and/or may have superior access to capital and other resources, which may result in competing owners more easily locating residents and leasing available housing at lower rents than we might offer at our homes. This competition may affect our ability to attract and retain residents and may reduce the rents we are able to charge. We could also be adversely affected by any overbuilding or high vacancy rates of homes in markets where we acquire homes, which could result in an excess supply of homes and reduce occupancy and rental rates. In addition, if improvements in the economy and housing market permit would-be buyers, who had turned to the rental market, to acquire homes, we may experience increased difficulty in locating a sufficient number of suitable residents to lease our homes. No assurance can be given that we will be able to attract and retain suitable residents. If we are unable to lease our homes to suitable residents, we would be adversely affected and the value of the Series A Preferred Shares and our common shares could decline.

The large supply of homes becoming available for purchase as a result of the heavy volume of foreclosures, combined with low residential mortgage rates, may cause some potential renters to seek to purchase residences rather than lease them and, as a result, cause a decline in the number and quality of potential residents.

The large supply of foreclosed homes, along with low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has made home ownership more affordable and more accessible for potential renters who have strong credit. These factors may encourage potential renters to purchase residences rather than lease them, thereby causing a decline in the number and quality of potential residents available to us.

The supply of distressed and non-performing residential mortgage loans may decline over time as a result of higher credit standards for new loans and/or general economic improvement and the prices for distressed and non-performing residential mortgage loans may increase, which could materially and adversely affect us.

As a result of the economic crisis in 2008, there has been an increase in supply of distressed and non-performing residential mortgage loans available for sale. However, in response to the economic crisis, the origination of jumbo, subprime, Alt-A and second lien residential mortgage loans has dramatically declined as lenders have increased their standards of credit-worthiness in originating new loans and fewer homeowners may go into distressed or non-performing status on their residential mortgage loans. In addition, the prices at which distressed and non-performing residential mortgage loans can be acquired may increase due to the entry of new participants into the distressed loan marketplace or a lower supply of distressed and non-performing residential mortgage loans in the marketplace. For these reasons, along with the general improvement in the economy, the supply of distressed and non-performing residential mortgage loans that we may acquire may decline over time, and such decline could materially and adversely affect us.

Mortgage loan modification programs and future legislative action may adversely affect the number of available homes and distressed and non-performing residential mortgage loans that meet our investment criteria.

The U.S. government, through the Federal Reserve, the Federal Housing Administration and the Federal Deposit Insurance Corporation, or FDIC, has implemented a number of programs designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures, including the Home Affordable Modification Program, which seeks to provide relief to homeowners whose mortgages are in or may be subject to foreclosure, and the Home Affordable Refinance Program, which allows certain borrowers who are underwater on their mortgage but current on their mortgage payments to refinance their loans. Several states, including states in which our current target markets are located, have adopted or are considering similar legislation. These programs and other loss mitigation programs may involve, among other things, modifying or refinancing mortgage loans or providing homeowners with additional relief from loan foreclosures. Such loan modifications and other measures are intended and designed to lead to fewer foreclosures and may decrease the supply of homes and distressed and non-performing residential mortgage loans that meet our investment criteria.

The pace of residential foreclosures is subject to numerous factors. Recently, there has been a backlog of foreclosures due to a combination of volume constraints and legal actions, including those brought by the U.S. Department of Justice, or DOJ, the Department of Housing and Urban Development, or HUD, and State Attorneys General against mortgage servicers alleging wrongful foreclosure practices. Financial institutions also have been subjected to regulatory restrictions and limitations on foreclosure activity by the FDIC. Legal claims brought or threatened by DOJ, HUD and 49 State Attorneys General against the five largest residential mortgage servicers in the country were settled in 2012. As part of this approximately $25.0 billion settlement, a portion of the settlement funds will be directed to homeowners seeking to avoid foreclosure through mortgage modifications, and servicers are required to adopt specified measures to reduce mortgage obligations in certain situations. It is expected that the settlement will help many homeowners to avoid foreclosures that would otherwise have occurred in the near term, and with lower monthly payments and mortgage debts, for years to come. It is also foreseeable that other residential mortgage servicing companies that were not among the five included in the initial $25.0 billion settlement will agree to similar settlements that will further reduce the supply of homes in the process of foreclosure or distressed and non-performing residential mortgage loans.

In addition, numerous federal and state legislatures have considered, proposed or adopted legislation to constrain foreclosures, or may do so in the future. The Dodd-Frank Act also created the Consumer Financial Protection Bureau, which supervises and enforces federal consumer protection laws as they apply to banks, credit unions, and other financial companies, including mortgage servicers. It remains uncertain as to whether any of these measures will have a significant impact on foreclosure volumes or what the timing of that impact would be. If foreclosure volumes were to decline significantly, we would expect real estate owned inventory levels to decline or to grow at a slower pace, which would make it more difficult to find target assets at attractive prices and might constrain our growth or reduce our long-term profitability. Also, the number of families seeking rental housing might be reduced by such legislation, reducing rental housing demand in our target markets.

Each state has its own laws governing the procedures to foreclose on mortgages and deeds of trust, and states generally require strict compliance with these laws in both judicial and non-judicial foreclosures. Recently, courts and administrative agencies have been more actively involved in enforcing state laws governing foreclosures, and in some circumstances have imposed new rules and requirements regarding foreclosures. Some courts have delayed or prohibited foreclosures based on alleged failures to comply with proper transfers of title, notice, identification of parties in interest, documentation and other legal requirements. The increase in the number of foreclosures since 2007 has led legislatures in many states to consider modifications to foreclosure laws to restrict and reduce foreclosures. For example, in 2012, California enacted a law imposing new limitations on foreclosures while a request for a loan modification is pending. Further, foreclosed owners and their legal representatives, including some prominent and well-financed law firms, have brought litigation questioning the validity and finality of foreclosures that have already occurred. These developments may slow or reduce the supply of foreclosed homes and distressed and non-performing residential mortgage loans available to us for purchase and may call into question the validity of our title to homes acquired at foreclosure, or result in rescission rights or other borrower remedies, which could result in a loss of a home purchased by us, an increase in litigation and property maintenance costs incurred with respect to homes obtained through foreclosure, or delays in stabilizing and leasing such homes promptly after acquisition.

Compliance with governmental laws, regulations and covenants that are applicable to our homes may adversely affect our business and growth strategies.

Rental homes are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, restrictions and restrictive covenants imposed by community developers, may restrict our use of our homes and may require us to obtain approval from local officials or community standards organizations at any time with respect to our homes, including prior to acquiring any of our homes or when undertaking renovations of any of our existing homes. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our business and growth strategies may be materially and adversely affected by our ability to obtain permits, licenses and approvals. Our failure to obtain such permits, licenses and approvals could have a material adverse effect on us and cause the value of the Series A Preferred Shares and our common shares to decline.

Distressed and non-performing residential mortgage loans may have a particularly high risk of loss, and we cannot assure you that we will be able to generate attractive risk-adjusted returns.

In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Under current market conditions, it is likely that many of these loans will have current loan-to-value ratios in excess of 100%, meaning the amount owed on the loan exceeds the value of the underlying real estate. Further, the borrowers on such loans may be in economic distress and/or may have become unemployed, bankrupt or otherwise unable or unwilling to make payments when due. If we are not able to convert these loans into homes, dispose of these loans or address the issues concerning these loans or if we are unable to do so without significant expense, we may incur significant losses. There are no limits on the percentage of distressed and non-performing residential mortgage loans we may hold. Any loss we incur may be significant and could have a material adverse effect on us and cause the value of the Series A Preferred Shares and our common shares to decline.

Our profitability with respect to distressed and non-performing residential mortgage loans will often depend on our ability to rapidly convert these loans into income generating homes through the foreclosure process, which can be an expensive and lengthy process. See “—Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments.”

In addition, certain distressed and non-performing residential mortgage loans that we acquire may have been originated by financial institutions that are or may become insolvent, suffer from serious financial stress or are no longer in existence. As a result, the standards by which such loans were originated, the recourse to the selling institution and/or the standards by which such loans are being serviced or operated may be adversely affected. Further, loans on homes operating under the close supervision of a mortgage lender are, in certain circumstances, subject to certain additional potential liabilities that may exceed the value of our investment.

Whole loan mortgages are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies) and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could have a material adverse effect on us.

If we find it necessary to liquidate distressed and non-performing residential mortgage loans for any reason, we may experience losses upon the sale of these investments. We cannot predict whether we will be able to sell the loans for the prices or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find willing purchasers and to close the sale of loans. If we are unable to sell loans when we determine to do so or if we are prohibited from doing so, we could be materially and adversely affected.

In addition, the federal government and numerous state governments have enacted various consumer protection laws and regulations that are designed to discourage predatory lending and servicing practices, including laws and regulations related to “high-cost mortgages” and “higher-priced mortgage loans” supervised and enforced by the Consumer Financial Protection Bureau. Violation of such consumer protection laws by the originators or servicers of the distressed and non-performing residential mortgage loans we acquire could subject us as an assignee or, after acquisition, servicer to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against assignees and servicers of high cost mortgage loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If we are found to have violated such consumer protection laws, we could suffer reputational damage and incur losses that could materially and adversely impact our business, financial condition and results of operations.

The acquisition of homes or distressed and non-performing residential mortgage loans may be costly and unsuccessful, and, when acquiring portfolios of homes or distressed and non-performing residential mortgage loans, we may acquire some assets that we would not otherwise purchase (including loans that constitute “high-cost mortgages” or “higher-priced mortgage loans”).

Our primary strategy is to acquire homes through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. When acquiring homes on an individual basis through foreclosure sales or other transactions, these acquisitions of homes may be costly and may be less efficient than acquisitions of portfolios of homes. Alternatively, portfolio acquisitions are more complex than single-home acquisitions, and we may not be able to implement this strategy successfully. The costs involved in locating and performing due diligence (when feasible) on portfolios of homes or distressed and non-performing residential mortgage loans as well as negotiating and entering into transactions with potential portfolio sellers could be significant, and there is a risk that either the seller may withdraw from the entire transaction for failure to come to an agreement or the seller may not be willing to sell us the portfolio on terms that we view as favorable. In addition, a seller may require that a group of homes or distressed and non-performing residential mortgage loans be purchased as a package even though we may not want to purchase certain individual assets in the portfolio. For example, in connection with acquiring a group of distressed and non-performing residential mortgage loans, one or more such loans may constitute a high-cost mortgage or higher-priced mortgage loan. Such loans may have failed to comply with applicable consumer protection laws when originated or while being serviced prior to our acquisition. Although we attempt to modify such loans, we may not be able to do so effectively or at all, which could pose operational, reputational and legal risks that may materially and adversely affect us. As of the date of this prospectus, our portfolio of approximately 3,400 distressed and non-performing residential mortgage loans included less than 50 high-cost mortgages and higher-priced mortgage loans.

If we acquire a portfolio of leased homes, to the extent the management and leasing of such homes has not been consistent with our property management and leasing standards, we may be subject to a variety of risks, including risks relating to the condition of the properties, the credit quality and employment stability of the residents and compliance with applicable laws, among others. In addition, financial and other information provided to us regarding such portfolios during our due diligence may be inaccurate, and we may not discover such inaccuracies until it is too late to seek remedies against such sellers. To the extent we timely pursue such remedies, we may not be able to successfully prevail against the seller in an action seeking damages for such inaccuracies. If we conclude that certain assets purchased in bulk portfolios do not fit our target investment criteria, we may decide to sell these assets, which could take an extended period of time and may not result in a sale at an attractive price.

Our evaluation of homes and distressed and non-performing residential mortgage loans involves a number of assumptions that may prove inaccurate, which could result in us paying too much for any such assets we acquire or overvaluing such assets or such assets failing to perform as we expect.

In determining whether particular homes and distressed and non-performing residential mortgage loans meet our investment criteria, we make a number of assumptions, including, in the case of homes, assumptions related to estimated time of possession and estimated renovation costs and time frames, annual operating costs, market rental rates and potential rent amounts, time from purchase to leasing and resident default rates. These assumptions may prove inaccurate. As a result, we may pay too much for homes or distressed and non-performing residential mortgage loans we acquire or overvalue such assets, or our homes and distressed and non-performing residential mortgage loans may fail to perform as we expect. Adjustments to the assumptions we make in evaluating potential purchases may result in fewer homes or distressed and non-performing residential mortgage loans qualifying under our investment criteria, including assumptions related to our ability to lease homes or foreclose on distressed and non-performing residential mortgage loans we have purchased. Reductions in the supply of homes or distressed and non-performing residential mortgage loans that meet our investment criteria may adversely affect our ability to implement our investment strategy and operating results.

Furthermore, the homes that we acquire vary materially in terms of time to possession, renovation, quality and type of construction, location and hazards. Our success depends on our ability to acquire homes that can be quickly possessed, renovated, repaired, upgraded and rented with minimal expense and maintained in rentable condition. Our ability to identify and acquire such homes is fundamental to our success. In addition, the recent market and regulatory environments relating to homes and residential mortgage loans have been changing rapidly, making future trends difficult to forecast. For example, an increasing number of homeowners now wait for an eviction notice or eviction proceedings to commence before vacating foreclosed premises, which significantly increases the time period between the acquisition of, and the leasing of, a home. Such changes affect the accuracy of our assumptions and, in turn, may adversely affect us.

Purchasing homes through the foreclosure auction process will subject us to significant risks that could adversely affect us.

Our business plan involves acquiring homes through the foreclosure auction process simultaneously in a number of markets, which involves monthly foreclosure auctions on the same day of the month in certain markets. As a result, we are only able to visually inspect properties from the street and must purchase these homes without a contingency period and in “as is” condition with the risk that unknown defects in the property may exist. We also may encounter unexpected legal challenges and expenses in the foreclosure process. Upon acquiring a new home, we may have to evict residents who are in unlawful possession before we can secure possession and control of the home. The holdover occupants may be the former owners or residents of a property, or they may be squatters or others who are illegally in possession. Securing control and possession from these occupants can be both costly and time-consuming.

Further, when acquiring properties on an “as is” basis, title commitments are often not available prior to purchase, and title reports or title information may not reflect all senior liens, which may increase the possibility of acquiring homes outside predetermined acquisition and price parameters, purchasing residences with title defects and deed restrictions, HOA restrictions on leasing or underwriting or purchasing the wrong residence. The policies, procedures and practices we implement to assess the state of title and leasing restrictions prior to purchase may not be effective, which could lead to a material if not complete loss on our investment in such homes. For homes we acquire through the foreclosure auction process, we do not obtain title commitments prior to purchase, and we are not able to perform the type of title review that is customary in acquisitions of real property. As a result, our knowledge of potential title issues will be limited, and no title insurance protection will be in place. This lack of title knowledge and insurance protection may result in third parties having claims against our title to such homes that may materially and adversely affect the values of the homes or call into question the validity of our title to such homes. Without title insurance, we are fully exposed to, and would have to defend ourselves against, such claims. Further, if any such claims are superior to our title to the home we acquired, we risk loss of the home purchased. Any of these risks could materially and adversely affect us.

Homes that are being sold through short sales or foreclosure sales are subject to risks of theft, mold, infestation, vandalism, deterioration or other damage that could require extensive renovation prior to renting and adversely impact operating results.

When a home is put into foreclosure due to a default by the homeowner on its mortgage obligations or the value of the home is substantially below the outstanding principal balance on the mortgage and the homeowner decides to seek a short sale, the homeowner may abandon the home or cease to maintain the home as rigorously as the homeowner normally would. Neglected and vacant homes are subject to increased risks of theft, mold, infestation, vandalism, general deterioration and other maintenance problems that may persist without appropriate attention and remediation. If we begin to purchase a large volume of homes in bulk sales and are not able to inspect them immediately before closing on the purchase, we may purchase properties that may be subject to these problems, which may result in maintenance and renovation costs and time frames that far exceed our estimates. These circumstances could substantially impair our ability to quickly renovate and lease such homes in a cost efficient manner or at all, which would adversely impact our operating results.

We may not be permitted to perform on-site inspections of homes in a bulk portfolio sale until we acquire such assets, and we may face unanticipated costly repairs at such homes.

When we acquire a portfolio of homes or distressed and non-performing residential mortgage loans, we may not be permitted, or it may not be feasible for us, to perform on-site inspections of all or any of the homes in the portfolio (or underlying the loans in the portfolio) prior to our acquisition of the portfolio. As a result, the value of any such homes or distressed and non-performing residential mortgage loans could be lower than we anticipated at the time of acquisition, and/or such homes could require substantial and unanticipated renovations prior to their conversion into rental homes.

Contingent or unknown liabilities could adversely affect our financial condition, cash flows and operating results.

We may acquire homes that are subject to contingent or unknown liabilities, including liabilities for or with respect to liens attached to homes, unpaid real estate tax, utilities or HOA charges for which a subsequent owner remains liable, clean-up or remediation of environmental conditions or code violations, claims of customers, vendors or other persons dealing with the acquired entities and tax liabilities, among other things. Purchases of homes acquired at auction, in short sales, from lenders or in bulk purchases typically involve few or no representations or warranties with respect to the homes. In each case, our acquisition may be without any, or with only limited, recourse against the sellers with respect to unknown liabilities or conditions. As a result, if any such liability were to arise relating to our homes, or if any adverse condition exists with respect to our homes that is in excess of our insurance coverage, we might have to pay substantial amounts to settle or cure it, which could adversely affect our financial condition, cash flows and operating results.

In addition, the homes we acquire may be subject to covenants, conditions or restrictions that restrict the use or ownership of such homes, including prohibitions on leasing or requirements to obtain the approval of HOAs prior to leasing. We may not discover such restrictions during the acquisition process, and such restrictions may adversely affect our ability to utilize such homes as we intend.

Vacant homes could be difficult to lease, which could adversely affect our revenues.

The homes we acquire may often be vacant at the time of closing and we may not be successful in locating residents to lease the individual homes that we acquire as quickly as we had expected or at all. Even if we are able to place residents as quickly as we had expected, we may incur vacancies in the future and may not be able to re-lease those homes without longer-than-assumed delays. If vacancies continue for a longer period of time than we expect or indefinitely, we may suffer reduced revenues, which may have a material adverse effect on us. In addition, the value of a vacant home could be substantially impaired.

We rely on information supplied by prospective residents in managing our business.

We rely on information supplied to us by prospective residents in their rental applications as part of our due diligence process to make leasing decisions, and we cannot be certain that this information is accurate. These applications are submitted to us at the time we evaluate a prospective resident, and we do not require residents to provide us with updated information during the terms of their leases, notwithstanding the fact that this information can, and frequently does, change over time. Even though this information is not updated, we will use it to evaluate the characteristics of our portfolio over time. If resident-supplied information is inaccurate or our residents’ creditworthiness declines over time, we may make poor leasing decisions and our portfolio may contain more credit risk than we believe.

We depend on our residents and their willingness to renew their leases for a substantial portion of our revenues. Poor resident selection and defaults and nonrenewals by our residents may adversely affect our reputation, financial performance and ability to make distributions to our shareholders.

We depend on residents for a substantial portion of our revenues. As a result, our success depends in large part upon our ability to attract and retain qualified residents for our homes. Our reputation, financial performance and ability to make distributions to our shareholders would be adversely affected if a significant number of our residents fail to meet their lease obligations or fail to renew their leases. For example, residents may default on rent payments, make unreasonable and repeated demands for service or improvements, make unsupported or unjustified complaints to regulatory or political authorities, use our homes for illegal purposes, damage or make unauthorized structural changes to our homes that are not covered by security deposits, refuse to leave the home upon termination of the lease, engage in domestic violence or similar disturbances, disturb nearby residents with noise, trash, odors or eyesores, fail to comply with HOA regulations, sublet to less desirable individuals in violation of our lease or permit unauthorized persons to live with them. Damage to our homes may delay re-leasing after eviction, necessitate expensive repairs or impair the rental revenue or value of the home resulting in a lower-than-expected rate of return. Widespread unemployment and other adverse changes in the economic conditions in our target markets could result in substantial resident defaults. In the event of a resident default or bankruptcy, we may experience delays in enforcing our rights as landlord at that home and will incur costs in protecting our investment and re-leasing the home.

Our leases are relatively short-term in nature, which exposes us to the risk that we may have to re-lease our rental homes frequently and we may be unable to do so on attractive terms, on a timely basis or at all.

Our leases are relatively short-term in nature, typically one to two years and in certain cases month-to-month, which exposes us to the risk that we may have to re-lease our rental homes frequently and we may be unable to do so on attractive terms, on a timely basis or at all. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rental rates more quickly than if our leases were for longer terms. In addition, to the extent that a potential resident is represented by a leasing agent, we may need to pay all or a portion of any related agent commissions, which will reduce the revenue from a particular rental home. Alternatively, to the extent that a lease term exceeds one to two years, we may miss out on the ability to raise rents in an appreciating market and be locked into a lower rent until such lease expires. If the rental rates for our rental homes decrease or our residents do not renew their leases, we could be materially and adversely affected.

Many factors impact the single-family residential rental market, and if rents in our target markets do not increase sufficiently to keep pace with rising costs of operations, our income and distributable cash will decline.

The success of our business model depends, in part, on conditions in the single-family rental market in our target markets. Our home and distressed and non-performing residential mortgage loan acquisitions are premised on assumptions about occupancy levels and rental rates, and if those assumptions prove to be inaccurate, our cash flows and profitability will be reduced. Occupancy levels and rental rates have benefited in recent periods from macro trends affecting the U.S. economy and residential real estate markets in particular, including:

•	a tightening of credit that has made it more difficult to finance a home purchase, combined with efforts by consumers generally to reduce their exposure to credit;

•	weak economic and employment conditions that have increased foreclosure rates and made it more difficult for families to remain in their homes that were purchased prior to the housing market downturn;

•	declining real estate values that have challenged the traditional notion that homeownership is a stable investment; and

•	the unprecedented level of vacant housing comprising the real estate owned, or REO, inventory held for sale by banks, government-sponsored entities and other mortgage lenders or guarantors.

We do not expect these favorable trends in the residential rental market to continue indefinitely. Eventually, a strengthening of the U.S. economy and job growth, coupled with government programs designed to keep homeowners in their homes and/or other factors may contribute to a stabilization or reversal of the current trend that favors renting rather than homeownership. In addition, we expect that as investors like us increasingly seek to capitalize on opportunities to purchase housing assets at below replacement costs and convert them to productive uses, the supply of single-family rental homes will decrease and the competition for residents may intensify. A softening of the rental market in our target areas would reduce our rental revenue and profitability.

We may not have control over timing and costs arising from renovating our homes, and the cost of maintaining rental homes is generally higher than the cost of maintaining owner-occupied homes, which will affect our costs of operations and may adversely impact our ability to make distributions to our shareholders.

Renters impose additional risks to owning real property. Renters do not have the same interest as an owner in maintaining a home and its contents and generally do not participate in any appreciation of the home. Accordingly, renters may damage a home and its contents, and may not be forthright in reporting damages or amenable to repairing them completely or at all. A rental home may need repairs and/or improvements after each resident vacates the premises, the costs of which may exceed any security deposit provided to us by the resident when the rental home was originally leased. Accordingly, the cost of maintaining rental homes can be higher than the cost of maintaining owner-occupied homes, which will affect our costs of operations and may adversely impact our ability to make distributions to our shareholders.

Our inability to promptly foreclose upon defaulted residential mortgage loans could increase our costs and/or diminish our expected return on investments.

Our ability to promptly foreclose upon defaulted residential mortgage loans and, in certain cases, where appropriate, seek alternative resolutions for the underlying homes plays a critical role in our valuation of the homes and distressed and non-performing residential mortgage loans in which we invest and our expected return on those investments. We expect the timeline to convert acquired distressed and non-performing residential mortgage loans into homes will vary significantly by loan. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses against us including, without limitation, numerous lender liability claims and defenses, even when such assertions may have no basis in fact, in an effort to prolong the foreclosure action and force a modification of the loan or a favorable buy-out of the borrower’s position. In some states, foreclosure actions can sometimes take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the foreclosure process. Foreclosure may also create a negative public perception of the related mortgaged home, resulting in a diminution of its value. In addition, there are a variety of other factors that may inhibit our ability to foreclose upon mortgage loans, including, without limitation: federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process; the Home Affordable Modification Program and similar programs that require specific procedures to be followed to explore the refinancing of a mortgage loan prior to the commencement of a foreclosure proceeding; and declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems. As a result, we may be unable to convert these loans into homes quickly, on a cost-effective basis or at all, which could result in significant losses.

In addition, certain issues, including “robo-signing,” have been identified recently throughout the mortgage industry that relate to affidavits used in connection with the mortgage loan foreclosure process. There can be no assurance that proper practices relative to foreclosure proceedings and its proper use of affidavits have been followed in connection with mortgage loans that are already subject to foreclosure proceedings at the time we purchase such loans. To the extent we determine that any of these loans are impacted by these issues, we may be required to re-commence the foreclosure proceedings relating to such loans, thereby resulting in additional delay that could have the effect of increasing our cost of doing business and/or diminishing our expected return on our investments. The uncertainty surrounding these issues could also result in legal, regulatory or industry changes to the foreclosure process as a whole, any or all of which could lengthen the foreclosure process and negatively impact our business.

Eminent domain could lead to material losses on our investments in our properties.

Governmental authorities may exercise eminent domain to acquire land on which our homes are built in order to build roads and other infrastructure. Any such exercise of eminent domain would allow us to recover only the fair value of the affected homes. Our investment strategy is premised on the concept that this “fair value” will be substantially less than the real value of the home for a number of years, and we could effectively have no profit potential from properties acquired by the government through eminent domain. Several cities also are exploring proposals to use eminent domain to acquire mortgages to assist homeowners to remain in their homes, potentially reducing the supply of homes in our target markets.

A significant number of our homes are part of HOAs, and we and our residents are subject to the rules and regulations of such HOAs, which may be arbitrary or restrictive, and violations of such rules may subject us to additional fees and penalties and litigation with such HOAs that would be costly.

A significant number of our homes are part of HOAs, which are private entities that regulate the activities of and levy assessments on properties in a residential subdivision. HOAs in which we own homes may have or enact onerous or arbitrary rules that restrict our ability to renovate, market or lease our homes or require us to renovate or maintain such homes at standards or costs that are in excess of our planned operating budgets. Such rules may include requirements for landscaping, limitations on signage promoting a home for lease or sale, or the use of specific construction materials in renovations. Some HOAs also impose limits on the number of homeowners who may rent their homes, which if met or exceeded, would cause us to incur additional costs to resell the home and opportunity costs of lost rental revenue. Furthermore, many HOAs impose restrictions on the conduct of residents of homes and the use of common areas, and we may have residents who violate HOA rules and for which we may be liable as the homeowner. Additionally, the boards of directors of the HOAs in which we own homes may not make important disclosures about the homes or may block our access to HOA records, initiate litigation, restrict our ability to sell our homes, impose assessments or arbitrarily change the HOA rules. We may be unaware of or unable to review or comply with HOA rules before purchasing the home, and any such excessively restrictive or arbitrary regulations may cause us to sell such home at a loss, prevent us from renting such home or otherwise reduce our cash flow from such home, which would have an adverse effect on our returns on these homes.

Our revenue and expenses are not directly correlated, and, because a large percentage of our costs and expenses are fixed, we may not be able to adapt our cost structure to offset declines in our revenue.

Most of the expenses associated with our business, such as acquisition costs, renovation and maintenance costs, real estate taxes, HOA fees, personal and ad valorem taxes, insurance, utilities, employee wages and benefits and other general corporate expenses, are relatively inflexible and will not necessarily decrease with reduction in revenue from our business. Our assets also are prone to depreciation and will require a significant amount of ongoing capital expenditures. Our expenses and ongoing capital expenditures also will be affected by inflationary increases, and certain of our cost increases may exceed the rate of inflation in any given period. By contrast, our rental revenue is affected by many factors beyond our control such as the availability of alternative rental housing and economic conditions in our target markets. In addition, state and local regulations may require us to maintain homes that we own, even if the cost of maintenance is greater than the value of the home or any potential benefit from renting the home. As a result, we may not be able to fully offset rising costs and capital spending by higher rental rates, which could have a material adverse effect on our results of operations and cash available for distribution.

Fair values of our investments are imprecise and may materially and adversely affect our operating results and credit availability, which, in turn, would materially and adversely affect us.

The values of our investments may not be readily determinable. We evaluate our loans held for investment for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. Ultimate realization of the value of an investment depends to a great extent on economic and other conditions that are beyond our control. Further, fair value is only an estimate based on good faith judgment of the price at which an investment can be sold since market prices of investments can only be determined by negotiation between a willing buyer and seller. In certain cases, our estimation of the fair value of our investments will include inputs provided by third-party dealers and pricing services, and valuations of certain securities or other assets in which we invest are often difficult to obtain and are subject to judgments that may vary among market participants. If we were to liquidate a particular investment, the realized value may be more than or less than the amount at which such investment was recorded. Accordingly, in either event, we could be materially and adversely affected by our determinations regarding the fair value of our investments, and such valuations may fluctuate over short periods of time.

We anticipate involvement in a variety of litigation.

We anticipate involvement in a range of legal actions in the ordinary course of business. These actions may include eviction proceedings and other landlord-resident disputes, challenges to title and ownership rights (including actions brought by prior owners alleging wrongful foreclosure by their lender or servicer) and issues with local housing officials arising from the condition or maintenance of the home. These actions can be time consuming and expensive. While we intend to vigorously defend any non-meritorious action or challenge, we cannot assure you that we will not be subject to expenses and losses that may adversely affect our operating results.

Class action, resident rights and consumer demands and litigation could directly limit and constrain our operations and may impose on us significant litigation expenses.

Numerous residents’ rights and consumers’ rights organizations exist throughout the country and operate in our target markets, and as we grow in scale, we may attract attention from some of these organizations and become a target of legal demands or litigation. Many such consumer organizations have become more active and better funded in connection with mortgage foreclosure-related issues, and with the large settlements identified below and the increased market for single-family rentals arising from displaced homeownership, some of these organizations may shift their litigation, lobbying, fundraising and grass roots organizing activities to focus on landlord-resident issues. While we intend to conduct our business lawfully and in compliance with applicable landlord-resident and consumer laws, such organizations might work in conjunction with trial and pro bono lawyers in one state or multiple states to attempt to bring claims against us on a class action basis for damages or injunctive relief. We cannot anticipate what form such legal actions might take, or what remedies they may seek. Additionally, these organizations may lobby local county and municipal attorneys or state attorneys general to pursue enforcement or litigation against us, or may lobby state and local legislatures to pass new laws and regulations to constrain our business operations. If they are successful in any such endeavors, they could directly limit and constrain our operations and may impose on us significant litigation expenses, including settlements to avoid continued litigation or judgments for damages or injunctions.

Our board of trustees may change any of our business and growth strategies or investment guidelines, financing strategy or leverage policies without shareholder consent.

Our board of trustees may change any of our business and growth strategies or investment guidelines, financing strategy or leverage policies with respect to acquisitions, investments, growth, operations, indebtedness, capitalization and distributions at any time without the consent of our shareholders, which could result in an investment portfolio with a different risk profile. A change in our business and growth strategies may increase our exposure to real estate market fluctuations, concentration risk and interest rate risk, among other risks. Furthermore, a change in our asset allocation could result in our making investments in asset categories different from those described in this prospectus. These changes could have a material adverse effect on us and cause the value of the Series A Preferred Shares and our common shares to decline.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business we acquire and store sensitive data, including intellectual property, our proprietary business information and personally identifiable information of our prospective and current residents, our Manager’s employees and third-party service providers in our branch offices and on our networks and website. The secure processing and maintenance of this information is critical to our operations and business and growth strategies. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could adversely affect us.

We are highly dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect us and the value of the Series A Preferred Shares and our common shares.

Our business is highly dependent on the communications and information systems of the Waypoint platform, our Manager and Starwood Capital Group. Any failure or interruption of these systems could cause delays or other problems in our investment, leasing and management activities, which could have a material adverse effect on us and cause the value of the Series A Preferred Shares and our common shares to decline. See “—Risks Related to Our Relationships with Starwood Capital Group, Our Manager, Starwood Property Trust, the Waypoint Manager and the Waypoint Legacy Funds—Our Manager’s operations are dependent upon Compass. The interruption of our Manager’s ability to use Compass may have an adverse impact on our business.”

If we fail to implement and maintain an effective system of internal controls, we may not be able to accurately present our financial statements, which could materially and adversely affect us.

Effective internal controls are necessary for us to accurately report our financial results. We are subject to Section 404 of the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, which generally require our management and independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Beginning with our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, Section 404 requires an annual management assessment of the effectiveness of our internal control over financial reporting. However, for so long as we remain an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an “emerging growth company” or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent registered public accounting firm on the effectiveness of our internal controls over financial reporting. We cannot assure you that we will be successful in implementing or maintaining adequate internal control over financial reporting. Furthermore, as we grow our business, our internal controls will become more complex, and we may require significantly more resources to ensure our internal controls remain effective. In addition, the existence of a material weakness or significant deficiency could result in errors in our financial statements that could require a restatement, cause us to fail to meet our public company reporting obligations and/or cause investors to lose confidence in our reported financial information, which could materially and adversely affect us.

The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

This prospectus contains estimates, forecasts and projections relating to our primary markets that were prepared for us for use in connection with this offering by JBREC, a real estate consulting firm. See “Industry Overview and Market Opportunity.” The estimates, forecasts and projections relate to, among other things, replacement cost, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this prospectus. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this prospectus might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor JBREC can provide any assurance that the estimates, forecasts and projections contained in this prospectus are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC’s expectations.

General Risks Related to the Real Estate Industry

Our operating results are subject to general economic conditions and risks associated with our real estate assets.

Our operating results are subject to risks generally incident to the ownership and rental of real estate, many of which are beyond our control, including, without limitation:

•	changes in global, national, regional or local economic, demographic or real estate market conditions;

•	declines in the value of residential real estate;

•	overall conditions in the housing market, including:

•	macroeconomic shifts in demand for rental homes;

•	inability to lease or re-lease homes to residents timely, on attractive terms or at all;

•	failure of residents to pay rent when due or otherwise perform their lease obligations;

•	unanticipated repairs, capital expenditures or other costs;

•	uninsured damages; and

•	increases in property taxes and insurance costs;

•	pace of residential foreclosures;

•	level of competition for suitable rental homes;

•	terms and conditions of purchase contracts;

•	costs and time period required to convert acquisitions to rental homes;

•	changes in interest rates and availability of permanent mortgage financing that may render the acquisition of any homes difficult or unattractive;

•	the illiquidity of real estate investments generally;

•	the short-term nature of most residential leases and the costs and potential delays in re-leasing;

•	availability of new government programs to reduce foreclosure rates or facilitate a recovery in the housing market;

•	changes in laws that increase operating expenses or limit rents that may be charged;

•	limitations imposed upon us by government sponsored enterprises or other sellers on our ability to sell certain of our rental homes during a specified time period;

•	disputes and potential negative publicity in connection with the eviction of an existing resident at one of our homes;

•	damage to a rental home caused by a current or former resident;

•	overbuilding;

•	changes in laws;

•	costs resulting from the clean-up of, and liability to third parties for damages resulting from, environmental problems, such as indoor mold;

•	casualty or condemnation losses;

•	fraud by borrowers, originators and/or sellers of mortgage loans;

•	undetected deficiencies and/or inaccuracies in underlying mortgage loan documentation and calculations;

•	the geographic mix of our assets;

•	the cost, quality and condition of assets we are able to acquire; and

•	our ability to provide adequate management, maintenance and insurance.

If we are unable to generate sufficient cash flows from operations, the value of the Series A Preferred Shares and our common shares will decline.

Environmentally hazardous conditions may adversely affect us.

Under various federal, state and local environmental laws, a current or previous owner or operator of real property may be liable for the cost of removing or remediating hazardous or toxic substances on such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Even if more than one person may have been responsible for the contamination, each person covered by applicable environmental laws may be held responsible for all of the clean-up costs incurred. In addition, third parties may sue the owner or operator of a site for damages based on personal injury, natural resources or property damage or other costs, including investigation and clean-up costs, resulting from the environmental contamination. The presence of hazardous or toxic substances on one of our properties, or the failure to properly remediate a contaminated property, could give rise to a lien in favor of the government for costs it may incur to address the contamination, or otherwise adversely affect our ability to sell or lease the property or borrow using the property as collateral. Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated. A property owner who violates environmental laws may be subject to sanctions which may be enforced by governmental agencies or, in certain circumstances, private parties. In connection with the acquisition and ownership of our properties, we may be exposed to such costs. The cost of defending against environmental claims, of compliance with environmental regulatory requirements or of remediating any contaminated property could materially and adversely affect us.

Compliance with new or more stringent environmental laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We may be subject to environmental laws or regulations relating to our properties, such as those concerning lead-based paint, mold, asbestos, and proximity to power lines or other issues. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, existing conditions of the land, operations in the vicinity of the properties or the activities of unrelated third parties. In addition, we may be required to comply with various local, state and federal fire, health, life-safety and similar regulations. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel, civil liability and/or other sanctions.

Resident relief laws and rent control laws may negatively impact our rental revenue and profitability.

As landlord of numerous homes, we will be involved regularly in evicting residents who are not paying their rent or are otherwise in material violation of the terms of their lease. Eviction activities will impose legal and managerial expenses that will raise our costs. The eviction process is typically subject to legal barriers, mandatory cure policies and other sources of expense and delay, each of which may delay our ability to gain possession and stabilize the home. Additionally, state and local landlord-resident laws may impose legal duties to assist residents in relocating to new housing, or restrict the landlord’s ability to recover certain costs or charge residents for damage residents cause to the landlord’s premises. Because such laws vary by state and locality, we will need to be familiar with and take all appropriate steps to comply with all applicable landlord-resident laws, and we will need to incur supervisory and legal expenses to ensure such compliance. To the extent that we do not comply with state or local laws, we may be subjected to civil litigation filed by individuals, in class actions or by state or local law enforcement. We may be required to pay our adversaries’ litigation fees and expenses if judgment is entered against us in such litigation or if we settle such litigation.

Furthermore, rent control laws may affect our rental revenue. Especially in times of recession and economic slowdown, rent control initiatives can acquire significant political support. If rent controls unexpectedly became applicable to certain of our homes, our revenue from and the value of such homes could be adversely affected.

We may suffer losses that are not covered by insurance.

We attempt to ensure that all of our homes are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, fires, earthquakes, acts of war, acts of terrorism or riots, that may not always be insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our homes incurs a casualty loss that is not fully covered by insurance, the value of our homes will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenues in these homes and could potentially remain obligated under any recourse debt associated with the homes. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also keep us from using insurance proceeds to replace or renovate a home after it has been damaged or destroyed. Under those circumstances, the insurance proceeds we receive might be inadequate to restore our economic position on the damaged or destroyed home. Any such losses could adversely affect us and cause the value of the Series A Preferred Shares and our common shares to decline. In addition, we may have no source of funding to repair or reconstruct the damaged home, and we cannot assure that any such sources of funding will be available to us for such purposes in the future.

We may have difficulty selling our real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our shareholders may be limited.

Real estate investments are relatively illiquid and, as a result, we may have a limited ability to sell our homes and distressed and non-performing residential mortgage loans. Illiquidity for distressed and non-performing residential mortgage loans may result from the absence of an established market for the distressed and non-performing residential mortgage loans, as well as legal or contractual restrictions on their resale, refinancing or other disposition. Such restrictions would interfere with subsequent sales of such loans or adversely affect the terms that could be obtained upon any disposition thereof. When we sell any of our assets, we may recognize a loss on such sale. We may elect not to distribute any proceeds from the sale of assets to our shareholders. Instead, we may use such proceeds for other purposes, including:

•	purchasing additional homes or distressed and non-performing residential mortgage loans;

•	repaying debt, if any;

•	buying out interests of any co-venturers or other partners in any joint venture in which we are a party;

•	creating working capital reserves; or

•	making repairs, maintenance or other capital improvements or expenditures to our remaining properties.

Our ability to sell our properties may also be limited by our need to avoid the 100% prohibited transactions tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization, we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Code or dispose of our properties through a TRS.

Risks Related to Our Relationships with Starwood Capital Group,

Our Manager, Prime, Starwood Property Trust, the Waypoint Manager and the Waypoint Legacy Funds

We are dependent on Starwood Capital Group, our Manager, Prime and their key personnel who provide services to us, and we may not find a suitable replacement for our Manager or Starwood Capital Group if the Management Agreement is terminated, or for these key personnel if they leave Starwood Capital Group or otherwise become unavailable to us.

We have no separate facilities and are completely reliant on our Manager. Our Manager has significant discretion as to the implementation of our investment and operating policies and strategies. All of our executive officers are executives of our Manager. Accordingly, we believe that our success will depend to a significant extent upon the efforts, experience, diligence, skill and network of business contacts of the officers and key personnel of our Manager. The officers and key personnel of our Manager will evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. Our Manager also oversees the services of Prime with respect to our distressed and non-performing residential mortgage loans. The departure of any of the officers or key personnel of our Manager or Prime could have a material adverse effect on our performance.

We offer no assurance that our Manager will remain our Manager or that we will continue to have access to our Manager’s officers and key personnel. Our Manager will not be obligated to dedicate any specific personnel exclusively to us, nor will our Manager be obligated to dedicate any specific portion of time to our business, and none of our Manager’s employees are contractually dedicated to us under the Management Agreement with our Manager. Some of the officers and employees of our Manager have responsibilities associated with the Waypoint Legacy Funds and as a result, these individuals may not always be willing or able to devote sufficient time to the management of our business.

The initial term of each of the Management Agreement with our Manager and the investment advisory agreement between our Manager and Starwood Capital Group Management, L.L.C. only extends until January 31, 2017, with automatic one-year renewals thereafter. If the Management Agreement and the investment advisory agreement are terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

We may have conflicts of interest with Starwood Capital Group and Starwood Property Trust.

We are subject to conflicts of interest arising out of our relationships with Starwood Capital Group, including our Manager, and Starwood Property Trust, our former parent company.

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity’s and our availability of cash for investment. As a result, we may compete with these vehicles for investment opportunities sourced by our Manager and Starwood Capital Group, or we may not be presented with a particular opportunity. Some of the members of our Manager’s investment committee would likely be responsible for selecting investments for these vehicles, and they may choose to allocate favorable investments to one or more of these vehicles instead of to us.

Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, which we refer to as a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

We will pay our Manager substantial base management fees regardless of the performance of our portfolio. Our Manager’s entitlement to a base management fee, which is not based upon performance metrics or goals, might reduce its incentive to devote its time and effort to seeking investments that maximize total returns to our shareholders. This in turn could hurt both our ability to make distributions to our shareholders and the market price of the Series A Preferred Shares and our common shares.

Starwood Capital Group and Mr. Sternlicht own an aggregate of 573,879 of our common shares, which represented approximately 1.5% of our common shares outstanding as of                     , 2014. In addition, (1) our Manager owns 777,574 of our RSUs and (2) certain employees of our Manager own an aggregate of 199,991 of our RSUs, in each case granted concurrently with the completion of the Separation. The award of RSUs to our Manager vest ratably on a quarterly basis over a three-year period ending on April 1, 2017. The awards of RSUs to certain employees of our Manager vest ratably in three annual installments on January 31, 2015, January 31, 2016 and January 31, 2017. To the extent that Starwood Capital Group or Mr. Sternlicht sells some of their shares, our Manager sells some of the shares delivered upon settlement of its vested RSUs or certain employees of our Manager sell some of their shares delivered upon settlement of their vested RSUs, Starwood Capital Group’s and/or our Manager’s interests may be less aligned with our interests.

We own homes in some of the same geographic regions as the Waypoint Legacy Funds and may compete for residents with the Waypoint Legacy Funds.

Upon the completion of the Separation, we did not acquire the Waypoint Legacy Funds or the assets thereof. The Waypoint Manager has agreed that the Waypoint Legacy Funds and the Waypoint Manager will no longer acquire additional homes and will not acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint Legacy Fund funded solely using proceeds of sales of other homes owned by such Waypoint Legacy Fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. However, we own homes in some of the same geographic regions as the Waypoint Legacy Funds, and, as a result, we may compete for residents with the Waypoint Legacy Funds. This competition may affect our ability to attract and retain residents and may reduce the rents we are able to charge. If we are unable to lease our homes to suitable residents, we would be adversely affected and the value of the Series A Preferred Shares and our common shares could decline.

We may have other conflicts of interest with the Waypoint Manager and the Waypoint Legacy Funds.

We are subject to conflicts of interest arising out of certain of our officers and trustees and our Manager’s officers relationships with the Waypoint Manager and the Waypoint Legacy Funds. Each of Gary M. Beasley, our Co-Chief Executive Officer; Douglas R. Brien, our Co-Chief Executive Officer; Colin T. Wiel, our Chief Investment Officer; Nina A. Tran, our Chief Financial Officer; Scott T. Gable, our Chief Operating Officer; S. Ali Nazar, our Chief Technology Officer; and Tamra D. Browne, our General Counsel and Secretary own an indirect beneficial ownership interest in the Waypoint Manager. These individuals, as well as other employees of our Manager on whom we rely, could make substantial profits as a result of opportunities or management resources allocated to the Waypoint Legacy Funds or entities other than us, and they may have greater financial incentives tied to the success of such entities than to us. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Starwood Capital Group or the Waypoint Manager, may reduce the time that our Manager and its officers and personnel spend managing us. For instance, when there are turbulent conditions in the real estate markets or distress in the credit markets, the attention of our executive officers and other of our Manager’s personnel and the resources of our Manager will also be required by the Waypoint Legacy Funds. In such situations, we may not receive the level of support and assistance that we would receive if we were internally managed.

The Waypoint Manager manages homes owned by the Waypoint Legacy Funds. We did not acquire the Waypoint Legacy Funds or the assets thereof. As a result, the Waypoint Manager, and thereby certain of our officers and trustees and members of our Manager’s executive team, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint Manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint Manager and us will be resolved in favor of our shareholders.

Our Manager has acquired the Waypoint platform but did not acquire the Waypoint Manager. Through one or more affiliates, the Waypoint Manager (1) is owned by certain members of our Manager’s executive team and other third parties and (2) is permitted to continue to manage the assets and properties of the Waypoint Legacy Funds and to collect and retain for the Waypoint Manager’s sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint Manager affiliates have been granted, during the duration of the Waypoint Legacy Funds’ existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint Legacy Funds, access to the employees that our Manager retained upon the completion of the Separation. The Waypoint Manager does not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint Manager or the Waypoint Legacy Funds, incurred by our Manager are either reimbursed by the Waypoint Manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint Manager. The fees that we pay to our Manager are not reduced in connection with any reimbursement of our Manager by the Waypoint Manager or the Waypoint Legacy Funds.

In contrast to many publicly traded REITs owning more traditional real estate asset classes or real estate-related securities portfolios, we believe that the success of our business will require a significantly higher level of hands-on, day-to-day attention from our Manager’s employees. Because the Waypoint Manager will have access to the employees of our Manager, such employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios. Accordingly, the quality of services provided to us by our Manager’s employees could decline, which could adversely impact all aspects of our business, including our growth prospects, resident retention, occupancy and/or our results of operations.

The Management Agreement with our Manager was not negotiated on an arm’s-length basis and may not be as favorable to us as if it had been negotiated with an unaffiliated third party and may be costly and difficult to terminate.

Our executive officers and four of our nine trustees are executives of our Manager. The Management Agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Termination of the Management Agreement with our Manager without cause is difficult and costly. Our independent trustees review our Manager’s performance annually, and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent trustees based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our Manager are unfair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent trustees. We will provide our Manager with 180 days’ prior written notice of such a termination. Upon such a termination, we will pay our Manager a termination fee equal to three times the annualized base management fee based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination. We may also terminate the Management Agreement at any time, including during the initial term, for cause without payment of any termination fee. During the initial three-year term of the Management Agreement, we may not terminate the Management Agreement except for cause.

Our Manager is only contractually committed to serve us until January 31, 2017. Thereafter, the Management Agreement is renewable for one-year terms; provided, however, that our Manager may terminate the Management Agreement annually upon 180 days’ prior notice. If the Management Agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of trustees in following or declining to follow its advice or recommendations or, if applicable, that of Starwood Capital Group Management, L.L.C. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the Management Agreement, our Manager and its affiliates and members and the officers, holders, directors and personnel of our Manager and its affiliates and members will not be liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. We have agreed to indemnify our Manager and its affiliates and members and the officers, holders, directors and personnel of our Manager and its affiliates and members with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

Our conflicts of interest policy may not adequately address all of the conflicts of interest that may arise with respect to our investment activities and also may limit the allocation of investments to us.

In order to avoid any actual or perceived conflicts of interest with the Starwood related parties, including Starwood Property Trust, our former parent company, or the Waypoint related parties, we have adopted a policy that specifically addresses some of the conflicts relating to our investment opportunities. Although under this policy the approval of a majority of our independent trustees is required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties, there is no assurance that this policy will adequately address all of the conflicts that may arise or will address such conflicts in a manner that results in the allocation of a particular investment opportunity to us or is otherwise favorable to us. In addition, the Starwood Parties currently, and additional competing vehicles in the future, may participate in some of our investments. Participating investments will not be the result of arm’s length negotiations and will involve potential conflicts between our interests and those of the other participating entities in obtaining favorable terms. Since all of our executive officers also executives of our Manager, the same personnel may determine the price and terms for the investments for both us and these entities and there can be no assurance that any procedural protections, such as obtaining market prices or other reliable indicators of fair value, will prevent the consideration we pay for these investments from exceeding their fair value or ensure that we receive terms for a particular investment opportunity that are as favorable as those available from an independent third party.

Our Manager’s operations are dependent upon Compass. The interruption of our Manager’s ability to use Compass may have an adverse impact on our business.

Our Manager is dependent upon Compass, which includes certain automated processes that require access to telecommunications or the internet, each of which is subject to system security risks. Certain critical components of Compass are dependent upon third-party providers and a significant portion of our Manager’s business operations are conducted over the internet. As a result, we could be severely impacted by a catastrophic occurrence, such as a natural disaster or a terrorist attack, or a circumstance that disrupted access to telecommunications, the internet or operations at our third-party providers, including viruses or experienced computer programmers that could penetrate network security defenses and cause system failures and disruptions of operations. Even though our Manager believes it utilizes appropriate duplication and back-up procedures, a significant outage in telecommunications, the internet or at our Manager’s third-party providers could negatively impact our operations.

We incur significant costs related to reimbursing our Manager for our allocable share of compensation paid to certain of our Manager’s officers and employees in addition to the management fee payable to our Manager.

We incur significant costs associated with reimbursing our Manager for our allocable share of compensation paid to certain of our Manager’s officers and employees in addition to the management fee we pay our Manager. We may not be able to cover such costs or to be profitable, which could have a material adverse effect on us.

Our Manager is still building its operational expertise and infrastructure, and our Manager is dependent upon new employees to manage and operate our homes.

Our Manager continues to hire new employees to provide a variety of services and establishing mutually beneficial relationships with third-party service providers. As we grow and expand into new markets, our Manager will need to hire and train additional employees, and may elect to hire additional third-party resources. In addition, our Manager continually evaluates and improves infrastructure and processes including those related to our Manager’s initial investment, construction and renovation, repairs and maintenance, residential management and leasing, brand development, accounting systems and billing and payment processing.

Our Manager significantly changed the way our operations are managed with the acquisition of the Waypoint platform, and our Manager is continuing to adapt our existing portfolio to the new management platform. Building operational expertise, establishing infrastructure, and training employees to use the infrastructure are difficult, expensive and time-consuming tasks, and problems may arise despite the best efforts of our Manager. There is a significant risk that any operational problems encountered by our Manager will have an adverse effect upon our financial performance, especially in newer markets that we have recently entered.

If we internalize our Manager, we will become exposed to new and additional costs and risks and may pay substantial consideration to our Manager.

Starwood Capital Group may propose in the future that we internalize our Manager. If we internalize our Manager, we will become exposed to new and additional costs and risks. For example, while we would no longer bear the external costs of the management fee paid to our Manager if we become internally managed, our direct overhead may increase, as we would be responsible for 100% of the compensation and benefits of our officers and other employees. If the homes we acquire do not perform as anticipated or if we fail to raise additional financing, we may not be able to cover such additional overhead. In addition, internalizing our Manager may require that we pay substantial consideration to our Manager. This could require that we obtain additional financing, which may not be available on favorable terms or at all. Accordingly, if we internalize our Manager, our financial condition and operating results may be adversely affected.

We may choose to not internalize our Manager despite the fact that we may have the right and the ability to internalize our Manager.

Starwood Capital Group may, in its sole discretion, present to us a proposal to internalize our Manager after we raise incremental equity capital equal or greater than $2.0 billion (including capital raised in this offering), subject to adjustment under certain circumstances. No assurances can be given that we will internalize our Manager. In the event that we, for any reason whatsoever, choose to not internalize our Manager, our Manager will continue to collect its management fee and any reimbursements to which it is entitled.

We may not be able to effect an internalization of our Manager and its affiliates’ operations associated with our management and growth, which could adversely affect our business and growth.

Any proposal to internalize our Manager will be the subject of definitive documentation and negotiation between us and our Manager, approval by our board of trustees, our shareholders and, potentially, the owners of our Manager and our receipt of a fairness opinion from an investment banking firm of national reputation. Among other things, the proposal could include terms and conditions which may be viewed as undesirable by our board of trustees. Similarly, our board of trustees may suggest terms and conditions in response to the proposal that our Manager may find objectionable, including with respect to the proposed consideration. As a result, there can be no assurance that we will be able to conclude an internalization transaction, which could adversely affect our business and growth.

Our board of trustees has approved very broad investment guidelines for our Manager and will not approve each investment and financing decision made by our Manager unless required by our investment guidelines.

Our Manager is authorized to follow very broad investment guidelines. Our board of trustees periodically reviews our investment guidelines and our investment portfolio but does not, and is not required to, review all of our proposed investments, except if the investment is in excess of $35.0 million (or, if greater, 5% of our average market capitalization over the preceding fiscal quarter). In addition, in conducting periodic reviews, our board of trustees may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies, and transactions entered into by our Manager may be costly, difficult or impossible to unwind by the time they are reviewed by our board of trustees. Our Manager has great latitude within the broad parameters of our investment guidelines in determining the types and amounts of assets it may decide are attractive investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect us and cause the value of the Series A Preferred Shares and our common shares to decline. Further, decisions made and investments and financing arrangements entered into by our Manager may not fully reflect the best interests of our shareholders.

Risks Related to Sources of Financing

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets and may reduce cash available for distribution to our shareholders.

Subject to maintaining our status as a REIT, we intend to employ prudent leverage, to the extent available, to fund the acquisition of residential assets and to increase our potential return on shareholder equity. In determining to use leverage, our Manager assesses a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of our assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on refinancing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets. We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate. We may significantly increase the amount of leverage we utilize at any time without approval of our board of trustees.

We have entered into a $1 billion secured revolving credit facility and a $500.0 million warehouse credit facility. See “Business—Our Financing Strategy” for a description of these facilities. As of July 29, 2014, $574.1 million had been drawn on the secured revolving credit facility and $267.5 million had been drawn on the warehouse credit facility. In addition, on July 7, 2014, we issued $230.0 million in aggregate principal amount of the Notes. The sale of the Notes generated gross proceeds of $230.0 million and net proceeds of approximately $223.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses paid by us.

Incurring substantial debt could subject us to many risks that, if realized, would adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt which is likely to result in acceleration of such debt;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing cost;

•	we may be required to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing funds available for distributions to our shareholders, operations and capital expenditures, future acquisition opportunities, or other purposes; and

•	the terms of any refinancing may not be as favorable as the terms of the debt being refinanced.

If we do not have sufficient funds to repay our debt at maturity, it may be necessary to refinance the debt through additional debt financings or additional capital raising. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancings, increases in interest expense could adversely affect our cash flows, and, consequently, cash available for distribution to our shareholders. If we are unable to refinance our debt on acceptable terms, we may be forced to dispose of substantial numbers of homes and/or distressed and non-performing residential mortgage loans on disadvantageous terms, potentially resulting in losses. To the extent we cannot meet any future debt service obligations, we will risk losing some or all of our homes and/or distressed and non-performing residential mortgage loans that may be pledged to secure our obligations to foreclosure. Any unsecured debt agreements we enter into may contain specific cross-default provisions with respect to specified other indebtedness, giving the unsecured lenders the right to declare a default if we are in default under other loans in some circumstances. Defaults under our debt agreements could materially and adversely affect us and cause the value of the Series A Preferred Shares and our common shares to decline.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity. We have entered into a $1 billion secured revolving credit facility and a $500.0 million warehouse credit facility. See “Business—Our Financing Strategy” for a description of these facilities. As of July 29, 2014, $574.1 million had been drawn on the secured revolving credit facility and $267.5 million had been drawn on the warehouse credit facility. In addition, on July 7, 2014, we issued $230.0 million in aggregate principal amount of the Notes. The sale of the Notes generated gross proceeds of $230.0 million and net proceeds of approximately $223.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses paid by us.

Our access to additional third-party sources of financing will depend, in part, on:

•	general market conditions;

•	the market’s perception of our growth potential;

•	with respect to acquisition financing, the market’s perception of the value of the homes to be acquired;

•	our current debt levels;

•	our current and expected future earnings;

•	our cash flow and cash distributions; and

•	the market price of our common shares.

Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the recent volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our shareholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our shareholders and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

Our financing arrangements contain restrictive covenants relating to our operations, which could limit our ability to make distributions to our shareholders.

The financing arrangements that we have entered into contain (and those we may enter into in the future likely will contain) covenants affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our shareholders and otherwise affect our distribution and operating policies. See “Business—Our Financing Strategy” for a description of these facilities and their covenants. If we fail to meet or satisfy any of these covenants in our debt agreements, we will be in default under these agreements, which could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. In addition, debt agreements entered into in the future may contain specific cross-default provisions with respect to other specified indebtedness, giving the lenders the right to declare a default if we are in default under other loans in some circumstances. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, we could be materially and adversely affected.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our rental homes.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our rental homes because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. For tax purposes, a foreclosure of any of our rental homes would be treated as a sale of the home for a purchase price equal to the outstanding balance of the indebtedness secured by such rental home. If the outstanding balance of the indebtedness secured by such rental home exceeds our tax basis in the rental home, we would recognize taxable income on foreclosure without receiving any cash proceeds.

Securitization structures are subject to an evolving regulatory environment that may affect the availability and attractiveness of this financing option.

The securitization industry has crafted and continues to craft proposed changes to securitization practices, including proposed new standard representations and warranties, underwriting guidelines and disclosure guidelines. In addition, the securitization industry is becoming far more regulated. For example, pursuant to the Dodd-Frank Act, various federal agencies are promulgating regulations with respect to various issues that affect securitizations. Certain regulations could alter the structure of securitizations in and could pose risks to our participation in any securitizations or could reduce or eliminate the economic incentives of participating in securitizations.

Interest expense on our debt may limit our cash available to fund our growth strategies and distributions to our shareholders.

Higher interest rates could increase debt service requirements on floating rate debt and could reduce funds available for operations, distributions to our shareholders, future business opportunities or other purposes. If we need to repay then-existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments at times which may not permit realization of the maximum return on such investments and could result in a loss.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our shareholders.

Subject to complying with the requirements for REIT qualification, we may obtain in the future one or more forms of interest rate protection—in the form of swap agreements, interest rate cap contracts or similar agreements—to hedge against the possible negative effects of interest rate fluctuations. However, we cannot assure you that any hedging will adequately relieve the adverse effects of interest rate increases or that counterparties under these agreements will honor their obligations thereunder. In addition, we may be subject to risks of default by hedging counterparties. Adverse economic conditions could also cause the terms on which we borrow to be unfavorable. We could be required to liquidate one or more of our investments at times which may not permit us to receive an attractive return on our investments in order to meet our debt service obligations.

Risks Related to the Series A Preferred Shares

The Series A Preferred Shares are subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional preferred shares and by other transactions.

The Series A Preferred Shares will be subordinated to all of our existing and future debt and to other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceeding, and will be structurally subordinate to the obligations of our subsidiaries. As of March 31, 2014, our total indebtedness was approximately $401.7 million, and our other liabilities (other than indebtedness) were approximately $44.7 million. We may incur significant additional indebtedness and other liabilities in the future. Our existing credit facilities restrict our ability to make distributions to holders of Series A Preferred Shares under certain circumstances, including during the pendency of a default or an event of default under the facilities. Agreements governing our future debt may include similar or greater restrictions on our ability to pay distributions to holders of Series A Preferred Shares. Our declaration of trust currently authorizes the issuance of up to 100,000,000 preferred shares in one or more series. In addition, our board of trustees has the power under our declaration of trust to classify any of our unissued preferred shares, and to reclassify any of our previously classified but unissued preferred shares of any series from time to time, in one or more classes or series of preferred shares. The issuance of additional preferred shares on parity with or senior to the Series A Preferred Shares would dilute the interests of the holders of the Series A Preferred Shares, and any issuance of preferred shares senior to the Series A Preferred Shares or of additional indebtedness could affect our ability to pay distributions on, redeem or pay the liquidation preference on the Series A Preferred Shares. Other than the conversion right afforded to holders of Series A Preferred Shares that may occur in connection with a change of control as described under “Description of the Series A Preferred Shares—Conversion Rights” below, none of the provisions relating to the Series A Preferred Shares contains any provisions affording the holders of the Series A Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series A Preferred Shares, so long as the rights of the Series A Preferred shareholders are not materially and adversely affected.

The Series A Preferred Shares have not been rated.

We have not sought to obtain a rating for the Series A Preferred Shares. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series A Preferred Shares. In addition, we may elect in the future to obtain a rating of the Series A Preferred Shares, which could adversely impact the market price of the Series A Preferred Shares. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision or withdrawal of a rating could have an adverse effect on the market price of the Series A Preferred Shares.

As a holder of Series A Preferred Shares, you have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Shares will be limited. Our common shares are the only class carrying full voting rights. Voting rights for holders of Series A Preferred Shares exist primarily with respect to adverse changes in the terms of the Series A Preferred Shares, the creation of additional classes or series of preferred shares that are senior to the Series A Preferred Shares and our failure to pay distributions on the Series A Preferred Shares.

The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Shares may make it more difficult for or discourage a party from taking us over.

Upon a change of control, the result of which is that neither our common securities nor the common securities of the acquiring or surviving entity (or ADRs representing such securities) are listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ, holders of the Series A Preferred Shares will have the right (subject to our special optional redemption right) to convert some or all of their Series A Preferred Shares into our common shares (or equivalent value of alternative consideration) and under these circumstances we will also have a special optional redemption right to redeem the Series A Preferred Shares. See “Description of the Series A Preferred Shares—Special Optional Redemption” and “—Conversion Rights.” Upon such a conversion, holders will be limited to a maximum number of shares equal to the Share Cap. If the Common Share Price is less than $             (which is approximately     % of the per-share closing sale price of our common shares on             , 2014), subject to adjustment, holders will receive a maximum of                  of our common shares per Series A Preferred Share, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Shares. In addition, those features of the Series A Preferred Shares may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of our common shares and Series A Preferred Shares with the opportunity to realize a premium over the then current market price or that shareholders may otherwise believe is in their best interests.

There is no established trading market for the Series A Preferred Shares, listing on the NYSE does not guarantee a market for the Series A Preferred Shares, and the market price and trading volume of the Series A Preferred Shares may fluctuate significantly.

The Series A Preferred Shares are a new issue of securities with no trading market. We intend to apply to list the Series A Preferred Shares on the NYSE under the symbol SWAYPrA. However, an active and liquid trading market to sell the Series A Preferred Shares may not develop after the issuance of the Series A Preferred Shares offered hereby or, even if it develops, may not be sustained. Because the Series A Preferred Shares have no stated maturity date, investors seeking liquidity may be limited to selling their shares in the secondary market. If an active trading market does not develop, the market price and liquidity of the Series A Preferred Shares may be adversely affected. Even if an active public market does develop, we cannot guarantee you that the market price for the Series A Preferred Shares will equal or exceed the price you pay for your shares.

The market determines the trading price for the Series A Preferred Shares and may be influenced by many factors, including our history of paying distributions on the Series A Preferred Shares, variations in our financial results, the market for similar securities, investors’ perception of us, our issuance of additional preferred equity or indebtedness and general economic, industry, interest rate and market conditions. Because the Series A Preferred Shares carry a fixed distribution rate, their value in the secondary market will be influenced by changes in interest rates and will tend to move inversely to such changes. In particular, an increase in market interest rates may result in higher yields on other financial instruments and may lead purchasers of Series A Preferred Shares to demand a higher yield on the price paid for the Series A Preferred Shares, which could adversely affect the market price of the Series A Preferred Shares. As a result, investors who desire to liquidate substantial holdings of the Series A Preferred Shares at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares. This may also affect the ability of other investors seeking to dispose of their Series A Preferred Shares in the market at such time to sell their Series A Preferred Shares at a price they believe to be appropriate, including the price originally paid for them.

Market interest rates may have an effect on the value of the Series A Preferred Shares and our common shares.

One of the factors that will influence the price of the Series A Preferred Shares and our common shares will be the dividend yield on the Series A Preferred Shares (as a percentage of the market price of the Series A Preferred Shares) and our common shares relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Shares and our common shares to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distributions). Thus, higher market interest rates could cause the market price of the Series A Preferred Shares and our common shares to decrease. Accordingly, investors who purchase Series A Preferred Shares in this offering may experience a decrease, which could be substantial and rapid, in the market price of their Series A Preferred Shares, including decreases unrelated to our operating performance or prospects. Likewise, in the event that the Series A Preferred Shares becomes convertible upon a Change of Control and is converted into our common shares, holders of our common shares issued on conversion may experience a similar decrease, which also could be substantial and rapid, in the market price of our common shares.

If our common shares are delisted, your ability to transfer or sell your Series A Preferred Shares may be limited and the market value of the Series A Preferred Shares will be materially adversely affected.

Other than in connection with certain change of control transactions, the Series A Preferred Shares do not contain provisions that protect you if our common shares are delisted. Since the Series A Preferred Shares have no mandatory redemption date, you may be forced to hold your Series A Preferred Shares and receive stated distributions on the shares when, as and if authorized by our board of trustees and declared by us with no assurance as to ever receiving the liquidation preference. In addition, if our common shares are delisted, it is likely that the Series A Preferred Shares will be delisted as well. Accordingly, if our common shares are delisted, your ability to transfer or sell your Series A Preferred Shares may be limited and the market value of the Series A Preferred Shares will be materially adversely affected.

Our ability to make distributions is limited by the requirements of Maryland law.

Our ability to make distributions on the Series A Preferred Shares is limited by Maryland law. Under Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter or bylaws provide otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the Series A Preferred Shares if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred shares then outstanding, if any, with preferences senior to those of the Series A Preferred Shares.

Affiliates of certain of the underwriters may receive benefits in connection with this offering.

Affiliates of certain of the underwriters are lenders under our SFH Facility. To the extent that we use a portion of the net proceeds of this offering to repay indebtedness outstanding under our SFH Facility, such affiliates of the underwriters will receive their proportionate share of any amount of our SFH Facility that is repaid with the net proceeds of this offering. These transactions create potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts they will receive. These interests may influence the decision regarding the terms and circumstances under which this offering is completed.

Risks Related to Our Organization and Structure

Certain provisions of Maryland law could inhibit changes in control of us.

Certain provisions of the Maryland General Corporation Law, or the MGCL, that are applicable to Maryland real estate investment trusts may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of the Series A Preferred Shares with the opportunity to realize a premium over the then-prevailing market price of the Series A Preferred Shares. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested shareholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting shares of beneficial interest or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting shares of beneficial interest) or an affiliate thereof for five years after the most recent date on which the shareholder becomes an interested shareholder. After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of our outstanding voting shares of beneficial interest and (2) two-thirds of the votes entitled to be cast by holders of voting capital stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder. These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of trustees prior to the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has by resolution exempted business combinations between us and any other person, provided that such business combination is first approved by our board of trustees (including a majority of our trustees who are not affiliates or associates of such person). This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our board of trustees does not otherwise approve a business combination, this statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

The “control share” provisions of the MGCL that are applicable to Maryland real estate investment trusts provide that “control shares” of a Maryland real estate investment trust (defined as shares which, when aggregated with other shares controlled by the shareholder (except solely by virtue of a revocable proxy), entitle the shareholder to exercise one of three increasing ranges of voting power in electing trustees) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our shareholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquirer of “control shares,” our officers and our personnel who are also our trustees. Our bylaws contain a provision exempting from the “control share” acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL that are applicable to Maryland real estate investment trusts permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement certain provisions as long as we have a class of equity securities registered under the Exchange Act and at least three independent trustees. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of the Series A Preferred Shares with the opportunity to realize a premium over the then current market price.

Our authorized but unissued common and preferred shares may prevent a change in our control.

Our declaration of trust authorizes us to issue additional authorized but unissued common or preferred shares. In addition, our board of trustees may, without shareholder approval, amend our declaration of trust to increase the aggregate number of our shares of beneficial interest or the number of our shares of beneficial interest of any class or series that we have authority to issue and classify or reclassify any unissued common or preferred shares and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of trustees may establish a series of common or preferred shares that could delay or prevent a transaction or a change in control that might involve a premium price for the Series A Preferred Shares or otherwise be in the best interest of our shareholders.

Our rights and the rights of our shareholders to take action against our trustees and officers are limited, which could limit our shareholders’ recourse in the event of actions not in our shareholders’ best interests.

Under Maryland law generally, a trustee’s actions will be upheld if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our declaration of trust limits the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us to indemnify our trustees and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each trustee or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our trustees and officers. As a result, we and our shareholders may have more limited rights against our trustees and officers than might otherwise exist absent the current provisions in our declaration of trust and bylaws or that might exist with other companies.

Our declaration of trust contains provisions that make removal of our trustees difficult, which could make it difficult for our shareholders to effect changes to our management.

Our declaration of trust provides that, subject to the rights of holders of any series of preferred shares, a trustee may only be removed for cause upon the affirmative vote of holders entitled to cast at least two-thirds of the votes entitled to be cast in the election of trustees. Vacancies may be filled only by a majority of the remaining trustees in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing trustees and may prevent a change in control of us that is in the best interests of our shareholders.

Ownership limitations may restrict changes in control of us in which our shareholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2014, no more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, our declaration of trust generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest (including the Series A Preferred Shares). This ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of the Series A Preferred Shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.

The REIT rules relating to prohibited transactions could affect our disposition of assets and adversely affect our profitability.

As described below in “—Risks Related to Our Taxation as a REIT—Gains from sales of our assets are potentially subject to the prohibited transactions tax or a corporate level income tax,” we intend to conduct our activities to avoid the prohibited transaction tax. However, the avoidance of this tax could reduce our liquidity and cause us to undertake less substantial sales of property than we would otherwise undertake in order to maximize our profits. In addition, we may have to sell numerous properties to a single or a few purchasers, which could cause us to be less profitable than would be the case if we sold properties on a property-by-property basis.

Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations.

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly-owned (and, in one case, over 99% owned) subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of “investment securities.” The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. We monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect that our distressed and non-performing residential mortgage loan owning subsidiaries will rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Mortgage loans that were fully and exclusively secured by real property are generally qualifying real estate assets for purposes of the exemption. All, or substantially all, of our distressed and non-performing residential mortgage loans are fully and exclusively secured by real property with a loan-to-value ratio of less than 100%. As a result, we believe our distressed and non-performing residential mortgage loans that are fully and exclusively secured by real property meet the definition of qualifying real estate assets. To the extent we own any distressed and non-performing residential mortgage loans with a loan-to-value ratio of greater than 100%, we may classify, depending on guidance from the SEC staff, such loans in whole as real estate-related assets or classify only the portion of the value of such loans that does not exceed the value of the real estate collateral as qualifying real estate assets and the excess as real estate-related assets.

In August 2011, the SEC issued a concept release pursuant to which they solicited public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretative guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. There can be no assurance, however, that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the exemption from registration as an investment company on which we rely, will not change in a manner that adversely affects our operations. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets, if any, to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in us holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold distressed and non-performing residential mortgage loans through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

There can be no assurance that the laws and regulations governing the 1940 Act status of REITs, including the Division of Investment Management of the SEC providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations.

The JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC.

The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” We may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to us so long as we qualify as an “emerging growth company,” except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other reduced requirements available to us, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate us. As a result, investor confidence in us and the market price of the Series A Preferred Shares and our common shares may be adversely affected.

Risks Related to Our Taxation as a REIT

Our failure to qualify as a REIT in any taxable year would subject us to U.S. federal income tax and potentially state and local taxes, which would reduce the cash available for distribution to our shareholders.

We intend to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis.

If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our shareholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of our common shares and the Series A Preferred Shares. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year in which we failed to qualify as a REIT.

The rule against re-electing REIT status following a loss of such status would also apply to us if Starwood Property Trust fails to qualify as a REIT, and we are treated as a successor to Starwood Property Trust for U.S. federal income tax purposes. Although Starwood Property Trust has represented to us that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT and has covenanted to us to use its reasonable best efforts to maintain its REIT status for each of Starwood Property Trust’s taxable years ending on or before December 31, 2014 (unless Starwood Property Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that Starwood Property Trust’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Starwood Property Trust, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Starwood Property Trust were to fail to qualify as a REIT despite its reasonable best efforts, we would have no claim against Starwood Property Trust.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

Dividends payable to domestic shareholders that are individuals, trusts, and estates are generally taxed at reduced tax rates. Dividends payable by REITs, however, generally are not eligible for the reduced rates. The more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including the Series A Preferred Shares and our common shares.

REIT distribution requirements could adversely affect our ability to execute our business plan.

We generally must distribute annually at least 90% of our taxable income, subject to certain adjustments and excluding any net capital gain, in order for federal corporate income tax not to apply to earnings that we distribute. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our shareholders in a calendar year is less than a minimum amount specified under federal tax laws. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code. From time to time, we may generate taxable income greater than our income for financial reporting purposes prepared in accordance with generally accepted accounting principles in the United States, or GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, we may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where we experience differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of our taxable income could cause us to: (1) sell assets in adverse market conditions; (2) borrow on unfavorable terms; (3) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt; or (4) make a taxable distribution of our shares of beneficial interest as part of a distribution in which shareholders may elect to receive shares (subject to a limit measured as a percentage of the total distribution), in order to comply with REIT requirements. These alternatives could increase our costs or reduce our equity. Thus, compliance with the REIT requirements may hinder our ability to grow, which could adversely affect the value of the Series A Preferred Shares and our common shares.

The share ownership limit imposed by the Code for REITs and our declaration of trust may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Code, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following our first year. Our declaration of trust, with certain exceptions, authorizes our board of trustees to take the actions that are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, no person may own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest. Our board may grant an exemption in its sole discretion, subject to such conditions, representations and undertakings as it may determine appropriate in order to conclude that we will not lose our status as a REIT under the Code. The ownership limits imposed by the tax law are based upon direct or indirect ownership by “individuals,” but only during the last half of a tax year. The ownership limits contained in our declaration of trust are determined based on the ownership at any time by any “person,” which term includes entities. These ownership limitations in our declaration of trust are common in REIT charters and are intended to provide added assurance of compliance with the tax law requirements, and to minimize administrative burdens. However, these ownership limits might also delay or prevent a transaction or a change in our control that might otherwise be in the best interest of our shareholders.

Even if we remain qualified as a REIT, we may face other tax liabilities that reduce our cash flow.

Even if we remain qualified for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income and state or local income, property and transfer taxes, such as mortgage recording taxes. Many jurisdictions impose real property transfer taxes or recording fees on transfers of real property in a foreclosure, by a deed in lieu of foreclosure or by similar process, and make the transferee either jointly liable with the transferor for the tax or fee, or liable for the tax or fee in the event the transferor fails to pay it. See “U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust.” In addition, in order to meet the REIT qualification requirements, prevent the recognition of certain types of non-cash income, or to avert the imposition of a 100% tax that applies to certain gains derived by a REIT from dealer property or inventory, we may hold some of our assets through a TRS or other subsidiary corporations that will be subject to corporate-level income tax at regular rates. In addition, if we lend money to a TRS, the TRS may be unable to deduct all or a portion of the interest paid to us, which could result in an even higher corporate-level tax liability. Any of these taxes would decrease cash available for distribution to our shareholders.

Complying with REIT requirements may cause us to forego otherwise attractive investment opportunities or liquidate certain of our investments.

To qualify as a REIT for U.S. federal income tax purposes, we must on an ongoing basis satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may hinder our ability to make certain attractive investments.

Gains from sales of our assets are potentially subject to the prohibited transactions tax or a corporate level income tax.

Our ability to dispose of homes and distressed and non-performing residential mortgage loans during the first few years following their acquisition is restricted to a substantial extent as a result of our REIT status. We will be subject to a 100% tax on any gain realized on the sale or other disposition of any homes or distressed and non-performing residential mortgage loans we own, directly or through any subsidiary entity, but excluding any TRS, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business other than “foreclosure property” as defined in the Code. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. To avoid the prohibited transaction tax, we may choose not to engage in certain sales at the REIT level, even though such sales might otherwise be beneficial to us. For example, we may be required to conduct acquisitions or dispositions through a TRS, which would be subject to federal corporate income tax, and our ownership of which would also be subject to certain limitations. See “U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust—Prohibited Transactions.” While we intend to conduct our business to avoid the prohibited transactions tax and, where appropriate, the corporate income tax, there can be no assurance that the IRS will agree with our determinations, and that we will not be subject to the prohibited transactions tax or the corporate income tax on sales of property.

Re-characterization of leases as financings transactions may negatively affect us.

While we generally intend to use reasonable commercial efforts to structure any lease transaction so that the lease will be characterized as a “true lease,” with us treated as the owner and lessor of the property for federal income tax purposes, the IRS could challenge such characterization. In the event that any lease transaction is challenged and recharacterized as a seller-financed conditional sale transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed. In addition, if we enter such transactions at the REIT level, in the event of recharacterization, the REIT could be subject to prohibited transaction taxes. See “U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust—Prohibited Transactions.” Finally, the amount of our REIT taxable income could be recalculated, which might cause us to fail to meet the distribution requirement for a taxable year and require us to pay deficiency dividends, interest and penalty taxes in order to maintain REIT status.

We may experience differences in timing between the recognition of taxable income and the receipt of cash.

We may acquire distressed and non-performing residential mortgage loans in the secondary market for less than their face amount. We may take the position these loans are uncollectible and that we are not required to accrue unpaid interest and “market discount” as taxable income as it accrues. Nevertheless, we may be required to recognize interest as taxable income as it accrues. In addition, market discount, accrued on a constant yield method, is generally recognized as income when, and to the extent that, a payment of principal on the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. In such a case, while we would ultimately have an offsetting loss deduction available later when the unpaid interest and market discount were determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

In addition, pursuant to our investment strategy, we may foreclose on, or acquire by deed in lieu of foreclosure, distressed and non-performing residential mortgage loans to acquire the underlying properties. A foreclosure or deed in lieu of foreclosure is generally treated as a recognition event for tax purposes, which may result in taxable gain without receipt of cash based on the difference between our cost of the related loan and the fair market value of the property acquired by foreclosure or similar process.

In addition, in certain circumstances, we may modify a distressed or non-performing residential mortgage loan by agreement with the borrower. If these modifications are “significant modifications” under applicable Treasury Regulations, we may be required to recognize taxable gain to the extent the principal amount of the modified loan exceeds our adjusted tax basis in the unmodified loan, even if the value of the loan and payment expectations have not changed.

Finally, we may be required under the terms of indebtedness that we incur to use cash from rent or interest income payments that we receive, or gain that we recognize, to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

Due to these potential timing differences between income recognition and cash receipts, there is a significant risk that we may have substantial taxable income in excess of the cash available for distribution, which would require us to have other sources of liquidity in order to satisfy the REIT distribution requirements. See “U.S. Federal Income Tax Considerations—Taxation of Starwood Waypoint Residential Trust—Annual Distribution Requirements.”

A recent IRS administrative pronouncement with respect to investments by REITs in distressed debt secured by both real and personal property, if interpreted adversely to us, could cause us to pay penalty taxes or potentially to lose our REIT status.

The distressed and non-performing residential mortgage loans that we acquire will generally be acquired by us at a discount from their outstanding principal amount, because our pricing is based on the value of the underlying real estate that secures those mortgage loans.

Treasury Regulation Section 1.856-5(c) provides rules for determining what portion of the interest income from mortgage loans that are secured by both real and personal property is treated as “interest on obligations secured by mortgages on real property.” Under that regulation, if a mortgage covers both real property and other property, a REIT is required to apportion its annual interest income to the real property security based on a fraction, the numerator of which is the value of the real property securing the loan, determined when the REIT committed to acquire the loan, and the denominator of which is the highest “principal amount” of the loan during the year. The IRS, has issued Revenue Procedure 2011-16 interpreting the “principal amount” of the loan to be its face amount despite the Code’s general requirement that taxpayers treat market discount as interest rather than principal.

The interest apportionment regulation applies only if the debt in question is secured both by real property and personal property. We believe that all of the mortgage loans that we acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment regulation does not apply to our portfolio. A successful IRS assertion to the contrary might prevent us from meeting the 75% REIT gross income test and adversely affect our REIT status.

With respect to the 75% REIT asset test, Revenue Procedure 2011-16 provides a safe harbor under which the IRS will not challenge a REIT’s treatment of a loan as being a real estate asset in an amount equal to the lesser of (1) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan or (2) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date. This safe harbor, if it applied to us, would help us comply with the REIT asset tests following the acquisition of distressed debt if the value of the real property securing the loan were to subsequently decline. However, if the value of the real property securing the loan were to increase, the safe harbor rule of Revenue Procedure 2011-16, read literally, could have the peculiar effect of causing the corresponding increase in the value of the loan to not be treated as a real estate asset. We do not believe, however, that this was the intended result in situations in which the value of a loan has increased because the value of the real property securing the loan has increased, or that this safe harbor rule applies to debt that is secured solely by real property. Nevertheless, if the IRS took the position that the safe harbor rule applied in these scenarios, then we might not be able to meet the various quarterly REIT asset tests if the value of the real estate securing our loans increased, and thus the value of our loans increased by a corresponding amount. If we did not meet one or more of these tests, then we could potentially either lose our REIT status or be required to pay a tax penalty to the IRS.

We may choose to pay dividends in our own shares possibly requiring our shareholders to pay taxes in excess of the cash dividends they receive.

Although we have no current intention to do so, we may in the future distribute taxable dividends payable either in cash or our shares of beneficial interest at the election of each shareholder, but subject to a limitation on the amount of cash that may be distributed. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend, whether received as cash or our shares of beneficial interest, as ordinary income to the extent of our current and accumulated earnings and profits for federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received.

Qualifying as a REIT involves highly technical and complex provisions of the Code.

Qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes.

FORWARD-LOOKING STATEMENTS

This prospectus, including information incorporated by reference herein, contains, in addition to historical information, certain forward-looking statements that involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to:

•	the risk factors referenced in this prospectus, including those set forth under the section captioned “Risk Factors”;

•	expectations regarding the timing of generating additional revenues;

•	changes in our business and growth strategies;

•	volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically, whether the result of market events or otherwise;

•	events or circumstances which undermine confidence in the financial markets or otherwise have a broad impact on financial markets, such as the sudden instability or collapse of large financial institutions or other significant corporations, terrorist attacks, natural or man-made disasters or threatened or actual armed conflicts;

•	declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes;

•	the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies;

•	the impact of changes to the supply of, value of and the returns on distressed and non-performing residential mortgage loans;

•	our ability to convert the homes and distressed and non-performing residential mortgage loans we acquire into rental homes generating attractive returns;

•	our ability to successfully modify or otherwise resolve distressed and non-performing residential mortgage loans;

•	our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all;

•	the failure of residents to pay rent when due or otherwise perform their lease obligations;

•	our ability to manage our portfolio of rental homes;

•	the concentration of credit risks to which we are exposed;

•	the availability, terms and deployment of short-term and long-term capital;

•	the adequacy of our cash reserves and working capital;

•	the proposed internalization of our Manager;

•	our relationships with Starwood Capital Group and our Manager, and their ability to retain qualified personnel;

•	potential conflicts of interest with Starwood Capital Group, our Manager, the Waypoint Manager and the Waypoint Legacy Funds;

•	the timing of cash flows, if any, from our investments;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	our expected leverage;

•	effects of derivative and hedging transactions;

•	actions and initiatives of the U.S. government and changes to U.S. government policies;

•	changes in governmental regulations, tax laws (including changes to laws governing the taxation of REITs) and rates, and similar matters;

•	limitations imposed on our business and our ability to satisfy complex rules in order for us and, if applicable, certain of our subsidiaries to qualify as a REIT for U.S. federal income tax purposes and the ability of certain of our subsidiaries to qualify as TRSs for U.S. federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and

•	estimates relating to our ability to make distributions to our shareholders in the future.

When considering forward-looking statements, keep in mind the risk factors and other cautionary statements in this prospectus, including information incorporated by reference herein. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this prospectus. The matters summarized under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus, or incorporated by reference herein, could cause our actual results and performance to differ materially from those set forth in, or implied by, our forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $         million (or $         million if the underwriters exercise their option to purchase additional Series A Preferred Shares in full), after deducting underwriting discounts and estimated offering expenses payable by us.

We will contribute the net proceeds of this offering to our operating partnership in exchange for Series A Preferred Units, with substantially the same terms as the Series A Preferred Shares. Our operating partnership intends to use the net proceeds from this offering to acquire additional homes and distressed and non-performing residential mortgage loans and for general corporate purposes (including repayment of indebtedness outstanding from time to time under our SFH Facility and our master repurchase facility).

As of July 29, 2014, we had approximately $574.1 million outstanding under our SFH Facility and $267.5 million outstanding under our master repurchase agreement. We borrowed the funds under our SFH Facility principally to finance our acquisition of homes and the funds under our master repurchase agreement principally to finance the acquisition of pools or groups of mortgage loans secured by residential real property and related residential real property. As of July 29, 2014, amounts outstanding under our SFH Facility bore interest at approximately 3.11% per annum and amounts outstanding under our master repurchase agreement bore interest at approximately 3.16% per annum.

Affiliates of certain of the underwriters are lenders under our SFH Facility. As described above, our operating partnership may use a portion of the net proceeds from this offering to repay indebtedness outstanding from time to time under our SFH Facility. As a result, such affiliates of the underwriters will receive their proportionate share of any amount of our SFH Facility that is repaid with the proceeds of this offering.

Pending application of the net proceeds from this offering, our operating partnership intends to invest the net proceeds temporarily in interest-bearing, short-term investment-grade securities, money-market accounts or checking accounts, in a manner that is consistent with our intention to qualify for taxation as a REIT.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2014 (1) on an actual basis and (2) as adjusted to give effect to this offering after deducting underwriting discounts and estimated offering expenses payable by us. You should read this table together with the section titled “Use of Proceeds” and our consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

	As of March 31, 2014
	Actual	As Adjusted
	(unaudited)
	(in thousands)
Cash and cash equivalents(1)	$98,622	$

Debt:
Credit facilities(2)	$401,686	$

Total debt(3)	401,686

Equity:
Series A Preferred Shares, $0.01 par value, 100,000,000 authorized, shares issued and outstanding as adjusted	—
Common shares, $0.01 par value, 500,000,000 authorized, 39,110,969 issued and outstanding	391		391
Additional paid-in capital	1,117,726
Accumulated deficit	(14,387)

Total shareholders’ equity	1,103,730
Non-controlling interests	1,435

Total equity	1,105,165

Total capitalization	$1,506,851	$

(1)	As of , 2014, we had $ million of cash and cash equivalents.
(2)	As of , 2014, we had an aggregate of $ million of borrowing outstanding under our credit facilities (consisting of $ million outstanding under our SFH Facility and $ million outstanding under our master repurchase agreement), with an aggregate of $ million of availability (consisting of $ million available under our SFH Facility and $ million available under our master repurchase agreement).
(3)	Does not reflect the July 7, 2014 issuance of $230.0 million in aggregate principal amount of the Notes, which generated gross proceeds of $230.0 million and net proceeds of approximately $223.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses paid by us.

RATIO OF EARNINGS TO FIXED CHARGES

The below table sets forth our ratios of earnings to fixed charges for the periods shown. There were no preferred shares outstanding for the periods presented.

	Period from May 23, 2012 (inception) through December 31, 2012	Year ended December 31, 2013	Three months ended March 31, 2014
Ratio of earnings to fixed charges(1)	(2)	(2)	(3)

(1)	The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense.
(2)	There were no fixed charges for this period. Therefore, no ratio was calculated for this period.
(3)	For the three months ended March 31, 2014, earnings were insufficient to cover fixed charges by approximately $15.2 million.

PRICE RANGE OF COMMON SHARES

Our common shares have been listed on the NYSE under the symbol “SWAY” since January 22, 2014, and regular-way trading began on February 3, 2014. Prior to the listing, there was no public market for our common shares. The following table presents the high and low closing sales prices for our common shares on the NYSE for the periods indicated.

	High	Low
2014:
First Quarter from January 22, 2014 to March 31, 2014	$31.04	$25.85
Second Quarter	$28.80	$25.78
Third Quarter through July 29, 2014	$26.71	$25.41

The closing sale price of our common shares, as reported by the NYSE, on July 29, 2014, was $26.39. As of July 29, 2014, there were 17 holders of record of our common shares. The number of beneficial shareholders is substantially greater than the number of holders of record as a large portion of our shares are held through brokerage firms.

SELECTED FINANCIAL INFORMATION

The following presents selected historical consolidated financial data as of March 31, 2014, December 31, 2013 and December 31, 2012 and for the three months ended March 31, 2014 and March 31, 2013, the year ended December 31, 2013 and the period from May 23, 2012 (inception) through December 31, 2012 and selected portfolio data as of March 31, 2014, December 31, 2013 and December 31, 2012. The selected historical consolidated financial data presented below under the captions “Consolidated Statements of Operations Data” and “Consolidated Balance Sheets Data” (1) as of and for the year ended December 31, 2013, as of December 31, 2012 and for the period from May 23, 2012 (inception) through December 31, 2012 have been derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus, and (2) as of and for the three months ended March 31, 2014 and for the three months ended March 31, 2013 have been derived from our unaudited consolidated financial statements, which are incorporated by reference into this prospectus. You should read the following selected historical information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, which are incorporated by reference into this prospectus.

Consolidated Statements of Operations Data (in thousands, except share and per share data)

	Three months ended March 31, 2014	Three months ended March 31, 2013	Year ended December 31, 2013(1)	Period from May 23, 2012 (inception) through December 31, 2012(1)
Revenues
Rental revenues	$13,765	$1,124	$16,793	$431
Other property revenues	479	41	311	11
Gain on non-performing loans, net	1,843	359	5,139	75
Gain on loan conversions, net	5,414	—	8,624	—

Total revenues	21,501	1,524	30,867	517
Expenses
Property operating and maintenance	6,032	394	13,541	658
Real estate taxes and insurance	3,143	623	5,049	184
Mortgage loan servicing costs	4,882	—	6,065	—
Non-performing loan management fees and expenses	2,006	1,006	3,378	187
General and administrative	5,815	1,454	14,530	1,295
Investment management fees	2,757	—	—	—
Separation costs	3,543	—	2,652	—
Acquisition pursuit costs and property management engagement costs	554	655	2,816	2,379
Interest expense, including amortization	1,500	—	—	—
Depreciation and amortization	5,473	657	6,115	213
Impairment of real estate	834	55	1,174	459

Total expenses	36,539	4,844	55,320	5,375

Operating loss	(15,038)	(3,320)	(24,453)	(4,858)

Other income (expense)
Gain (loss) on sales of investments in real estate, net	(145)	87	1,221	586

Total other income (expenses)	(145)	87	1,221	586

	Three months ended March 31, 2014	Three months ended March 31, 2013	Year ended December 31, 2013(1)	Period from May 23, 2012 (inception) through December 31, 2012(1)
Loss before income taxes	(15,183)	(3,233)	(23,232)	(4,272)
Income tax expense	135	162	252	152

Net loss	(15,318)	(3,395)	(23,484)	(4,424)
Net loss attributable to non-controlling interests	10	6	60	—

Net loss attributable to common shareholders	$(15,308)	$(3,389)	$(23,424)	$(4,424)

Weighted average shares outstanding—basic and diluted(2)	39,110,969	39,110,969	39,110,969	39,110,969
Net loss per common share
Basic and diluted	$(0.39)	$(0.09)	$(0.60)	$(0.11)

(1)	Effective the first quarter of 2014, we reclassified prior period revenue related to our non-performing residential mortgage loans operating segment in the consolidated statements of operations to conform to the current period’s presentation. Further, we reclassified certain prior year expenses related to the Separation as well as certain third-party fees in the consolidated statements of operations to conform to the current period’s presentation. These reclassifications had no impact on previously reported results of operations or net loss per common share.
(2)	Weighted average shares outstanding—basic and diluted for periods prior to the Separation reflect shares outstanding as of the completion of the Separation.

Consolidated Balance Sheets Data (in thousands)

	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012
Investment in real estate, net	$1,107,911	$749,353	$99,401
Non-performing loans	298,202	214,965	68,106
Cash and cash equivalents	98,622	44,613	8,152
All other assets	46,785	9,477	6,322

Total assets	1,551,520	1,018,408	181,981
Total liabilities	446,355	26,352	1,521

Total equity	$1,105,165	$992,056	$180,460

Selected Portfolio Data

	As of March 31, 2014	As of December 31, 2013	As of December 31, 2012
Total properties owned	7,358	5,471	826
Total cost basis of properties owned, net (in thousands)	$1,107,911	$749,353	$99,401
Total loans owned	2,095	1,714	482
Total cost basis of loans owned (in thousands)	$298,202	$214,965	$68,106

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

The following unaudited pro forma combined consolidated statement of operations for the three months ended March 31, 2014 has been prepared to give pro forma effect to the acquisition of 707 homes from Waypoint Fund XI, or the Fund XI Portfolio, on March 3, 2014. The following unaudited pro forma combined consolidated statement of operations should be read together with the Fund XI Portfolio’s audited statement of revenues and certain operating expenses for the period from March 5, 2013 (inception) to December 31, 2013 and related notes and our unaudited pro forma combined balance sheet as of December 31, 2013 and pro forma combined statement of operations for the year ended December 31, 2013 and related notes included in our Current Report on Form 8-K/A filed on May 14, 2014 and incorporated by reference in this prospectus.

The unaudited pro forma combined consolidated statement of operations is based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined consolidated statement of operations is presented for informational purposes only and is not necessarily indicative of the future results of operations of the combined company or the combined results of operations that would have been realized had the transaction been consummated on the date indicated.

You should read the following unaudited pro forma combined consolidated statement of operations together with the information in this prospectus under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, each of which are incorporated by reference into this prospectus.

Starwood Waypoint Residential Trust

Unaudited Pro Forma Combined Consolidated Statement of Operations

For the Three Months Ended March 31, 2014

(in thousands, except share and per share data)

	Three Months Ended March 31, 2014(1)	Pro Forma Adjustments for Fund XI Portfolio Acquisition		Pro Forma Starwood Waypoint Residential Trust
Revenues
Rental revenues	$13,765	$2,150	(2)	$15,915
Other property revenues	479	—		479
Gain on non-performing loans, net	1,843	—		1,843
Gain on loan conversions, net	5,414	—		5,414

Total revenues	21,501	2,150		23,651
Expenses
Property operating and maintenance	6,032	980	(2)	7,012
Real estate taxes and insurance	3,143	423	(2)	3,566
Mortgage loan servicing costs	4,882	—		4,882
Non-performing loan management fees and expenses	2,006	—		2,006
General and administrative	5,815	—		5,815
Investment management fees	2,757	—		2,757
Separation costs	3,543	—		3,543
Acquisition pursuit costs and property management engagement costs	554	—		554
Interest expense, including amortization	1,500	899	(3)	2,399
Depreciation and amortization	5,473	231	(4)	5,704
Impairment of real estate	834	—		834

Total expenses	36,539	2,533		39,072

Operating loss	(15,038)	(383)		(15,421)

Other income (expense)
Loss on sales of investments in real estate, net	(145)	—		(145)

Total other income (expense)	(145)	—		(145)

Loss before income taxes	(15,183)	(383)		(15,566)
Income tax expense	135	—		135

Net loss	(15,318)	(383)		(15,701)
Net loss attributable to non-controlling interests	10	—		10

Net loss attributable to common shareholders	$(15,308)	$(383)		$(15,691)

Weighted average common shares outstanding-basic and diluted(5)	39,110,969	39,110,969		39,110,969
Net loss per common share
Basic and diluted	$(0.39)	$(0.01)		$(0.40)

(1)	Represents our historical unaudited consolidated statement of operations for the three months ended March 31, 2014.
(2)	Represents revenue and certain operating expenses of the Fund XI Portfolio for the period from January 1, 2014 to March 3, 2014, the date the Fund XI Portfolio was sold to us. The Fund XI Portfolio’s inception date was March 5, 2013.
(3)	Represents interest on our SFH Facility (prior to the June 13, 2014 amendment) at 3.16% blended annual rate from January 1, 2014 through March 3, 2014.
(4)	Represents depreciation expense based on estimated useful life from January 1, 2014 through March 3, 2014.
(5)	Weighted average shares outstanding—basic and diluted for the period prior to the Separation reflect shares outstanding as of the completion of the Separation.

INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

All information in this Industry Overview and Market Opportunity section is derived from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC, or JBREC, a real estate consulting firm. You should read the following discussion together with the information under the caption “Risk Factors.”

Industry Overview

Residential housing is the largest real estate asset class in the United States with a total value of approximately $20.2 trillion, according to the 2014 first quarter Federal Reserve Flow of Funds release. Since 1965, according to the U.S. Census Bureau, approximately one-third of this asset class has been rented and single-family homes currently comprise roughly one-third of all residential rental housing. Total housing inventory consists of 133 million units.

The following chart provides information about the inventory of U.S. housing as of March 2014 by unit.

U.S. Housing Inventory

Source: JBREC (U.S. Housing Analysis & Forecast Report), Q1 2014, published June 2014.

(1)	JBREC estimates using 2010 Census figures and data from American Community Survey / Housing Vacancy Survey.
(2)	Average of 1990 and 2000 Decennial Census.
(3)	JBREC extrapolation from Mortgage Bankers Association and Census data.
(4)	JBREC extrapolation from CoreLogic.
(5)	Assuming all delinquent borrowers have negative equity.

Note: Figures are not exact due to overlap (vacant homes with mortgages, etc.).

Market Opportunity

Single-family rental homes are a large and growing asset class, which has historically been managed by relatively small-scale, “mom and pop” owner-operators or by a limited number of local and regional property management organizations. More recently, the ownership profile of residential single-family rental homes has been shifting to larger investors and national owner-operators, including Starwood Waypoint Residential Trust, seeking to efficiently acquire large numbers of homes at attractive values, generate attractive rental cash flow streams and benefit from any potential home price appreciation.

After nearly a decade of solid home price appreciation from 1998 to 2006, which JBREC believes was in excess of underlying fundamentals in many markets, a significant over-correction occurred in the pricing of the single-family housing sector. Home prices declined approximately 35% in some of the largest U.S. housing markets, as measured by the non-seasonally adjusted CoreLogic Case-Shiller Composite 20 Home Price Index from its peak on July 1, 2006 to its trough on March 1, 2012. While national prices have begun to recover, with a 16% recovery through April 2014 off of the 28% peak to trough correction per JBREC’s Burns Home Value IndexTM, JBREC believes that a substantial number of non-performing residential mortgage loans will need to be resolved over the next five years, including through foreclosure, short sale or conversion through a bank deed-for-lease program. As a result, JBREC believes there may be the opportunity for experienced and well-capitalized operators to acquire large volumes of single-family rental homes and distressed non-performing residential mortgage loans at attractive pricing.

While single-family home prices are recovering, multi-family property prices have also been improving during the last few years and have surpassed levels seen during the peak of the market in late 2007 and early 2008, as measured by the NCREIF Index, published by the National Council for Real Estate Investment Fiduciaries.

Due to significant distress in the housing market and additional macroeconomic factors, demand for rental housing has been increasing at a strong rate. The rentership rate, which is generally the inverse of the homeownership rate, reached 35.2% in the first quarter of 2014 a level not seen since 1995. The ability to acquire single-family homes targeted for rental uses, at favorable prices combined with improving housing demand characteristics, may offer a significant opportunity to those with a scalable real estate management and acquisitions platform and access to capital.

JBREC believes that if homes are acquired at favorable prices, the return profile from current rental yields and potential for future home price appreciation is significant enough to encourage investment in the systems, structures and technologies that can make economies of scale possible, resulting in an opportunity for broader industry consolidation by larger and better-capitalized investors that are introducing a higher standard of institutional management to this asset class.

Supply of Housing

Following the eight-year period of solid price appreciation that ended in late 2006, home prices fell precipitously. From the peak in the third quarter of 2006 through the trough in the third quarter of 2011, the aggregate value of real estate owned by U.S. households declined by approximately $6.4 trillion or 28.6% (per the Federal Reserve Flow of Funds), an extraordinary reduction of value in the housing sector. This sudden decrease in home values has contributed to there being approximately 6.6 million home borrowers with negative equity or in some stage of delinquency as of the end of the first quarter of 2014, according to JBREC.

Foreclosure-related activity peaked in 2009 and has since begun to decline but is still substantially above historical averages since 2000. From September 2008 through April 2014, there were approximately 5 million completed loan foreclosures (according to CoreLogic). While an unprecedented number of foreclosures have occurred, a large number of delinquent loans remain outstanding. As of the end of the first quarter of 2014, approximately 3.5 million, or 8.3% of all mortgage loans (measured by loan count based on Mortgage Bankers Association data, which captures approximately 80% of all mortgages) in the nation are in some level of non-performance.

Non-Performing Residential Mortgage Loans (as of March 2014)

(Total: 4.4 million*)

Sources: Mortgage Bankers Association 1Q14 National Delinquency Survey.

*	JBREC estimate of entire non-performing residential mortgage loan market. Mortgage Bankers Association captures approximately 80% of all mortgages.

According to JBREC estimates, the number of distressed mortgages remains above historic norms. JBREC estimates that approximately 4.4 million non-performing residential mortgage loans existed at of the end of the first quarter of 2014. When compared to a normal period in the mortgage market, 1995 through 2005, there is a differential of 1.7 million non-performing residential mortgage loans.

Non-Performing Residential Mortgage Loans as a Percentage of Total Mortgages

Sources: Mortgage Bankers Association 1Q14 National Delinquency Survey and JBREC estimates.

The chart below illustrates the delinquency levels for the periods indicated. According to Mortgage Bankers Association data, a total of 3.5 million residential mortgage loans are currently non-performing.

U.S. Residential Mortgage Delinquency and Foreclosure Units

Source: Mortgage Bankers Association 1Q14 National Delinquency Survey.

Over the next five years, a substantial number of non-performing residential mortgage loans will need to be resolved, including through foreclosure, short sale or conversion through a bank deed-for-lease program. At the current rate of delinquency and non-performance, it appears that over 3.5 million homeowners in the United States will be affected. Even if only half of the delinquent or non-performing residential mortgage loans proceed through the foreclosure process or are sold through the short sale process, the supply of inventory available for acquisition would be significant, at approximately $353 billion, assuming a U.S. median home price of $201,500 as of April 2014.

In 2012 and early 2013, investors were able to purchase homes at prices below replacement cost to repair and rent. Replacement costs have been rising, with larger increases in labor and materials costs since the fourth quarter of 2012, driven in part by increased new home construction. JBREC’s proprietary monthly surveys of homebuilders across the country demonstrates that labor and materials costs for new construction increased by over 13% during the twelve months ended March 2014.

Supply of Distressed and Non-Performing Residential Mortgage Loans

In addition to directly acquiring single-family homes, there may be an opportunity for experienced and well-capitalized operators to acquire pools of distressed and non-performing residential mortgage loans at attractive pricing. Once a pool of distressed and non-performing residential mortgage loans is acquired, the loans can be modified and held, sold or converted into real estate owned homes through the foreclosure or other resolution process and rented or sold. JBREC measures the future pipeline of these distressed and non-performing residential mortgage loans by the count of shadow inventory. JBREC defines shadow inventory as currently delinquent homes, where the borrowers have not made payments for 30 or more days, that will be sold under distress and are not yet listed for sale. JBREC applied probabilities that the delinquent loans will require liquidation to arrive at the net shadow inventory number. Although many states have processed a large majority of the foreclosure inventory, which resulted from the housing downturn in the mid-late 2000’s, a number of states continue to have a large inventory due to their lengthy judicial foreclosure process. JBREC estimates that, while normal shadow inventory is 1.1 million units, the shadow inventory includes an additional 1.4 million units as of the first quarter of 2014.

National Shadow Inventory

Source: JBREC. Estimated months of shadow supply is calculated as: Shadow Inventory / (10-year average annual resale sales / 12).

Starwood Waypoint Residential Trust operates in several metro areas located in judicial foreclosure states, which still have a significant number of distressed and non-performing residential mortgage loans to work through. Although the estimated months of shadow inventory continues to trend downward, the inventory remains above normalized levels. JBREC believes that well capitalized buyers with existing infrastructure to service and handle large loan or real estate owned property portfolios will have a distinct competitive advantage in acquiring the loans.

Rental Market Demand Overview

Over the past few years, the U.S. rental housing market has begun a sustained recovery. In many markets, rental vacancies have fallen and rents have risen, even in areas hardest hit during the housing and economic downturn.

In addition to a growing trend of a mobile workforce, America is undergoing a shift in demographics. Core baby boomer households are becoming empty nesters, and the number of 25-34 year olds is growing at an accelerated pace, as members of “Generation Y” reach the stage of their lives when they would typically consider buying a home. In the context of high unemployment, labor insecurity and a desire to maintain mobility the more than 80 million members of “Generation Y,” defined as those born between 1980 and 1999, are likely to show a higher tendency to rent rather than own their homes. Additionally, the rising cost of college education and the corresponding burden of student loans leave many young people deep in debt and less willing or able to take on mortgage debt. JBREC forecasts that renter household growth will outpace owner household growth for 25-34 year olds through 2015, as shown in the chart below.

Owners Vs. Renters 25-34 Years Old

Source: U.S. Census Bureau, JBREC, February 2013.

The chart below illustrates the strength of the overall rental market (including both single-family and multi-family rental housing), which has seen increases in occupancy and rental rates despite the macroeconomic headwinds that the United States economy has been facing. According to the U.S. Census Bureau, out of the total 78 million family households in the United States, 32 million have two members, and are more likely candidates for multi-family rentals, whereas 46 million have three or more members, and are more likely candidates for single-family rentals. As shown on the right-axis below, rental occupancy percentages have been improving since 2006.

Single-Family and Multi-Family Rental Rate and Rental Occupancy

(as of December 31, 2012)

Source: U.S. Census Bureau, 2005-2012 American Community Surveys.

Note: December 31, 2012 data is most recent available, 2013 data will be released September 2014.

Single-Family Rental Demand

Many homeowners who have been displaced by the housing bubble are looking to live in a home with similar characteristics and amenities to their former home and, for this population, single-family rentals may present the best available option. In the wake of the worst housing downturn in history, renting has, in many cases, become more compelling for consumers. With the growth of the single-family rental market, these consumers are now offered alternative rental options.

While conventional multi-family and single-family homes seem to be natural competitors in the rental sector, each generally appeals to a different type of resident. The two rental markets are largely segmented by lifecycle. Singles, couples without children, people with roommates, newly divorced individuals and empty nesters dominate the multi-family market, because they tend to have smaller space needs, less demand for associated acreage and generally prefer denser, transit-centric submarkets. On the other hand, the single-family market (both owner-occupied and tenant-occupied) serves larger households that are primarily families with children, whose preferences tend to focus on the need for additional space, quality of schools and neighborhood safety.

Within the broader rental market, the single-family home rental segment has continued to maintain its relative market share compared to other types of rental housing. Two of the primary factors driving the increase in demand for single-family rental homes are constraints on home mortgage financing and the displacement of homeowners.

Relative Size of the Single-Family Rental Market

(as of December 31, 2012)

Source: U.S. Census Bureau, 2005-2012 American Community Surveys.

Note: December 31, 2012 data is most recent available, 2013 data will be released September 2014.

Constraints on Home Mortgage Financing

Even with the relative affordability of homes in 2014, many would-be home buyers—including some with no history of foreclosure—are finding it difficult to qualify for a mortgage. Lenders have reverted to more stringent underwriting standards (such as limitations on aggregate indebtedness and restrictions on the percentage of income allocable to mortgage payments) and require larger down payments, which together have made it difficult for many potential home buyers to obtain mortgage financing.

Displaced Owners Forced to Rent

In some cases, the shift from owning to renting is a function of foreclosure, short sales or other adverse credit or economic events. A home foreclosure, for example, can have a significant adverse effect on credit status and can limit the ability to obtain mortgage debt to finance future homeownership for up to seven years. Distressed owners are effectively converted to renters, many of whom prefer to live in a single-family home, which has characteristics and amenities similar to their former homes, as opposed to an apartment. Families renting single-family homes may be able to keep their children enrolled in the schools they are accustomed to and in proximity to friends and sports or recreational programs. In addition, single-family homes are frequently located in stable neighborhoods and include private yards for children and pets to play safely.

The recent drop and subsequent volatility in home prices (with its trough in March 2012 in some of the largest U.S. housing markets), constraints on mortgage lending, job volatility requiring greater geographic mobility, economic uncertainty, evolving demographics and expanded rental options are changing the way many Americans live and in some cases discouraging homeownership. Many people, who in the past might have become homeowners, are instead becoming long-term renters of single-family homes. According to JBREC, for every 1.0% decline in the homeownership rate, the occupants of approximately 1.1 million homes become prospective tenants. The U.S. Census Bureau reports the national homeownership rate was 64.8% in the first quarter of 2014, which is down from a peak of 69.2% in the fourth quarter of 2004.

National Homeownership Rate

Source: U.S. Census Bureau.

Note: 2014 is as of Q1 2014. Homeownership rate includes all types of homes, including single-family homes, condos, townhomes, 2+ unit buildings, manufactured homes, boats, and other (as defined by the U.S. Census Bureau).

Single-Family Home Prices

There was an over-correction in housing prices in certain housing markets, which led to home prices being significantly below replacement cost in many of these markets. As the economy gradually strengthens and the housing market returns to long-term pricing norms, or reverts to mean pricing levels, JBREC believes there is the potential for home price appreciation. As of April 30, 2014, Starwood Waypoint Residential Trust’s fourteen primary markets were located in Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA; Cape Coral-Fort Myers, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA MDiv; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Arizona (Phoenix-Mesa-Glendale, AZ MSA), Nevada (Las Vegas-Paradise, NV MSA) and Illinois (Chicago-Joliet-Naperville, IL MDiv).

The chart below illustrates the magnitude of the decrease in home prices in these fourteen markets and the subsequent rebound, which remains below the previous peak for all but Denver-Aurora-Lakewood MSA, Dallas-Fort Worth-Arlington MSA and Houston-Sugar Land-Baytown MSA. For example, home prices in the Houston-Sugar Land-Baytown MSA fell 3% from the previous peak to trough and have subsequently risen 17%.

Changes in Burns Home Value Index(1)(2)

(January 2002 to April 2014)

Source: JBREC, April 2014.

(1)	Previous peak occurred during 2005-2009 for all markets. Troughs occurred during 2010 or 2012 for all markets. Burns Home Value Index estimates all single-family home values in a market, not just recent transactions, except for Texas.
(2)	Other than Oakland, CA (MDiv), Chicago, IL (MDiv) and national, information provided for each market relates to the respective MSA.

Projections and Assumptions

The information prepared by JBREC contains projections regarding home price appreciation, employment growth, residential building permit activity, median household income, household formation and housing affordability conditions. JBREC has made these projections based on studying the historical and current performance of the residential housing market and applying JBREC’s qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual results because events and circumstances frequently do not occur as expected, and the differences may be material. JBREC does not express any form of assurance that these projections will come true. See “Risk Factors—Risks Related to Our Business, Properties and Growth Strategies—The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.”

Home Price Appreciation

The Burns Home Value Index seeks to provide a reasonable estimate of home value trends in an MSA. The index is calculated based on an Automated Valuation Model (AVM) or “electronic appraisal” of every home in the market, rather than just the small sample of homes that are actually transacting. The index provides an estimate of home value trends by analyzing transactions as they are negotiated, not closed, which eliminates the data lag embedded in other home value indices that are based only on completed transactions. An AVM calculation is not used in non-disclosure price states such as Texas, where we use other indexes to estimate home value trends. The index does not measure the change in the median price of homes sold, which may be subject to the mix of homes being sold and differences by geography. Appreciation projections are highly dependent on JBREC’s assumptions of job growth by market and mortgage rates staying below 5.25% through 2016.

Employment Growth

JBREC forecasts the Bureau of Labor Statistics’ wage and salary employment totals. Employment growth conditions vary by market, but JBREC believes that an economic recovery that involves global debt reduction is likely to be a slow-growth recovery. Among other things, JBREC has assumed that the economy is gradually expanding, albeit at a slower pace than prior economic recoveries.

Median Household Income

JBREC’s household income forecasts assume generally improving job growth, and assume that incomes are generally rising after declining during the recent economic downturn. As with job growth, the recovery in the rate of household income growth is generally expected to occur at a slower pace in the near term than in previous economic recoveries.

Household Formation

JBREC’s household formation forecasts are based on forecasted changes in population, as well as a return to more normal headship rates, or the percentage of people in an age group who head a household. Headship rates fell for nearly all age groups from 2000 to 2010, particularly in the younger age groups, mostly caused by the economic distress in the latter half of the last decade. JBREC’s forecasts assume immigration that occurs at levels consistent with the 2000s and continued growth in multi-generational families.

JBREC expects that the generation of people under 35 years old in 2010 will be 5% less likely to own a home than “normal” and will rent instead. Higher personal debt levels, including but not limited to record high student loan debt, will result in high debt-to-income ratios which will prevent some households from qualifying for mortgages. In addition, JBREC recognizes that the United States has become a more mobile society, which will cause a small increase in the percentage of households who choose to rent. JBREC defines ‘‘normal’’ homeownership rates as equivalent to 2000 levels, when the housing market was less volatile and many economic variables were near historical averages.

Markets

As of April 30, 2014, Starwood Waypoint Residential Trust’s fourteen primary markets were located in Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA; Cape Coral-Fort Myers, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA MDiv; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Illinois (Chicago-Joliet-Naperville, IL MDiv), Arizona (Phoenix-Mesa-Glendale, AZ MSA) and Nevada (Las Vegas-Paradise, NV MSA).

The following tables provide summaries of demographic, economic and housing data and estimates, forecasts and projections for our fourteen primary markets as of and for the period indicated.

Demographic and Economic Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Cape Coral, FL MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA MDiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA	National
Population Total, millions(1)	5.4	7.9	6.6	2.6	0.6	6.2	2.0	5.8	2.6	2.2	4.3	4.4	2.8	0.4	315.3
MSA/MDiv Rank by Population(1)	8	3	4	23	100	5	38	7	24	31	12	13	19	142	n/a
Average Annual Population Growth Forecast (2014 to 2016)(2)(3)	1.5%	0.3%	2.1%	1.7%	3.0%	1.8%	2.3%	1.4%	0.7%	2.4%	2.0%	1.1%	1.0%	0.6%	n/a
Unemployment Rate Apr. 2014(4)	6.5%	7.4%	4.7%	5.4%	5.3%	4.6%	7.4%	5.8%	5.9%	5.4%	5.3%	8.3%	5.9%	7.0%	6.3%
Average Annual Employment Growth Forecast (2014 to 2016)(2)	2.7%	1.6%	3.0%	3.1%	3.3%	3.2%	2.6%	2.2%	2.7%	3.1%	2.5%	1.9%	2.4%	1.8%	1.8%
Total Households, millions (2013)(3)	2.0	2.9	2.5	1.1	0.3	2.2	0.8	2.1	0.9	0.8	1.6	1.4	1.2	0.1	119.1
Average Annual Household Growth Forecast (2014 to 2016)(2)(3)	1.8%	0.6%	2.4%	2.1%	3.5%	2.1%	2.5%	1.5%	1.0%	2.5%	2.5%	1.7%	1.2%	0.7%	n/a
Median Household Income (2013)(3)	$57,340	$61,390	$58,890	$62,810	$47,320	$58,870	$51,110	$48,680	$73,690	$48,510	$53,890	$53,880	$46,460	$67,640	n/a
Average Annual Median Income Growth Forecast (2014 to 2016)(2)(3)	2.4%	2.3%	2.7%	2.6%	2.5%	2.2%	2.2%	2.9%	2.4%	1.7%	2.7%	2.8%	3.1%	4.0%	n/a

(1)	Source: U.S. Census Bureau.
(2)	Source: JBREC estimate; actual values may differ materially from those estimated.
(3)	Sources: Moody’s Analytics, JBREC.
(4)	Source: Bureau of Labor Statistics.

Housing Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Cape Coral, FL MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA MDiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA	National
Total Housing Units, millions(1)	2.2	3.2	2.5	1.1	0.4	2.4	0.8	2.5	1.0	1.0	1.8	1.5	1.4	0.2	132.5
Median Resale Home Price (Dec 2013)(2)	$146,469	$190,000	$183,327	$260,000	$157,500	$187,400	$178,000	$232,016	$480,000	$158,000	$194,650	$257,000	$135,000	$270,000	$197,700
Total Market Value, billions(1)	$256	$516	$273	$189	$35	$251	$67	$326	$150	$89	$199	$198	$126	$23	$17,957
Number of Resale Homes Sold(2)
2013	89,778	113,700	85,070	56,358	21,925	80,893	46,209	124,231	32,425	41,289	96,146	64,707	57,148	5,965	5,090,000
2012	76,669	81,651	71,598	46,035	20,620	68,643	47,733	108,129	33,750	38,238	99,984	65,666	49,417	6,566	4,660,000
2011	63,559	62,865	61,033	37,372	22,309	58,854	50,031	100,034	31,000	36,664	97,248	64,626	43,480	6,526	4,260,000
2010	66,740	61,347	60,924	36,656	22,687	56,807	46,515	88,497	30,652	35,627	88,051	68,552	38,586	6,309	4,190,000
Percent Change in Burns Home Value Index, Peak to Trough(3)	-34%	-34%	-4%	-11%	-60%	-3%	-62%	-50%	-42%	-52%	-52%	-54%	-47%	-59%	-27%
Percent Change in Burns Home Value Index™, Trough to Current (Apr 2014)(3)	24%	10%	14%	20%	44%	17%	52%	32%	46%	31%	46%	44%	26%	51%	17%
Average Annual Burns Home Value Index™ Appreciation Forecast (2014 to 2016)(3)	8.3%	6.8%	5.1%	5.4%	6.4%	6.2%	7.2%	8.0%	8.6%	6.6%	3.8%	7.7%	5.2%	10.4%	5.0%
Single-Family Rental Vacancy Rates (Apr. 2014)(4)	9.2%	5.0%	6.5%	3.4%	14.0%	9.0%	5.2%	6.9%	4.6%	9.1%	6.5%	6.3%	10.3%	5.6%	6.3%
Single-Family Average Rental Rate (Apr. 2014)(4)	$1,054	$1,443	$1,158	$1,333	$1,111	$1,230	$1,082	$1,630	$2,173	$1,122	$1,084	$1,351	$1,135	$1,457	$1,266
Rentership Rate (2014-Q1)(5)	39.7%	32.2%	41.1%	36.4%	n/a	39.8%	49.4%	40.5%	n/a	32.9%	36.8%	44.5%	33.1%	n/a	35.2%
Shadow Inventory Estimate (2013-4Q)(3)	70,528	122,161	62,744	14,892	9,326	48,357	24,171	111,325	12,507	38,203	25,978	34,623	50,900	2,982	2,916,456
Shadow Inventory Estimate as a % of Total Housing Units (2013-4Q)(1)(3)	3.2%	3.9%	2.5%	1.4%	2.5%	2.0%	2.8%	4.5%	1.3%	4.0%	1.4%	2.3%	3.7%	1.9%	2.2%
Total New Home Replacement Cost to Median Resale Price Ratio Per Square Feet (2013)(6)	140%	102%	115%	105%	164%	121%	116%	106%	78%	140%	122%	122%	140%	113%	n/a

(1)	Source: U.S. Census Bureau, 2012 American Community Survey 1-Year Estimates.
(2)	Sources: Texas A&M Real Estate Center (Dallas-Fort Worth, Houston), DataQuick (Atlanta, Chicago, Fort Myers, Denver, Las Vegas, Miami, Oakland, Orlando, Phoenix, Riverside-San Bernardino, Tampa & Vallejo), NAR (National).
(3)	Source: JBREC. For the Burns Home Value Index note that peak occurred during 2005-2009 for all markets. Trough occurred during 2010 or 2012 for all markets. Burns Home Value Index estimates home values in a market, not just recent transactions except for Texas.
(4)	Source: RentRange. Vacancy Rates are based on a custom calculation using the last published data from the U.S. Census Bureau. Includes combined single and multi-family vacancy rates. National data is weighted average of the median values for all metros covered by RentRange.
(5)	Source: U.S. Census Bureau. Chicago value covers the entire MSA.
(6)	Source: The Total New Home Replacement Cost to Median Resale Price Ratio per square foot is calculated by dividing the Total Replacement Cost Per Square Foot by the Median Resale Price per square foot. The ratio for replacement cost is based upon a square foot comparison to account for the fact that in most markets, there is a difference in the median resale home size and the median new home size. The average median new home size is about 400 square feet larger than the median resale home size within the MSA’s and MDiv’s analyzed in this study. The JBREC Total New Home Replacement Cost estimates are for 2013. The estimate is based on each MSA’s or MDiv’s median new home size and direct construction cost estimate, and includes a finished lot value estimate (lot ratio that varies by market multiplied by the median new home price), estimated fees at permit by MSA or MDiv. (may vary greatly by city or other jurisdiction within an MSA or MDiv.), option construction costs (65% of estimated options revenue), indirect construction costs at $2 per square foot, financing costs at 3% of the median new home price (revenue), property tax and misc. carry costs at 1.0% to 1.5% of house price, selling, general and administrative (SG&A) costs of 11% of revenue and developer profit of 8% of revenue. Miami and Dallas total new home replacement cost to median resale price ratio is for the MDiv. only not the full MSA.

BUSINESS

Our Company

We are a Maryland real estate investment trust formed in May 2012 primarily to acquire, renovate, lease and manage residential assets in select markets throughout the United States. Our primary strategy is to acquire homes, through a variety of channels, renovate these homes to the extent necessary and lease them to qualified residents. We seek to take advantage of continuing dislocations in the housing market and the macroeconomic trends in favor of leasing homes by acquiring, owning, renovating and managing homes that we believe will (1) generate substantial current rental revenue, which will grow over time, and (2) appreciate in value as the housing market continues to recover over the next several years. In addition to the direct acquisition of homes, we purchase pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO, which we may seek to (1) convert into homes through the foreclosure or other resolution process that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell at higher prices if circumstances warrant. Our objective is to generate attractive risk-adjusted returns for our common shareholders over the long-term, primarily through dividends and secondarily through capital appreciation.

When pursuing home acquisitions, we focus on markets that we believe present the greatest opportunities for home price appreciation, that have strong rental demand and where we can attain property operating efficiencies as a result of geographic concentration of assets in our portfolio. A significant portion of our home portfolio is located in Florida, Georgia and Texas, although we have made, and/or intend to pursue, acquisitions in other states as well, including Illinois, Colorado, California and Arizona. We identify and pursue individual home acquisition opportunities through a number of sources, including MLS, foreclosure auctions and short sales. In addition, we may opportunistically identify and pursue bulk portfolios of homes from banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. We believe that favorable prevailing home prices coupled with the potential to purchase distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO provide us with a substantial market opportunity to acquire residential assets that generate attractive risk-adjusted returns as the housing market continues to recover.

As of May 31, 2014, our portfolio consisted of 10,413 owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) 8,442 homes (excluding 234 homes that we did not intend to hold for the long term) with an aggregate investment, inclusive of acquisition and actual and expected renovation costs, of approximately $1.2 billion and an average monthly rent per leased home of $1,410 and (2) distressed and non-performing residential mortgage loans with an UPB of $533.5 million, a total purchase price of $289.5 million and total BPO value of $473.8 million that are secured by liens on 1,971 homes. As of May 31, 2014, our homes that were rent ready for more than 90 days were approximately 97.6% leased, and our homes that were owned by us for 180 days or longer were approximately 93.7% leased.

For the period from June 1, 2014 to                     , 2014, we acquired an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $         million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. As of                     , 2014, we had contracted to acquire an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1)             homes under contract with an aggregate expected acquisition cost of $         million and (2) distressed and non-performing residential mortgage loans under contract with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

We were formed in May 2012 as a wholly-owned subsidiary of Starwood Property Trust. On January 31, 2014, Starwood Property Trust completed the Separation. Its stockholders received one of our common shares for every five shares of Starwood Property Trust common stock held at the close of business on January 24, 2014, and Starwood Property Trust no longer holds any of our common shares. In connection with the Separation, approximately 39.1 million of our common shares were issued.

We intend to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ending December 31, 2014. We generally will not be subject to U.S. federal income taxes on our REIT taxable income to the extent that we annually distribute all of our REIT taxable income to shareholders and qualify and maintain our qualification as a REIT.

Our Manager

We are externally managed and advised by our Manager pursuant to the terms of the Management Agreement. Our Manager is an affiliate of Starwood Capital Group, a privately-held private equity firm founded and controlled by Barry Sternlicht, our chairman. Starwood Capital Group has invested in most major classes of real estate, directly and indirectly, through operating companies, portfolios of properties and single assets, including multi-family, office, retail, hotel, residential entitled land and communities, senior housing, mixed use and golf courses. Starwood Capital Group invests at different levels of the capital structure, including equity, preferred equity, mezzanine debt and senior debt, depending on the asset risk profile and return expectation.

Our Manager draws upon the experience and expertise of Starwood Capital Group’s team of professionals and support personnel. Our Manager also benefits from Starwood Capital Group’s asset management, portfolio management and finance functions, which address legal, compliance, investor relations and operational matters, asset valuation, risk management and information technologies, in connection with the performance of our Manager’s duties.

On January 31, 2014, our Manager acquired the Waypoint platform, which is an advanced, technology driven operating platform that provides the backbone for deal sourcing, property underwriting, acquisitions, asset protection, renovations, marketing and leasing, repairs and maintenance, portfolio reporting and property management of homes. The Waypoint platform was developed by members of the Waypoint executive team, who became members of our Manager’s executive team on January 31, 2014. The Waypoint executive team began operating homes in January 2009 to take advantage of an opportunity to bring institutional practices to a highly fragmented real estate asset class and, since that time, have actively developed a highly scalable technology platform for home rentals, referred to as Compass. In addition to the executive team, all the employees of the Waypoint Manager became employees of our Manager as of January 31, 2014. These employees provide our Manager with in-house operations associated with every stage of the life cycle of a home. We did not acquire the Waypoint Manager, the Waypoint Legacy Funds or the assets of the Waypoint Legacy Funds as part of our acquisition of the Waypoint platform; however, we did acquire 707 homes from Waypoint Fund XI, a fund managed by the Waypoint Manager, subsequent to the Separation.

Our Manager maintains 13 regional offices and 7 resident service centers. The regional offices house our Manager’s regional officers, local acquisitions and construction teams, and, if applicable, our Manager’s local marketing and leasing, property management and repairs and maintenance teams. The resident service centers serve as localized customer-facing offices that help to ensure resident satisfaction and retention, as well as to integrate all local operations. Our Manager expects to continue opening additional resident service centers as we scale in our target markets.

Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control.

Our Competitive Strengths and Business and Growth Strategies

Experienced Investment Team

We benefit from the experience and significant expertise of our Manager’s executive team in real estate investing, particularly in the residential sector. Our Manager’s executive team has a proven investment track record in acquiring real estate in distressed market conditions and have been operating homes since 2009, which we believe is longer than many of our institutional competitors.

As a former chairman and chief executive officer of Starwood Hotels & Resorts Worldwide, Inc., a Fortune 500 company, and current chairman and chief executive officer of Starwood Capital Group, chairman and chief executive officer of Starwood Property Trust and Chairman of TRI Pointe Homes, Inc., a builder of single-family homes, Barry Sternlicht, our chairman, brings a unique perspective on building a world class real estate operating business to our chairman position. We believe that our relationship with Starwood Capital Group, which had approximately $36 billion of real estate-related assets under management as of March 31, 2014, gives us a strong competitive advantage, in particular by providing us with access to the personnel, relationships and the acquisition and operational expertise of Starwood Capital Group through our Manager. As of March 31, 2014, Starwood Capital Group had invested over $1.7 billion in land-related transactions and had participated in the development and financing of more than 47,000 home sites across the United States since its inception. Through SLV, Starwood Capital Group has enhanced its local market expertise in residential assets, which Starwood Capital Group has used to identify target markets that it believes are attractive for the acquisition of single-family rental housing. In addition, as of March 31, 2014, Starwood Capital Group owned over 23,000 multi-family apartment units throughout the United States. Through our Manager, Starwood Capital Group’s knowledge of the residential real estate business and established track record of distressed investing guides our targeted approach in the rental home space.

The diverse real estate acquisition and operating experience of our Manager’s executive team sets it apart from most traditional real estate investors. Members of our Manager’s executive team have executed a wide variety real estate transactions across various economic cycles, demonstrating a sophisticated structuring capability and an ability to execute complex transactions. Members of our Manager’s executive team have created or taken public five companies, Starwood Hotels & Resorts Worldwide, Inc., Starwood Property Trust, iStar Financial, Inc., TRI Pointe Homes, Inc. and ZipRealty, Inc. They also participated in the formation of Equity Residential Properties Trust, one of the premier U.S. multi-family REITs. We believe this breadth of experience provides us with competitive advantages in acquiring and operating assets, raising capital, obtaining flexible and efficient financing options and using creative strategies to sell assets that have appreciated or that no longer fit with our strategic objectives.

Proprietary Technology

We believe that achieving consistent operational excellence is crucial to the success of acquiring, renovating, leasing and managing a geographically dispersed portfolio of homes and acquiring distressed and non-performing residential mortgage loans. The backbone of our Manager’s operations is formed by Compass, a proprietary technology system that has been continually refined and enhanced since our Manager’s executive team began operating homes in 2009. Our Manager’s executive team specifically designed Compass to be intuitive to employees across all functional areas. Compass is built on a cloud-based operating platform powered by leading technology companies, including Salesforce.com, Google and Amazon, which provides our Manager with the ability to quickly achieve scalability, security and redundancy in a cost-effective manner.

Compass enables our Manager to have real-time oversight of all parts of our business, while maintaining the flexibility to evolve quickly as our business grows and additional functionality is needed. Managers, field personnel and technologists work together to continually define and automate business processes based on the latest data-driven analyses as well as to upgrade existing features and generate new applications.

The below table sets forth several of the functional components of Compass that help us achieve key operational goals throughout the life cycle of a home. Compass provides work-flow management oversight that links all of the functional areas that are involved in the home life cycle. Compass is a key component in minimizing the time from the purchase of a home to move-in as well as facilitating necessary communication throughout the process. In addition, Compass is designed to provide an iterative feedback loop such that data learned in the process is easily shared and utilized across departments and regions to continually improve workstreams and implement best practices. Because the architecture of Compass is such that all operational information is housed in one system, managers have real-time access to information across all parts of the business and can continually make informed decisions that have meaningful impact on operations.

Highly Scalable Operating Platform

We believe our Manager’s operating platform provides us with a critical competitive advantage. First, it provides control over all aspects of the business, which is essential to hold all parties accountable for quality and performance and to support the reputation of our brand. Through the consistent use of Compass, we believe our Manager ensures management’s visibility into our operations and creates the ability to efficiently scale our business as it grows.

Disciplined Investment Process

•	Home Acquisitions. Our Manager’s executive team has developed a proprietary approach to acquiring homes based on extensive experience that includes “top-down” and “bottom-up” analyses and is supported by Compass. The acquisition process begins by targeting attractive markets based on macroeconomic, demographic and market-specific characteristics and then breaking these markets down into very specific sub-markets that we believe provide attractive home acquisition and rental opportunities at scale and density sufficient to generate operating efficiencies. Individual homes within these sub-markets are sourced through multiple channels and identified as acquisition targets based on both “bottom-up” neighborhood and street-level experience as well as “top-down” market and business analytics. The relative quality of the specific location of each home is measured within Compass against investment parameters established by our Manager in order to automatically generate an appropriate risk-adjusted minimum return target for the opportunity.

Two critical estimates are then incorporated to allow Compass to generate a maximum bid price for the home: an estimated rental rate and estimated renovation costs. An initial estimated rental rate is determined by our Manager’s proprietary yield management system within Compass, which is typically further refined by the local acquisitions employees in consultation with our Manager’s local leasing agents. The initial estimated renovation costs are derived using our Manager’s proprietary “Cap Ex Predictor” program within Compass, which generates an automated renovation estimate based upon the estimated scope and home location, characteristics and vintage. Based upon this data, and subject to limitations imposed by our Manager’s own internal appraisal process in which it derives an estimated “after renovated value,” Compass generates a maximum bid price for each home. We believe this proprietary approach to acquiring homes provides appropriate parameters and checks and balances for assembling a portfolio of homes that create an opportunity to achieve attractive risk-adjusted returns for our common shareholders. This approach, which we believe will result in our Manager acquiring only a small percentage of the opportunities it will typically review, is shown graphically in the diagram below.

Purchaser of Small Percentage of Total Opportunities

While we believe many of our competitors focus primarily on newer homes, the experience of our Manager’s executive team has demonstrated that older homes can also represent attractive value-added opportunities as they often benefit from higher quality construction, better proximity to employment and transportation, mature neighborhoods and superior school districts.

•	Distressed and Non-Performing Residential Mortgage Loan Acquisitions. We also seek to acquire portfolios of distressed and non-performing residential mortgage loans. The quantity of distressed and non-performing residential mortgage loans remains substantial as a result of a backlog in the foreclosure process. We believe this dynamic results in opportunities to purchase large pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO. Upon our acquisition of these loans, we seek to (1) convert the loans into homes that can then either be contributed to our rental portfolio or sold or (2) modify and hold or sell the loans at higher prices if circumstances warrant. Although acquiring homes through the foreclosure or other resolution process of loans may involve more effort and risk than acquiring homes directly, we believe that we are compensated for such effort and risk through a lower cost basis for homes acquired in this manner.

We utilize and develop strategic relationships to assist us in identifying and foreclosing on or disposing of distressed and non-performing residential mortgage loans. We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. Prime, in accordance with our instructions (which are based in part on the use of certain of our Manager’s analytic tools), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. To the extent the joint venture holds any homes (either as the result of the joint venture’s conversion of distressed and non-performing residential mortgage loans to homes or the joint venture’s acquisition of homes) that we, in our sole and absolute discretion, have determined not to sell through the joint venture, we are permitted to direct, and intend to direct, the joint venture to transfer such homes to us. Our distressed and non-performing residential mortgage loans are serviced by Prime’s team of asset managers or licensed third-party mortgage loan servicers.

While we focus on investments in homes and distressed and non-performing residential mortgage loans, we may selectively pursue other investment strategies, including the acquisition of performing residential mortgage loans and the acquisition or funding of loans secured by homes or entities that own portfolios of homes to the extent that those investments are consistent with our qualification as a REIT.

Attractive Portfolio and Access to an Extensive Pipeline of Investment Opportunities Through Quality Relationships

As of May 31, 2014, our portfolio consisted of 10,413 owned homes and homes underlying distressed and non-performing residential mortgage loans, and, for the period from June 1, 2014 to                     , 2014, we acquired and, as of                     , 2014, we had contracted to acquire, an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire. In addition, we are in the process of negotiating a number of potential acquisitions of homes and distressed and non-performing residential mortgage loans in select markets. We do not believe that such acquisitions are probable at this time. There can be no assurance that we will ultimately acquire any such residential assets on favorable terms, or at all.

Our Manager acquires homes through four main channels—retail, alternative, auction and distressed and non-performing residential mortgage loan resolution channels—and, to a lesser extent, bulk purchases and newly-built homes. We believe that it is important to maintain the capability to source attractive acquisition opportunities across channels as they arise. We continuously monitor the opportunities available in each channel and modify our focus accordingly to source the most attractive acquisition opportunities. Since the Separation, we have acquired homes through all four of these main channels. Our existing pipeline has been sourced primarily through the relationships our Manager’s executive team has formed transacting with regional and local partners in our target markets, leading banks, mortgage servicers, other single-family home rental companies, government sponsored enterprises, private investors and other financial institutions. Our Manager carefully selected the regional and local partners that assist us with acquisitions, which we believe are best in class in their markets, and these partners exclusively provide such services to us within our target parameters in our target markets. In certain cases, Starwood Capital Group has had long preexisting relationships with these partners. We believe the breadth of our Manager’s and Starwood Capital Group’s relationships generate attractive investment opportunities for us.

Branded Strategy Through Differentiated Product and Service Offerings

We strive to be recognized as the leading brand in the emerging home rental industry by combining a technology focused operating platform with best practices used in the multi-family and hospitality industries. Our Manager uses the trademarked slogan “Reinventing Renting™” to demonstrate our combined mission to reinvent the renting experience by making many of the traditional benefits of homeownership available to our residents.

•	Quality Homes. We are highly focused on, and take substantial pride in, providing high quality rental homes in desirable single-family communities to our residents. Our Manager’s executive team has learned over their five years of experience those renovations that are the most important to residents and that they believe lead to increased rental and occupancy rates. Our Manager has numerous relationships with national product vendors with the goal that all of our homes have a consistent look and feel ensuring an attractive product offering and renovation and repair efficiencies. Our Manager’s executive team has also developed strategic relationships with a large pool of established general contractors in each of our target markets to ensure all renovations are completed with the highest quality standards. In addition, we are highly conscious of our environmental impact and are committed to providing homes that are clean and energy efficient.

•

Commitment to Service. Our approach to service is best exemplified by our Manager’s service commitment. Under this multi-faceted approach, a resident receives multiple contacts from various property management representatives in the first 90 days after move-in and continuing points of contact through their residency. Our Manager utilizes Compass to ensure that inquiries and maintenance requests are handled promptly and professionally, minimizing the time required from our residents. Compass also enables us to continually measure resident feedback and improve the resident experience. This high-touch model sets initial expectations with residents and maintain frequent contact to ensure residents uphold their lease requirements. In addition, our Manager’s executive team has created the Waypoint Guarantee to demonstrate the commitment to customer service for our residents. Among other things, we guarantee that if a resident is unhappy in the home and wishes to move, the lease may be terminated within the first 30 days of the lease term.

•	Rewarding Leases. We believe that renting a home should be a rewarding experience and that our Manager’s Lease Plus Rewards® program sets a new standard for the home rental experience. Upon signing a twenty-four month lease, our residents have the opportunity to earn credits, or Waypoints, in a number of ways, including by making timely rent payments and maintaining the home in good condition. Program participants are able to redeem their Waypoints during their lease term to purchase home improvements from a catalog of offerings or, at the end of their two-year lease term, to apply their Waypoints towards rent credits upon renewal or to receive cash back.

•	Foundation of Respect. We value our commitment to building a company that values people and the communities in which we live and work. We are proud that we are a real estate company with an innovative business model that we believe makes a positive impact for all involved stakeholders—residents, investors and community members—and we will continue to seek opportunities to strengthen our relationships with our stakeholders, including through participation in community projects and local charitable organizations.

Disciplined Approach to Entering New Markets

We expect to continue expanding into new markets where we can build a portfolio of sufficient size to maintain efficient, vertical operations to meet our residents’ expectations. We seek to enter new markets where we can provide a high-quality rental offering in desirable single-family communities. We establish “buy zones” where we attempt to acquire a critical mass of homes to maximize operating efficiencies.

When entering a new market, a regional director is selected and paired with the vice president of new markets to guide the expansion in an effective and timely manner pursuant to a detailed plan built on the extensive experience of our Manager’s executive team. Our Manager’s automated and proprietary systems, tools and controls allow it to establish a functioning acquisition platform to enable us to begin acquiring homes in new markets within 30 to 60 days of entry. Our Manager’s highly scalable infrastructure enables us to acquire homes that meet specified underwriting standards with a high degree of precision and quickly establish a critical mass of homes to maximize efficiency.

We believe that our Manager’s disciplined approach to entering new markets provides us with the flexibility to deploy capital to the most attractive markets without sacrificing our operational advantages.

Alignment of our Manager’s and Starwood Capital Group’s Interests with Our Interests

Our Manager owns an aggregate of 777,574 of our RSUs and certain employees of our Manager own an aggregate of 199,991 of our RSUs, in each case granted concurrently with the completion of the Separation. In addition, an aggregate of 573,879 of our common shares are held by Starwood Capital Group and Barry Sternlicht, our chairman. In addition, the management fee we pay our Manager is dependent on the price of our common shares, which gives our Manager an incentive to maximize the value of our common shares. Our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control.

Comprehensive Capital Raising and Financing Strategy

We believe our capital structure provides us with significant financial capacity and flexibility to fund our future growth. As a public company, we believe we have access to multiple sources of capital raising and financing. We have a $1 billion, secured revolving credit facility, or the SFH Facility, with an outstanding balance of approximately $574.1 million as of July 29, 2014. We also have a master repurchase agreement providing for a $500.0 million warehouse credit facility to finance the acquisition of pools or groups of mortgage loans secured by residential real property and related residential real property by us and our wholly-owned subsidiaries. The warehouse facility had an outstanding balance of approximately $267.5 million as of July 29, 2014. In addition, on July 7, 2014, we issued $230.0 million in aggregate principal amount of the Notes. The sale of the Notes generated gross proceeds of $230.0 million and net proceeds of approximately $223.9 million, after deducting the initial purchasers’ discounts and estimated offering expenses paid by us.

Our Portfolio

Homes

As of May 31, 2014, our portfolio consisted of 10,413 owned homes and homes underlying distressed and non-performing residential mortgage loans. Set forth below is additional information as of May 31, 2014 regarding homes included in our portfolio.

Location	Number of Homes(1)	Percent Leased	Average Acquisition Cost Per Home	Average Investment Per Home(2)	Aggregate Investment (in millions)	Average Home Size (square feet)	Weighted Average Age (years)
Atlanta	2,142	61.5%	$94,868	$115,875	$248.2	1,904	22
South Florida	1,648	85.7%	$132,569	$156,781	258.1	1,580	45
Houston	1,040	82.2%	$126,816	$139,915	145.5	2,067	29
Tampa Bay	909	78.8%	$106,758	$124,295	113.0	1,476	40
Dallas	800	74.5%	$123,434	$141,419	113.1	2,015	22
Chicago	417	72.9%	$121,660	$147,211	61.4	1,555	41
Southern California	324	77.8%	$236,091	$247,111	80.1	1,616	36
Denver	305	63.6%	$182,340	$210,732	64.3	1,498	30
Orlando	293	84.6%	$119,937	$138,018	40.4	1,670	37
Phoenix	246	80.5%	$140,433	$158,216	38.9	1,546	39
Northern California	233	92.7%	$216,239	$230,301	53.7	1,495	45
California Valley	43	95.3%	$224,747	$225,520	9.7	1,711	26
Las Vegas	42	100.0%	$155,717	$167,486	7.0	1,966	27

Total/Average	8,442	75.7%	$126,565	$146,134	$1,233.4	1,752	33

(1)	Excludes 234 homes that we did not intend to hold for the long term.
(2)	Includes acquisition costs and actual and estimated upfront renovation costs. Actual renovation costs may exceed estimated renovation costs, and we may acquire homes in the future with different characteristics that result in higher renovation costs.

Set forth below is additional information as of May 31, 2014 regarding our leasing experience with respect to homes included in our portfolio.

		Homes 90 Days Past Rent Ready			Homes Owned 180 Days or Longer
Location	Total Number of Homes(1)	Number of Homes	Percent Leased	Average Monthly Rent Per Leased Home	Number of Homes	Percent Leased	Average Monthly Rent Per Leased Home
Atlanta	2,142	1,158	94.7%	$1,134	1,071	89.7%	$1,136
South Florida	1,648	1,069	99.2%	$1,549	1,424	93.8%	$1,549
Houston	1,040	712	98.3%	$1,471	795	93.1%	$1,459
Tampa Bay	909	526	98.1%	$1,232	646	93.2%	$1,216
Dallas	800	447	99.1%	$1,420	457	96.5%	$1,404
Chicago	417	255	96.9%	$1,642	221	95.5%	$1,643
Southern California	324	218	94.5%	$1,798	213	95.3%	$1,825
Denver	305	136	99.3%	$1,701	141	97.9%	$1,713
Orlando	293	179	99.4%	$1,321	207	96.1%	$1,306
Phoenix	246	162	98.8%	$1,181	134	98.5%	$1,190
Northern California	233	181	100.0%	$1,710	185	98.9%	$1,692
California Valley	43	36	97.2%	$1,602	43	95.3%	$1,610
Las Vegas	42	35	100.0%	$1,294	41	100.0%	$1,288

Total/Average	8,442	5,114	97.6%	$1,406	5,578	93.7%	$1,414

(1)	Excludes 234 homes that we did not intend to hold for the long term.

As of March 31, 2014, our annualized turnover rate, defined as the number of move-outs in a month divided by the number of leased homes owned at the start of such month multiplied by 12, was approximately 30.0%. For the three months ended March 31, 2014, our leased home portfolio net operating income, or NOI, margin (as defined below) was 60.3%.

We define our leased home portfolio NOI margin as our total leased home portfolio NOI divided by (1) rental revenues less (2) allowance for doubtful accounts. We define total leased home portfolio NOI as total stabilized portfolio NOI increased by property operating and maintenance expenses and real estate taxes and insurance expenses, or property operating expenses, on vacant stabilized homes. We define total stabilized portfolio NOI as total revenues on our stabilized portfolio less property operating expenses on the stabilized portfolio. We define total non-stabilized portfolio NOI as total revenues on the non-stabilized portfolio less property operating expenses on the non-stabilized portfolio. We define total NPL portfolio NOI as gains on non-performing loans, net and gains on loan conversions, net less mortgage loan servicing costs. We define total NOI as total revenues less property operating expenses and mortgage loan servicing costs. We consider these NOI measures to be supplemental measures of our operating performance to net income attributable to common shareholders because they reflect the operating performance of our homes without allocation of corporate level overhead or general and administrative costs and reflect the operations of the segments and sub-segments of our business.

The following table sets forth a reconciliation of net loss attributable to common shareholders to these NOI measures and a calculation of leased home portfolio NOI margin for the period presented:

Reconciliation of Net Loss to NOI

For the Three Months Ended March 31, 2014
($ in thousands)
Reconciliation of net loss to leased home portfolio NOI
Net loss attributable to common shareholders	$(15,308)
Add (deduct) adjustments to get to total NOI
Non-performing loan management fees and expenses	2,006
General and administrative	5,815
Investment management fees	2,757
Separation costs	3,543
Acquisition pursuit costs and property management engagement costs	554
Interest expense, including amortization	1,500
Depreciation and amortization	5,473
Impairment of real estate	834
Loss on sales of investments in real estate, net	145
Income tax expense	135
Net loss attributable to non-controlling interests	(10)

Total NOI	7,444
Add (deduct) adjustments to get to total stabilized portfolio NOI
NPL portfolio NOI components:
Gain on non-performing loans, net	(1,843)
Gain on loan conversions, net	(5,414)
Mortgage loan servicing costs	4,882

Deduct: Total NPL portfolio NOI	(2,375)
Non-stabilized portfolio NOI components:
Property operating expenses on non-stabilized homes	2,563

Add: Total non-stabilized portfolio NOI	2,563

Total stabilized portfolio NOI	7,632
Add (deduct) adjustments to get to total leased home portfolio NOI
Property operating expenses on vacant stabilized homes	355

Total leased home portfolio NOI	$7,987

Calculation of leased homes portfolio margin:
Rental revenues	$13,765
Less: Allowance for doubtful accounts	(509)

Total rental revenues	$13,256

Leased home portfolio NOI margin	60.3%

These NOI measures should not be considered alternatives to net loss or net cash flows from operating activities, as determined in accordance with GAAP, as indications of our performance or as measures of our liquidity. Although we use these non-GAAP measures for comparability in assessing their performance against other REITs, not all REITs compute the same non-GAAP measures. Accordingly, there can be no assurance that our basis for computing these non-GAAP measures are comparable with that of other REITs.

Distressed and Non-Performing Residential Mortgage Loans

Set forth below is additional information as of May 31, 2014 regarding distressed and non-performing residential mortgage loans included in our portfolio. As of May 31, 2014, the total purchase price of $289.5 million for our portfolio of distressed and non-performing residential mortgage loans was 61.1% of the BPO value.

	Total Loans							Rental Pool Assets(2)
Location	Loan Count	Total Purchase Price (in millions)	Total UPB (in millions)	Total BPO (in millions)	Weighted Average LTV(1)	Purchase Price as a Percentage of UPB	Purchase Price as a Percentage of BPO	Loan Count	Percent of Total Loans Per Location
Florida	694	$84.8	$176.7	$134.6	156.4%	48.0%	63.0%	352	62.6%
New York	167	33.2	65.5	65.9	114.9%	50.7%	50.4%	—	—
California	153	44.2	64.1	69.1	106.7%	68.9%	63.9%	97	17.3%
New Jersey	149	21.2	45.5	38.8	143.2%	46.7%	54.7%	—	—
Illinois	103	13.6	27.3	22.4	153.8%	49.9%	60.8%	61	10.9%
Maryland	100	17.6	31.7	26.3	135.4%	55.7%	67.1%	—	—
Pennsylvania	62	6.0	10.6	9.3	139.3%	56.6%	64.7%	—	—
Georgia	48	6.3	10.9	9.9	128.9%	57.9%	63.9%	28	5.0%
Other	495	62.6	101.2	97.5	118.7%	61.8%	64.1%	24	4.2%

Total/Average	1,971	$289.5	$533.5	$473.8	134.8%	54.3%	61.1%	562	100.0%

(1)	Weighted average LTV is based on the ratio of UPB to BPO weighted by UPB for each state as of the respective acquisition dates.
(2)	See “—Our Management Arrangements—Prime Joint Venture” for the definition of “Rental Pool Assets.”

Recent Acquisitions

For the period from June 1, 2014 to                     , 2014, we acquired an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1) homes acquired with an aggregate investment, inclusive of acquisition and actual and budgeted upfront renovation costs, of approximately $         million and (2) distressed and non-performing residential mortgage loans acquired with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. As of                     , 2014, we had contracted to acquire an aggregate of             additional owned homes and homes underlying distressed and non-performing residential mortgage loans, including (1)             homes under contract with an aggregate expected acquisition cost of $         million and (2) distressed and non-performing residential mortgage loans under contract with an UPB of $         million and a total purchase price of $         million that are secured by liens on             homes. There can be no assurance that we will close on all of the homes and loans we have contracted to acquire.

Our Financing Strategy

Subject to maintaining our status as a REIT, we intend to employ prudent leverage, to the extent available, to fund the acquisition of residential assets and to increase our potential return on shareholder equity. In determining to use leverage, our Manager assesses a variety of factors, including the anticipated liquidity and price volatility of the assets in our investment portfolio, the cash flow generation capability of our assets, the availability of credit on favorable terms, any prepayment penalties and restrictions on refinancing, the credit quality of our assets and our outlook for borrowing costs relative to the unlevered yields on our assets. We expect to employ portfolio financing primarily and to utilize credit facilities or other bank or capital markets debt financing, if available. We may consider seller financing if available from sellers of portfolios of residential assets and potentially financing from government sponsored enterprises if attractive programs are available. We may also utilize other financing alternatives such as securitizations, depending upon market conditions, and capital raising alternatives such as follow-on offerings of our common shares, preferred shares and hybrid equity.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our total assets and are reviewed by our board of trustees at least quarterly. In determining whether our borrowings are reasonable in relation to our total assets, our board of trustees considers many factors, including, without limitation, the lending standards of government sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of residential assets, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (i.e., capitalization rates of our residential assets that exceed the interest rates on the related borrowings) and general market and economic conditions. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate.

Senior Secured Revolving Credit Facility

Starwood Waypoint Borrower, LLC, or SFH Borrower, a wholly-owned indirect subsidiary of ours that was established as a special-purpose entity to own, acquire and finance, directly or indirectly, substantially all of our single-family rental home portfolio, has obtained the SFH Facility, $1 billion senior secured revolving credit facility, with a syndicate of financial institutions, including affiliates of certain of the underwriters in this offering. The SFH Facility is set to mature on February 3, 2017, subject to a one-year extension option which would defer the maturity date to February 5, 2018. The SFH Facility includes an accordion feature than may allow the SFH Borrower to increase availability thereunder by $250 million, subject to meeting specified requirements and obtaining additional commitments. The SFH Facility has a variable interest rate of LIBOR plus a spread which will equal 2.95% during the first three years and then 3.95% during any extended term, subject to a default rate of an additional 5.0% on amounts not paid when due. The SFH Borrower is required to pay a commitment fee on the unused commitments at a per annum rate that varies from zero to 0.25% depending on the principal amounts outstanding. The SFH Facility is secured by all assets of the SFH Borrower and its subsidiaries and also by a pledge of the SFH Borrower’s equity. We provide a limited guaranty and recourse indemnity with respect to specified losses due to fraud, misrepresentation, misapplication of funds, physical waste, breaches of specified representations, warranties and covenants and a full guaranty in the event that the SFH Borrower or its subsidiaries file insolvency proceedings or violate certain covenants that result in their being substantively consolidated with any other entity that is subject to a bankruptcy proceeding. Availability under the SFH Facility is limited by a formula to the lower of 60% of the SFH Borrower’s acquisition cost of a home or 60% of its value (increasing to the lower of 65% of acquisition cost and initial capital expenditures or 70% of its value once a property is stabilized) as such value is established by an independent broker’s price opinion.

The SFH Borrower’s ability to borrow under the SFH Facility is subject to the ongoing compliance with certain asset performance covenants with respect to the single-family rental home portfolio, on an aggregate basis, including:

•	a minimum debt service coverage ratio with respect to specific properties (defined as annual net operating income from such properties to interest expense on the portion of the outstanding loans allocable to such properties) of 1.5x, calculated, prior to any extension period, solely with respect to stabilized properties and, during any extension period, with respect to all properties;

•	a minimum debt yield with respect to specific properties (defined as annual net operating income from such properties to the portion of the outstanding loans allocable to such properties) of 8% calculated, prior to any extension period, solely with respect to stabilized properties and, during any extension period, with respect to all properties; and

•	an effective collections rate (defined as gross rental income collected over gross rental income required to be paid) for all leased properties of at least 85% for each month during the trailing six-month period.

The SFH Borrower’s ability to borrow under the SFH Facility is also subject to our ongoing compliance with certain financial covenants, including:

•	maintenance of minimum liquidity (consisting of unrestricted cash and cash equivalents, but excluding certain cash reserves required to be maintained) of $25 million or, if greater, 5% of the principal balance of outstanding loans;

•	maintenance of a minimum tangible net worth of $600 million plus 75% of the net proceeds of additional equity issuances; and

•	maintenance of a minimum adjusted tangible net worth (i.e., excluding the tangible net worth of the SFH Borrower and its subsidiaries) of $100 million.

In addition to the asset performance applicable to the SFH’s Borrower’s single-family rental home portfolio and the financial covenants applicable to us, the SFH Facility requires the SFH Borrower and its subsidiaries to comply with various customary affirmative and negative covenants, including requirements for maintaining cash reserves, a prohibition on incurring additional indebtedness and limitations on the creation of liens, mergers and fundamental changes, sales or other dispositions of property, changes in the nature of their business, investments and capital expenditures.

In the absence of a default and so long as no material adverse effect has occurred and is continuing, the SFH Borrower may distribute all rental income released to it after application to the payment of specified operating expenses, asset management fees and interest on the outstanding principal balance of the SFH Facility. If, however, a default (including a failure to comply with the asset performance covenants and financial covenants described above) or material adverse effect should occur and be continuing, all of the rental income associated with the real estate properties of the SFH Borrower and its subsidiaries will, after payment of specified operating expenses, asset management fees and interest, be required to prepay the loans outstanding, which will preclude the SFH Borrower from being able to make distributions on its equity for our benefit.

While we are generally not restricted by the covenants applicable to the SFH Borrower and its subsidiaries, we are prohibited under the limited guaranty and recourse indemnity from making distributions if an event of default has occurred and is continuing under the SFH Facility, except to the extent (and not to exceed the amount) required to maintain our REIT status and avoid the payment of federal or state income or excise tax.

Master Repurchase Agreement

On June 26, 2014, we (in our capacity as guarantor), PrimeStar Fund I, L.P. (a limited partnership in which we own, indirectly, over 99% of the general partnership and limited partnership interest) and Wilmington Savings Fund Society, FSB, not in its individual capacity but solely as trustee of PrimeStar-H Fund I Trust (a trust in which we own, indirectly, over 99% of the beneficial trust interests), amended our amended master repurchase agreement with Deutsche Bank AG, Cayman Islands Branch, or Deutsche Bank AG. The repurchase agreement initially provided maximum borrowings of up to $350.0 million and was amended to provide maximum borrowings of up to $500.0 million. The repurchase agreement is secured, among other things, by PrimeStar Fund I, L.P.’s ownership interest in certificates which evidence 100% of the ownership interests in PrimeStar-H Fund I Trust. The repurchase agreement will be used to finance the acquisition of pools of mortgage loans secured by residential real property and residential real property by PrimeStar-H Fund I Trust and by various wholly-owned subsidiaries of PrimeStar-H Fund I Trust.

Advances under the repurchase agreement accrue interest at a per annum rate based on 30-day LIBOR (or the rate payable by a commercial paper conduit administered or managed by Deutsche Bank AG, to the extent Deutsche Bank AG utilizes such a commercial paper conduit to finance its advances under the repurchase agreement) plus 3.00%. During the existence of an event of default under the repurchase agreement, interest accrues at the post-default rate, which is based on the applicable pricing rate in effect on such date plus an additional 3.00%. The initial maturity date of the repurchase agreement is September 11, 2015, subject to a one-year extension option, which may be exercised by PrimeStar Fund I, L.P. upon the satisfaction of certain conditions set forth in the repurchase agreement. Borrowings are available under the repurchase agreement until September 11, 2015.

The amount available for us to borrow under the repurchase agreement varies based upon whether a mortgage loan qualifies as a performing mortgage loan, a re-performing mortgage loan or a non-performing mortgage loan or the asset is residential real property and generally ranges from 70% to 75% (depending upon type of asset being added to the repurchase agreement) of the lesser of fair market value of such asset (as determined by Deutsche Bank AG in its sole good faith discretion) and the cost basis of such asset. The repurchase agreement requires us to comply with various financial covenants, including:

(1)	our adjusted tangible net worth shall not (a) decline by 35% or more during a calendar year, (b) decline by 25% or more during any calendar quarter, (c) decline by more than 50% of our highest adjusted tangible net worth from and after the date of the repurchase agreement or (d) be less than $400.0 million (exclusive of our interest in mortgage loans and residential real properties which are the collateral for the repurchase facility);

(2)	our ratio of total indebtedness to adjusted tangible net worth shall not be greater than 3.0 to 1.0; and

(3)	liquidity (defined as unrestricted cash and cash equivalents plus unused capacity available under other financing facilities) shall not be less than the greater of (a) $30.0 million and (b) 10% of outstanding indebtedness (including the aggregate amount outstanding under the repurchase agreement).

In addition to these financial covenants, the repurchase agreement requires various customary affirmative and negative covenants to be complied with, including:

•	PrimeStar Fund I Trust and its wholly-owned subsidiaries are required to be special purpose entities that, among other things, incur no debt (other than pursuant to the repurchase agreement).

•	PrimeStar Fund I, L.P., PrimeStar Fund I Trust and the trust’s wholly-owned subsidiaries may not (x) pledge, hypothecate or grant a security interest in or lien on or otherwise encumber trust ownership interests and the mortgage loans and residential real property that serve as collateral for the repurchase agreement or (y) sell, assign, transfer or otherwise dispose of such assets (other than in accordance with the repurchase agreement which generally requires the payment of a release price in exchange for such transfer and disposition).

After the occurrence and during the continuance of an event of default under the repurchase agreement, neither we nor PrimeStar Fund I, L.P. may declare or make any payment on account of any equity interest or make any dividends or other distributions in respect thereof in cash or property or in obligations of either such party, except we and PrimeStar Fund I, L.P. may declare and/or pay dividends or distributions to direct or indirect owners in such amount that will not exceed the amount necessary (disregarding our ability to make consent dividends within the meaning of the Code) for us to maintain our status as a REIT for federal and state income tax purposes and to avoid the payment of federal or state income or excise tax.

Acquisition Sourcing and Property Management Arrangements

Our Manager currently utilizes strategic relationships with regional and local partners to exclusively assist us in identifying individual home acquisition opportunities within our target parameters in our target markets. In addition, in certain markets where we do not own a large number of homes, our Manager utilizes strategic relationships with local property management companies that are recognized leaders in their markets to provide property management, rehabilitation and leasing services for our homes. Our Manager compensates our regional and local partners and property management companies directly based on negotiated market rates, and such compensation will constitute a reimbursable expense under the Management Agreement. Acquisition sourcing is based on our Manager’s contractual arrangements, which generally have one-year terms with month-to-month renewals, are terminable at any point by either party with 20-30 days prior written notice and provide that our Manager pay a commission for each home acquired for our portfolio. Property management is based on our Manager’s contractual arrangements, which generally have one-year terms with month-to-month renewals, are terminable at any point by either party with 20-30 days prior written notice and provide that our Manager pay the property managers a percentage of the rental revenue and other fees collected from our residents.

Prime Joint Venture

We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which owns all of our distressed and non-performing residential mortgage loans. We and Prime formed the joint venture for the purposes of: (1) acquiring pools or groups of distressed and non-performing residential mortgage loans and homes either (A) from the sellers who acquired such homes through foreclosure, deed-in-lieu of foreclosure or other similar process or (B) through foreclosure, deed-in-lieu of foreclosure or other similar process; (2) converting distressed and non-performing residential mortgage loans to performing residential mortgage loans through modifications, holding such loans, selling such loans or converting such loans to homes; and (3) either selling homes or renting homes as traditional residential rental properties. Prime has contributed less than 1% of the cash equity to the joint venture, or the Prime Percentage Interest, and Prime, in accordance with our instructions (which are based in part on the use of certain of our Manager’s analytic tools), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. Our distressed and non-performing residential mortgage loans are serviced by Prime’s team of asset managers or licensed third-party mortgage loan servicers. We have exclusive management decision making control with respect to various matters of the joint venture and control over all decisions of the joint venture through our veto power. We may elect, in our sole and absolute discretion, to delegate certain ministerial or day-to-day management rights related to the joint venture to employees, affiliates or agents of us or Prime.

We also have the exclusive right under the joint venture, exercisable in our sole and absolute discretion, to designate distressed and non-performing residential mortgage loans and homes as Rental Pool Assets. We will be liable for all expenses and benefit from all income from any Rental Pool Assets. The joint venture will be liable for all expenses and benefit from all income from all distressed and non-performing residential mortgage loans and homes not segregated into Non-Rental Pool Assets. We have the exclusive right to transfer any Rental Pool Assets from the joint venture to us, and we intend to exercise such right with respect to any homes held by the joint venture that we, in our sole and absolute discretion, have determined not to sell through the joint venture. Prime earns a fee from us equal to 3% of the value (as determined pursuant to the joint venture agreement) of the distressed and non-performing residential mortgage loans and homes we designate as Rental Pool Assets and that are transferred to us.

In connection with the asset management services that Prime provides to the joint venture’s Non-Rental Pool Assets, the joint venture pays Prime a monthly asset management fee equal to 0.167% of the aggregate net asset cost to the joint venture of the then existing Non-Rental Pool Assets. Prime’s portion of all cash flow or income distributions from the joint venture with respect to Non-Rental Pool Assets is equal to: (1) Prime’s Percentage Interest until we and Prime realize through distributions a 10% IRR (as defined in the joint venture agreement); (2) 20% of any remaining distributable funds until we and Prime realize through distributions a cumulative 20% IRR; and (3) 30% of any remaining distributable funds. All other funds distributed by the joint venture with respect to Non-Rental Pool Assets are distributed to us.

Investment Guidelines

Our board of trustees has adopted the following investment guidelines:

•	no investment shall be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	investments shall be made in single-family rental homes and distressed and non-performing single-family residential loans;

•	until appropriate investments can be identified, we may invest the proceeds of offerings of our equity or debt securities in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT;

•	any new target MSA or the entry into any joint venture relationship requires the approval of our Manager’s investment committee;

•	any investment or series of related investments by us in excess of $10.0 million and any transaction involving distressed or non-performing loans requires the approval of our Manager’s investment committee;

•	any investment or series of related investments by us in excess of $35.0 million (or, if greater, 5% of our average market capitalization over the preceding fiscal quarter) requires the approval of our board of trustees; and

•	any purchase by a non-approved joint venture partner requires approval of our Manager’s investment committee.

These investment guidelines may be changed from time to time by our board of trustees without the approval of our shareholders. If our board of trustees changes any of our investment guidelines, we will disclose such changes in our next required periodic report. In addition, both our Manager and our board of trustees must approve any change in our investment guidelines that would modify or expand the types of assets in which we invest.

Investment Committee of Our Manager

Our Manager has an investment committee which is comprised of Barry S. Sternlicht, the chairman of the committee, Gary M. Beasley, Douglas R. Brien, Brendan M. Brogan, Christopher D. Graham and Colin T. Wiel. The investment committee reviews our investment portfolio and its compliance with our investment policies, business and growth strategies and financing strategy at least on a quarterly basis or more frequently as necessary.

Our Business Model and Operating Platform

Our business model and operating platform is designed to allow us to optimize each process in the life cycle of a home and resolve distressed and non-performing residential mortgage loans. We strive to buy our homes at attractive prices, renovate them to the optimal level, lease them efficiently to high quality residents and align our services with the needs of our residents.

Our Target Markets and Market Expansion

Market Evaluation and Monitoring

Our target markets include Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA; Cape Coral-Fort Myers, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA MDiv; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Illinois (Chicago-Joliet-Naperville, IL MDiv), Arizona (Phoenix-Mesa-Glendale, AZ MSA) and Nevada (Las Vegas-Paradise, NV MSA). In addition to our target markets, our Manager monitors the 100 most populous MSAs and other select markets in order to prioritize expansion efforts and re-allocate resources as necessary. Our Manager’s executive team has developed an approach to selecting new markets that includes “top-down” and

“bottom-up” analyses. Our Manager’s “top-down” analysis starts by identifying the markets our Manager believes are the most attractive in the United States by evaluating existing and future housing dynamics, including various macroeconomic and demographic factors such as housing prices, rental demand, average household income and discounts to replacement cost. Our Manager scrutinizes many of these factors and assign what it refers to as a “market score” through a proprietary system that integrates key economic and demographic drivers from leading data providers, as well as our Manager’s operating data where applicable. The market score assigned by our Manager measures the relative opportunity and risk accorded to the market for assembling and operating the particular single-family home portfolio.

Our Manager also conducts a “bottom-up” analysis, which focuses on local knowledge of communities to understand the fundamentals of particular housing markets. Our Manager has a regional market infrastructure with personnel who work and reside in our target markets and have extensive knowledge of those markets as well as broad relationships across various constituencies. We believe that this centralized, integrated institutional platform with a strong local presence and an ability to scale is critical to assembling a quality home portfolio. Our Manager supplements this analysis utilizing the local market knowledge and experience of its exclusive regional and local partners.

All of the remaining information in this “—Market Evaluation and Monitoring” section is derived from a market study prepared for us in connection with the separation by JBREC.

As of April 30, 2014, our fourteen primary markets were located in Florida (Miami-Fort Lauderdale-Pompano Beach, FL MSA; Tampa-St. Petersburg-Clearwater, FL MSA; Orlando-Kissimmee-Sanford, FL MSA; Cape Coral-Fort Myers, FL MSA), Texas (Houston-Sugar Land-Baytown, TX MSA; Dallas-Fort Worth-Arlington, TX MSA), Georgia (Atlanta-Sandy Springs-Marietta, GA MSA), Colorado (Denver-Aurora-Lakewood, CO MSA), California (Oakland-Fremont-Hayward, CA MDiv; Riverside-San Bernardino-Ontario, CA MSA; Vallejo-Fairfield, CA MSA), Illinois (Chicago-Joliet-Naperville, IL MDiv), Arizona (Phoenix-Mesa-Glendale, AZ MSA) and Nevada (Las Vegas-Paradise, NV MSA).

The following tables provide summaries of demographic, economic and housing data and estimates, forecasts and projections for our fourteen primary markets as of and for the period indicated.

Demographic and Economic Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Cape Coral, FL MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA MDiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA	National
Population Total, millions(1)	5.4	7.9	6.6	2.6	0.6	6.2	2.0	5.8	2.6	2.2	4.3	4.4	2.8	0.4	315.3
MSA/MDiv Rank by Population(1)	8	3	4	23	100	5	38	7	24	31	12	13	19	142	n/a
Average Annual Population Growth Forecast (2014 to 2016)(2)(3)	1.5%	0.3%	2.1%	1.7%	3.0%	1.8%	2.3%	1.4%	0.7%	2.4%	2.0%	1.1%	1.0%	0.6%	n/a
Unemployment Rate Apr. 2014(4)	6.5%	7.4%	4.7%	5.4%	5.3%	4.6%	7.4%	5.8%	5.9%	5.4%	5.3%	8.3%	5.9%	7.0%	6.3%
Average Annual Employment Growth Forecast (2014 to 2016)(2)	2.7%	1.6%	3.0%	3.1%	3.3%	3.2%	2.6%	2.2%	2.7%	3.1%	2.5%	1.9%	2.4%	1.8%	1.8%
Total Households, millions (2013)(3)	2.0	2.9	2.5	1.1	0.3	2.2	0.8	2.1	0.9	0.8	1.6	1.4	1.2	0.1	119.1
Average Annual Household Growth Forecast (2014 to 2016)(2)(3)	1.8%	0.6%	2.4%	2.1%	3.5%	2.1%	2.5%	1.5%	1.0%	2.5%	2.5%	1.7%	1.2%	0.7%	n/a
Median Household Income (2013)(3)	$57,340	$61,390	$58,890	$62,810	$47,320	$58,870	$51,110	$48,680	$73,690	$48,510	$53,890	$53,880	$46,460	$67,640	n/a
Average Annual Median Income Growth Forecast (2014 to 2016)(2)(3)	2.4%	2.3%	2.7%	2.6%	2.5%	2.2%	2.2%	2.9%	2.4%	1.7%	2.7%	2.8%	3.1%	4.0%	n/a

(1)	Source: U.S. Census Bureau.
(2)	Source: JBREC estimate; actual values may differ materially from those estimated.
(3)	Sources: Moody’s Analytics, JBREC.
(4)	Source: Bureau of Labor Statistics.

Housing Data

	Atlanta, GA MSA	Chicago, IL MDiv.	Dallas- Fort Worth, TX MSA	Denver, CO MSA	Cape Coral, FL MSA	Houston, TX MSA	Las Vegas, NV MSA	Miami, FL MSA	Oakland, CA MDiv.	Orlando, FL MSA	Phoenix, AZ MSA	Riverside- SB, CA MSA	Tampa, FL MSA	Vallejo, CA MSA	National
Total Housing Units, millions(1)	2.2	3.2	2.5	1.1	0.4	2.4	0.8	2.5	1.0	1.0	1.8	1.5	1.4	0.2	132.5
Median Resale Home Price (Dec 2013)(2)	$146,469	$190,000	$183,327	$260,000	$157,500	$187,400	$178,000	$232,016	$480,000	$158,000	$194,650	$257,000	$135,000	$270,000	$197,700
Total Market Value, billions(1)	$256	$516	$273	$189	$35	$251	$67	$326	$150	$89	$199	$198	$126	$23	$17,957
Number of Resale Homes Sold(2)
2013	89,778	113,700	85,070	56,358	21,925	80,893	46,209	124,231	32,425	41,289	96,146	64,707	57,148	5,965	5,090,000
2012	76,669	81,651	71,598	46,035	20,620	68,643	47,733	108,129	33,750	38,238	99,984	65,666	49,417	6,566	4,660,000
2011	63,559	62,865	61,033	37,372	22,309	58,854	50,031	100,034	31,000	36,664	97,248	64,626	43,480	6,526	4,260,000
2010	66,740	61,347	60,924	36,656	22,687	56,807	46,515	88,497	30,652	35,627	88,051	68,552	38,586	6,309	4,190,000
Percent Change in Burns Home Value Index, Peak to Trough(3)	-34%	-34%	-4%	-11%	-60%	-3%	-62%	-50%	-42%	-52%	-52%	-54%	-47%	-59%	-27%
Percent Change in Burns Home Value Index™, Trough to Current (Apr 2014)(3)	24%	10%	14%	20%	44%	17%	52%	32%	46%	31%	46%	44%	26%	51%	17%
Average Annual Burns Home Value Index™ Appreciation Forecast (2014 to 2016)(3)	8.3%	6.8%	5.1%	5.4%	6.4%	6.2%	7.2%	8.0%	8.6%	6.6%	3.8%	7.7%	5.2%	10.4%	5.0%
Single-Family Rental Vacancy Rates (Apr. 2014)(4)	9.2%	5.0%	6.5%	3.4%	14.0%	9.0%	5.2%	6.9%	4.6%	9.1%	6.5%	6.3%	10.3%	5.6%	6.3%
Single-Family Average Rental Rate (Apr. 2014)(4)	$1,054	$1,443	$1,158	$1,333	$1,111	$1,230	$1,082	$1,630	$2,173	$1,122	$1,084	$1,351	$1,135	$1,457	$1,266
Rentership Rate (2014-Q1)(5)	39.7%	32.2%	41.1%	36.4%	n/a	39.8%	49.4%	40.5%	n/a	32.9%	36.8%	44.5%	33.1%	n/a	35.2%
Shadow Inventory Estimate (2013-4Q)(3)	70,528	122,161	62,744	14,892	9,326	48,357	24,171	111,325	12,507	38,203	25,978	34,623	50,900	2,982	2,916,456
Shadow Inventory Estimate as a % of Total Housing Units (2013-4Q)(1)(3)	3.2%	3.9%	2.5%	1.4%	2.5%	2.0%	2.8%	4.5%	1.3%	4.0%	1.4%	2.3%	3.7%	1.9%	2.2%
Total New Home Replacement Cost to Median Resale Price Ratio Per Square Feet (2013)(6)	140%	102%	115%	105%	164%	121%	116%	106%	78%	140%	122%	122%	140%	113%	n/a

(1)	Source: U.S. Census Bureau, 2012 American Community Survey 1-Year Estimates.
(2)	Sources: Texas A&M Real Estate Center (Dallas-Fort Worth, Houston), DataQuick (Atlanta, Chicago, Fort Myers, Denver, Las Vegas, Miami, Oakland, Orlando, Phoenix, Riverside-San Bernardino, Tampa & Vallejo), NAR (National).
(3)	Source: JBREC. For the Burns Home Value Index note that peak occurred during 2005-2009 for all markets. Trough occurred during 2010 or 2012 for all markets. Burns Home Value Index estimates home values in a market, not just recent transactions except for Texas.
(4)	Source: RentRange. Vacancy Rates are based on a custom calculation using the last published data from the U.S. Census Bureau. Includes combined single and multi-family vacancy rates. National data is weighted average of the median values for all metros covered by RentRange.
(5)	Source: U.S. Census Bureau. Chicago value covers the entire MSA.
(6)	Source: The Total New Home Replacement Cost to Median Resale Price Ratio per square foot is calculated by dividing the Total Replacement Cost Per Square Foot by the Median Resale Price per square foot. The ratio for replacement cost is based upon a square foot comparison to account for the fact that in most markets, there is a difference in the median resale home size and the median new home size. The average median new home size is about 400 square feet larger than the median resale home size within the MSA’s and MDiv’s analyzed in this study. The JBREC Total New Home Replacement Cost estimates are for 2013. The estimate is based on each MSA’s or MDiv’s median new home size and direct construction cost estimate, and includes a finished lot value estimate (lot ratio that varies by market multiplied by the median new home price), estimated fees at permit by MSA or MDiv. (may vary greatly by city or other jurisdiction within an MSA or MDiv.), option construction costs (65% of estimated options revenue), indirect construction costs at $2 per square foot, financing costs at 3% of the median new home price (revenue), property tax and misc. carry costs at 1.0% to 1.5% of house price, selling, general and administrative (SG&A) costs of 11% of revenue and developer profit of 8% of revenue. Miami and Dallas total new home replacement cost to median resale price ratio is for the MDiv. only not the full MSA.

Market Expansion Efforts

Our Manager evaluates the feasibility of establishing a scalable operation in each potential expansion market through detailed on-the-ground research and underwriting of actual market opportunities. We only enter markets where we can build a portfolio of sufficient size to sustain efficient vertical operations and meet resident expectations. In many instances, this includes markets that are clustered around and serviceable by our Manager’s regional offices and resident services centers, which provide a local presence to our residents.

Our Manager underwrites a representative sampling of homes available for sale as case studies using its standard underwriting approach discussed below. The findings of the case studies establishes a basis for expected operational returns for the market. A market evaluation memo is then prepared for review by our Manager’s executive team. The executive team evaluates the findings of the market evaluation memo against portfolio objectives and operational capabilities to determine whether to enter the market. Once an expansion market is selected for entry, our Manager’s new markets team is engaged. The new markets team includes the vice president of new markets along with experts in our Manager’s systems and operating procedures pertaining to new markets who work with local team members in the specific expansion markets. Our Manager relies on a team of functional experts that works alongside the local team members until critical operational mass is reached. The vice president of new markets is the primary liaison between the local team and the necessary resources within the various functional groups of our Manager.

Our Manager’s new markets team directs an operational ramp-up program to meet the market-specific operational goals established by our Manager’s executive team. Members of the team direct the training of local personnel on Compass and ensure adherence to its operational standards, safeguards and controls. The new markets team implements a forward-looking staffing plan that meets the growth objectives for the expansion market. We believe that hiring appropriately and training staff well in advance of expected deployment is critical to successfully managing the portfolio and delivering a quality experience to our residents in every market where we operate.

Acquisition Strategy, Channels and Process

Acquisition Strategy

Our Manager seeks to continue to build our high-quality, diversified portfolio of homes, one home at a time, through local team members who are experts in their markets. In doing so, our Manager generally focuses on acquiring homes meeting targeted return objectives with the following characteristics: (1) three or more bedrooms; (2) two or more bathrooms; (3) desirable locations; and (4) underwritten price range of $75,000 to $350,000. We expect that certain homes our Manager will purchase will be outside of these parameters, and these parameters may be revised by us from time to time.

Our Manager’s executive team has extensive experience buying, renovating, leasing and managing homes of diverse vintages. While many of our competitors focus primarily on newer homes, our Manager’s executive team has had success buying and renovating both newer and older homes, with the latter often benefiting from higher quality construction, better proximity to employment and transportation and superior school districts. Many of these more established neighborhoods were developed first for a reason: they are in desirable locations. Our Manager’s executive team experience has demonstrated that it is generally not the age of the house that most influences long-term maintenance costs. Rather, such costs are often more impacted by the condition and remaining useful life of the building systems (such as electrical, HVAC, roofing and plumbing systems). Our Manager’s executive team has found that when these systems are addressed comprehensively during the initial renovation, the result can be an attractive, well located home in an established neighborhood that can be very desirable for families, creating strong leasing demand.

Acquisition Channels

Our Manager acquires homes through four main channels—retail, alternative, auction and distressed and non-performing residential mortgage loan resolution channels—and, to a lesser extent, bulk purchases and newly-built homes. The retail channel consists of acquisitions conducted through MLS, including REO and short sales. Purchases of such homes pass through the traditional escrow and title process. The alternative channel consists of acquisitions that involve REO and short sales but are not conducted through MLS and, potentially, build to suit homes. As with the retail channel, purchases of REO and short sale homes pass through the traditional escrow and title process. The auction channel consists of homes that are purchased at trustee foreclosure and online auction sales. The distressed and non-performing residential mortgage loan resolution channel consists of the acquisitions of homes through foreclosure or similar proceedings relating to our distressed and non-performing residential mortgage loans. Our Manager may also acquire newly-built homes from third-party developers upon substantial completion of such homes and homes through bulk purchases from financial institutions, including government sponsored entities, or GSEs (primarily through REO programs), and other portfolio owners. We believe that it is important to maintain the capability to source attractive acquisition opportunities across channels as they arise. We continuously monitor the opportunities available in each channel and modify our focus accordingly to source the most attractive acquisition opportunities.

Retail and Alternative. Our Manager acquires homes through the retail and alternative channels. Purchasing through retail and alternative channels provides our Manager with the opportunity to diligence the preliminary renovation cost estimates made during the bid process to confirm that the estimated total investment of the home is within the targeted yield parameters for the home prior to closing the acquisition. Most of the single home purchases that are made by our Manager in the retail channel involve sales of REO homes or short sales listed through a local MLS, while most of the homes that are purchased by our Manager in the alternative channel involve sales of REO homes or short sales that are not listed in the local MLS and are sourced directly from the seller. The alternative channel may also involve ventures with residential loan servicers whereby we select loans serviced by such servicers in our target markets and offer a short sale or a deed for lease to the borrower. In limited instances, the alternative channel may also involve us leveraging SLV and our residential land relationships to construct build to suit rental home communities and partner with homebuilders to deliver finished homes, which would alleviate construction risk.

REO homes refers to homes owned by financial institutions, including GSEs, that were acquired by the financial institution by foreclosing on a mortgage or deed of trust and successfully bidding for the home at the ensuing auction. Short sales refer to homes sold by the homeowner for an amount less than the amount owed to lenders with a lien on the home. Because the purchase price does not satisfy the amounts owed, short sales require lender consent.

Auction. Our Manager also acquires homes through auction purchases. Homes become available at auction when a person with a lien on the home forecloses on the lien. The home is then sold at auction, either by a court or trustee, in order to satisfy the debt owed to the lien holder. Auction processes vary significantly between jurisdictions driven by differences in state and local laws. In all cases, the careful evaluation and purchase of homes at auction requires a substantial investment of time and the ability to be nimble and disciplined on the day of the sales, as auctions tend to be fast-paced and disorganized. Our Manager’s local teams have experience in evaluating potential acquisitions, conducting due diligence and bidding at foreclosure auctions and such teams have developed the necessary skills to compete effectively within the parameters of the local rules. Although valuations of homes that are available through auction are generally comparable to those found in retail, we believe auction purchases are riskier because the homes are typically purchased based upon an exterior inspection only. In contrast to homes available through retail channels, our Manager does not have the opportunity to conduct on-site diligence for homes available prior to final acquisition. Auctions previously presented an opportunity to purchase homes at meaningful discounts to retail pricing, which provided added return to compensate for the additional risks that were undertaken.

Distressed and Non-performing Residential Mortgage Loan Resolution. Our Manager also acquires homes through foreclosure or similar proceedings with respect to our distressed and non-performing residential mortgage loans. We believe that a majority of our distressed and non-performing residential mortgage loans have entered or may enter into foreclosure or similar proceedings, ultimately becoming REO that can be added to our portfolio if they meet our investment criteria or sold through REO liquidation and short sale processes. The timeline for these processes varies significantly, and final resolution could take up to 24 months or longer from the loan acquisition date, which could result in variations in our revenue recognition and our operating performance from period to period. There are a variety of factors that may inhibit our ability to foreclose upon a loan and get access to the real property within the time frames we model as part of our valuation process. These factors include, without limitation: state foreclosure timelines and deferrals associated therewith (including with respect to litigation); authorized occupants living in the home; federal, state or local legislative action or initiatives designed to provide homeowners with assistance in avoiding residential mortgage loan foreclosures and that serve to delay the foreclosure process; programs that require specific procedures to be followed to explore the refinancing of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems. In addition to foreclosure and similar proceedings, we and Prime employ various loan resolution methodologies with respect to our distressed and non-performing residential mortgage loans. A portion of our distressed and non-performing residential mortgage loans are returned to performing status primarily through loan modifications. Once successfully modified, we may consider selling these modified loans.

Bulk. Although our Manager does not expect to devote significant resources to acquiring homes through this channel and does not anticipate that this channel will provide a predictable, consistent supply of homes, our Manager may acquire homes through selective bulk purchases from financial institutions, GSEs or other portfolio owners. Many financial institutions, including GSEs, hold large portfolios of REO homes. In addition to selling these homes individually through an MLS as described above, financial institutions bundle and sell these homes in bulk sales. We also expect that private investors will begin offering portfolios of homes for sale in the coming years, which we will evaluate on a case by case basis. However, our Manager’s executive team has found that prior bulk opportunities they have evaluated often contained homes of inconsistent quality and/or unfavorable locations, rendering the portfolio undesirable.

Newly-Built Homes. From time to time, we may also acquire newly-built homes from third-party developers upon substantial completion of such homes. The third-party developers are responsible for delivering the homes at a negotiated purchase price on a set release schedule pursuant to the terms of the contract. Working with our construction personnel, consistent specifications and finishes are used by the third-party developers, which aligns the homes with our standard portfolio specifications. We believe that this program allows us to achieve geographic concentrations thereby streamlining operations and to control on-going maintenance costs and requirements.

Acquisition Process

Our Manager has an effective acquisition process, employing both “top-down” and “bottom-up” analyses to underwrite each acquisition opportunity it considers. The underwriting process is supported by Compass, market analytics and a local, cross-functional team, which allows for the detailed, yet expedited, underwriting of thousands of homes every month. Our Manager’s “top-down” analysis includes relevant third-party neighborhood and home-level data, including home price appreciation forecast, median income, school quality and crime. Our Manager’s “bottom-up” analysis refers to its proprietary “livability” score that local employees assign to each home, which is calculated from observational data in four categories: sights, sounds, surrounding uses and safety. The score is intended to rank the neighborhood, not the home itself, as the home will ultimately be renovated to our standard.

As referenced above, our Manager conducts significant on-site diligence in connection with each acquisition opportunity it considers. Pre-acquisition diligence typically includes preparing a full improvement plan, drafting a comprehensive scope of work and generating a cost estimate for the renovations. This on-site inspection allows our Manager to establish a more accurate renovation budget for a home and refine the maximum bid generated by Compass. For homes acquired at auction, the Cap Ex Predictor utilizes a proprietary estimation program based on logic, decision-making criteria and algorithms to estimate a construction budget for the home. Although our Manager uses this estimate as the basis of its acquisition underwriting, after the home has been purchased, the in-house construction team performs the same, full suite of on-site diligence that is performed for homes acquired through retail channels during the pre-acquisition phase.

This highly disciplined acquisition process enables our Manager to thoughtfully construct portfolios, even in fast changing and volatile markets. The process also provides managers with real time feedback loops to continually inform our Manager’s purchasing strategies. Acquisition team members are rewarded for accuracy in predicting rents, renovation costs and other costs, and the system is able to quickly calibrate prediction variances.

Our Manager’s acquisitions team consists of over 50 acquisition employees. In addition, through our Manager’s extensive network of relationships, we have strategic exclusive acquisition relationships with a number of experienced regional and local partners in our target markets. Our Manager has carefully selected these partners, which we believe are best in class in their markets, and these partners exclusively provide such services to us within our target parameters in our target markets. In certain cases, Starwood Capital Group has had long preexisting relationships with these partners.

Acquisition of Distressed and Non-Performing Residential Mortgage Loans

We acquire portfolios of distressed and non-performing residential mortgage loans. The quantity of distressed and non-performing residential mortgage loans remains substantial as a result of a backlog in the foreclosure process. We believe this dynamic results in opportunities to purchase large pools of distressed and non-performing residential mortgage loans at significant discounts to their most recent BPO. Upon our acquisition of these loans, we may seek to (1) convert the loans into homes that can then either be contributed to our rental portfolio or sold or (2) modify and hold or resell the loans at higher prices if circumstances warrant. Although acquiring homes through the foreclosure or other resolution process of loans may involve more effort and risk than acquiring homes directly, we believe that we are compensated for such effort and risk through a lower cost basis for homes acquired in this manner.

When purchasing pools of distressed and non- performing residential mortgage loans, we target total returns of approximately (1) 1.20x to 1.40x for those loans we seek to convert into homes through the foreclosure or other resolution process (which takes approximately 12 to 21 months, subject to individual state requirements), (2) 1.20x to 1.35x for those loans that are paid off through the short sale process (which takes approximately seven to 15 months) and (3) 1.25x to 1.45x for those loans we seek to modify and hold or resell at higher prices if circumstances warrant (which takes approximately 9 to 18 months), in each case assuming annual home price appreciation of approximately 5%.

We utilize and develop strategic relationships to assist us in identifying and foreclosing on or disposing of distressed and non-performing residential mortgage loans. We have a joint venture with Prime, an entity managed by Prime Finance, an asset manager that specializes in acquisition, resolution and disposition of distressed and non-performing residential mortgage loans. We own a greater than 99% interest in the joint venture, which holds all of our distressed and non-performing residential mortgage loans. Prime, in accordance with our instructions (which are based in part on the use of certain of our Manager’s analytic tools), identifies potential distressed and non-performing residential mortgage loan acquisitions for the joint venture and coordinates the acquisition, resolution or disposition of any such loans for the joint venture. To the extent the joint venture holds any homes (either as the result of the joint venture’s conversion of distressed and non-performing residential mortgage loans to homes or the joint venture’s acquisition of homes) that we, in our sole and absolute discretion, have determined not to sell through the joint venture, we are permitted to direct, and intend to direct, the joint venture to transfer such homes to us. Our distressed and non-performing residential mortgage loans are serviced by Prime’s team of asset managers or licensed third-party mortgage loan servicers.

Home Renovation

Most homes we acquire require some level of renovation before they are in “rent ready” condition. Our Manager’s construction managers are responsible for managing the day-to-day operations of our home renovation process. This includes the overall supervision and management of home renovations, including conducting pre-acquisition diligence, developing scopes of work, cost estimating and value engineering, directing the general contractor bid award process, managing the scope verification process, performing inspections and, ultimately, bringing the renovations to completion. At least one construction manager is assigned to each region in which our Manager operates and, depending on the volume of work in the region, may receive additional in-house support from our Manager’s construction administration personnel. This in-house team manages a network of over 100 independent general and specialty contractors located in the various markets.

Compass plays a critical role in the home renovation process. Independent general contractors with which our Manager has relationships have restricted access to Compass in order to review scope of work requests, submit bids and receive bid awards. Our Manager typically receives multiple bids on each scope of work it posts, which helps ensure competitive pricing. Our Manager also uses Compass to help develop cost estimates by drawing on its database of historical material and labor costs in each of our target markets. Further, Compass allows for real-time management reporting of costs, renovation time, quality, deliveries and general contractor performance.

While minimizing costs is an essential component of our renovation strategy, we believe that making informed and necessary up-front renovations not only attracts quality residents and enhances rental rates but also reduces future maintenance expense and generally increases the long-term value of a home. Our Manager’s executive team has developed proprietary policies and procedures to guide employees to make good value judgments during the renovation process.

•	Improvement guidelines. Our Manager’s improvement guidelines detail the criteria for scoping a home for renovation. These guidelines cover over 28 topics, including landscaping, painting, plumbing, electricity, roofing, heating and ventilation, air conditioning and appliances. These guidelines help our Manager focus on making strategic improvements and ensuring that our homes are both functionally sound and aesthetically appealing.

•	200+ item improvement plan. Our Manager’s improvement plan uses an automated template scope of work that is based on the improvement guidelines and touches on over 200 items in every home. This improvement plan helps our Manager’s construction teams develop a comprehensive scope of work, which allows our Manager to establish a detailed cost estimate for renovations.

•	Stress tests and quality control inspection. Our Manager performs stress tests and quality control inspections at the end of the renovation process in order to confirm that all systems in the home are operating properly and that the home is in “rent ready” condition.

Our Manager has contractual relationships with some of its most important vendors, including Home Depot, Sherwin Williams, Mohawk Carpets and United Capital, among others, to obtain favorable pricing terms and to achieve consistency in the quality and availability of the products it uses. We receive rebates from some of these vendors when our Manager or its contractors purchase products from them for our projects.

The majority of the costs required to renovate a home to our Manager’s standards are spent on kitchen remodeling, flooring, painting, plumbing, electrical, heating and landscaping. Our Manager also makes targeted capital improvements, such as electrical, plumbing, HVAC and roofing work, that we believe increase resident satisfaction and lower future repair and maintenance costs.

Marketing and Leasing

Our Manager utilizes a fully integrated marketing and leasing strategy that leverages cutting edge technologies to maximize occupancy, resident quality and rental rates. Our Manager’s marketing teams actively source leads through various channels, including third-party websites (craigslist.com, trulia.com, hotpads.com, zillow.com, rentals.com), MLS, e-mail marketing, social media and more traditional, geographically-targeted print campaigns, including direct mail in established regions and classified advertising in Spanish-language print. In addition, our Manager showcases our available homes on our website, which is integrated with Compass to ensure that available homes are marketed from the moment they are “rent ready.” Each visit to the website deepens our Manager’s knowledge of prospective residents’ preferences, allowing it to adapt its targeted messaging at each stage of the decision process to more fully engage potential leads. Our Manager’s marketing team focuses on improving lead volume and quality, and continually monitors and analyzes lead volume and quality from each marketing channel relative to actual leasing opportunities and conversions.

Leads are funneled to our Manager’s internal leasing teams who work to qualify the leads and identify potential residents. Our Manager’s lead scoring system is used to efficiently cultivate, prioritize and qualify leads. Our Manager maintains a centralized call center in Oakland and regional staff in several other markets. The internal leasing team is the first point of contact with prospective residents, placing calls to leads who have inquired about homes through one or more marketing channels and answering incoming calls. The internal leasing teams focus on understanding a prospective resident’s interests and needs, and demonstrate the features and benefits of our differentiated product and service offerings. We primarily rent our homes under one of three leasing options: a Lease Plus Rewards® lease, a traditional twelve-month lease or, for qualified voucher holders, a Section 8 lease. Our Manager continually seeks ways to enhance and improve upon our leasing options that are available to our residents.

Lease Plus Rewards®. Our Manager’s executive team established the Lease Plus Rewards® program in 2011 to more fully align residents’ interests with those of management by giving residents the opportunity to earn Waypoints over the course of their lease term. To participate in the program, residents are required to have entered into a two-year lease. Program participants earn Waypoints by making timely rent payments and maintaining a home in good condition. Program participants are able to redeem their Waypoints during their lease term to purchase home improvements from a catalog of offerings or, at the end of their two-year lease term, to apply towards rent credits upon renewal or to receive cash back.

Traditional leases. We also offer traditional one-year leases to our residents. Residents who choose this lease receive the same quality homes and great customer service and are able to benefit from many of our Manager’s programs, including our Manager’s Waypoint Guarantee.

Section 8 leases. We are a supporter of providing quality housing for Section 8 voucher holders. Our Manager has an internal team of affordable housing coordinators with relevant experience and relationships who process Section 8 applicants. All Section 8 residents execute a one-year Section 8 specific lease agreement, and the resident’s Section 8 status is subject to annual recertification pursuant to HUD regulations.

We want all of our residents to be comfortable and happy in their new home. The Waypoint Guarantee assures our residents that they are not evicted due to foreclosure and allows our residents to terminate their leases within the first 30 days of the lease term if for any reason they are unhappy with their home and wish to move.

All information gathered by the internal leasing team during the lead qualification process is managed within Compass, and leasing opportunities are transferred to local leasing specialists to schedule home viewing appointments. Internal leasing team members are evaluated on the number of leads they convert to leasing opportunities and ultimately into leases.

Our Manager’s local leasing specialists focus on connecting with the prospective residents in-person to tour available homes and ultimately convert them into residents. Local leasing specialists are knowledgeable with respect to our home inventory in their markets, as well as each home’s unique features. Leasing specialists are also equipped with iPads that enable them to show prospective residents nearby inventory and browse marketing pictures and descriptions.

Our Manager establishes rental rates for our homes based on a proprietary revenue management system. This system is designed to allow our Manager to optimize rates based on changes in rental supply and demand, the number of days the home has been on the market, customer feedback and other qualitative factors.

Prospective residents are required to fill out an online application. The application is reviewed by our Manager’s trained team of leasing underwriters within our Manager’s property management group based on screening guidelines, which include an income/employment verification, criminal record check, verification of previous resident status and FICO credit score verification. Leasing underwriters also use a proprietary screening algorithm, which combines traditional screening data with proprietary data derived from the experience of our Manager’s executive team to determine whether residents should be approved at particular rent rates. Our Manager generally provides prospective residents with a decision within 48 hours, and screening workflow is tracked through Compass to ensure the quality and timeliness of each decision. The integration of the screening function with our Manager’s property management group allows us to hold leasing underwriters responsible for the quality of the residents they approve for leasing. We believe our Manager’s focus on resident screening allows us to maximize the quality of our residents and minimize delinquencies, evictions and charge offs.

Under all of our leases, our residents are responsible for utility payments, including gas, electric, water and trash, as well as yard and garden watering and maintenance. Security deposits are required for leases. At the end of each resident’s lease term, security deposits are refunded or forfeited in accordance with applicable law.

Leasing specialists meet with approved applicants to review lease details and answer remaining questions. Our Manager uses electronic leases to ensure efficient lease execution and proper maintenance of resident paperwork, which is stored in Compass.

Based on our prior experience, on average, for each non-leased home that we acquire, the period from our taking possession of a home to leasing a home ranges from 30 to 180 days. We expect that most homes that were not leased at the time of acquisition should be leased within six months thereafter and that homes owned for more than six months provide the best indication of how our portfolio will perform over the long-term. As of May 31, 2014, our homes that were rent ready for more than 90 days were approximately 97.6% leased, and our homes that were owned by us for 180 days or longer were approximately 93.7% leased.

Property Management

Our Manager’s local property management teams and centralized infrastructure provides a range of property management services, including asset protection, resident services, rent collection, home inspections, lease renewal management and move-out processes. By performing these functions internally, we believe that our Manager has greater control over the quality of the leasing process, the rental experience and the economic performance of our homes. Our Manager has resident services centers in certain of its markets that have high portfolio concentrations. The resident services centers serve as localized customer-facing offices that help to facilitate resident satisfaction and retention, as well as integrate all local operations. By having a localized presence, residents may conveniently visit the services center to meet our Manager’s local team, pay rent, submit work orders and use free technology stations. Our Manager generates resident retention opportunities by hosting monthly meetings and other activities. Our Manager expects to open additional resident services centers as we scale in our target markets.

Asset protection. Upon acquisition, our Manager’s team secures the home until the renovation process begins. If a home is occupied, it is necessary to interact with, and sometimes replace, existing occupants of the homes. Our primary objective in this process is to quickly transition these occupants to residents of ours, and, if that is not possible, to arrange for them to voluntarily vacate the home promptly. Occasionally our Manager may offer a modest incentive to existing occupants to vacate, which accelerates our Manager’s access to the home to begin renovations. As a last resort, the existing occupants are evicted in compliance with local and state regulations. Existing occupants sometimes have a bona fide lease under state and federal regulations that must be honored. In these instances, our Manager honors such leases, while continuing to work to transition the occupants to become residents under our leases at the conclusion of the existing lease. Renovations typically are not conducted in this instance until after the resident’s lease term is finished. Our Manager’s asset protection team also are responsible for securing our homes after renovations are complete and in rent-ready condition but vacant. These homes are inspected regularly to ensure they have not been vandalized or damaged. Our Manager’s asset protection team also are involved in rent collection and the move-out process, as described below.

Resident services. The core of our Manager’s property management strategy is developing strong relationships with residents, which starts with ensuring that the home is in excellent condition through quality control inspections that are completed prior to the move-in process. During the move-in process, an inspection is scheduled with the new residents to collect move-in funds and to provide them with the keys to their new home. All new residents receive a detailed survey within 30 days of move-in to evaluate their move-in experience. The results of the survey are closely reviewed for any follow-up that may be necessary. We believe that we provide a superior customer service experience throughout the resident’s lease term and on-boarding process.

Home inspections. A key element of the Lease Plus Rewards® program is the occupied home inspection process. Our Manager completes occupied home inspections within one month of residency and as needed during the term of the lease. Our Manager’s home inspectors utilize a detailed checklist when inspecting homes and reports their results immediately using iPads, which feed directly into Compass’ maintenance system for review by remediation coordinators. Our Manager’s remediation coordinators follow up on the results of each inspection, creating work orders as needed and communicating with the resident on any remediation that may be necessary. Residents are typically provided 14 days to remediate identified issues, after which a remediation inspection is scheduled and completed.

Rent collection. Effective collection of rents is critical to the operations of our business. Our Manager’s executive team has designated a resident portal, or Waypoint Navigator, to provide an easy and effective way for our residents to interact with our Manager. Through Waypoint Navigator, residents are able to set up online rent payments or auto payment and are able to track their payment history and outstanding balances. A key element of the Lease Plus Rewards® program is to grant Waypoints to residents who make timely payments of rent. Residents may track their Waypoints through Waypoint Navigator. Residents who do not pay rent by the late date (typically the fifth calendar day of the month) are automatically flagged by Compass and receive written notification from our Manager’s asset protection team addressing the delinquency. This is immediately followed by a phone call from our Manager’s asset protection team to discuss the options available to the resident. Our goal is to help our residents stay in their homes if they are willing and financially able to do so, including through arranged payment plans. If, however, it is determined that the resident is unwilling or unable to meet his or her obligations, the asset protection team attempts to have the resident voluntarily vacate the home (including through a mutual release). Eviction is a last resort, and the eviction process is managed in compliance with local and state regulations.

Lease renewal management. As leases expire, our Manager conducts a rental rate evaluation 120 days prior to the scheduled expiration date, reviewing the contractual rate versus current market rates. If the rental rate is increased, our Manager prepares a value proposition for the resident 60 days prior to lease expiration, potentially offering renewal incentives, including bonus Waypoints for Lease Plus Rewards® participants, a complimentary carpet shampoo, touch-up paint job or other benefits. Residents are typically required to enter into a new lease after the expiration of their initial lease term, although the determination as to whether residents may continue to lease the home on a month-to-month basis is made on a case-by-case basis.

Move-out process. When retaining a resident is not possible and the resident’s notice to vacate is accepted and confirmed, the resident is provided with a standardized list of potential damage costs to ensure the home is left in a good condition and to explain to the resident how to receive a full refund on the security deposit. Our Manager’s asset protection team is engaged in the move-out process to complete the move-out inspection. Following a resident’s move-out, any balance owed is transferred to a third-party collection service provider.

Repairs and Maintenance

We believe that home maintenance is essential not only to protecting our homes but also to ensuring resident satisfaction and retention. Our Manager’s repairs and maintenance program leverages Compass and our Manager’s in-house team of experienced and knowledgeable industry personnel to deliver a high level of service not typically seen in the home management industry.

Our residents have the option to submit home maintenance requests in one of three ways—by phone, online through Waypoint Navigator or in person at one of our Manager’s regional offices or resident services centers. Upon submitting a home maintenance request, the resident receives a confirmed inspection date with one of our Manager’s dedicated maintenance personnel. However, if additional repairs or maintenance are needed, our Manager’s inspectors typically scope the required work and schedule an appointment for one of our Manager’s technicians to return to the resident’s home to complete repairs at a later date. Although it is expected to be uncommon, if our Manager does not have the in-house capability to resolve a maintenance problem, our Manager dispatches a scope of work description with a pre-determined pricing structure to our Manager’s pre-approved list of independent general contractors, who then schedule an appointment with the resident.

We are focused on ensuring that our residents’ maintenance concerns are resolved quickly and efficiently. Compass is utilized to manage our residents’ maintenance requests and to track their path to resolution. Compass also is used to schedule and route our repair and maintenance specialist every day, ensuring that their daily drive time is minimized and that they are servicing the greatest possible number of residents. In addition, Waypoint Navigator, which is supported by Compass, allows our residents to schedule and confirm their own appointments with repair and maintenance specialists and track their maintenance requests.

Our Manager’s employees include experienced and knowledgeable industry personnel across a variety of trades, who are trained to assess maintenance problems, draft scopes of work, estimate costs and negotiate pricing with vendors. Our Manager also trains its employees in customer service skills so that they are equipped to interface with our residents directly. Our Manager internalizes all aspects of its home maintenance and repair functions in each of its markets. By having an in-house maintenance and repairs team, our Manager is better able to control the scope of work as well as costs.

Our Technology Platform

We believe that Compass provides our business with tangible, competitive advantages in crucial operational tasks, including:

Acquisition channels. The acquisition screening tools in Compass continuously scan the various acquisition channels in our targeted markets and identify potential acquisition opportunities in real time. This function allows our Manager to acquire more properties outside of auction channels, which we believe provides attractive risk-adjusted returns.

Acquisition screening. Once an acquisition employee identifies a property as meeting our threshold investment criteria, Compass generates a preliminary maximum bid price within minutes. Compass then manages the workflow of the purchase process to ensure the appropriate office and field personnel accurately and quickly underwrite variables, including, rent, value, renovation cost, property taxes and title defects and fees or assessments levied by municipal or other local governmental authorities. Compass’ acquisition screening enables our Manager to move quickly and accurately on opportunities in our buy zones.

Renovation costs. Compass’ renovation tools and applications help our Manager to maximize the value of up-front home improvements while minimizing renovation costs. Once the construction scope has been determined, the bidding system is utilized to ensure that we receive the best price. Compass tracks and analyze all renovations and, as a result, our Manager is able to identify the renovations that have the greatest impact on rental rates and overall yield and is able to plan its renovations efforts accordingly.

Renovation labor. Compass’ bidding and tracking system isolates each task in a scope of work so that our Manager is able to monitor and evaluate the work that is being performed by our Manager’s in house construction management team and independent general contractors in real time. This allows our Manager to better supervise and manage the renovation process.

Rent underwriting. Compass’ automated rent underwriting system allows our Manager to accurately estimate rental yields on a home by relying on an internal database of historical inputs that are continuously updated for every home that is placed into operation by our Manager. We believe that Compass allows us to underwrite rents more accurately than our competitors.

Downtime minimization. Compass allows us to control and improve “down time” after initial acquisition or after a resident vacates a home. Compass’ sophisticated tracking and transferring system ensures strong communication among personnel in acquisitions, renovations, leasing and management. Reducing vacancy time by one or more months results in significant savings across thousands of homes.

Repair and maintenance management. Our Manager relies on the automated repair and maintenance system within Compass to process, track and resolve resident maintenance requests. Our residents request a repair assessment through a variety of user-friendly channels that feed into Compass. One of our Manager’s team members is then able to resolve the issue telephonically. For requests that require an on-site visit, Compass allows residents to self-schedule appointments, which reduces the time to resolution and increases customer satisfaction. Residents are also able track an existing maintenance request status online via Waypoint Navigator. We believe that our average monthly costs per home related to repairs and maintenance are significantly less than what a homeowner would pay for outsourced materials and labor.

Accounting and Property Management Systems

Our Manager uses Yardi, an industry standard real estate platform, for general accounting, financial statement preparation, resident ledger tracking, payment processing and billing and collections. Although Yardi was not designed specifically for the home sector, our Manager’s executive team has customized the system to enhance its functionality for the business. Our Manager’s executive team has built an effective interface between Yardi and Compass to efficiently capture financial data within Compass for actual to pro forma comparisons and performance metric analysis.

Risk Management

We recognize the importance of active asset management in successful investing and Starwood Capital Group has a dedicated, in-house asset management group. These asset management professionals provide not only investment oversight, but also critical input to the acquisition process. This interactive process coordinates underwriting assumptions with direct knowledge of local market conditions and costs and revenue expectations. These critical assumptions then become the operational benchmarks by which the asset managers are guided and evaluated in their on-going management responsibilities. To the extent we employ variable rate financing for our properties, we may seek to hedge the economic impact of fluctuations in interest rates. To minimize the risks to our portfolio, we actively employ portfolio-wide and asset-specific risk measurement and management processes in our daily operations. Our Manager’s risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by Starwood Capital Group. There can be no guarantee that these tools will protect us from market risks.

Conflicts of Interest and Related Policies

Management

We are dependent on our Manager for our day-to-day management and do not and will not have any independent officers or employees. All of our executive officers are also executives of our Manager. These individuals, as well as other employees of our Manager on whom we rely, could make substantial profits as a result of opportunities or management resources allocated to entities other than us, and they may have greater financial incentives tied to the success of such entities than to us. In addition, the obligations of our Manager and its officers and personnel to engage in other business activities, including for Starwood Capital Group or the Waypoint Manager, may reduce the time that our Manager and its officers and personnel spend managing us. The Management Agreement with our Manager was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The Waypoint Legacy Funds and the Waypoint Manager

The Waypoint Manager manages homes owned by the Waypoint Legacy Funds. The Waypoint Manager has agreed that the Waypoint Legacy Funds will not contract to acquire additional homes and will not acquire distressed and non-performing single-family residential mortgage loans, except for (1) acquisitions of homes by a Waypoint Legacy Fund funded solely using proceeds of sales of other homes owned by such Waypoint Legacy Fund or (2) the acquisition of homes or portfolios of homes that do not meet our principal investment objectives. We did not acquire the Waypoint Legacy Funds or the assets thereof as part of our acquisition of the Waypoint platform; however, we did acquire 707 homes from Waypoint Fund XI, a fund managed by the Waypoint Manager, subsequent to the Separation. As a result, the Waypoint Manager, and thereby certain of our officers and trustees and members of our Manager’s executive team, may compete directly with us for financing opportunities, for leasing and in other aspects of our business, which could have an adverse effect on our business. The Waypoint Manager has no fiduciary duties to us and there is no assurance that any conflicts of interest between the Waypoint Manager and us will be resolved in favor of our shareholders.

Our Manager has acquired the Waypoint platform but did not acquire the Waypoint Manager. Through one or more affiliates, the Waypoint Manager (1) is owned by certain members of our Manager’s executive team and other third parties and (2) is permitted to continue to manage the assets and properties of the Waypoint Legacy Funds and to collect and retain for the Waypoint Manager’s sole account the net fee income and promoted interests in such entities. To facilitate these efforts, appropriate Waypoint Manager affiliates have been granted, during the duration of the Waypoint Legacy Funds’ existence, (1) a license to use the technology and operational platform and knowhow of our Manager and (2) in order to assist in the operation of homes owned by the Waypoint Legacy Funds, access to the employees that our Manager retained upon the completion of the Separation. The Waypoint Manager does not have any employees of its own. Any expenses, including personnel and employee costs related to the Waypoint Manager or the Waypoint Legacy Funds, incurred by our Manager are either reimbursed by the Waypoint Manager at actual cost or covered (in whole or in part) pursuant to an agreed upon arrangement with the Waypoint Manager. The fees that we pay to our Manager are not reduced in connection with any reimbursement of our Manager by the Waypoint Manager or the Waypoint Legacy Funds. Because the Waypoint Manager will have access to the employees of our Manager, such employees will have less time available to devote to our business and may be unable to effectively allocate their time and other resources among multiple portfolios.

Current Co-Investment Rights and Obligations

Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, which we refer to as a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

Our independent trustees periodically review our Manager’s, Starwood Capital Group’s and Starwood Property Trust’s compliance with the co-investment and allocation provisions described above, but they do not approve each co-investment by a Starwood Party and us unless the amount of capital we invest in the investment otherwise requires the review and approval of our independent trustees pursuant to our investment guidelines.

Exclusivity Provisions

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity’s and our availability of cash for investment.

For a period of three years from January 31, 2014, except for activities related to the management of the Waypoint Legacy Funds, each of the Waypoint Parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

(1)

engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager’s respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the Separation that are substantially in competition with us, our

Manager or the Waypoint platform including (a) soliciting any customer or prospective customer of us, our Manager or any of our or our Manager’s respective affiliates to purchase any goods or services sold by us, our Manager or any of our or our Manager’s respective affiliates, from anyone other than us, our Manager and our or our Manager’s respective affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint Party or GI Party from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

(2)	solicit, recruit or hire any of the members of our Manager’s executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches.

During the time that a GI Party designee serves on the board of directors of our Manager, each of the GI Parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI Parties has also agreed that, for a period of 18 months from January 31, 2014, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of our Manager’s executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause will not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches who responds to any such general solicitations or searches.

Transactions with Other Starwood Capital Group and Waypoint Related Entities

In order to avoid any actual or perceived conflicts of interest between the Starwood related parties or the Waypoint related parties and us, the approval of a majority of our independent trustees will be required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties.

Registration Rights of our Manager

We have entered into a registration rights agreement with our Manager with respect to (1) our common shares that are issuable upon the vesting of the RSUs granted to our Manager under the Starwood Waypoint Residential Trust Manager Equity Plan, or our Manager Equity Plan, concurrently with the completion of the Separation and (2) any equity-based awards granted to our Manager under our Manager Equity Plan in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we will grant our Manager and its direct and indirect transferees: (1) unlimited demand registration rights to have the registrable shares registered for resale; and (2) in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement to effect the Separation and distribution and provide a framework for our relationships with Starwood Property Trust after the Separation. This agreement governs the relationship between us and Starwood Property Trust subsequent to the completion of the Separation and distribution and provides for the allocation between us and Starwood Property Trust of Starwood Property Trust’s assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the Separation. See “Certain Relationships and Related Transactions—Separation and Distribution Agreement with Starwood Property Trust.”

Policies With Respect to Certain Other Activities

If our board of trustees determines that we require additional funding, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of trustees determines to raise additional equity capital, it has the authority, without shareholder approval, to issue additional common shares or preferred shares in any manner and on such terms and for such consideration as it deems appropriate, at any time.

In addition, we may borrow money to finance the acquisition of properties. Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our total assets and will be reviewed by our board of trustees at least quarterly. In determining whether our borrowings are reasonable in relation to our total assets, we expect that our board of trustees will consider many factors, including, without limitation, the lending standards of government sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of residential assets, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (i.e., capitalization rates of our residential assets that exceed the interest rates on the related borrowings) and general market and economic conditions. We have no limitation under our organizational documents or any contract on the amount of funds that we may borrow for any single investment or that may be outstanding at any one time in the aggregate.

We may in the future offer equity or debt securities in exchange for property. In addition, we may repurchase or otherwise reacquire our shares.

We have not made any loans to third parties, although we may make loans to third parties, including, without limitation, to joint ventures in which we participate. We may selectively fund loans secured by homes or entities that own portfolios of homes to the extent that those investments are consistent with our qualification as a REIT.

We intend to engage in the purchase and sale of investments. As of the date of this prospectus, we do not intend to invest in the securities of other REITs, other entities engaged in real estate activities or securities of other issuers for the purpose of exercising control over such entities. We do not intend that our investments in securities will require us to register as an investment company under the 1940 Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers. We do not have a specific policy to acquire assets primarily for capital gain or primarily for income.

We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accountants and file quarterly reports with the SEC containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of trustees may change any of these policies without prior notice to you or a vote of our shareholders.

Regulation

General

Our homes are subject to various covenants, laws and ordinances, and certain of our homes are also subject to the rules of the various HOAs where such homes are located. We believe that we are in compliance with such covenants, laws, ordinances and rules and also require that our residents agree to comply with such covenants, laws, ordinances and rules as a condition of their leasing terms.

Fair Housing Act

The Fair Housing Act, or FHA, its state law counterparts and the regulations promulgated by HUD and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under the age of 18) or handicap (disability) and, in some states, on financial capability. We believe that our homes are in substantial compliance with the FHA and other regulations.

Environmental Matters

As a current or prior owner of real estate, we are subject to various federal, state and local environmental laws, regulations and ordinances and also could be liable to third parties as a result of environmental contamination or noncompliance at our homes even if we no longer own such homes. See the discussion under the caption “Risk Factors—General Risks Related to the Real Estate Industry—Environmentally hazardous conditions may adversely affect us.”

REIT Qualification

We intend to elect to qualify as a REIT commencing with our taxable year ending on December 31, 2014. Our qualification as a REIT depends upon our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property, and any income or gain derived through our TRSs will be subject to U.S. federal corporate income taxes.

Investment Company Act of 1940

We intend to conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the 1940 Act. Section 3(a)(1)(A) of the 1940 Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act.

We are organized as a holding company that conducts its businesses primarily through wholly-owned (and, in one case, over 99% owned) subsidiaries. We intend to conduct our operations so that we do not come within the definition of an investment company because less than 40% of the value of our adjusted total assets on an unconsolidated basis will consist of “investment securities.” The securities issued by any wholly-owned or majority-owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our adjusted total assets on an unconsolidated basis. We monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the 1940 Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our wholly-owned subsidiaries, we will be primarily engaged in the non-investment company businesses of these subsidiaries.

If the value of securities issued by our subsidiaries that are excepted from the definition of “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other investment securities we own, exceeds 40% of our adjusted total assets on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the 1940 Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) to register as an investment company under the 1940 Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

We expect that our distressed and non-performing residential mortgage loan owning subsidiaries will rely upon the exemption from registration as an investment company under the 1940 Act pursuant to Section 3(c)(5)(C) of the 1940 Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exemption generally requires that at least 55% of these subsidiaries’ assets must be comprised of qualifying real estate assets and at least 80% of each of their portfolios must be comprised of qualifying real estate assets and real estate-related assets under the 1940 Act. Mortgage loans that were fully and exclusively secured by real property are generally qualifying real estate assets for purposes of the exemption. All, or substantially all, of our distressed and non-performing residential mortgage loans are fully and exclusively secured by real property with a loan-to-value ratio of less than 100%. As a result, we believe our distressed and non-performing residential mortgage loans that are fully and exclusively secured by real property meet the definition of qualifying real estate assets. To the extent we own any distressed and non-performing residential mortgage loans with a loan-to-value ratio of greater than 100%, we may classify, depending on guidance from the SEC staff, such loans in whole as real estate-related assets or classify only the portion of the value of such loans that does not exceed the value of the real estate collateral as qualifying real estate assets and the excess as real estate-related assets.

In August 2011, the SEC issued a concept release pursuant to which they solicited public comments on a wide range of issues relating to companies engaged in the business of acquiring mortgages and mortgage-related instruments and that rely on Section 3(c)(5)(C) of the 1940 Act. The concept release and the public comments thereto have not yet resulted in SEC rulemaking or interpretative guidance and we cannot predict what form any such rulemaking or interpretive guidance may take. There can be no assurance, however, that the laws and regulations governing the 1940 Act status of REITs, or guidance from the SEC or its staff regarding the exemption from registration as an investment company on which we rely, will not change in a manner that adversely affects our operations. We expect each of our subsidiaries relying on Section 3(c)(5)(C) to rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets, if any, to determine which assets are qualifying real estate assets and real estate-related assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our strategy accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in us holding assets we might wish to sell or selling assets we might wish to hold.

Certain of our subsidiaries may rely on the exemption provided by Section 3(c)(6) to the extent that they hold distressed and non-performing residential mortgage loans through majority owned subsidiaries that rely on Section 3(c)(5)(C). The SEC staff has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff could require us to adjust our strategy accordingly.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we and our subsidiaries rely on from the 1940 Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

See “Risk Factors—Risks Related to Our Organization and Structure—Maintenance of our exemption from registration under the 1940 Act imposes significant limits on our operations.”

Insurance

We carry comprehensive liability and commercial property insurance covering most of the homes in our portfolio under a blanket insurance policy. In some cases, we carry individual property policies where we deem it economically prudent. We believe the policy specifications and insured limits are appropriate and adequate for our homes given the relative risk of loss, the cost of the coverage and industry practice; however, our insurance coverage may not be sufficient to fully cover our losses.

Competition

In acquiring our homes and distressed and non-performing residential mortgage loans, we compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, savings and loan associations, banks, mortgage bankers, insurance companies, institutional investors, investment banking firms, financial institutions, governmental bodies, single-family home rental companies and other entities. Many of our competitors are larger and have considerably greater financial, technical, leasing, marketing and other resources than we do. Some competitors may have a lower cost of funds and access to funding sources that may not be available to us. In addition, any potential competitor may have higher risk tolerances or different risk assessments and may not be subject to the operating constraints associated with qualification for taxation as a REIT, which could allow them to consider a wider variety of investments. Competition may result in fewer investments, higher prices, a broadly dispersed portfolio of homes and distressed and non-performing residential mortgage loans that does not lend itself to efficiencies of concentration, acceptance of greater risk, lower yields and a narrower spread of yields over our financing costs. In addition, competition for desirable investments could delay the investment of our capital, which could adversely affect our results of operations and cash flows.

In the face of this competition, our Manager’s professionals and their industry expertise provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for certain potential investments. These relationships enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face. For additional information concerning these competitive risks, see “Risk Factors—Related to Our Business, Properties and Growth Strategies—Competition in identifying and acquiring homes and distressed and non-performing residential mortgage loans could adversely affect our ability to implement our business and growth strategies, which could materially and adversely affect us.”

Legal Proceedings

Neither we nor, to our knowledge, our Manager is currently subject to any legal proceedings which we or our Manager consider to be material.

Employees

We are dependent on our Manager for our day-to-day management and do not have any independent officers or employees. All of our officers are also executives of our Manager. See “Our Manager and the Management Agreement.”

Our Corporate Information

Our principal executive offices are located at 1999 Harrison Street, Oakland, California, 94612, and our telephone number is (510) 250-2200. Our website is www.starwoodwaypoint.com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

MANAGEMENT

Our Trustees and Executive Officers

Our board of trustees is comprised of nine members, two of whom, Gary M. Beasley and Colin T. Wiel, are our executives. Our trustees each serve a one year term. Our board of trustees has determined that five of the trustees listed in the table below satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the entire board of trustees may at any time increase or decrease the number of trustees. However, unless our bylaws are amended, the number of trustees may never be less than the minimum number required by Maryland REIT law nor more than 15. Pursuant to a governance rights agreement we have entered into with Starwood Capital Group and the Waypoint Manager, each party will vote all of our voting securities over which such party has voting control and (in the case of Starwood Capital Group and the Waypoint Manager) take all other reasonably necessary or desirable actions within its control so that (1) the number of trustees on our board of trustees is established at, and remains during the term of the agreement fixed at, nine trustees and (2) the following nine persons constitute our board of trustees: (a) two individuals designated by Starwood Capital Group, who may be affiliates of Starwood Property Trust or Starwood Capital Group at the time of any such nomination; (b) two individuals designated by the Waypoint Manager, who may be affiliates of the Waypoint Manager’s equity holders at the time of any such nomination; (c) four individuals designated by Starwood Capital Group, each of whom qualifies as an independent trustee; and (d) one individual designated by the Waypoint Manager, who qualifies as an independent trustee. See “—Governance Rights Agreement.”

The following sets forth certain information with respect to our trustees and executive officers:

Name	Age	Position Held with Us
Barry S. Sternlicht	52	Chairman of Our Board of Trustees
Andrew J. Sossen	37	Trustee
Gary M. Beasley	49	Co-Chief Executive Officer and Trustee
Douglas R. Brien	43	Co-Chief Executive Officer
Colin T. Wiel	47	Chief Investment Officer and Trustee
Nina A. Tran	45	Chief Financial Officer
Scott T. Gable	48	Chief Operating Officer
S. Ali Nazar	40	Chief Technology Officer
Tamra D. Browne	51	General Counsel and Secretary
Thomas M. Bowers(1)	50	Trustee
Richard D. Bronson(1)	69	Trustee
Michael D. Fascitelli(1)	57	Trustee
Jeffrey E. Kelter(1)	60	Trustee
Christopher B. Woodward(1)	65	Trustee

(1)	Our board of trustees has determined that this trustee is independent for purposes of the NYSE corporate governance listing requirements.

Set forth below is biographical information for our trustees and executive officers.

Trustees

Barry S. Sternlicht is the chairman of our board of trustees and has been the president and chief executive officer of Starwood Capital Group, a privately-held global investment firm and an affiliate of us, since its formation in 1991. He is also the chairman and chief executive officer of Starwood Capital Group Management, L.L.C., a registered investment advisor and an affiliate of us. For the past 23 years, Mr. Sternlicht has structured investment transactions with an asset value of approximately $47.0 billion. He was the chairman and chief executive officer of Starwood Hotels & Resorts Worldwide, Inc., a NYSE-listed company, from 1995 to 2005. Mr. Sternlicht is the chairman of the board of TRI Pointe Homes, Inc., Starwood Property Trust, an affiliate of us, Société du Louvre and Baccarat S.A. He also serves on the board of directors of Restoration Hardware Holdings, Inc., The Estée Lauder Companies, the Pension Real Estate Association and the Real Estate Roundtable. Mr. Sternlicht is a trustee of Brown University. Additionally, he serves as the chairman of the board of The Robin Hood Foundation and is on the board of the Dreamland Film & Performing Arts Center and the executive advisory board of Americans for the Arts. He is a member of the World Presidents Organization and the Urban Land Institute. Mr. Sternlicht received a B.A., magna cum laude, with honors from Brown University. He later earned a M.B.A. with distinction from Harvard Business School. Mr. Sternlicht’s extensive experience in the real estate markets and as a senior executive and director of other publicly traded corporations provides our board of trustees with leadership and financial expertise as well as insight into the current status of the global financial markets.

Andrew J. Sossen is a member of our board of trustees and has been Starwood Property Trust’s chief operating officer since July 2011 and its executive vice president, general counsel and chief compliance officer since January 2010. Prior to joining Starwood Property Trust, Mr. Sossen served from 2006 to 2009 as the general counsel of KKR & Co.’s asset management business and of KKR Financial Holdings LLC, a publicly traded specialty finance company, where he was a member of senior management and was integrally involved in the policy and strategic decision-making, as well as the day-to-day operations, of the businesses. Mr. Sossen’s career began at Simpson Thacher & Bartlett LLP, where he was a member of the firm’s corporate department, specializing in capital markets and mergers and acquisitions. Mr. Sossen received both a Juris Doctor and a Bachelor of Arts degree from the University of Pennsylvania. Mr. Sossen’s experience in the real estate markets provides important perspectives on our investments.

Gary M. Beasley is a member of our board of trustees and our Co-Chief Executive Officer. He has served as the president and chief executive officer of the Waypoint Manager since January 2013 and was a managing director of the Waypoint Manager from December 2011 to January 2013. Previously, he served as an advisory board member to the Waypoint Manager from March 2009 to December 2011, when he joined the Waypoint Manager as a managing director. Prior to joining the Waypoint Manager, Mr. Beasley served as both an operating executive and principal investor across a wide range of industries, including hospitality, real estate, consumer Internet and clean tech. As a partner at Geolo Capital, the private equity arm of the John A. Pritzker family, Mr. Beasley managed the firm’s acquisition of a controlling interest in boutique hotel chain Joie de Vivre Hospitality, or JDV, in mid-2010 and served as JDV’s chief executive officer until JDV’s merger with Thompson Hotels in October 2011. Prior to joining Geolo Capital in the fall of 2009, Mr. Beasley served as chief executive officer of GreenVolts, an award-winning solar technology start-up. Between 2001 and 2007, Mr. Beasley served as chief financial officer of ZipRealty, Inc., where he led the Internet-based residential brokerage company through its national expansion and initial public offering before eventually being named its president. Prior to joining ZipRealty, Inc., Mr. Beasley spent six years with KSL Resorts, then a portfolio company of Kohlberg Kravis Roberts & Co. (now KKR & Co., L.P.) where he was instrumental in acquiring and integrating over $800.0 million of hotel and resort properties. Earlier in his career, Mr. Beasley worked for leading real estate industry firms LaSalle Partners and Security Capital Group. Mr. Beasley received a B.A. in economics from Northwestern University and an M.B.A. from Stanford Graduate School of Business. Mr. Beasley brings to our board of trustees extensive expertise in the single-family home real estate sector and familiarity with real estate markets, growth companies and innovative technologies.

Colin T. Wiel is a member of our board of trustees and our Chief Investment Officer. Mr. Wiel is a co-founder of the Waypoint Manager and has served as one of its managing directors since its founding in 2009. Prior to founding the Waypoint Manager, Mr. Wiel founded and sold an e-commerce software engineering firm. Mr. Wiel has been an investor in a variety of asset classes including real estate, public markets, venture capital and angel investments. In 2005, Mr. Wiel founded the San Francisco chapter of Keiretsu Forum, the world’s largest angel investor group, which he grew to over 100 members before stepping down as chapter president in 2009. Notable technical achievements include designing an antilock braking system for commercial aircraft for Boeing (two US patents issued) and co-architecting the Java software infrastructure for Charles Schwab’s online trading website. He was recently selected as one of the “Top 100 Most Innovative Entrepreneurs” by Goldman

Sachs. Mr. Wiel received a B.S. in mechanical engineering from the University of California, Berkeley. Mr. Wiel brings to our board of trustees extensive expertise in the single-family home real estate sector and familiarity with growth companies and innovative technologies.

Thomas M. Bowers is a member of our board of trustees and our lead independent trustee. Mr. Bowers is currently a private investor, and he previously held several senior executive positions with Deutsche Bank from October 2005 to January 2013. Mr. Bowers was the chief operating officer of US Private Wealth Management until December 2005, when he assumed the position of head of U.S. Wealth Management, with responsibility for Deutsche Bank’s U.S. private banking and brokerage businesses. He assumed responsibility for the Latin American wealth management business in August, 2011. In July 2012, with the global integration of Deutsche Bank’s asset and wealth management businesses, Mr. Bowers was appointed America’s regional co-head of Asset and Wealth Management. He was a member of the Global Asset and Wealth Management Executive Committee, The Global Wealth Management Executive Committee, the Americas Executive Committee and a member of the board of directors of Deutsche Bank Securities, Inc. Prior to his tenure at Deutsche Bank, Mr. Bowers held several senior executive positions with Citigroup Global Private Bank, including head of corporate development, head of strategy and corporate development, chief operating officer—EMEA, chief operating officer—U.S., head banking and structured lending, and global chief operating officer. Mr. Bowers holds a Bachelor of Science in Business Administration from Boston University School of Management and a J.D. and LLM, Taxation from Boston University School of Law. Mr. Bowers is a member of the Boston University Board of Overseers. Mr. Bower’s knowledge, expertise and experience in the global capital markets and financing industries led the board of trustees to conclude that Mr. Bowers should serve as the lead trustee.

Richard D. Bronson is a member of our board of trustees. Since 2000, Mr. Bronson has been the CEO of The Bronson Companies, LLC, a real estate development company, based in Beverly Hills, California. Mr. Bronson has been involved in the development of several shopping centers and office buildings throughout the United States. Mr. Bronson serves as the chairman of U.S. Digital Gaming, an online gaming technology provider based in Beverly Hills, California, and as a director of Starwood Property Trust and TRI Pointe Homes, Inc. Mr. Bronson previously served as a director of Mirage Resorts and was president of New City Development, an affiliate of Mirage Resorts, where he oversaw many of the company’s new business initiatives and activities outside Nevada. Mr. Bronson is on the board of the Neurosurgery Division at UCLA Medical Center. He is a member of the Western Real Estate Business Editorial Board. Mr. Bronson has also served as vice president of the International Council of Shopping Centers (ICSC), an association representing 50,000 industry professionals in more than 80 countries. Mr. Bronson is the founder and president of Native American Empowerment, LLC, a private company dedicated to monitoring, advocating and pursuing Native American gaming opportunities and tribal economic advancement. Mr. Bronson’s experience and knowledge in the real estate industry provides our board of trustees with valuable insight into potential investments and the current state of the real estate markets.

Michael D. Fascitelli is a member of our board of trustees. Mr. Fascitelli has been a managing member of MDF Capital LLC since April 2013. Mr. Fascitelli has served as a member of the board of trustees of Vornado Realty Trust, an NYSE-listed REIT, since December 1996. He served as Vornado Realty Trust’s president since December 1996 and as its chief executive officer since May 2009 until his resignation from both positions effective April 15, 2013. From December 1992 to December 1996, Mr. Fascitelli was a partner at Goldman, Sachs & Co. in charge of its real estate practice and was a vice president prior thereto. From 2004 until 2013 he also served as a director of Toys “R” Us, Inc. In addition, from August 2005 through June 2008, Mr. Fascitelli was a member of the board of trustees of GMH Communities Trust, a REIT. Mr. Fascitelli holds a B.S. in Industrial Engineering from the University of Rhode Island and a M.B.A. from the Harvard University School of Business Administration. Mr. Fascitelli’s, executive experience as president and chief executive officer of Vornado Realty Trust and his extensive knowledge of and experience in the real estate industry, led the board of trustees to conclude that Mr. Fascitelli should serve as a trustee.

Jeffrey E. Kelter is a member of our board of trustees. Mr. Kelter has been a senior partner of KTR Capital Partners, a private equity firm investing in real estate, since 2004. From 1997 to 2004, Mr. Kelter was president and chief executive officer and a trustee of Keystone Property Trust, or Keystone, an industrial REIT. Keystone merged during the third quarter of 2004 with and into a joint venture between ProLogis and affiliates of investment companies managed by Eaton Vance Management. Mr. Kelter had been president and a trustee of Keystone from its formation in December 1997 and was appointed chief executive officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Prior to forming Keystone, he served as president and chief executive officer of Penn Square Properties, Inc., or Penn Square, in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. At Penn Square, he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter also serves on the board of directors of Gramercy Property Trust Inc. Mr. Kelter received a B.A. from Trinity College. Mr. Kelter’s qualifications to serve on our board of trustees include his executive experience as president and chief executive officer of Keystone and Penn Square, and his vast experience of over 20 years in commercial real estate.

Christopher B. Woodward is a member of our board of trustees. Since 2010, Mr. Woodward has served as the lead independent director and an audit committee member of Horizon Technology Finance Corporation (HRZN), a specialty finance company that invests in development-stage companies in the technology, life science, healthcare and cleantech industries. He is also currently a trustee and the chair of the audit committee of The Phillips Academy. He has previously held several domestic and global management positions as a director, deputy chief executive officer and acting chief financial officer with Canterbury of New Zealand Ltd., a global apparel company, from 2000 through 2009, as vice president of corporate finance with Montgomery Securities Limited and a predecessor from 1983 to 1987 and as a senior finance and management executive with various other large and small public and private enterprises. Mr. Woodward began his career as a certified public accountant with Coopers & Lybrand LLP (a predecessor firm to PricewaterhouseCoopers LLP), where he provided audit, tax and financial advisory services to various sized public and private companies across a number of industries from 1973 to 1980. Mr. Woodward holds a B.S. in Business Administration (with a concentration in accounting and finance) from UC Berkeley and a M.B.A. in finance from its Haas School of Business. He is currently an active member of the American Institute of CPAs, the California Society of CPAs and the National Association of Corporate Directors. As a result of his background, Mr. Woodward brings to our board of trustees a deep understanding of corporate finance and extensive accounting and audit experience.

Executive Officers

In addition to Messrs. Beasley and Wiel, the following individuals serve as our executive officers:

Douglas R. Brien serves as our Co-Chief Executive Officer. Mr. Brien is a co-founder of the Waypoint Manager and has served as one of its managing directors since its founding in 2009. He has been an active real estate investor since 1997. He has invested in, conducted due diligence upon and assisted in the management of over 1,300 multi-family units. Prior to founding the Waypoint Manager, Mr. Brien served as a principal of Redwood Capital Management Group, where he raised capital and managed out-of-state multi-family units. From 1994 to 2005, Mr. Brien was a place-kicker in the National Football League. He played for the Super Bowl Champion San Francisco 49ers in 1994. Mr. Brien was elected team captain and NFLPA Player Representative by his teammates on the New Orleans Saints. Mr. Brien has founded and operated a number of non-profit enterprises including Kick for Kids’ Sake and The Leo Brien Foundation. Mr. Brien has also founded The Kicking.com Network, which features an e-commerce store selling Mr. Brien’s instructional DVD Click to Kick©. Mr. Brien was recently selected as one of the “Top 100 Most Innovative Entrepreneurs” by Goldman Sachs. Mr. Brien received a B.A. in political economies of industrial societies from the University of California, Berkeley and a M.B.A. from Tulane University. Mr. Brien also completed the Wharton Sports Business Initiative Program in Entrepreneurial Management at the University of Pennsylvania. In 2014, Mr. Brien was appointed, and currently serves, as a member of the U.S. Olympic Ethics committee.

Nina A. Tran serves as our Chief Financial Officer. Ms. Tran has served as chief financial officer of the Waypoint Manager since January 2013. Prior to joining the Waypoint Manager, Ms. Tran spent 17 years at

Prologis, Inc. (formerly AMB Property Corporation), a multinational NYSE-listed REIT. During her tenure at Prologis, Ms. Tran served as senior vice president, chief accounting officer and, most recently, chief global process officer, where she helped lead the merger integration of AMB and Prologis. In her role as chief accounting officer, Ms. Tran oversaw all aspects of global accounting operations, external reporting, including SEC filings and joint venture/fund reporting, internal audit and Sarbanes-Oxley Act compliance. Ms. Tran also served as chief financial officer of AMB-IAT Air Cargo Fund, a publicly-traded Canadian REIT. Before joining AMB, Ms. Tran was a senior associate at PricewaterhouseCoopers LLP. Ms. Tran attended the University of California, Davis and California State University, Hayward, where she received a B.A. in business administration, with a concentration in accounting and information systems. She is also a graduate of the Stanford Executive Program for Women Leaders. Ms. Tran is a certified public accountant (inactive).

Scott T. Gable serves as our Chief Operating Officer. Mr. Gable has served as chief operating officer of the Waypoint Manager since September 2011. Mr. Gable is responsible for acquisitions, construction, leasing and property management operations. Mr. Gable brings over 24 years of hands-on operations, business management and planning experience to his role, having previously worked with small, mid-sized and large companies at all stages of development. Mr. Gable served as chief operating officer for Hercules Technology Growth Capital, an NYSE-listed specialty finance company, from January 2010 to April 2011, and as head of bank operations for United Commercial Bank from March 2009 to January 2010. From December 2008 to October 2009, Mr. Gable served as executive vice president of the Home and Consumer Finance Group at Wells Fargo Bank, leading a team of 5,000 employees. Mr. Gable also served as a principal with Booz Allen Hamilton from September 1991 to September 1997 and as a consultant to the U.K. government on their mortgage rescue programs in 2009. Mr. Gable has built and led sales teams, developed new products and marketing programs and has extensive experience in applying technology solutions and process improvements to enable organizations to scale their growth. Mr. Gable received a B.A. in international relations from Stanford University and an M.B.A. from Harvard Business School.

S. Ali Nazar serves as our Chief Technology Officer. Mr. Nazar has served as chief technology officer of the Waypoint Manager since March 2011. Mr. Nazar joined the Waypoint Manager in March 2010 as vice president of technology. Mr. Nazar is responsible for the development of the Waypoint Manager’s business processes and information technology systems. Prior to joining the Waypoint Manager, Mr. Nazar was a co-founder of SalesTeamLive LLC in 2004, a marketing and technology services company that enables investors and agents to automate sourcing and purchasing of single-family real estate. Mr. Nazar built SalesTeamLive’s cloud-based platform, which is responsible for generating hundreds of thousands of targeted marketing leads that have led to thousands of transactions across a wide variety of real estate investment strategies. Before co-founding SalesTeamLive, Mr. Nazar spent six years at Digital Island, Inc. (now a subsidiary of Cable and Wireless plc), a provider of network services for globalizing Internet business applications. First as engineering development manager and eventually as director of Product Management, Mr. Nazar was instrumental in helping Digital Island complete its initial public offering in 1999 and navigating Digital Island’s rapid expansion to 2,000 employees and its acquisition by Cable and Wireless. Mr. Nazar received a B.S. in mathematics from U.C. Davis.

Tamra D. Browne serves as our General Counsel and Secretary. Ms. Browne has served as chief legal officer of the Waypoint Manager since February 2013. Prior to joining the Waypoint Manager, Ms. Browne was senior vice president, general counsel and corporate secretary of AMB Property Corporation, a multi-national NYSE-listed REIT, where she oversaw the global legal and compliance department. Ms. Browne worked at AMB from January 1999 to January 2012. Prior to joining AMB in January 1999, Ms. Browne was an associate at Morrison & Foerster LLP from June 1994 to January 1999, providing counsel to clients in connection with public and private securities issuances, initial public offerings and mergers and acquisitions. Ms. Browne began her legal career at the law firm of Reid & Priest, where she worked on a variety of corporate finance matters. Ms. Browne received a B.A. in geology from Middlebury College and a J.D. from Stanford Law School.

Corporate Governance—Board of Trustees and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of trustees, which has established investment guidelines described under “Business—Investment Guidelines” for our Manager to follow in its day-to-day management of our business. A majority of our board of trustees is “independent,” as determined by the applicable rules of the NYSE and the SEC. Our trustees keep informed about our business by attending meetings of our board of trustees and its committees and through supplemental reports and communications. Our independent trustees meet regularly in executive sessions without the presence of our corporate officers or non-independent trustees.

Our board of trustees has formed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted charters for each of these committees. Each of these committees has three trustees and is composed exclusively of independent trustees, as defined by the applicable rules of the NYSE and the SEC. Moreover, the compensation committee is composed exclusively of individuals who are, to the extent provided by Rule 16b-3 of the Exchange Act, non-employee trustees and who will, at such times as we are subject to Section 162(m) of the Code, qualify as outside trustees for purposes of Section 162(m) of the Code. Thomas M. Bowers is our lead independent trustee.

Audit Committee

The audit committee is comprised of Christopher B. Woodward, Thomas M. Bowers and Jeffrey E. Kelter, each of whom is an independent trustee and “financially literate” under the applicable rules of the NYSE and the SEC. Christopher B. Woodward is chair of our audit committee. Christopher B. Woodward has been designated as our audit committee financial expert, as that term is defined by the SEC.

The audit committee assists our board of trustees in overseeing:

•	our financial reporting, auditing and internal control activities, including the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The audit committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

The compensation committee is comprised of Jeffrey E. Kelter, Richard D. Bronson and Michael D. Fascitelli, each of whom is an independent trustee under the applicable rules of the NYSE and the SEC. Jeffrey E. Kelter is chair of our compensation committee.

The principal functions of the compensation committee are to:

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our Co-Chief Executive Officers’ performance in light of such goals and objectives and, either as a committee or together with our independent trustees (as directed by our board of trustees), determine and approve the remuneration of our Co-Chief Executive Officers based on such evaluation;

•	review and oversee management’s annual process for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers, if applicable;

•	oversee the annual review of our equity incentive plans;

•	oversee the annual review of the Management Agreement;

•	assist our board of trustees and the chairman in overseeing the development of executive succession plans; and

•	determine from time to time the remuneration for our non-executive trustees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Thomas M. Bowers, Richard D. Bronson and Michael D. Fascitelli, each of whom is an independent trustee under the applicable rules of the NYSE. Thomas M. Bowers is chair of our nominating and corporate governance committee.

The nominating and corporate governance committee is responsible for the following:

•	providing counsel to our board of trustees with respect to the organization, function and composition of our board of trustees and its committees;

•	overseeing the self-evaluation of our board of trustees and our board of trustee’s evaluation of management;

•	periodically reviewing and, if appropriate, recommending to our board of trustees changes to, our corporate governance policies and procedures; and

•	identifying and recommending to our board of trustees potential trustee candidates for nomination.

Governance Rights Agreement

We have entered into a governance rights agreement with Starwood Capital Group and the Waypoint Manager. The governance rights agreement provides that each of Starwood Capital Group and the Waypoint Manager will vote all of our voting securities over which such party has voting control and take all other reasonably necessary or desirable actions within its control, and we will take all necessary or desirable actions within our control, so that:

•	the number of trustees on our board of trustees will be established at, and remain during the term of the agreement fixed at, nine trustees; and

•	the following nine persons will constitute our board of trustees:

•	two individuals designated by Starwood Capital Group, who may be affiliates of Starwood Property Trust or Starwood Capital Group at the time of any such nomination;

•	two individuals designated by the Waypoint Manager, who may be affiliates of the Waypoint Manager’s equity holders at the time of any such nomination;

•	four individuals designated by Starwood Capital Group, each of whom qualifies as an independent trustee; and

•	one individual designated by the Waypoint Manager, who qualifies as an independent trustee.

The governance rights agreement provides that Starwood Capital Group has the right to designate one member of our board of trustees as the chairman of our board of trustees, and Starwood Capital Group and the Waypoint Manager thereto agree to instruct their respective designees on our board of trustees to take all reasonably necessary or desirable actions within his or her control to elect the chairman of our board of trustees as designated by Starwood Capital Group.

In the event that any trustee ceases to serve as a member of our board of trustees during his or her term of office, whether due to such member’s death, disability, resignation or removal, then the governance rights agreement provides that: (1) the person or persons entitled to designate the trustee who caused the vacancy will have the exclusive right (vis-à-vis our board of trustees, any committee of our board of trustees or any other party to the agreement) to nominate an alternate candidate for the vacant seat; or (2) if no person was entitled to designate such trustee, the resulting vacancy will be filled by our shareholders as provided in our declaration of trust and bylaws. In addition, the governance rights agreement provides that, unless required by applicable law, the parties to the agreement will not take any action for the purpose of removing a trustee from our board of trustees without the written consent of the person entitled to designate such trustee.

Notwithstanding anything contained in the governance rights agreement to the contrary, if our trustees determine in good faith, after consultation with outside legal counsel, that any action or restriction on any action required by the governance rights agreement could reasonably constitute a violation of the trustees’ fiduciary duties or other obligations under applicable laws, rules or regulations, then, such action or restriction on such action will not be required pursuant to the agreement until such time, if any, as such action or restriction on such action could no longer reasonably constitute a violation of such duties and obligations.

Executive and Trustee Compensation

Compensation of Trustees

A member of our board of trustees who is also an employee of our Manager is referred to as an executive trustee. Executive trustees will not receive compensation for serving on our board of trustees. Each non-executive trustee receives an annual fee for his or her services of $50,000, payable in quarterly installments in conjunction with quarterly meetings of our board of trustees, and an annual award of $50,000 in our restricted common shares, calculated based on the closing price of our common shares on the date of the grant, which vests on the anniversary of the date of grant, subject to the trustee’s continued service on our board of trustees. Non-executive trustees also receive the following compensation for service as members of committees of our board of trustees: (1) committee chair cash retainers of $15,000 (audit committee), $7,500 (compensation committee) and $7,500 (nominating and corporate governance committee), respectively; and (2) committee membership cash retainers of $7,500 (audit committee), $3,750 (compensation committee) and $3,750 (nominating and corporate governance committee), respectively. Our lead independent trustee receives an additional cash retainer of $15,000. Our non-executive trustee fees may be paid by issuance of common shares, calculated based on the closing price of our common shares on the date of grant, rather than in cash, provided that any such issuance does not prevent such trustee from being determined to be independent and such shares are granted pursuant to the Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan, or our Non-Executive Trustee Share Plan, or the issuance is otherwise made in a manner consistent with NYSE listing requirements.

Each of our non-executive trustees may elect to forego receipt of all or any portion of the cash or equity compensation payable to them for service as one of our trustees and direct that we pay such amounts to a charitable cause or institution designated by such trustee. We reimburse each of our trustees for their reasonable travel expenses incurred in connection with their attendance at full board of trustees and committee meetings.

Executive Compensation

Because the Management Agreement provides that our Manager is responsible for managing our affairs, our Co-Chief Executive Officers and each of our other executive officers do not receive cash compensation from us for serving as our executive officers. Instead, we pay our Manager the management fees and make the reimbursements described in “Our Manager and the Management Agreement—Management Agreement—Management Fees and Expense Reimbursements” and, in the discretion of the compensation committee of our board of trustees, we may also grant our Manager equity based awards pursuant to our Manager Equity Plan described below.

In their capacities as officers or personnel of our Manager, such persons devote such portion of their time to our affairs as is necessary to enable us to operate our business.

We have adopted equity incentive plans for our officers, our non-employee trustees, our Manager and our Manager’s personnel and other service providers to encourage their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. See “—Equity Incentive Plans” for detailed descriptions of our equity incentive plans.

Compensation Committee Interlocks and Insider Participation

The compensation committee of our board of trustees is presently comprised of Jeffrey E. Kelter, Richard D. Bronson and Michael D. Fascitelli, none of whom were our officers or employees during the fiscal year ended December 31, 2013, and none of whom had any relationship requiring disclosure by us under Item 404 of Regulation S-K.

Equity Incentive Plans

We adopted equity incentive plans to provide incentive compensation to attract and retain qualified trustees, officers, advisors, consultants and other personnel, including our Manager, trustees, officers, advisors and consultants, including employees of our Manager and its affiliates. All of our equity incentive plans are administered by the compensation committee of our board of trustees. The compensation committee, as appointed by our board of trustees, has the full authority (1) to grant awards, (2) to determine the persons to whom and the time or times at which awards shall be granted, (3) to determine the type and number of awards to be granted, the number of common shares to which an award may relate and the terms, conditions, restrictions and performance criteria relating to any award, (4) to determine whether, to what extent, and under what circumstances an award may be settled, cancelled, forfeited, exchanged, or surrendered, (5) to make adjustments in the terms and conditions of awards, (6) to construe and interpret the equity incentive plans and any award, (7) to prescribe, amend and rescind rules and regulations relating to the applicable equity incentive plan, (8) to determine the terms and provisions of the award agreements (which need not be identical for each participant) and (9) to make all other determinations deemed necessary or advisable for the administration of the applicable equity incentive plan. However, neither the compensation committee nor our board of trustees may take any action under any of our equity incentive plans without having first obtained the consent of our shareholders that would result in (i) a repricing of any previously granted share option or share appreciation right, or SAR, (ii) a cancellation of any previously granted share option or SAR in exchange for another share option or SAR with a lower purchase or base price or (iii) a cancellation of any previously granted share option or SAR in exchange for cash or another award if the purchase or base price of such option or SAR exceeds the fair market value of a common share on the date of such cancellation, in each case other than in connection with a change of control (as defined under the Manager Equity Plan). In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee consists solely of non-executive trustees, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee trustee and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside trustee for purposes of Section 162(m) of the Code, or, if no committee exists, our board of trustees. The total number of shares that may be made subject to awards under our Manager Equity Plan and the Starwood Waypoint Residential Trust Equity Plan, or our Equity Plan (both of which are described below), is equal to 2,932,697 shares. We have also reserved a total of 200,000 of our common shares for issuance under our Non-Executive Trustee Share Plan (which is described below). As of                     , 2014, 1,955,132 shares were available for future issuance under our Manager Equity Plan and our Equity Plan and 188,986 shares were available for future issuance under our Non-Executive Trustee Share Plan.

Manager Equity Plan

We adopted the Manager Equity Plan, which provides for the grant of options, SARs, restricted common shares, RSUs, LTIP units, dividend equivalent rights and other equity-based awards to our Manager, which may in turn issue incentives to the directors, officers and personnel of, and advisors and consultants to, our Manager or its affiliates. LTIP units are a special class of limited partnership units in our operating partnership that are structured to qualify as profits interests for tax purposes, with the result that at issuance they have no capital account in our operating partnership. Any LTIP units issued by our operating partnership may be subjected to vesting requirements as determined by the compensation committee of our board of trustees.

As noted above under “Equity Incentive Plans,” the maximum number of shares that may be made subject to awards under the Manager Equity Plan is equal to 2,932,697 shares less any of our common shares issued or subject to awards granted under our Equity Plan. As of                     , 2014, 1,955,132 shares were available for future issuance under our Manager Equity Plan and our Equity Plan combined. If any vested awards under the Manager Equity Plan are paid or otherwise settled without the issuance of our common shares, or any of our common shares are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Manager Equity Plan. If any awards under the Manager Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of our common shares (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Manager Equity Plan. Shares issued under the Manager Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of our Manager under the Manager Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (1) the number and kind of our shares of beneficial interest or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of our shares of beneficial interest or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, base price or purchase price relating to any award; and (4) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to our shares of beneficial interest). Awards under the Manager Equity Plan are intended to be either exempt from, or comply with, Section 409A of the Code.

LTIP units granted to our Manager will not receive distributions until they become vested, at which time they are entitled to distributions plus catch-up distributions for the period during which such units were not vested. Initially, each LTIP unit will have a capital account of zero, and, therefore, the holder of a LTIP unit would receive nothing if our operating partnership were liquidated immediately after such LTIP unit is awarded. However, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per operating partnership unit. The applicable Treasury Regulations and our partnership agreement provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership, upon a distribution by our operating partnership to a partner in redemption of partnership interests, upon the liquidation of our operating partnership or upon a later issuance of additional LTIP units. Upon equalization of the capital account of a LTIP unit with the per unit capital account of the operating partnership units (and full vesting of the LTIP unit), the LTIP unit will be convertible into one operating partnership unit, subject to certain exceptions and adjustments. There is a risk that a LTIP unit will never become convertible into one operating partnership unit because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of our common shares. See “Our Operating Partnership and the Partnership Agreement” for a further description of the rights of limited partners in our operating partnership.

Upon termination of the Management Agreement by us for cause or by our Manager for any reason other than for cause or due to an adverse change in our Manager’s compensation under the Management Agreement, any then unvested awards held by our Manager and all accrued and unpaid dividends or dividend equivalents related thereto will be immediately forfeited and cancelled without consideration. Upon any other termination of the Management Agreement or change in control of us (as defined under the Manager Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

As of                     , 2014, our Manager owns 777,574 of our RSUs, granted concurrently with the completion of the Separation. The award of RSUs to our Manager vest ratably on a quarterly basis over a three-year period ending on April 1, 2017. This award is intended to further align the interests of our Manager and Starwood Capital Group with the interests of our shareholders. Once vested, the award of RSUs will be settled in our common shares. However, RSUs that vest during the first year of the three-year vesting period will not be settled in shares until promptly following the first anniversary of the commencement of vesting. RSUs that vest after the fourth quarterly vesting date will be settled promptly, but in no event later than 30 days, following the applicable quarterly vesting date. Our Manager will be entitled to receive “distribution equivalents” with respect to the RSU portion of this award, whether or not vested, at the same time and in the same amounts as distributions are paid to our common shareholders.

We may from time to time grant additional equity incentive awards to our Manager pursuant to the Manager Equity Plan. Our Manager may, in the future, allocate a portion of these awards or ownership or profits interests in it to directors, officers and personnel of, and advisors and consultants to, our Manager or its affiliates in order to provide incentive compensation to them.

Equity Plan

We adopted the Equity Plan, which provides for the grant of options, restricted common shares, SARs, RSUs, LTIP units, dividend equivalent rights and other equity-based awards to our trustees, officers advisors or consultants, including employees of our Manager or its affiliates. LTIP units are a special class of limited partnership units in our operating partnership that are structured to qualify as profits interests for tax purposes, with the result that at issuance they have no capital account in our operating partnership. Any LTIP units issued by our operating partnership may be subjected to vesting requirements as determined by the compensation committee of our board of trustees.

As noted above under “Equity Incentive Plans,” the maximum number of shares that may be made subject to awards under the Equity Plan is equal to 2,932,697 shares, less any of our common shares issued or subject to awards granted under our Manager Equity Plan. As of                     , 2014, 1,955,132 shares were available for future issuance under our Manager Equity Plan and our Equity Plan combined. If any vested awards under the Equity Plan are paid or otherwise settled without the issuance of our common shares, or any of our common shares are surrendered to or withheld by us as payment of the exercise price of an award and/or withholding taxes in respect of an award, the shares that were subject to such award will not be available for re-issuance under the Equity Plan. If any awards under the Equity Plan are cancelled, forfeited or otherwise terminated without the issuance of our common shares (except as described in the immediately preceding sentence), the shares that were subject to such award will be available for re-issuance under the Equity Plan. Shares issued under the Equity Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Equity Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (1) the number and kind of our shares of beneficial interest or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of our shares of beneficial interest or other property (including cash) issued or issuable in respect of outstanding awards; (3) the exercise price, base price or purchase price relating to any award; and (4) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to our shares of beneficial interest). Awards under the Equity Plan are intended to be either exempt from, or comply with, Section 409A of the Code.

Unless otherwise determined by the compensation committee and set forth in an individual award agreement, upon termination of an award recipient’s services to us, any then unvested awards will be cancelled and forfeited without consideration. Upon a change in control of us (as defined under the Equity Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

As of                     , 2014, certain employees of our Manager own an aggregate of 199,991 of our RSUs, granted concurrently with the completion of the Separation. The awards were intended to further align the interests of the employees of our Manager (including our executive officers) with the interests of our shareholders. These awards of RSUs to certain employees of our Manager vest ratably in three annual installments on each of January 31, 2015, January 31, 2016 and January 31, 2017, subject to the employee’s continued employment with our Manager. Once vested, the award of RSUs will be settled in our common shares. The employees of our Manager that receive RSUs will be entitled to receive “distribution equivalents” with respect to the RSUs, whether or not vested, at the same time and in the same amounts as distributions are paid to our common shareholders.

Non-Executive Trustee Share Plan

We adopted the Non-Executive Trustee Share Plan, which provides for the issuance of restricted or unrestricted common shares or RSUs. The Non-Executive Trustee Share Plan is intended, in part, to implement our program of non-executive trustee compensation described above under “—Executive and Trustee Compensation—Compensation of Trustees.”

We reserved a total of 200,000 shares for issuance under the Non-Executive Trustee Share Plan. As of                     , 2014, 188,986 shares were available for future issuance under our Non-Executive Trustee Share Plan. If any awards under the Non-Executive Trustee Share Plan are cancelled, forfeited or otherwise terminated, the shares that were subject to such award will be available for re-issuance under the Non-Executive Trustee Share Plan. Shares issued under the Non-Executive Trustee Share Plan may be authorized but unissued shares or shares that have been reacquired by us. In the event that the compensation committee determines that any dividend or other distribution (whether in the form of cash, common shares, or other property), recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Non-Executive Trustee Share Plan, then the compensation committee will make equitable changes or adjustments to any or all of: (1) the number and kind of our shares of beneficial interest or other property (including cash) that may thereafter be issued in connection with awards; (2) the number and kind of our shares of beneficial interest or other property (including cash) issued or issuable in respect of outstanding awards; and (3) the performance goals, if any, applicable to outstanding awards. In addition, the compensation committee may determine that any such equitable adjustment may be accomplished by making a payment to the award holder, in the form of cash or other property (including but not limited to our shares of beneficial interest). Awards under the Non-Executive Trustee Share Plan are intended to be either exempt from, or comply with, Section 409A of the Code.

Each award of restricted shares or RSUs will be subject to such restrictions as will be set forth in the applicable award agreement. Unless otherwise determined by the compensation committee, upon a non-executive trustee’s removal or resignation from our board of trustees, the trustee will forfeit any as yet unvested awards granted under the Non-Executive Trustee Share Plan. Upon a change in control of us (as defined under the Non-Executive Trustee Share Plan), any award that was not previously vested will become fully vested and/or payable, and any performance conditions imposed with respect to the award will be deemed to be fully achieved, provided, that with respect to an award that is subject to Section 409A of the Code, a change in control of us must constitute a “change of control” within the meaning of Section 409A of the Code.

In connection with the Separation, we granted 1,666 of our restricted common shares to each of our five non-executive trustees. These awards of restricted shares vest ratably in three annual installments on January 31, 2015, January 31, 2016, and January 31, 2017, subject to the trustee’s continued service on our board of trustees. In addition, we granted 2,684 fully vested common shares to certain members of our board of trustees as part of their 2014 compensation during the second quarter of 2014.

Code of Business Conduct and Ethics

Our board of trustees has established a code of business conduct and ethics that applies to our officers and trustees and to our Manager’s officers and any personnel of Starwood Capital Group when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or trustees may be made only by our board of trustees or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Code of Ethics and Corporate Governance Guidelines

We have also adopted a Code of Ethics for our Principal Executive Officers and Senior Financial Officers setting forth a code of ethics applicable to our Principal Executive Officers, Principal Financial Officer and Principal Accounting Officer and Corporate Governance Guidelines.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our trustees, officers and holders of more than 10% of our common shares to file with the SEC initial reports of ownership and reports of changes in ownership of common shares and other equity securities. Our trustees, officers and holders of more than 10% of our common shares became subject to these filing requirements in January 2014.

Limitation of Liability and Indemnification

The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of ours and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, officer, partner, trustee, member or manager of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under the Management Agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in the Management Agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under Maryland law for officers of a Maryland real estate investment trust. Instead, officers of a Maryland real estate investment trust, including officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are externally managed and advised by our Manager. Each of our officers is an executive of our Manager. The executive offices of our Manager are located at 1999 Harrison Street, Oakland, Ca 94612, and the telephone number of our Manager’s executive offices is (510) 250-2200.

Officers and Directors of Our Manager

The following sets forth certain information with respect to each of the officers and members of the board of directors of our Manager:

Name	Age	Position Held with Our Manager
Executive Officers and Directors
Barry S. Sternlicht	52	Chairman of the Board of Directors
Gary M. Beasley	49	Co-Chief Executive Officer and Director
Douglas R. Brien	43	Co-Chief Executive Officer and Director
Colin T. Wiel	47	Chief Investment Officer and Director
Nina A. Tran	45	Chief Financial Officer
Scott T. Gable	49	Chief Operating Officer
S. Ali Nazar	40	Chief Technology Officer
Tamra D. Browne	51	General Counsel
Jerome C. Silvey	56	Executive Vice President
Ellis F. Rinaldi	51	Executive Vice President
Christopher D. Graham	39	Executive Vice President and Director
Daniel Yih	55	Executive Vice President and Director
Andrew J. Sossen	37	Executive Vice President and Director
Brendan M. Brogan	33	Director
S. Hoon Cho	45	Director

Set forth below is biographical information for the officers and directors of our Manager.

See “Management—Our Trustees and Executive Officers” for biographical information regarding Barry S. Sternlicht, Gary M. Beasley, Douglas R. Brien, Colin T. Wiel, Nina A. Tran, Scott T. Gable, S. Ali Nazar, Tamra D. Browne and Andrew J. Sossen.

Jerome C. Silvey is an executive vice president of our Manager. He also serves as an executive vice president of Starwood Property Trust and SPT Management, LLC, Starwood Property Trust’s manager. Mr. Silvey is an executive vice president and has been the chief financial officer of Starwood Capital Group since 1993. He is a member of the executive and investment committees of Starwood Capital Group. Mr. Silvey oversees all partnership and property accounting, tax planning and compliance, investor relations, treasury operations, debt financing and equity fundraising for Starwood Capital Group. Mr. Silvey joined Starwood Capital Group in 1993 after 13 years at Price Waterhouse, where he served a variety of clients, including IBM and Olympia & York. He is a member of the board of directors of Société du Louvre and Baccarat, as well as a member of the Editorial Board of Institutional Real Estate Investors, the Pension Real Estate Association, P&I Research Advisory Panel and the Association of Foreign Investors in Real Estate (AFIRE). Mr. Silvey received a B.A. in mathematical economics from Colgate University in Hamilton, New York. He earned his MBA from Rutgers Graduate School of Management.

Ellis F. Rinaldi is an executive vice president of our Manager. He is also the general counsel and an executive vice president of SPT Management, LLC, Starwood Property Trust’s manager. He is an executive vice president of Starwood Capital Group and has been one of its two co-general counsels since 1999. Mr. Rinaldi has represented Starwood Capital Group’s legal interests since 1991. Mr. Rinaldi is actively involved in the legal aspects of all of Starwood Capital Group’s business, including acquisitions, financing, asset management and strategic planning. Mr. Rinaldi became an officer of Starwood Capital Group and a member of Starwood Capital Group’s executive committee in 1999. Mr. Rinaldi has been structuring, negotiating, documenting and closing complex real estate transactions since 1987. He was an associate at the law firm of Winthrop, Stimson, Putnam & Roberts and then Pircher, Nichols & Meeks prior to forming Rinaldi, Finkelstein & Franklin, L.L.C., or RFF, Starwood Capital Group’s lead outside counsel. Mr. Rinaldi is currently the managing member of RFF. Mr. Rinaldi received his J.D. from George Washington University, where he was a member of the GW Law Review, and his B.B.A. degree, summa cum laude, in accounting from the University of Massachusetts at Amherst, Honors Program.

Christopher D. Graham is an executive vice president and director of our Manager. He also serves as an executive vice president of SPT Management, LLC, Starwood Property Trust’s manager. Mr. Graham is a senior managing director of Starwood Capital Group in its Acquisitions Group supervising Starwood Capital Group’s investments in North America. He is also a member of Starwood Capital Group’s investment committee. Mr. Graham is responsible for originating, structuring, underwriting and closing investments in all property types. Prior to joining Starwood Capital Group in 2002, Mr. Graham was with CB Richard Ellis in Washington, D.C., where he was director of its Financial Consulting Group for the Eastern Region of the United States from 1999 to 2000. Prior to his role in the Financial Consulting Group, Mr. Graham was associate director, Eastern Region, of CB Richard Ellis’ Investment Properties Group from 1998 to 1999. Mr. Graham also served as a consultant to Lincoln Property Company’s Washington, D.C. office on various asset management, development and acquisition assignments in 2000. Mr. Graham received a BBA in finance from James Madison University and an MBA from the Harvard Business School.

Daniel Yih is an executive vice president and director of our Manager. Mr. Yih is the chief operating officer of Starwood Capital Group and is primarily responsible for the internal management of Starwood Capital Group. He is a member of the executive and investment committees of Starwood Capital Group. Mr. Yih joined Starwood Capital Group in October of 2007. Mr. Yih has more than a 20-year career as a leveraged buyout executive. Prior to joining Starwood Capital Group, he was chief operating officer and a portfolio principal of GTCR Golder Rauner, a buyout fund with more than $8 billion of capital under management. Before GTCR Golder Rauner, Mr. Yih spent five years as a partner at Zell Chilmark, a buyout fund investing in financially distressed companies. Mr. Yih had direct operating experience as acting chief financial officer at Welbilt Corporation, a portfolio company of Kohlberg & Company where he had been an associate. Mr. Yih began his career at Kirkland & Ellis, representing equity investors in leveraged buyout transactions and venture capital investments. He serves on the board of Ann Taylor Corporation, and from 1995 until 2007, was a member of the board of directors of Starwood Hotels, where he was chair of the audit committee for 10 years. Mr. Yih is also a member of the advisory board to Chicago Cares, a not-for-profit community services organization. Mr. Yih earned a JD and MBA from the University of Chicago. He graduated with a BSc in mechanical engineering with distinction from Stanford University.

Brendan M. Brogan is a director of our Manager. Mr. Brogan is a vice president in the acquisitions group of Starwood Capital Group. He focuses primarily on the acquisition of non-performing commercial and residential loans and has been an integral part of implementing this strategy. He also concentrates on investments in Florida. Prior to joining Starwood in 2008, he was a managing director in the fixed income division at Bear Stearns where he worked from 2003-2008. Mr. Brogan received a BA with honors from Harvard College.

S. Hoon Cho is a director of our Manager. Mr. Cho is a managing director of GI Partners, LLC, or GI Partners, a private equity firm, and has investment responsibilities for companies in the financial, real estate and healthcare services sectors. Mr. Cho currently serves on the boards of Waypoint/GI Venture, LLC and Archon Resources LLC. He has also served on the board of The Linc Group and as board observer of First Republic Bank. Prior to joining GI Partners in 2007, Mr. Cho served as a managing director for Vulcan Capital, or Vulcan, from 2002 to 2006, overseeing its private equity investment group. At Vulcan, he was involved in restructuring or managing a number of businesses and served on the boards of the Seattle Seahawks, the Portland Trail Blazers and Rose City Radio. He also served as an advisor to the firm’s global asset allocation investments, including the firm’s investments in Microsoft, RCN Corporation and other holdings. Previously, Mr. Cho was a principal at Hicks, Muse, Tate & Furst Incorporated, a principal at The Parthenon Group and an associate at Castle Harlan, Inc. Earlier, he was a member of the Mergers & Acquisitions Department at Morgan Stanley. He serves on the board of trustees of The Nueva School and served as a trustee of Princeton University. Mr. Cho received a B.A. from Princeton University in the Woodrow Wilson School of Public and International Affairs and a M.B.A. from the Harvard Business School.

Ownership of Our Manager

Our Manager is an affiliate of Starwood Capital Group. Our Manager has issued two classes of equity interests. All of the outstanding class A interests in our Manager are held by an affiliate of Starwood Capital Group, and all of the outstanding class B interests in our Manager, which were issued in connection with the completion of the acquisition of the Waypoint platform, are indirectly owned by members of our Manager’s executive team and other third parties. The holders of the class A interests are entitled to vote on all matters on which members of our Manager are entitled to vote, and the holders of the class B interests have voting or consent rights solely with respect to specific items. The holders of the class B interests are entitled to a percentage of any management fees paid to our Manager, which percentage may adjust over time based on the amount, if any, of incremental equity capital invested by us. The holders of the class B interests are also entitled to a portion of any consideration paid by us in connection with an internalization of our Manager, should one occur.

Investment and Compensation Committees of Our Manager

Our Manager has an investment committee, which is comprised of Barry S. Sternlicht, the chairman of the committee, Gary M. Beasley, Douglas R. Brien, Brendan M. Brogan, Christopher D. Graham and Colin T. Wiel. Our Manager’s investment committee meets periodically, at least every quarter, to discuss investment opportunities. The investment committee periodically reviews our investment portfolio and its compliance with our investment policies, business and growth strategies and financing strategy at least on a quarterly basis or more frequently as necessary.

Our Manager has a compensation committee, which is comprised of Barry S. Sternlicht, the chairman of the committee, Gary M. Beasley and Andrew J. Sossen. Our Manager’s compensation committee meets periodically and are responsible for reviewing and recommending to our Manager’s board of directors compensation plans, policies and programs, as well as approving individual executive officer compensation for our Manager, intended to attract, retain and appropriately reward employees in order to motivate their performance in the achievement of our Manager’s and our business objectives and align their interests with the long-term interests of our Manager’s members and our shareholders.

See “Management—Our Trustees and Executive Officers” for biographical information regarding Barry S. Sternlicht, Gary M. Beasley, Douglas R. Brien, Andrew J. Sossen and Colin T. Wiel and “—Officers and Directors of our Manager” for biographical information regarding Brendan M. Brogan and Christopher D. Graham.

Management Agreement

On January 31, 2014, we entered into the Management Agreement with our Manager pursuant to which, among other things, our Manager administers our business activities and day-to-day operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of trustees.

Management Services

Our Manager is responsible for, among other duties, (1) identifying homes and distressed and non-performing residential mortgage loans for acquisition, (2) acquiring homes and distressed and non-performing residential mortgage loans, (3) supervising its employees with respect to the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, (4) financing our acquisitions and activities related thereto and (5) providing us with investment advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our liaison with Starwood Capital Group Management, L.L.C. with respect to the periodic review of the investment guidelines and other parameters for our investments, financing activities and operations, which review will occur at least annually, and acting as our consultant with respect to any modification to which will be approved by a majority of our independent trustees from time to time at their discretion;

(ii)	directly or, if applicable, through Starwood Capital Group Management, L.L.C., identifying, investigating, analyzing and selecting possible investment opportunities, including by supervising the regional and local partners with whom we have entered into strategic relationships, and originating, acquiring, structuring, negotiating, monitoring, financing, retaining, selling, negotiating for prepayment, restructuring or disposing of assets consistent with the acquisition guidelines, and making representations and warranties in connection therewith;

(iii)	with respect to prospective purchases, sales, or exchanges of investments, conducting negotiations on our behalf, including by supervising the regional and local partners with whom we have entered into strategic relationships, with sellers, purchasers, trustees, lenders, regulatory agencies and bodies, title companies, environmental consultants, primary dealers, custodians and brokers and, if applicable, their respective agents, representatives and investment bankers, and owners of privately held real estate companies, including the execution, delivery and renewal of any financing documents and all offers, purchase and sale agreements, escrow documents and any other agreements and/or instruments relating to the purchase or sale of properties on our behalf;

(iv)	negotiating and entering into, on our behalf, as recommended by Starwood Capital Group Management, L.L.C., repurchase agreements, interest rate swap agreements, agreements relating to borrowings under programs established by the U.S. Government and/or agencies thereunder, and other agreements and instruments required for us to conduct our business;

(v)	acting as a liaison to or engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, securities brokerage, mortgage brokerage, residential home sales brokerage, other financial services, real estate services, commercial services, due diligence services, underwriting review services, legal and accounting services, and all other services (including investor relations and transfer agent and registrar services) as may be required relating to our operations or, if not done through Starwood Capital Group Management, L.L.C., investments (or potential investments);

(vi)	the conversion of our acquisitions into rental homes and the subsequent renovation, leasing, maintenance and other property management of our rental homes, including through the engagement and supervision, on our behalf and at our expense, of property management companies responsible for such activities;

(vii)	advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. Government;

(viii)	serving as our consultant with respect to arranging for any issuance of mortgage-backed securities from pools of mortgage loans or mortgage-backed securities owned by us;

(ix)	coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters, including exercising any voting rights, with the joint venture or co-investment partners;

(x)	providing executive and administrative personnel, office space and office services required in rendering services to us, including, without limitation, office space for any persons who are employed directly by us under any secondment arrangement and who are not simultaneously employed by our Manager or any of its affiliates;

(xi)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of trustees, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xii)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including analyst presentations, investor conferences and annual meeting arrangements;

(xiii)	counseling us in connection with policy decisions to be made by our board of trustees;

(xiv)	evaluating and recommending to our board of trustees hedging (based on the advice of Starwood Capital Group Management, L.L.C.), financing and securitization strategies and engaging in hedging (based on the advice of Starwood Capital Group Management, L.L.C.), financing, borrowing and securitization activities on our behalf, consistent with such strategies as modified from time to time, while maintaining with our qualification as a REIT and within our investment guidelines;

(xv)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set forth in the Code and the regulations promulgated by the U.S. Treasury Department, or Treasury Regulations, and using commercially reasonable efforts to cause us to continue to qualify for taxation as a REIT for federal income tax purposes;

(xvi)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xvii)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager or forwarding any applicable reports and statistical and economic research to us regarding our activities and services performed for us by Starwood Capital Group Management, L.L.C.;

(xviii)	collection of information and furnishing of reports pertaining to our assets, interest rates and general economic conditions;

(xix)	monitoring the operating performance of our investments and providing periodic review, evaluation and reports with respect thereto to our board of trustees, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xx)	investing and reinvesting any moneys and securities of ours, if applicable, as instructed by Starwood Capital Group Management, L.L.C. (including investing in short-term investments pending investment in other investments, payment of fees, costs and expenses, or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

(xxi)	causing us to retain qualified registered independent accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code and Treasury Regulations applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

(xxii)	assisting us in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxiii)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements as may be required under applicable regulations and contractual undertakings and, if and when applicable, all reports and documents, if any, required under the Exchange Act or the Securities Act, or by the NYSE or such other securities exchange on which our common shares are listed;

(xxiv)	assisting us in taking all necessary actions to enable us to make required tax filings and reports, including soliciting shareholders for required information to the extent required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxv)	placing, or arranging for the placement of, all orders pursuant to our Manager’s or, if applicable, Starwood Capital Group Management, L.L.C.’s, investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxvi)	obtaining insurance in connection with the operation of our business;

(xxvii)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), including supervising claims filed under any insurance policy, subject to such limitations or parameters as may be imposed from time to time by our board of trustees;

(xxviii)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of trustees from time to time;

(xxix)	advising on, and obtaining on behalf of us, appropriate credit facilities or other financings for the investments of us consistent with the investment guidelines;

(xxx)	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxxi)	serving as our consultant with respect to decisions regarding any of our financings, hedging (based on the advice of Starwood Capital Group Management, L.L.C.) activities or borrowings undertaken by us, including (1) assisting us, in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxxii)	providing us with, or, if applicable, working with Starwood Capital Group Management, L.L.C., to provide, portfolio management;

(xxxiii)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xxxiv)	forming, dissolving, reorganizing, restructuring or merging corporate or other entities with respect to any of the actions in clauses (i) through (xxxiii) above;

(xxxv)	performing such other services and functions as may be required from time to time for the management of, and other activities relating to, our assets, business and operations as our board of trustees shall reasonably request or as our Manager shall deem appropriate under the particular circumstances; and

(xxxvi)	using commercially reasonable efforts to cause us to comply with all applicable laws and regulations.

Liability and Indemnification

Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of trustees in following or declining to follow its advice or recommendations or, if applicable, that of Starwood Capital Group Management, L.L.C. Our Manager maintains a contractual as opposed to a fiduciary relationship with us. Under the terms of the Management Agreement, our Manager and its affiliates and members and the officers, stockholders, directors and personnel of our Manager and its affiliates and members are not liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts or omissions constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. We have agreed to indemnify our Manager and its affiliates and members and the officers, stockholders, directors and personnel of our Manager and its affiliates and members with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. Our Manager has agreed to indemnify us, our trustees, officers, and shareholders with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager is not liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (such as a transaction that was effected in violation of our investment guidelines) or in the trade process (such as a buy order that was entered instead of a sell order, or the wrong purchase or sale of security, or a transaction in which a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of the Management Agreement, our Manager is required to provide us with our management team, including a chief executive officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager are dedicated exclusively to us. Members of our management team are required to devote such time as is necessary and appropriate commensurate with the level of our activity.

Our Manager is required to refrain from any action that, in its sole judgment made in good faith, (1) is not in compliance with the investment guidelines, (2) would adversely and materially affect our status as a REIT under the Code or our status as an entity excluded from investment company status under the 1940 Act or (3) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over us or that would otherwise not be permitted by our declaration of trust or bylaws. If our Manager is ordered to take any action by our board of trustees, our Manager promptly notifies our board of trustees if it is our Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or our declaration of trust or bylaws. Our Manager and its affiliates are not liable to us, our board of trustees, our shareholders, partners or members, for any act or omission by our Manager or any of its affiliates, except as provided in the Management Agreement.

Term and Termination

The Management Agreement may be amended or modified by agreement between us and our Manager. The initial term of the Management Agreement will end on January 17, 2017, with automatic one-year renewal terms that end on the anniversary. Our independent trustees review our Manager’s performance annually, and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent trustees based upon: (1) our Manager’s unsatisfactory performance that is materially detrimental to us; or (2) our determination that the management fees payable to our Manager are unfair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent trustees. We will provide our Manager with 180 days’ prior notice of such a termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the annualized base management fee based on the management fee paid in the most recently completed eight fiscal quarters before the date of termination.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of trustees for cause, which is defined as:

•	our Manager’s continued breach of any material provision of the Management Agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager commits fraud against us, misappropriates or embezzles our funds, or acts grossly negligent in the performance of its duties under the Management Agreement; provided, however, that if any of these actions is caused by an employee of our Manager or one of its affiliates and our Manager takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s knowledge of its commission, the Management Agreement shall not be terminable; and

•	the dissolution of our Manager.

During the initial three-year term of the Management Agreement, we may not terminate the Management Agreement except for cause.

Our Manager may assign the agreement in its entirety or delegate certain of its duties under the Management Agreement to any of its affiliates without the approval of our independent trustees if such assignment or delegation does not require our approval under the Advisers Act.

Our Manager may decline to renew the Management Agreement by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

We may not assign our rights or responsibilities under the Management Agreement without the prior written consent of our Manager, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Management Agreement and by the terms of such assignment in the same manner as we are bound under the Management Agreement.

Management Fees and Expense Reimbursements

We rely on the facilities and resources of our Manager to manage our day-to-day operations.

Base Management Fee

We pay our Manager a base management fee calculated and payable quarterly in arrears in cash in an amount equal to one-fourth of 1.5% of the daily average of our adjusted equity market capitalization for the preceding quarter. For purposes of calculating the management fee, our adjusted equity market capitalization means: (1) the average daily closing price per common share during the relevant period, multiplied by (2) (a) the average number of our common shares and securities convertible into our common shares issued and outstanding during the relevant period, plus (b) the maximum number of our common shares issuable pursuant to outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire our common shares that are in the money on such date, or the common share equivalents, minus (3) the aggregate consideration payable to us on the applicable date upon the redemption, exercise, conversion and/or exchange of any common share equivalents, plus (x) the average daily closing price per our preferred share during the relevant period, multiplied by (y) average number of our preferred shares issued and outstanding during the relevant period. The base management fee is payable independent of the performance of our portfolio.

The base management fee of our Manager is calculated within 30 days after the end of each quarter and such calculation is promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter. For the three months ended March 31, 2014, the amount of the base management fee we incurred was $2.8 million.

Reimbursement of Expenses

We are required to reimburse our Manager for the expenses described below. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month. Our reimbursement obligation is not subject to any dollar limitation. Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis.

We also pay certain expenses incurred by our Manager on our behalf or otherwise in connection with the operation of our business, except those specifically required to be borne by our Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our investments;

•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered for us by providers retained by our Manager or, if provided by our Manager’s personnel, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;

•	the compensation and expenses of our trustees and the cost of liability insurance to indemnify our trustees and officers;

•	costs associated with the establishment and maintenance of any of our credit facilities, other financing arrangements, or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings;

•

expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our shares on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our shareholders and proxy materials with respect to any meeting of our shareholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

•	expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of our securitizations or any of our securities offerings;

•	costs and expenses incurred with respect to investor relation services, industry associations, memberships and conferences market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses applicable to us;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to “errors and omissions” insurance that our Manager elects to carry for itself and its personnel;

•	costs and expenses incurred in contracting with third parties;

•	all other costs and expenses relating to our business and investment operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

•	expenses relating to any office(s) or office facilities, including, but not limited to, disaster backup recovery sites and facilities, maintained for us or our investments separate from the office or offices of our Manager;

•	expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of trustees to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

•	all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the Management Agreement.

We reimburse our Manager for our allocable share of compensation paid to certain of our Manager’s officers and employees. In particular, for our named executive officers, we reimburse our Manager for an allocable portion of the salaries and benefits of our Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and General Counsel and Secretary who are expected to devote a portion of their time to our business as needed, but we will not reimburse our Manager for the salaries and benefits of our Co-Chief Executive Officers or Chief Investment Officer. In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. For the three months ended March 31, 2014, we incurred $11.9 million of reimbursable expenses.

Subsequent to the Separation, we pre-funded to our Manager $5 million in the aggregate for costs and expenses, or the pre-funded expenses. All of the pre-funded expenses have been credited to us against expenses incurred by our Manager on our behalf.

Internalization of Our Manager

At any time, and from time to time, Starwood Capital Group may (1) with the consent of the Waypoint Manager and (2) at any time, and from time to time, after we raise incremental equity capital equal to or greater than $2.0 billion (including capital raised in this offering), subject to adjustment under certain circumstances, in its sole discretion: present to our board of trustees for consideration and approval a proposal, or the internalization proposal, for us to acquire our Manager and its relevant affiliates engaged in our management from the equity holders thereof. No purchase price to be paid in connection with the internalization of our Manager has been proposed at this time, and any such price will be determined in the future in connection with the applicable internalization proposal. We expect that any proposal to internalize our Manager will have the option to pay the purchase price paid in connection with the internalization, or the internalization consideration, in cash or in our common shares based on a per share price equal to the 30-day trailing average share price. Any internalization proposal would be subject to negotiation and, in our discretion, rejection by us, and we will not be under any obligation to consider any particular proposal. Under any circumstance, acceptance of any internalization proposal will be conditioned upon (1) receipt by us of a fairness opinion from an investment banking firm of national reputation to the effect that the internalization consideration to be paid by us to the equity holders of our Manager will be fair, from a financial point of view, to the holders of our outstanding common shares (other than our Manager and its affiliates) and (2) the approval of the acquisition by (a) a special committee comprised solely of independent trustees of our board of trustees and (ii) our shareholders holding a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present.

No assurances can be given that we will internalize our Manager.

Co-Investment and Allocation Agreement

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity’s and our availability of cash for investment.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares as of                     , 2014 with respect to:

•	each of our trustees;

•	each of our named executive officers; and

•	all of our trustees and executive officers as a group.

Unless otherwise indicated, all shares set forth in the tables below are owned directly, and the indicated person has sole voting and investment power. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the holder actually owns beneficially or of record;

•	all shares over which the holder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the holder has the right to acquire within 60 days (such as our RSUs which are scheduled to vest within 60 days).

Unless otherwise indicated, the business address of the shareholders listed below is the address of our principal executive office 1999 Harrison Street, Oakland, California, 94612.

Name and Address of Beneficial Owner	Shares Owned	Percentage
Gary M. Beasley(1)	—	*
Thomas M. Bowers	3,147	*
Douglas R. Brien(2)	—	*
Richard D. Bronson	8,683	*
Tamra D. Browne(3)	—	*
Michael D. Fascitelli	1,666	*
Scott T. Gable(3)	—	*
Jeffrey E. Kelter	2,869	*
S. Ali Nazar(3)	—	*
Barry S. Sternlicht(4)(5)	573,879	1.5%
Andrew J. Sossen(5)	13,567	*
Nina A. Tran(6)	—	*
Colin T. Wiel(7)	—	*
Christopher B. Woodward	1,666	*

All trustees and executive officers as a group (14 persons)	605,477	1.6%

*	Represents less than 1% of our common shares outstanding.
(1)	Excludes 34,666 of our RSUs granted upon the completion of the Separation.
(2)	Excludes 26,666 of our RSUs granted upon the completion of the Separation.
(3)	Excludes 6,666 of our RSUs granted upon the completion of the Separation.
(4)	Excludes 777,574 RSUs that were granted to our Manager upon the completion of the Separation. RSUs that have vested or will vest during the first year of the three-year vesting period will not be settled in shares until promptly following the first anniversary of the commencement of vesting.
(5)	Business address is 591 West Putnam Avenue, Greenwich, Connecticut 06830.
(6)	Excludes 10,000 of our RSUs granted upon the completion of the Separation.
(7)	Excludes 18,666 of our RSUs granted upon the completion of the Separation.

The following table sets forth certain information relating to the beneficial ownership of our common shares by each person, entity or group known to us to be the beneficial owner of more than five percent of our common shares based on a review of publicly available statements of beneficial ownership filed with the SEC on Schedules 13D and 13G through                     , 2014.

Name and Address of Beneficial Owner(1)	Shares Owned		Percentage
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,956,592	(1)	12.8%

(1)	Based on information as of , 2014 set forth in Schedule 13G filed with the SEC on March 10, 2014 by The Vanguard Group, Inc., which reported has sole voting power with respect to 23,956 of our common shares, sole dispositive power with respect to 4,925,316 of our common shares and shared dispositive power with respect to 21,276 of our common shares as of February 28, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

On January 31, 2014, we entered into the Management Agreement with our Manager pursuant to which, among other things, our Manager administers our business activities and day-to-day operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the investment guidelines and other policies that are approved and monitored by our board of trustees. The initial term of the Management Agreement ends on January 31, 2017, with automatic one-year renewal terms thereafter, unless terminated by either us or our Manager. Our Manager is entitled to receive a termination fee from us under certain circumstances. Our Manager is entitled to receive from us a base management fee. See “Our Manager and the Management Agreement—Management Agreement.”

We are required to reimburse our Manager for certain expenses incurred by our Manager on our behalf or otherwise in connection with the operation of our business, including our allocable share of compensation paid to certain of our Manager’s officers and employees. In addition, pursuant to the terms of the Management Agreement, we are required to reimburse our Manager for the cost of legal, tax, consulting, auditing and other similar services rendered for us by our Manager’s personnel, provided that such costs are no greater than those that would be payable if the services were provided by an independent third party. The expense reimbursement is not subject to any dollar limitations. See “Our Manager and the Management Agreement—Management Agreement.”

Subsequent to the Separation, we pre-funded to our Manager $5 million in the aggregate for costs and expenses, or the pre-funded expenses. All of the pre-funded expenses have been credited to us against expenses incurred by our Manager on our behalf.

All of our executive officers are also executives of our Manager. As a result, the Management Agreement between us and our Manager was negotiated between related parties, and the terms, including fees and other amounts payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Business—Conflicts of Interest and Related Policies” and “Risk Factors—Risks Related to Our Relationships with Starwood Capital Group, our Manager and Starwood Property Trust—We may have conflicts of interest with Starwood Capital Group and Starwood Property Trust.”

The Management Agreement is intended to provide us with access to our Manager’s pipeline of investment opportunities and its personnel and its experience in capital markets, credit analysis, debt structuring and risk and asset management, as well as assistance with corporate operations, legal and compliance functions and governance.

Internalization of Our Manager

At any time, and from time to time, Starwood Capital Group may (1) with the consent of the Waypoint Manager and (2) at any time, and from time to time, after we raise incremental equity capital equal to or greater than $2.0 billion (including capital raised in this offering), subject to adjustment under certain circumstances, in its sole discretion: present to our board of trustees for consideration and approval a proposal, or the internalization proposal, for us to acquire our Manager and its relevant affiliates engaged in our management from the equity holders thereof. No purchase price to be paid in connection with the internalization of our Manager has been proposed at this time, and any such price will be determined in the future in connection with the applicable internalization proposal. Any internalization proposal would be subject to negotiation and, in our discretion, rejection by us, and we will not be under any obligation to consider any particular proposal. Under any circumstance, acceptance of any internalization proposal will be conditioned upon (1) receipt by us of a fairness opinion from an investment banking firm of national reputation to the effect that the internalization consideration to be paid by us to the equity holders of our Manager will be fair, from a financial point of view, to the holders of our outstanding common shares (other than our Manager and its affiliates) and (2) the approval of the acquisition by (a) a special committee comprised solely of independent trustees of our board of trustees and (ii) our shareholders holding a majority of all the votes cast at a meeting of our shareholders duly called and at which a quorum is present. See “Our Manager and the Management Agreement—Internalization of Our Manager.”

No assurances can be given that we will internalize our Manager.

Related Party Transaction Policies

In order to avoid any actual or perceived conflicts of interest between the Starwood related parties or the Waypoint related parties and us, the approval of a majority of our independent trustees is required to approve (1) any purchase of our assets by any of the Starwood related parties or any of the Waypoint related parties and (2) any purchase by us of any assets of any of the Starwood related parties or any of the Waypoint related parties.

Our board of trustees has adopted a policy regarding the approval of any “related party transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person would need to promptly disclose to the person designated by our chief executive officers as the compliance officer any related party transaction and all material facts about the transaction. The person designated by our chief executive officers as the compliance officer would then assess and promptly communicate that information to the compensation committee of our board of trustees. Based on its consideration of all of the relevant facts and circumstances, the compensation committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related party transaction that has not been pre-approved under this policy, the transaction will be referred to the compensation committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any trustee who may be interested in a related party transaction to recuse himself or herself from any consideration of such related party transaction.

Restricted Common Shares and Other Equity-Based Awards

Under our equity incentive plans, our compensation committee (or our board of trustees, if no such committee is designated by the board) is authorized to approve grants of equity-based awards to our Manager, trustees, officers, advisors or consultants, including employees of our Manager or its affiliates. As of                     , 2014 our Manager, executive officers and certain employees of our Manager had been granted an aggregate of 977,565 RSUs and our trustees had been granted an aggregate of 11,014 restricted shares. As of                     , 2014, 1,955,132 shares were available for future issuance under our Manager Equity Plan and our Equity Plan and 188,986 shares were available for future issuance under our Non-Executive Trustee Share Plan.

Indemnification and Limitation of Trustees’ and Officers’ Liability

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. In addition, our declaration of trust provides that our officers and trustees are indemnified to the fullest extent permitted by law. See “Management—Limitation of Liability and Indemnification.”

Registration Rights Agreement

We have entered into a registration rights agreement with our Manager with respect to (1) our common shares that are issuable upon the vesting of the RSUs granted to our Manager under the Manager Equity Plan in connection with the Separation and (2) any equity-based awards granted to our Manager under our Manager

Equity Plan in the future, which we refer to collectively as the registrable shares. Pursuant to the registration rights agreement, we granted our Manager and its direct and indirect transferees: (1) unlimited demand registration rights to have the registrable shares registered for resale; and (2) in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with any future public offering.

Notwithstanding the foregoing, any registration is subject to cutback provisions, and we are permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

“Starwood” License Agreement

We have entered into a license agreement with Starwood Capital Group, LLC pursuant to which it granted us a non-exclusive, royalty-free license to use the name and trademark “Starwood” and the logo for Starwood Capital Group. Under this agreement, we will have a right to use this name, trademark and logo for so long as Starwood Capital Group and our Manager are under common control and our Manager serves as our Manager pursuant to the Management Agreement. This license and trademark will terminate concurrently with any termination of the Management Agreement or any change of control of our Manager.

Current Co-Investment Rights and Obligations

Our ability to make investments pursuant to our business and growth strategies is currently subject to (1) the fund documents of the Starwood Private Real Estate Funds and (2) the co-investment and allocation agreement among our Manager, Starwood Capital Group and us.

Pursuant to the fund documents of the Starwood Private Real Estate Funds, if a proposed investment is (1) to be made by any investment vehicle (including us or Starwood Property Trust) managed by an entity controlled by Starwood Capital Group, (2) to be made in equity or debt interests relating to real estate and (3) expected (by the manager of the entity proposing to make the investment), at the time such investments is made, to produce an IRR in excess of 14%, which we refer to as a Starwood Real Estate Fund Allocation Investment, then the Starwood Private Real Estate Funds collectively will have the right to invest 25% of the equity capital proposed to be invested in such Starwood Real Estate Fund Allocation Investment.

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, if an investment proposed to be made by any Starwood Party or us consists of single-family rental homes and/or distressed and non-performing single-family residential mortgage loans (or a portfolio that contains equity interests relating to real estate, if our Manager determines that more than 50% of the aggregate anticipated investment returns from the portfolio are expected to come from single-family rental homes and/or distressed and non-performing single-family residential mortgage loans), we will have the right to invest at least 75% of the equity capital proposed to be invested in such investment.

Whether any Starwood Party or we exercise all or any part of its or our co-investment right will be subject to, among other things, the determination by the sponsor, manager or general partner, as the case may be, of each Starwood Party (each an affiliate of Starwood Capital Group) that the investment is suitable for such fund and the determination by our Manager (also an affiliate of Starwood Capital Group) that the investment is suitable for us.

Our independent trustees periodically review our Manager’s, Starwood Capital Group’s and Starwood Property Trust’s compliance with the co-investment and allocation provisions described above, but they do not approve each co-investment by a Starwood Party and us unless the amount of capital we invest in the investment otherwise requires the review and approval of our independent trustees pursuant to our investment guidelines.

Exclusivity Provisions

Pursuant to the co-investment and allocation agreement among our Manager, Starwood Capital Group and us, our Manager and Starwood Capital Group have agreed that neither they nor any entity controlled by Starwood Capital Group (including Starwood Property Trust) will sponsor or manage any U.S. publicly traded entity (other than us) that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans for so long as the Management Agreement is in effect and our Manager and Starwood Capital Group are under common control. However, our Manager and Starwood Capital Group and their respective affiliates may sponsor or manage (1) a U.S. publicly traded entity (including Starwood Property Trust) that invests generally in real estate assets, including rental homes or distressed and non-performing single-family residential mortgage loans, so long as any such entity does not invest primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans, or (2) a private or foreign entity that invests primarily in single-family residential rental homes or distressed and non-performing single-family residential mortgage loans; provided that, in each case, Starwood Capital Group will adopt a policy that either (a) provides for the fair and equitable allocation of investment opportunities between any such entity and us or (b) provides us the right to co-invest with any such entity, in each case subject to the suitability of each investment opportunity for any such entity and us and any such entity’s and our availability of cash for investment.

For a period of three years from January 31, 2014, except for activities related to the management of the Waypoint Legacy Funds, each of the Waypoint Parties have agreed that they will not, and will cause each of their affiliates not to, directly or indirectly:

(1)	engage or invest in single-family home activities or businesses, or establish any new single-family home businesses, within any geographic location (e.g., MSA) in which we, our Manager, any of our or our Manager’s respective affiliates or the Waypoint platform conducted, or was planning to conduct, business on or before the completion of the Separation that are substantially in competition with us, our Manager or the Waypoint platform including (a) soliciting any customer or prospective customer of us, our Manager or any of our or our Manager’s respective affiliates to purchase any goods or services sold by us, our Manager or any of our or our Manager’s respective affiliates, from anyone other than us, our Manager and our or our Manager’s respective affiliates, and (b) assisting any person in any way to do, or attempt to do, anything prohibited by clause (a) above; provided, however, that nothing will prohibit (i) any Waypoint Party or GI Party from owning not in excess of 5% in the aggregate of any class of securities of any corporation if such securities are publicly traded and listed on any national or regional stock exchange or (ii) any individual from owning, acquiring, renovating, marketing, leasing and maintaining residential homes as personal investments; or

(2)	solicit, recruit or hire any of the members of our Manager’s executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause shall not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches.

During the time that a GI Party designee serves on the board of directors of our Manager, each of the GI Parties has agreed that it will not, either directly or through a portfolio company that it controls, invest equity in any entity (other than Waypoint/GI Venture, LLC) whose primary business purpose is the acquisition and rental of single-family homes. Each of the GI Parties has also agreed that, for a period of 18 months from January 31, 2014, neither it nor any of its portfolio companies acting on its behalf and at its direction will solicit or hire any of the members of our Manager’s executive team or encourage any of such employees to leave the employment of our Manager or any of its affiliates; provided, however, that this clause will not apply to (a) any members of the Waypoint executive team who ceased to be an employee of our Manager or any of its affiliates at least 90 days prior to such solicitation or hiring, or (b) any general mass solicitations of employment and generalized employee searches by headhunter/search firms (in either case not focused specifically on or directed in any way at such employees of our Manager or any of its affiliates) or the hiring of any person who responds to any such general solicitations or searches who responds to any such general solicitations or searches.

Governance Rights Agreement

We have entered into a governance rights agreement with Starwood Capital Group and the Waypoint Manager. The governance rights agreement provides that each of Starwood Capital Group and the Waypoint Manager will vote all of our voting securities over which such party has voting control and take all other reasonably necessary or desirable actions within its control, and we will take all necessary or desirable actions within our control, so that:

•	the number of trustees on our board of trustees will be established at, and remain during the term of the agreement fixed at, nine trustees; and

•	the following nine persons will constitute our board of trustees:

•	two individuals designated by Starwood Capital Group, who may be affiliates of Starwood Property Trust or Starwood Capital Group at the time of any such nomination;

•	two individuals designated by the Waypoint Manager, who may be affiliates of the Waypoint Manager’s equity holders at the time of any such nomination;

•	four individuals designated by Starwood Capital Group, each of whom qualifies as an independent trustee; and

•	one individual designated by the Waypoint Manager, who qualifies as an independent trustee.

The governance rights agreement provides that Starwood Capital Group has the right to designate one member of our board of trustees as the chairman of our board of trustees, and Starwood Capital Group and the Waypoint Manager thereto agree to instruct their respective designees on our board of trustees to take all reasonably necessary or desirable actions within his or her control to elect the chairman of our board of trustees as designated by Starwood Capital Group.

In the event that any trustee ceases to serve as a member of our board of trustees during his or her term of office, whether due to such member’s death, disability, resignation or removal, then the governance rights agreement provides that: (1) the person or persons entitled to designate the trustee who caused the vacancy will have the exclusive right (vis-à-vis our board of trustees, any committee of our board of trustees or any other party to the agreement) to nominate an alternate candidate for the vacant seat; or (2) if no person was entitled to designate such trustee, the resulting vacancy will be filled by our shareholders as provided in our declaration of trust and bylaws. In addition, the governance rights agreement provides that, unless required by applicable law, the parties to the agreement will not take any action for the purpose of removing a trustee from our board of trustees without the written consent of the person entitled to designate such trustee.

Notwithstanding anything contained in the governance rights agreement to the contrary, if our trustees determine in good faith, after consultation with outside legal counsel, that any action or restriction on any action required by the governance rights agreement could reasonably constitute a violation of the trustees’ fiduciary duties or other obligations under applicable laws, rules or regulations, then, such action or restriction on such action will not be required pursuant to the agreement until such time, if any, as such action or restriction on such action could no longer reasonably constitute a violation of such duties and obligations.

Separation and Distribution Agreement with Starwood Property Trust

On January 31, 2014, we entered into a Separation and Distribution Agreement with Starwood Property Trust to effect the Separation and provide a framework for our relationship with Starwood Property Trust after the Separation. This agreement governs the relationship between us and Starwood Property Trust subsequent to the completion of the Separation plan and provided for the allocation between us and Starwood Property Trust of

Starwood Property Trust’s assets, liabilities and obligations (including tax-related assets and liabilities) attributable to periods prior to the Separation. The Separation and Distribution Agreement is incorporated by reference into the exhibits to the registration statement on Form S-11, of which this prospectus is a part.

The Separation and Distribution Agreement set forth our agreements with Starwood Property Trust regarding the principal transactions that were necessary to separate us from Starwood Property Trust. It also set forth other agreements that govern certain aspects of our relationship with Starwood Property Trust after the completion of the Separation. For purposes of the Separation and Distribution Agreement: (1) the “Starwood Waypoint Residential Group” means us and our subsidiaries; and (2) the “Starwood Property Trust Group” means Starwood Property Trust and its subsidiaries other than us and our subsidiaries.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement identified the assets and liabilities to be retained by, transferred to, assumed by, or assigned to, as the case may be, each of us and Starwood Property Trust as part of the separation of Starwood Property Trust into two companies, and describes when and how these transfers, assumptions and assignments occur, although, many of the transfers, assumptions and assignments occurred prior to the parties’ entering into the Separation and Distribution Agreement. In particular, the Separation and Distribution Agreement provided that, subject to the terms and conditions contained in the Separation and Distribution Agreement immediately prior to the time of effectiveness of the Separation and Distribution Agreement, Starwood Property Trust and would take all actions necessary so that the Starwood Waypoint Residential Group:

(1)	owned, to the extent it does not already own, all of Starwood Property Trust’s homes and distressed and non-performing residential mortgage loans and certain cash transferred to the Starwood Waypoint Residential Group by Starwood Property Trust; and

(2)	assumed, to the extent it is not already liable for:

(a)	any liabilities relating to or arising out of our portfolio of assets described under (1) above whether arising prior to, at the time of, or after, the effectiveness of the Separation and Distribution Agreement;

(b)	all liabilities relating to or arising out of the Separation whether arising prior to, or at the time of, or after the effectiveness of the Separation and Distribution Agreement;

(c)	any liabilities arising out of claims by our trustees, officers and affiliates arising after the time of effectiveness of the Separation and Distribution Agreement against either Starwood Property Trust or us to the extent they relate to our portfolio of assets described under (1) above as of the date of the Separation and Distribution Agreement; and

(d)	any other potential liabilities related to: (i) Starwood Property Trust’s Exchange Act reports relating to disclosures about our portfolio of assets described under (1) above; and (ii) indemnification obligations under the Management Agreement with respect to our portfolio of assets described under (1) above.

Except as otherwise provided in the Separation and Distribution Agreement, Starwood Property Trust retained all other assets and liabilities.

Except as may expressly be set forth in the Separation and Distribution Agreement or any ancillary agreement, all assets were transferred on an “as is,” “where is” basis without representation or warranty.

Releases and Indemnification

Subject to certain exceptions, including with respect to liabilities assumed by, or allocated to, us or Starwood Property Trust, the Separation and Distribution Agreement provided that we and Starwood Property Trust generally agreed to release each other from all liabilities existing or arising from acts or events prior to or on the distribution date.

In addition, the Separation and Distribution Agreement provided that, except as otherwise provided for in other documents related to the Separation, we would indemnify Starwood Property Trust and its affiliates and representatives against losses arising from:

(1)	any liabilities relating to our portfolio of assets, which shall include all of Starwood Property Trust’s homes and distressed and non-performing residential mortgage loans and certain cash transferred to the Starwood Waypoint Residential Group by Starwood Property Trust, whether arising prior to, at the time of, or after, the effectiveness of the Separation and Distribution Agreement;

(2)	all liabilities relating to or arising out of the Separation whether arising prior to, or at the time of, or after the effectiveness of the Separation and Distribution Agreement;

(3)	any liabilities arising out of claims by our trustees, officers and affiliates arising after the time of effectiveness of the Separation and Distribution Agreement against either Starwood Property Trust or us to the extent they relate to our portfolio of assets described under (1) above as of the date of the Separation and Distribution Agreement;

(4)	any other potential liabilities related to (a) Starwood Property Trust’s Exchange Act reports relating to disclosures about our portfolio of assets described under (1) above; and (b) indemnification obligations under the Management Agreement with respect to our portfolio of assets described under (1) above;

(5)	any failure by any member of the Starwood Waypoint Residential Group or any other person to pay, perform or otherwise promptly discharge any liability listed under (1)-(3) above in accordance with their respective terms, whether prior to, at or after the time of effectiveness of the Separation and Distribution Agreement;

(6)	any breach by any member of the Starwood Waypoint Residential Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(7)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in our registration statement on Form 10, including the information statement exhibit thereto, other than information that related solely to any assets owned, directly or indirectly by Starwood Property Trust, excluding the assets that will comprise our portfolio described under (1) above.

Starwood Property Trust agreed to indemnify us and our affiliates and representatives against losses arising from:

(1)	any liability of Starwood Property Trust or its subsidiaries (excluding any liabilities related to us);

(2)	any failure of any member of the Starwood Property Trust Group or any other person to pay, perform or otherwise promptly discharge any liability listed under (1) above in accordance with their respective terms, whether prior to, at or after the time of effectiveness of the Separation and Distribution Agreement;

(3)	any breach by any member of the Starwood Property Trust Group of any provision of the Separation and Distribution Agreement and any agreements ancillary thereto (if any), subject to any limitations of liability provisions and other provisions applicable to any such breach set forth therein; and

(4)	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in our registration statement on Form 10, including the information statement exhibit thereto, that related solely to any assets owned, directly or indirectly by Starwood Property Trust, other than our portfolio of assets, which included all of Starwood Property Trust’s homes and distressed and non-performing residential mortgage loans and certain cash transferred to the Starwood Waypoint Residential Group by Starwood Property Trust.

Indemnification obligations are generally net of any insurance proceeds actually received by the indemnified person. The Separation and Distribution Agreement provided that we and Starwood Property Trust would waive any right to special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages provided that any such liabilities with respect to third-party claims shall be considered direct damages. The Separation and Distribution Agreement also contained customary procedures relating to the receipt of any indemnification payments that may constitute non-qualifying REIT income.

Competition

The Separation and Distribution Agreement did not include any non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by either the Starwood Property Trust Group or the Starwood Waypoint Residential Group. Each of the parties agreed that nothing set forth in the agreement would be construed to create any restriction or other limitation on the ability of any of the Starwood Property Trust Group or Starwood Waypoint Residential Group to engage in any business or other activity that overlaps or competes with the business of any other party, including investing in residential mortgage related securities. However, other agreements include non-competition or other similar restrictive arrangements with respect to the range of business activities that may be conducted, or investments that may be made, by either the Starwood Property Trust Group or the Starwood Waypoint Residential Group. See “Business—Conflicts of Interest and Related Policies.”

Certain Tax-Related Covenants

If we are treated as a successor to Starwood Property Trust under applicable U.S. federal income tax rules, and if Starwood Property Trust fails to qualify as a REIT, we could be prohibited from electing to be a REIT. Accordingly, in the Separation and Distribution Agreement, Starwood Property Trust: (1) represented that it had no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT; (2) covenanted to use commercially reasonable efforts to cooperate with us as necessary to enable us to qualify for taxation as a REIT and receive customary legal opinions concerning REIT status, including providing information and representations to us and our tax counsel with respect to the composition of Starwood Property Trust’s income and assets, the composition of its stockholders, and its operation as a REIT; and (3) covenanted to use its reasonable best efforts to maintain its REIT status for each of Starwood Property Trust’s taxable years ending on or before December 31, 2014 (unless Starwood Property Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Starwood Property Trust’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above). Additionally, in the Separation and Distribution Agreement, we covenanted to use our reasonable best efforts to qualify for taxation as a REIT for our taxable year ending December 31, 2014.

Insurance

Following the distribution date, Starwood Property Trust shall maintain its currently existing insurance policies related to director and officer liability, or the Starwood Property Trust D&O Policies. Prior to the distribution date, Starwood Property Trust and we agreed to use commercially reasonable efforts to obtain separate insurance policies for us on commercially reasonable terms. We agreed to be responsible for all premiums, costs and fees associated with any new insurance policies placed for our benefit.

Dispute Resolution

In the event of any dispute arising out of the Separation and Distribution Agreement, the parties, each having designated a representative for such purpose, will negotiate in good faith for 30 days to resolve any disputes between the parties. If the parties are unable to resolve disputes in this manner within 30 days, the disputes will be resolved through binding arbitration.

Other Matters Governed by the Separation and Distribution Agreement

Other matters governed by the Separation and Distribution Agreement include, amongst others, further assurances, distribution of our shares in the Separation, termination of other agreements, access to financial and other information and confidentiality. In addition, pursuant to the Separation and Distribution Agreement, we reimbursed Starwood Property Trust for approximately $6.2 million relating to costs and expenses directly relating to the Separation, including accounting, legal, financial advisory, NYSE and third-party market study fees incurred in connection with the Separation.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

This description of the Series A Preferred Shares supplements the description of the general terms and provisions of our shares of beneficial interest, including preferred shares, contained herein. You should consult that general description for further information.

General

We are currently authorized to issue up to 100,000,000 preferred shares in one or more series. Each series will have the designations, powers, preferences, rights, qualifications, limitations or restrictions as Maryland law may permit and our board of trustees may determine by adoption of applicable articles supplementary to our declaration of trust. Prior to the completion of this offering, we had not issued any of our preferred shares.

This summary of the terms and provisions of the Series A Preferred Shares is not complete. Our board of trustees will adopt articles supplementary designating the terms of the Series A Preferred Shares, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Our board of trustees may authorize the issue and sale of additional Series A Preferred Shares from time to time.

We intend to file an application to list the Series A Preferred Shares on the NYSE under the symbol “SWAYPrA.” If the application is approved, we expect trading of the Series A Preferred Shares on the NYSE to commence within 30 days following initial delivery of the Series A Preferred Shares.

The transfer agent, registrar and distribution disbursement agent for the Series A Preferred Shares is American Stock Transfer & Trust Company, LLC.

In connection with this offering, we, in accordance with the terms of the partnership agreement of our operating partnership, will contribute the net proceeds of the sale of the Series A Preferred Shares to our operating partnership, and our operating partnership will issue to us Series A Preferred Units. Our operating partnership will be required to make all required distributions on the Series A Preferred Units prior to any distribution of cash or assets to the holder of any other units or any other equity interests in our operating partnership, except for any other series of partnership interests ranking on parity with such Series A Preferred Units as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up of our operating partnership, in which case distributions will be made pro rata with the Series A Preferred Units, and except for any series of preferred units ranking senior to the Series A Preferred Units as to distributions or upon voluntary or involuntary liquidation, dissolution or winding up of our operating partnership.

Ranking

The Series A Preferred Shares rank senior to our common shares and to any other class or series of our shares of beneficial interest that by their terms rank junior to the Series A Preferred Shares with respect to payments of distributions or amounts in the event of our liquidation, dissolution or winding up. The Series A Preferred Shares rank on parity with any future class or series of shares of beneficial interest that we may later authorize or issue and that by their terms are on parity with the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. The Series A Preferred Shares rank junior to any class or series of shares of beneficial interest that we may later authorize or issue and that by their terms rank senior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up. Any such authorization or issuance of such senior shares of beneficial interest would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Shares. Any convertible debt securities that we may issue are not considered to be shares of beneficial interest for these purposes. The Series A Preferred Shares are junior to all of our existing and future indebtedness.

Distributions

Holders of the Series A Preferred Shares are entitled to receive, when and as authorized by our board of trustees, out of funds legally available for the payment of distributions, cumulative cash distributions at the rate of     % per annum of the $25.00 per share liquidation preference, equivalent to $         per annum per share. Distributions are payable quarterly in arrears on or about the 15th day of each January, April, July and October. The first distribution on the Series A Preferred Shares will be paid on         , and will be a pro rata distribution in the amount of $         per share. Distributions payable on the Series A Preferred Shares for any partial period will be computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay distributions to holders of record as they appear in our share records at the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable distribution falls, or such other date as designated by our board of trustees for the payment of distributions that is not more than 90 days nor less than 10 days prior to the distribution payment date.

Our board of trustees will not authorize, and we will not pay, any distributions on the Series A Preferred Shares or set aside funds for the payment of distributions if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting aside of funds or provide that the authorization, payment or setting aside of funds is a breach of or a default under that agreement, or if the authorization, payment or setting aside of funds is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of distributions on, or the purchase or redemption of, shares; under certain circumstances, these agreements could restrict or prevent the payment of distributions on or the purchase or redemption of Series A Preferred Shares. Our existing credit facilities restrict our ability to make distributions to holders of Series A Preferred Shares under certain circumstances, including during the pendency of a default or an event of default under the facilities. Agreements governing our future debt may include similar or greater restrictions on our ability to pay distributions to holders of Series A Preferred Shares. These restrictions may be indirect, for example covenants requiring us to maintain specified levels of net worth or assets, or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay distributions on the Series A Preferred Shares.

Notwithstanding the foregoing, distributions on the Series A Preferred Shares will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of distributions and whether or not distributions are authorized or declared. Accrued but unpaid distributions on the Series A Preferred Shares will not bear interest, and holders of the Series A Preferred Shares will not be entitled to any distributions in excess of full cumulative distributions as described above. All of our distributions on Series A Preferred Shares, including any capital gain distributions, will be credited to the previously accrued distributions on the Series A Preferred Shares. We will credit any distribution made on Series A Preferred Shares first to the earliest accrued and unpaid distribution due.

We will not declare or pay any distributions, or set aside any funds for the payment of distributions, on common shares or other classes or series of shares of beneficial interest that rank junior to the Series A Preferred Shares with respect to the payment of distributions, or redeem or otherwise acquire common shares or other junior shares of beneficial interest, unless we also have declared and either paid or set aside for payment the full cumulative distributions on the Series A Preferred Shares for all past distribution periods. This restriction will not limit our redemption or other acquisition of common shares or other shares of beneficial interest that rate junior to the Series A Preferred Shares with respect to the payment of distributions:

•	by conversion into or exchange for any of our other shares of beneficial interest ranking junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up;

•	by redemption, purchase or acquisition of equity securities under any of our incentive, benefit or share purchase plans for officers, trustees or employees or others performing or providing similar services; or

•	by other redemption, purchase or acquisition of such shares for the purpose of preserving our status as REIT.

If we do not declare and either pay or set aside for payment the full cumulative distributions on the Series A Preferred Shares and all classes or series of shares of beneficial interest that rank on parity with Series A Preferred Shares with respect to distributions, the amount which we have declared will be allocated pro rata so that the amount of distributions declared per Series A Preferred Share and such other class or series of shares of beneficial interest will in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Share and such other class or series of shares of beneficial interest (which will not include any accrual in respect of unpaid distributions on such other class or series of shares of beneficial interest for prior distribution periods if such other class or series of shares of beneficial interest does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution payment or payments on the Series A Preferred Shares may be in arrears.

Holders of Series A Preferred Shares are not entitled to any distributions, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative distributions on the Series A Preferred Shares as described above. Any distribution payment made on the Series A Preferred Shares will first be credited against the earliest accrued but unpaid distributions due with respect to those shares that remain payable. Accrued but unpaid distributions on the Series A Preferred Shares will accumulate as of the distribution payment date on which they first become payable.

Liquidation Rights

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of the Series A Preferred Shares will be entitled to be paid out of our assets legally available for distribution to our shareholders (after payment or provision for payment of all our debts and other liabilities) liquidating distributions in cash or property at fair market value as determined by our board of trustees equal to a liquidation preference of $25.00 per share, plus any accrued and unpaid distributions to and including the date of the payment. The holders of Series A Preferred Shares will be entitled to receive this liquidating distribution before we distribute any assets to holders of our common shares or any other shares of beneficial interest that rank junior to the Series A Preferred Shares with respect to rights in the event of our voluntary or involuntary liquidation, dissolution or winding up. The rights of holders of Series A Preferred Shares to receive their liquidation preference would be subject to preferential rights of the holders of any series of shares of beneficial interest that rank senior to the Series A Preferred Shares with respect to rights in the event of our voluntary or involuntary liquidation, dissolution or winding up. Written notice will be given to each holder of Series A Preferred Shares of any such liquidation not less than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of our remaining assets. After we have paid liquidating distributions in full to all holders of the Series A Preferred Shares, we will distribute our remaining assets among holders of any other shares ranking junior to the Series A Preferred Shares with respect to rights in the event of our voluntary or involuntary liquidation, dissolution or winding up, according to their respective rights and preferences and number of shares. If we consolidate or merge with any other entity, sell, lease, transfer or convey all or substantially all of our property or business, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series A Preferred Shares and all other classes or series of our shares of beneficial interest ranking on parity with the Series A Preferred Shares with respect to rights in the event of our voluntary or involuntary liquidation, dissolution or winding up, then we will distribute our assets to the holders of Series A Preferred Shares and all other classes or series of parity shares of beneficial interest ratably in proportion to the full liquidating distributions they would otherwise have received.

In determining whether a distribution (other than in the event of our voluntary or involuntary liquidation, dissolution or winding up), by distribution, redemption or other acquisition of our shares of beneficial interest or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Shares will not be added to our total liabilities.

Redemption

We may not redeem the Series A Preferred Shares prior to         , except as described below under “—Special Optional Redemption” and “—Restrictions on Ownership.” On and after         , at our option upon not less than 30 days’ nor more than 60 days’ written notice, we may redeem the Series A Preferred Shares, in whole, at any time, or in part, from time to time, at a redemption price of $25.00 per share, plus any accrued and unpaid distributions to and including the date fixed for redemption.

Notice of redemption will be given by publication in a newspaper of general circulation in New York City, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will give a similar notice by mail to each holder of record of Series A Preferred Shares at the address shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series A Preferred Shares to be redeemed;

•	the place or places where the certificates, if any, for the Series A Preferred Shares are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price;

•	that payment of the redemption price and any accrued and unpaid distributions will be made upon presentation and surrender of such Series A Preferred Shares; and

•	that distributions on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the Series A Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series A Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series A Preferred Shares to be redeemed on a pro rata basis, by lot or by any other equitable method we may choose.

If such redemption is to be by lot and, as a result of such redemption, any holder of Series A Preferred Shares, other than a holder of Series A Preferred Shares that has received an exemption from the ownership limit, would have beneficial or constructive ownership of more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares of beneficial interest (including the Series A Preferred Shares) because such holder’s Series A Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the declaration of trust, we will redeem the requisite number of Series A Preferred Shares of such holder such that no holder will own in excess of the 9.8% ownership limit subsequent to such redemption. See “—Restrictions on Ownership.” In order for their Series A Preferred Shares to be redeemed, holders must surrender their shares at the place, or in accordance with the book-entry procedures, designated in the notice of redemption. Holders will then be entitled to the redemption price and any accrued and unpaid distributions payable upon redemption following surrender of the shares as detailed below.

Unless full cumulative distributions on all Series A Preferred Shares have been or contemporaneously are authorized, declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods no Series A Preferred Shares will be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly Series A Preferred Shares or any class or series of our shares of beneficial interest ranking on parity with or junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up (except by exchange for our shares of beneficial interest ranking junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up ); provided, however, that whether or not the requirements set forth above have been met, we may purchase Series A Preferred Shares, preferred shares ranking on parity with the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up or shares of beneficial interest or equity securities ranking junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up, pursuant to our declaration of trust to the extent necessary to ensure that we continue to meet the requirements for qualification as a REIT for federal income tax purposes, and may purchase or acquire Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares. See “—Restrictions on Ownership” below.

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of Series A Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series A Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series A Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares to be redeemed.

The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “—Restrictions on Ownership” below.

Subject to applicable law, we may purchase Series A Preferred Shares in the open market, by tender or by private agreement. We are permitted to return any Series A Preferred Shares that we reacquire to the status of authorized but unissued shares.

Special Optional Redemption

Upon the occurrence of a “Change of Control,” we may, at our option, redeem the Series A Preferred Shares, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid distributions to and including the date of redemption. If, prior to the Change of Control Conversion Date, we have provided or provide notice of redemption with respect to the Series A Preferred Shares (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Shares will not have the conversion right described below under “—Conversion Rights.”

We will mail to you, if you are a record holder of the Series A Preferred Shares, a notice of redemption no less than 30 days nor more than 60 days before the redemption date. We will send the notice to your address, as shown on our share transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of Series A Preferred Shares to be redeemed;

•	the place or places where the certificates, if any, for the Series A Preferred Shares are to be surrendered for payment of the redemption price;

•	procedures for surrendering noncertificated Series A Preferred Shares for payment of the redemption price;

•	that payment of the redemption price and any accrued and unpaid distributions will be made upon presentation and surrender of such Series A Preferred Shares;

•	that the Series A Preferred Shares are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•	that holders of the Series A Preferred Shares to which the notice relates will not be able to tender such Series A Preferred Shares for conversion in connection with the Change of Control and each Series A Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that distributions on the Series A Preferred Shares to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding Series A Preferred Shares, the notice of redemption mailed to each shareholder will also specify the number of Series A Preferred Shares that we will redeem from each shareholder. In this case, we will determine the number of Series A Preferred Shares to be redeemed as described above in “—Redemption.”

If we have given a notice of redemption and have set aside sufficient funds for the redemption in trust for the benefit of the holders of the Series A Preferred Shares called for redemption, then from and after the redemption date, those Series A Preferred Shares will be treated as no longer being outstanding, no further distributions will accrue and all other rights of the holders of those Series A Preferred Shares will terminate. The holders of those Series A Preferred Shares will retain their right to receive the redemption price for their shares and any accrued and unpaid distributions through the redemption date.

The holders of Series A Preferred Shares at the close of business on a distribution record date will be entitled to receive the distribution payable with respect to the Series A Preferred Shares on the corresponding payment date notwithstanding the redemption of the Series A Preferred Shares between such record date and the corresponding payment date or our default in the payment of the distribution due. Except as provided above, we will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series A Preferred Shares to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Shares, the following have occurred and are continuing:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•	following the closing of any transaction referred to in the bullet above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE MKT or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right, unless, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem the Series A Preferred Shares as described under “—Redemption” or “—Special Optional Redemption,” to convert some or all of the Series A Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of common shares per Series A Preferred Share (the “Common Share Conversion Consideration”) equal to the lesser of:

•	the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per Series A Preferred Share to be converted plus the amount of any accrued and unpaid distributions to and including the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Share distribution payment and prior to the corresponding Series A Preferred Share distribution payment date, in which case no additional amount for such accrued and unpaid distribution will be included in this sum) by (ii) the Common Share Price (such quotient, the “Conversion Rate”); and

•	(the Share Cap).

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a common share distribution), subdivisions or combinations (in each case, a “Share Split”) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of our common shares outstanding after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of our common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right will not exceed                  common shares (or equivalent Alternative Conversion Consideration, as applicable), subject to an increase to the extent the underwriters’ over-allotment option to purchase additional Series A Preferred Shares is exercised, not to exceed                  common shares in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap (i) shall be increased on a pro rata basis with respect to any additional Series A Preferred Shares designated and authorized for issuance pursuant to any articles supplementary subsequent to the original articles supplementary establishing the terms of the Series A Preferred Shares, and (ii) is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Shares will receive upon conversion of such Series A Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Share Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the Series A Preferred Shares will receive will be the form of consideration actually received by holders of a majority of our common shares that voted for such an election (if electing between two types of consideration) or holders of a plurality of our common shares that voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional common shares upon the conversion of the Series A Preferred Shares. Instead, we will pay the cash value of such fractional shares.

Within 15 days following the occurrence of a Change of Control, we will provide to holders of Series A Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series A Preferred Shares may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Share Price;

•	the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice;

•	that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Shares, holders will not be able to convert Series A Preferred Shares designated for redemption and such Series A Preferred Shares will be redeemed on the related redemption date, even if they have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series A Preferred Share;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series A Preferred Shares must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Shares.

To exercise the Change of Control Conversion Right, the holder of Series A Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing Series A Preferred Shares to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number of Series A Preferred Shares to be converted; and

•	that the Series A Preferred Shares are to be converted pursuant to the applicable provisions of the Series A Preferred Shares.

The “Change of Control Conversion Date” will be a business day that is no less than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Shares.

The “Common Share Price” will be (i) if the consideration to be received in the Change of Control by holders of our common shares is solely cash, the amount of cash consideration per common share, and (ii) if the consideration to be received in the Change of Control by holders of common shares is other than solely cash, (x) the average of the closing sale prices per common share (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common shares are then traded, or (y) the average of the last quoted bid prices for our common shares in the over-the-counter market as reported by Pink Sheets LLC or similar organization for the 10 consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common shares are not then listed for trading on a U.S. securities exchange.

Holders of Series A Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn Series A Preferred Shares;

•	if certificated Series A Preferred Shares have been issued, the certificate numbers of the withdrawn Series A Preferred Shares; and

•	the number of Series A Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

Series A Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such Series A Preferred Shares, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem Series A Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series A Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus any accrued and unpaid distributions thereon to and including the redemption date.

We will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Shares into common shares. Notwithstanding any other provision of the Series A Preferred Shares, no holder of the Series A Preferred Shares will be entitled to convert such Series A Preferred Shares for our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to exceed the share ownership limits contained in our declaration of trust and the articles supplementary setting forth the terms of the Series A Preferred Shares. See “—Restrictions on Ownership,” below.

These Change of Control conversion and redemption features may make it more difficult for or discourage a party from taking us over. See “Risk Factors—The change of control conversion feature may not adequately compensate you, and the change of control conversion and redemption features of the Series A Preferred Shares may make it more difficult for or discourage a party from taking us over.”

Except as provided above in connection with a Change of Control, the Series A Preferred Shares are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of Series A Preferred Shares will have no voting rights, except as set forth below:

If distributions on the Series A Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive (which we refer to as a preferred distribution default), holders of the Series A Preferred Shares (voting separately as a class together with the holders of any other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional trustees to serve on our board of trustees (which we refer to as preferred share trustees), until all unpaid distributions for past distribution periods with respect to the Series A Preferred Shares and any other class or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable have been paid or declared and a sum sufficient for payment is set aside for such payment. In such a case, the number of trustees serving on our board of trustees will be increased by two. The preferred share trustees will be elected by a plurality of the votes cast in the election for a one-year term and each preferred share trustee will serve until his successor is duly elected and qualified or until the trustee’s right to hold the office terminates, whichever occurs earlier. The election will take place at:

•	a special meeting called upon the written request of holders of at least % of the outstanding the Series A Preferred Shares together with any other class or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable, if this request is received more than 120 days before the date fixed for our next annual or special meeting of shareholders or, if we receive the request for a special meeting within 120 days before the date fixed for our next annual or special meeting of shareholders, at our annual or special meeting of shareholders; and

•	each subsequent annual meeting (or special meeting held in its place) until all accrued distributions on the Series A Preferred Shares and on any other class or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable have been paid in full for all past distribution periods.

If and when all accrued distributions on the Series A Preferred Shares and all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable shall have been paid in full or a sum sufficient for such payment in full is set aside for payment, holders of the Series A Preferred Shares shall be divested of the voting rights set forth above (subject to re-vesting in the event of each and every preferred distribution default) and the term and office of such preferred share trustee so elected will terminate and the entire board of trustees will be reduced accordingly.

Any preferred share trustee elected by holders of the Series A Preferred Shares and other holders of shares of beneficial interest upon which like voting rights have been conferred and are exercisable may be removed at any time with or without cause by the vote of, and may not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares and other shares of beneficial interest entitled to vote thereon when they have the voting rights described above (voting as a single class). So long as a preferred distribution default continues, any vacancy in the office of a preferred share trustee may be filled by written consent of the preferred share trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting as a single class with all other classes or series of shares of beneficial interest upon which like voting rights have been conferred and are exercisable). The preferred share trustees shall each be entitled to one vote on any matter.

In addition, we cannot take any of the following actions without the affirmative vote of holders of at least two-thirds of the outstanding shares of the Series A Preferred Shares together with any other class or series of shares of beneficial interest ranking on parity with the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable (voting together as a single class):

•	authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up;

•	reclassify any authorized shares of beneficial interest into shares ranking senior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up;

•	issue any obligation or security convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up; or

•	amend, alter or repeal any provision of our declaration of trust, whether by merger, consolidation or other event, in a manner that materially and adversely affects any right, preference, privilege or voting power of the Series A Preferred Shares.

If any event described in the fourth bullet point above would materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares disproportionately relative to other classes or series of shares of beneficial interest ranking on parity with the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up, the affirmative vote of the holders of at least two-thirds of the outstanding Series A Preferred Shares, voting separately as a class, will also be required.

For these purposes, our convertible debt securities, if any, will not be considered shares of beneficial interest. In addition, the following events do not materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Shares:

•	a merger, consolidation or other event involving us, even if we are not the surviving entity, so long as the Series A Preferred Shares remain outstanding (that is, issued by the entity that does survive the event) with their terms materially unchanged;

•	an increase in the amount of authorized Series A Preferred Shares;

•	the creation or issuance of any class or series of shares of beneficial interest ranking the same as or junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up; or

•	an increase in the amount of authorized Series A Preferred Shares of preferred shares or of any other class or series of shares of beneficial interest ranking the same as or junior to the Series A Preferred Shares with respect to the payment of distributions and the distribution of assets in the event of our liquidation, dissolution or winding up.

The holders of the Series A Preferred Shares will have no voting rights, however, if we redeem or call for redemption all outstanding Series A Preferred Shares and deposits sufficient funds in a trust to effect the redemption at or before the time the act occurs requiring the vote.

In any matter in which the Series A Preferred Shares are entitled to vote, each Series A Preferred Share will be entitled to one vote. If the holders of Series A Preferred Shares and another series of preferred shares are entitled to vote together as a single class on any matter, the Series A Preferred Shares and the shares of the other series will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period that we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and any Series A Preferred Shares are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Shares as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC, pursuant to Section 13 or 15(d) under the Exchange Act if we were subject thereto (other than any exhibits that would have been required), and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Shares. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Shares within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Restrictions on Ownership

For information regarding restrictions on ownership of the Series A Preferred Shares, see “Description of Shares—Restrictions on Ownership and Transfer.” The articles supplementary for the Series A Preferred Shares will provide that the ownership limitations described in the “Description of Shares—Restrictions on Ownership and Transfer” apply to ownership of Series A Preferred Shares as a separate class. We have the right to purchase or refuse to transfer any Series A Preferred Shares that are excess shares, as provided in our declaration of trust. If we elect to purchase such shares, the purchase price will be equal to $25.00 per share, plus any accrued and unpaid distributions to and including the date of purchase.

Ownership limits also apply to our common shares. See “Description of Shares—Restrictions on Ownership and Transfer.” Notwithstanding any other provision of the Series A Preferred Shares, no holder of the Series A Preferred Shares will be entitled to convert any Series A Preferred Shares into our common shares to the extent that receipt of our common shares would cause such holder or any other person to exceed the ownership limits contained in our declaration of trust or in the articles supplementary for the Series A Preferred Shares.

Book-Entry Procedures

The Series A Preferred Shares will only be issued in the form of global securities held in book-entry form. The Depository Trust Company, or DTC, or its nominee will be the sole registered holder of the Series A Preferred Shares. Owners of beneficial interests in the Series A Preferred Shares represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of other interests, including any right to convert or require repurchase of their interests in the Series A Preferred Shares, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of the Series A Preferred Shares under the global securities or the articles supplementary. We and any of our agents may treat DTC as the sole holder and registered owner of the global securities.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Uniformed Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The Series A Preferred Shares, represented by one or more global securities, will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days; or

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary).

DESCRIPTION OF SHARES

The following is a summary of the rights and preferences of our shares of beneficial interest. While we believe that the following description covers the material terms of our shares of beneficial interest, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our declaration of trust and bylaws and the other documents we refer to for a more complete understanding of our shares of beneficial interest. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

General

Our declaration of trust provides that we may issue up to 500,000,000 of our common shares, $0.01 par value per share, and 100,000,000 of our preferred shares, $0.01 par value per share. Our declaration of trust authorizes our board of trustees to amend our declaration of trust to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of shares of beneficial interest of any class or series without shareholder approval. Upon completion of this offering, 38,625,539 of our common shares will be issued and outstanding, and          of our preferred shares will be issued and outstanding. Under Maryland law, shareholders are not generally liable for our debts or obligations.

Our Common Shares

Subject to the preferential rights of any other class or series of our shares of beneficial interest (including the Series A Preferred Shares) and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, holders of our common shares are entitled to receive dividends on such of our common shares out of assets legally available therefor if, as and when authorized by our board of trustees and declared by us, and the holders of our common shares are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest and except as may otherwise be specified in the terms of any class or series of our common shares, each of our outstanding common shares entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of our shares of beneficial interest (including the Series A Preferred Shares), the holders of such common shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of trustees, which means that the holders of a majority of our outstanding common shares can elect all of the trustees then standing for election, and the holders of our remaining common shares will not be able to elect any trustees.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights. Subject to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of our shares of beneficial interest, our common shares will have equal dividend, liquidation and other rights.

Under the Maryland statute governing real estate investment trusts formed under the laws of that state, or the Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust or merge with another entity unless declared advisable by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust’s declaration of trust. Our declaration of trust provides that these actions (other than certain amendments to the provisions of the declaration of trust related to the removal of trustees, the restrictions on ownership and transfer of shares, the requirement of a two-thirds vote for amendment to these provisions and the termination of our existence) may be taken if declared advisable by our board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.

Our Preferred Shares

The issuance of our preferred shares could adversely affect the voting power, dividend rights and other rights of holders of our common shares. Although our board of trustees has no intention at the present time, it could establish a series of our preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for our common shares or otherwise be in the best interest of the holders thereof. Management believes that the availability of our preferred shares will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Our preferred shares will, when issued, be fully paid and nonassessable and will have no preemptive rights.

Power to Reclassify Our Unissued Shares

Our declaration of trust authorizes our board of trustees to classify and reclassify any unissued common or preferred shares into other classes or series of our shares of beneficial interest. Prior to issuance of shares of each other class or series, our board of trustees is required by Maryland REIT law and by our declaration of trust to set, subject to our declaration of trust restrictions on ownership and transfer of our shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, among other things, our board of trustees could authorize the issuance of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders. Other than the Series A Preferred Shares offered hereby, as of the date hereof, no preferred shares are outstanding.

Power to Increase or Decrease Our Authorized Common Shares and Issue Additional Common and Preferred Shares

We believe that the power of our board of trustees to amend our declaration of trust to increase or decrease the number of our authorized shares of beneficial interest, to issue additional authorized but unissued common or preferred shares and to classify or reclassify unissued common or preferred shares and thereafter to issue such classified or reclassified shares of beneficial interest will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of trustees does not intend to do so, our board of trustees could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, our shares of beneficial interest must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because our board of trustees believes it is at present in our best interests for us to qualify as a REIT, our declaration of trust contains restrictions on the ownership and transfer of our shares of beneficial interest. Our declaration of trust provides that subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our shares, or the ownership limit. The articles supplementary for the Series A Preferred Shares will provide that the ownership limit applies to ownership of Series A Preferred Shares.

Our declaration of trust also prohibits any person from, among other matters:

•	beneficially or constructively owning or transferring our shares of beneficial interest if such ownership or transfer would result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

•	transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons;

•	beneficially or constructively owning our shares of beneficial interest to the extent such beneficial or constructive ownership would cause us to constructively own 10% or more of the ownership interests in a tenant (other than a TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

•	beneficially or constructively owning or transferring our shares of beneficial interest if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

Our board of trustees, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and other restrictions in our declaration of trust and may establish or increase an excepted holder percentage limit for such person if our board of trustees obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to fail to qualify as a REIT. Our board of trustees may not grant such an exemption to any person if such exemption would result in our failing to qualify as a REIT. Our board of trustees may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

In connection with the waiver of the ownership limit or at any other time, our board of trustees may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease in the ownership limit will not be effective for any person whose percentage ownership of our shares is in excess of the decreased ownership limit until the person’s percentage ownership of our shares equals or falls below the decreased ownership limit (although any acquisition of our shares in excess of the decreased ownership limit will be in violation of the decreased ownership limit); and provided, further that the ownership limit may not be increased if after giving effect to such increase, five or fewer individuals (including certain entities) could beneficially own more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transfer and ownership, or any person who would have owned our shares of beneficial interest that resulted in a transfer of shares to a charitable trust (as described below), is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days’ prior written notice, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transfer and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, or that compliance with the restrictions on ownership and transfer is no longer required for us to qualify as a REIT.

Our declaration of trust also provides that any attempted transfer of our shares of beneficial interest in violation of the foregoing restrictions will result in the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to one or more charitable trusts for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to our shares of beneficial interest being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above restrictions on ownership and transfer. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of (1) the price paid by the proposed transferee for the shares or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of beneficial interest held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the trust (or, if the event that resulted in the transfer to the trust did not involve a purchase of the shares at market price, the market price of the shares on the day of the event causing the shares to be held in trust) and (2) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee and pay such amount instead to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and any dividends or other distributions held by the trustee must be paid to the charitable beneficiary.

If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the restrictions described above, the transfer that would have resulted in such violation will be void ab initio, and the proposed transferee shall acquire no rights in such shares.

All certificated shares will bear a legend referring to the restrictions described above (or a declaration that we will furnish a full statement about certain restrictions on transferability to a shareholder on request and without charge).

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares of beneficial interest that he or she beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request in order to determine the effect, if any, of his or her beneficial ownership on our status as a REIT and to ensure compliance with the restrictions on ownership and transfer of our shares. In addition, each shareholder will upon demand be required to provide us with such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common shares or otherwise be in the best interest of our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common and preferred shares is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF

MARYLAND LAW AND OUR DECLARATION OF TRUST AND BYLAWS

Although the following describes certain provisions of Maryland law and of our declaration of trust and bylaws, it may not contain all of the information that is important to you. For a complete description, we refer you to Maryland law and our declaration of trust and bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

Our Board of Trustees

Our declaration of trust and bylaws provide that the number of trustees we have may be established by our board of trustees but may not be fewer than the minimum number required under Maryland REIT law, and our bylaws provide that the number of our trustees may not be more than 15. Our declaration of trust and bylaws currently provide that except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any vacancy may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is duly elected and qualifies.

Pursuant to our bylaws, each of our trustees is elected by our common shareholders entitled to vote to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualifies. Holders of our common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our common shares entitled to vote will be able to elect all of our trustees. Additionally, in the event that we are in arrears on distributions on the Series A Preferred Shares for six or more quarterly periods, whether or not consecutive, holders of the Series A Preferred Shares, voting together as a single class with all other classes and series of any other preferred shares with which the holders of Series A Preferred Shares are entitled to vote together as a single class in the election of such trustees, will have the right to elect an additional two trustees for a limited time. See “Description of the Series A Preferred Shares—Voting Rights.”

Removal of Trustees

Our declaration of trust provides that, subject to the rights of holders of one or more classes or series of preferred shares to elect or remove one or more trustees, a trustee may be removed only for cause (as defined in our declaration of trust), and then only by the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes of common shareholders entitled to be cast generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on our board of trustees (other than vacancies among any trustees elected by holders of the Series A Preferred Shares pursuant to their right to elect an additional two trustees to our board in certain circumstances as described above), may preclude shareholders from (1) removing incumbent trustees except for cause and upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees. In addition, any trustee elected to our board by the holders of the Series A Preferred Shares and any other series of preferred shares upon which like voting rights have been conferred and are exercisable in the circumstances described above may only be removed by a vote of the holders of a majority of the outstanding shares of the Series A Preferred Shares and all classes and any other series of preferred shares upon which like voting rights have been conferred and are exercisable.

Business Combinations

Under certain provisions of the MGCL that are applicable to Maryland real estate investment trusts, “business combinations” between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

•	any person who beneficially owns ten percent or more of the voting power of the real estate investment trust’s outstanding voting shares of beneficial interest; or

•	an affiliate or associate of the real estate investment trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of beneficial interest of the real estate investment trust.

A person is not an interested shareholder under the statute if the board of trustees approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland real estate investment trust and an interested shareholder generally must be recommended by the board of trustees of the real estate investment trust and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the real estate investment trust; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of beneficial interest of the real estate investment trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the real estate investment trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by a board of trustees before the time that the interested shareholder becomes an interested shareholder. As permitted by the MGCL, our board of trustees has by resolution exempted business combinations between us and any person from these provisions of the MGCL, provided that the business combination is first approved by our board of trustees (including a majority of trustees who are not affiliates or associates of such persons). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any other person as described above, and as a result, any such person may be able to enter into business combinations with us that may not be in the best interest of our shareholders, without compliance with the super-majority vote requirements and the other provisions of the statute. However, our board of trustees may repeal or modify this resolution at any time. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any such acquisition.

Control Share Acquisitions

The MGCL provisions that are applicable to Maryland real estate investment trusts provide that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest in a real estate investment trust in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of trustees: (1) a person who makes or proposes to make a control share acquisition; (2) an officer of the trust; or (3) an employee of the trust who is also a trustee of the trust. Control shares are voting shares of beneficial interest which, if aggregated with all other shares of beneficial interest owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel a board of trustees of a real estate investment trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the real estate investment trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the real estate investment trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the real estate investment trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the real estate investment trust is a party to the transaction, or (2) to acquisitions approved or exempted by the declaration of trust or bylaws of the real estate investment trust.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland real estate investment trust with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in its declaration of trust or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

•	the real estate investment trust’s board of trustees will be divided into three classes;

•	the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of trustees is required to remove a trustee;

•	the number of trustees be fixed only by vote of the trustees;

•	a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class of trustees in which the vacancy occurred; and

•	the request of shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting is required for the calling of a special meeting of shareholders.

Our bylaws provide that vacancies on our board may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which the vacancy occurred. Through provisions in our declaration of trust and bylaws unrelated to Subtitle 8, we already: (1) require the affirmative vote of shareholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any trustee from the board, which removal will be allowed only for cause; (2) vest in the board the exclusive power to fix the number of trusteeships; (3) require that a vacancy on the board be filled only by a majority of the remaining trustees; and (4) require that special meetings of shareholders may be called only by (a) our chairman of the board, (b) our Co-Chief Executive Officers, (c) our president or (d) one-third of the total number of trustees.

Meetings of Shareholders

Pursuant to our bylaws, a meeting of our shareholders for the election of trustees and the transaction of any business will be held annually on a date and at the time and place set by our board of trustees beginning in 2015. The chairman of our board of trustees, our Co-Chief Executive Officers, our president or our board of trustees may call a special meeting of our shareholders. In addition at any time that holders of the Series A Preferred Shares or any other series of preferred shares upon which like voting rights have been conferred and are exercisable, have the right to elect two trustees, but such trustees have not been elected, our secretary is required to call a special meeting for the purpose of electing such trustees upon the written request of the holders of record of     % of the outstanding the Series A Preferred Shares and any other preferred shares with like voting rights then entitled to vote in the election of an additional two trustees in certain circumstances, if this request is received more than 120 days before the date fixed for our next annual meeting of shareholders. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Mergers; Extraordinary Transactions

Under Maryland REIT law, a Maryland real estate investment trust generally cannot merge with another entity unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust. Our declaration of trust provides that these mergers must be deemed advisable by a majority of our entire board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter. Our declaration of trust also provides that we may sell or transfer all or substantially all of our assets if deemed advisable by a majority of our entire board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Amendment to Our Declaration of Trust and Bylaws

Under Maryland REIT law, a Maryland real estate investment trust generally cannot amend its declaration of trust unless advised by its board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a different percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s declaration of trust.

Except for amendments to the provisions of our declaration of trust relating to the removal of trustees, the restrictions on ownership and transfer of our shares of beneficial interest, the termination of our existence and the vote required to amend these provisions (each of which must be advised by our board of trustees and approved by the affirmative vote of shareholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), and certain amendments to our declaration of trust, whether by merger, consolidation, transfer or conveyance of all or substantially all of our assets, or otherwise, that would materially and adversely affect the terms of the Series A Preferred Shares must be approved by the holders of the outstanding Series A Preferred Shares entitled to cast at least two-thirds of the votes entitled to be cast on the matter, our declaration of trust generally may be amended only if advised by our board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of trustees, with the approval of a majority of the entire board, and without any action by our shareholders, may also amend our declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class or series we are authorized to issue. Holders of the Series A Preferred Shares, voting together as a single class with the holders of all other similarly-affected classes and series of preferred shares upon which like voting rights have been conferred and are exercisable, also will have the exclusive right to approve amendments to our declaration of trust on which holders of the Series A Preferred Shares are entitled to vote and that would alter only the contract rights of the Series A Preferred Shares and such other class(es) and series of preferred shares. See “Description of the Series A Preferred Shares—Voting Rights.”

Our board of trustees has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Appraisal Rights

Our declaration of trust provides that our shareholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution of Our Company

Our dissolution must be advised by a majority of our entire board of trustees and approved by the affirmative vote of shareholders entitled to cast two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Trustee Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of other business to be considered by shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of trustees or (3) by a shareholder who was a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of trustees may be made only (1) by or at the direction of our board of trustees or (2) provided that the meeting has been called for the purpose of electing trustees, by a shareholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of such nominee and has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although our bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

Our declaration of trust and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders, including:

•	supermajority vote and cause requirements for removal of trustees;

•	provisions that vacancies on our board of trustees may be filled only by the remaining trustees for the full term of the trusteeship in which the vacancy occurred;

•	the power of our board to increase or decrease the aggregate number of authorized shares of beneficial interest or the number of shares of beneficial interest of any class or series;

•	the power of our board of trustees to cause us to issue additional shares of beneficial interest of any class or series and to fix the terms of one or more classes or series of shares without shareholder approval;

•	business combination provisions;

•	restrictions on ownership and transfer of our shares; and

•	advance notice requirements for trustee nominations and shareholder proposals.

Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL is rescinded or if we opt in to provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Trustees’ and Officers’ Liability

The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of ours and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, officer, partner, trustee, member or manager of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under the Management Agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in the Management Agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under Maryland law for officers of a Maryland real estate investment trust. Instead, officers of a Maryland real estate investment trust, including officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

REIT Qualification

Our declaration of trust provides that our board of trustees may revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP AGREEMENT

Although the following describes certain provisions of the partnership agreement, it may not contain all of the information that is important to you. For a complete description, we refer you to the partnership agreement and the applicable provisions of the Delaware Revised Uniform Limited Partnership Act, or the DRULPA, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

Our operating partnership has been organized as a Delaware limited partnership. We are considered to be an UPREIT in which all of our assets are owned in a limited partnership, our operating partnership, of which Starwood Waypoint Residential GP, Inc., a wholly-owned subsidiary of ours, is the sole general partner. The purpose of our operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the DRULPA, except that the amended and restated limited partnership agreement, or the partnership agreement, of our operating partnership requires the business of our operating partnership to be conducted in such a manner that will permit us to qualify as a REIT under U.S. federal tax laws. We will amend the partnership agreement in connection with the consummation of the offering of Series A Preferred Shares to reflect the issuance and terms of the Series A Preferred Units, and the provisions of the partnership agreement described below will be in effect from and after the consummation of this offering.

We hold our assets and conduct our business through our operating partnership. Pursuant to the partnership agreement, we, as the owner of the sole general partner of our operating partnership, have full, exclusive and complete responsibility and discretion in the management and control of our operating partnership. Our operating partnership may, however, admit additional limited partners in accordance with the terms of the partnership agreement. We are the sole limited partner of our operating partnership. The limited partners of our operating partnership have no authority in their capacity as limited partners to transact business for, or participate in the management activities or decisions of, our operating partnership except as required by applicable law. Consequently, we, by virtue of our position as the owner of the sole general partner, control the assets and business of our operating partnership.

In the partnership agreement, the limited partners of our operating partnership expressly acknowledge that the general partner is acting for the benefit of our operating partnership, the limited partners and our shareholders, collectively. Neither we, as the owner of the general partner, nor our board of trustees is under any obligation to give priority to the separate interests of the limited partners in deciding whether to cause our operating partnership to take or decline to take any actions. In particular, we will be under no obligation to consider the tax consequence to limited partners when making decisions for the benefit of our operating partnership, but we are expressly permitted to take into account our tax consequences. If there is a conflict between the interests of our shareholders, on one hand, and the interests of the limited partners, on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners; provided, however, that for so long as we own a controlling interest in our operating partnership, we have agreed to resolve any conflict that cannot be resolved in a manner not adverse to either our shareholders or the limited partners in favor of our shareholders. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions so long as we have acted in good faith.

Holders of common units in our operating partnership are generally entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests of common units in our operating partnership if and to the extent authorized by us and subject to the preferential rights of holders of outstanding preferred units, including the Series A Preferred Units. The Series A Preferred Units will rank senior to the common units of our operating partnership and will have rights as to distributions and upon liquidation, dissolution or winding up that are substantially similar to those of the Series A

Preferred Shares described in “Description of the Series A Preferred Shares.” The units in our operating partnership are not listed on any exchange or quoted on any national market system.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may be proposed by the general partner or by limited partners holding 25% or more of all of the outstanding operating partnership units held by limited partners.

Generally, the partnership agreement may not be amended, modified, or terminated without the approval of the general partner and the written consent of limited partners holding more than 50% of all of the outstanding operating partnership units held by limited partners if such actions would adversely affect the rights, privileges and protections afforded to the limited partners under the partnership agreement. As general partner, our wholly-owned subsidiary will have the power to unilaterally make certain amendments to the partnership agreement without obtaining the consent of the limited partners, as may be necessary to:

•	add to its obligations as general partner or surrender any right or power granted to it as general partner for the benefit of the limited partners;

•	reflect the issuance of additional operating partnership units or the admission, substitution, termination or withdrawal of partners in accordance with the terms of the partnership agreement;

•	set forth or amend the designations, rights, powers, duties, and preferences of the holders of any additional operating partnership units issued by our operating partnership;

•	reflect a change of an inconsequential nature that does not adversely affect the limited partners in any material respect, or cure any ambiguity, correct or supplement any provisions of the partnership agreement not inconsistent with law or with other provisions of the partnership agreement, or make other changes concerning matters under the partnership agreement that will not otherwise be inconsistent with the partnership agreement or law;

•	reflect changes that are reasonably necessary for us, as the owner of the general partner, to qualify and maintain our qualification as a REIT;

•	modify the manner in which capital accounts are computed;

•	include provisions referenced in future federal income tax guidance relating to compensatory partnership interests that we determine are reasonably necessary in respect of such guidance; or

•	satisfy any requirements, conditions or guidelines of federal or state law.

Amendments that would, among other things, convert a limited partner’s interest into a general partner’s interest, modify the limited liability of a limited partner, adversely alter a partner’s right to receive any distributions or allocations of profits or losses or adversely alter or modify the redemption rights, or alter the protections of the limited partners in connection with the transactions described in “—Withdrawal of General Partner; Transfer of General Partner’s or Our Interests” below must be approved by each limited partner that would be adversely affected by such amendment.

Operations

The partnership agreement requires that our operating partnership be operated in a manner that will enable us to satisfy the requirements for being classified as a REIT for U.S. federal tax purposes, to avoid any U.S. federal income or excise tax liability imposed by the Code, and to ensure that our operating partnership will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by our operating partnership, it is anticipated that our operating partnership will pay all of our administrative costs and expenses and our expenses will be treated as expenses of our operating partnership; provided, however, that our operating partnership will not pay for (1) fees payable to our trustees, (2) our income tax liabilities or (3) filing or similar fees in connection with maintaining our continued existence.

Distributions

The partnership agreement provides that our operating partnership shall distribute cash from operations at times and in amounts determined by the general partner, in its sole discretion, to the partners, in accordance with their respective percentage interests in our operating partnership. Our operating partnership will be required to distribute annually to us amounts sufficient to allow us to satisfy the annual distribution requirements necessary for us to qualify as a REIT, currently 90% of our taxable income. We generally intend to cause our operating partnership to distribute annually to us an amount equal to at least 100% of our taxable income, which we will then distribute to our shareholders, but we will be subject to corporate taxation to the extent distributions in such amounts are not made. Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of our operating partnership, including any partner loans, it is anticipated that any remaining assets of our operating partnership will be distributed to all partners with positive capital accounts in accordance with their respective positive capital account balances. If any partner has a deficit balance in its capital account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such partner shall have no obligation to make any contribution to the capital of our operating partnership with respect to such deficit, and such deficit shall not be considered a debt owed to our operating partnership or to any other person for any purpose whatsoever.

Allocations

After giving effect to certain special allocations, it is anticipated that income, gain and loss of our operating partnership for each fiscal year generally will be allocated among the partners in accordance with their respective interests in our operating partnership, subject to compliance with the provisions of Code Sections 704(b) and 704(c) and Treasury Regulations. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to any LTIP units, to equalize the capital accounts of such holders with the capital accounts of operating partnership units. In general, subsequent allocations of depreciation with respect to, and of gain recognized upon the sale of, such assets will be made in a manner intended to reduce the discrepancy between LTIP unitholders’ (if any) share of the basis of such assets and their capital accounts.

Capital Contributions and Borrowings

Under the partnership agreement, we are obligated to contribute the net proceeds of any offering of our common shares as additional capital to our operating partnership in exchange for operating partnership units.

The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership.

Issuance of Additional Limited Partnership Interests

As the sole general partner of our operating partnership, our wholly-owned subsidiary is authorized, without the consent of the limited partners, to cause our operating partnership to issue additional units to us, to other limited partners or to other persons for such consideration and on such terms and conditions as we deem appropriate. If additional units are issued to us, then, unless the additional units are issued in connection with a contribution of property to our operating partnership, we must (1) issue additional common shares and must contribute to our operating partnership the entire proceeds received by us from such issuance or (2) issue additional units to all partners in proportion to their respective interests in our operating partnership. In addition, we may cause our operating partnership to issue to us additional partnership interests in different series or classes, which may be senior to the units, in conjunction with an offering of our securities having substantially similar rights, in which the proceeds thereof are contributed to our operating partnership. Consideration for additional partnership interests may be cash or other property or assets. No person, including any partner or assignee, has preemptive, preferential or similar rights with respect to additional capital contributions to our operating partnership or the issuance or sale of any partnership interests therein.

Our operating partnership may issue units of limited partnership interest that are common units, units of limited partnership interest that are preferred as to distributions and upon liquidation to our units of limited partnership interest, LTIP units, which are a special class of partnership interests that we may issue under our equity incentive plan, and other types of units with such rights and obligations as may be established by the general partner from time to time.

In connection with this offering, our operating partnership will issue to us an equivalent number of the Series A Preferred Units that will have rights as to distributions and upon liquidation, dissolution or winding up that are substantially similar to those of the Series A Preferred Shares described in “Description of the Series A Preferred Shares.”

LTIP Units

In addition to the operating partnership units, which are common units, our operating partnership has authorized LTIP units. LTIP units are a special class of limited partnership units in our operating partnership that are structured to qualify as “profits interests” for tax purposes, with the result that at issuance they have no capital account in the operating partnership. Following completion of this offering, we may at any time cause our operating partnership to issue LTIP units to our Manager, trustees, officers, advisors or consultants, including employees our Manager or its affiliates. Any LTIP units issued by our operating partnership may be subjected to vesting requirements as determined by the compensation committee of our board of trustees.

LTIP units will not receive distributions until they become vested, at which time they are entitled to distributions plus catch-up distributions for the period during which such units were not vested. Initially, each LTIP unit will have a capital account of zero, and, therefore, the holder of a LTIP unit would receive nothing if our operating partnership were liquidated immediately after such LTIP unit is awarded. However, the partnership agreement requires that “book gain” or economic appreciation in our assets realized by our operating partnership, whether as a result of an actual asset sale or upon the revaluation of our assets, as permitted by applicable Treasury Regulations, be allocated first to LTIP units until the capital account per LTIP unit is equal to the capital account per operating partnership unit. The applicable Treasury Regulations and our partnership agreement provide that assets of our operating partnership may be revalued upon specified events, including upon additional capital contributions by us or other partners of our operating partnership, upon a distribution by our operating partnership to a partner in redemption of partnership interests, upon the liquidation of the operating partnership or upon a later issuance of additional LTIP units. Upon equalization of the capital account of a LTIP unit with the per unit capital account of the operating partnership units (and full vesting of the LTIP unit), the LTIP unit will be convertible into one operating partnership unit, subject to certain exceptions and adjustments. There is a risk that a LTIP unit will never become convertible into one common unit of our operating partnership because of insufficient gain realization to equalize capital accounts and, therefore, the value that a holder will realize for a given number of vested LTIP units may be less than the value of an equal number of our common shares.

Redemption Rights

Pursuant to the partnership agreement, limited partners (other than us) holding common units of limited partnership interest have the right to cause our operating partnership to redeem their units for cash or, at our election, our common shares on a one-for-one basis, subject to adjustment, as provided in the partnership agreement. We expect, but are not obligated, to issue our common shares to holders of common units upon exercise of their redemption rights. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption right to the extent the issuance of our common shares to the redeeming limited partner would (1) be prohibited, as determined in our sole discretion, under our declaration of trust or (2) cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of our common shares for purposes of complying with the Securities Act.

Our operating partnership will be required to redeem the Series A Preferred Units from us in connection with any redemption by us of shares of series the Series A Preferred Shares. See “Description of Series A Preferred Shares–Redemption” and “Description of Series A Preferred Shares—Special Optional Redemption.”

No Removal of the General Partner

Our wholly-owned subsidiary may not be removed as general partner by the partners with or without cause.

Withdrawal of General Partner; Transfer of General Partner’s or Our Interests

Neither the general partner nor we may transfer or assign its or our interest in our operating partnership, nor may the general partner withdraw as general partner of the operating partnership, unless (1) the interests are transferred to a qualified REIT subsidiary, (2) the limited partners holding a majority of the outstanding partnership interests held by all limited partners consent, or (3) the general partner or we merge with another entity and, immediately after such merger, the surviving entity contributes substantially all of its assets, other than the general partner’s interests in our operating partnership, to our operating partnership in exchange for units of limited partnership interest.

Restrictions on Transfer by Limited Partners

The partnership agreement provides that, subject to certain limited exceptions (including transfers to affiliates), a limited partner may not transfer any portion of its partnership interest to any person without the consent of the general partner, which consent may be given or withheld by the general partner in its sole and absolute discretion. No limited partner shall have the right to substitute a transferee as a limited partner in its place. A transferee of the interest of a limited partner may be admitted as a substituted limited partner only with the consent of the general partner, which consent may be given or withheld by the general partner in its sole and absolute discretion.

Term

Our operating partnership shall continue until terminated as provided in the partnership agreement or by operation of law.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership and, in such capacity, has the authority to handle tax audits on behalf of the operating partnership. In addition, the general partner has the authority to arrange for the preparation and filing of the operating partnership’s tax returns and to make tax elections under the Code on behalf of our operating partnership.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences of an investment in Series A Preferred Shares of Starwood Waypoint Residential Trust. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Starwood Waypoint Residential Trust,” “we,” “our” and “us” mean only Starwood Waypoint Residential Trust and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the Treasury Regulations, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not intend to seek a ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we will operate Starwood Waypoint Residential Trust and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. It does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	foreign sovereigns and their controlled entities;

•	partnerships and trusts;

•	persons who hold our shares on behalf of other persons as nominees;

•	persons who receive our shares through the exercise of employee options or otherwise as compensation;

•	persons holding our shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that investors will hold their Series A Preferred Shares as a capital asset, which generally means as property held for investment.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our shares of beneficial interest, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our shares.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of the Series A Preferred Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, a state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

The term “Non-U.S. Holder” means a beneficial owner of the Series A Preferred Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

The federal income tax treatment of holders of the Series A Preferred Shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular shareholder of holding the Series A Preferred Shares will depend on the shareholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of the Series A Preferred Shares.

Taxation of Starwood Waypoint Residential Trust

We intend to elect to be taxed as a REIT, commencing with our initial taxable year ending December 31, 2014, upon the filing of our federal income tax return for such year. We believe that we have been organized, and expect to operate in such a manner as to qualify for taxation as a REIT.

The law firm of Sidley Austin LLP has acted as our tax counsel in connection with our formation and election to be taxed as a REIT. In connection with this offering, we expect to receive an opinion of Sidley Austin LLP to the effect that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT, commencing with our initial taxable year ending December 31, 2014. It must be emphasized that the opinion of Sidley Austin LLP will be based on various assumptions relating to our organization and operation, and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the present and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Sidley Austin LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued, and will not cover subsequent periods. Sidley Austin LLP will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Sidley Austin LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.

Under current law, most domestic shareholders that are individuals, trusts or estates are taxed on corporate dividends at a maximum rate of 23.8% (the same as the current rate for long-term capital gains), including the 3.8% Medicare tax described below. With limited exceptions, however, dividends from us or from other REITs are generally not eligible for taxation at a reduced rate and will continue to be taxed at the substantially higher rates applicable to ordinary income. See “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Medicare Contribution Tax on Unearned Income” and “Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”

Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “Taxation of Shareholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business, such income will be subject to a 100% tax. See “—Prohibited Transactions” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	If we violate the asset tests (other than certain de minimis violations) applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (1) the amounts that we actually distributed, and (2) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of any subsidiaries that are subchapter C corporations, including any TRSs, are subject to federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding shares is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, will be 2014). We believe we have been organized and have operated to allow us to satisfy conditions (1) through (4) above and will issue sufficient shares with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our declaration of trust provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing the actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year end, and thereby satisfy this requirement.

The Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests

If we are a partner in an entity that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

Disregarded Subsidiaries

If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Subsidiaries

In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.

We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, could be treated in our hands as prohibited transactions.

The “earnings stripping” rules of Section 163(j) of the Code may limit the deductibility of interest paid or accrued by a TRS to us. Accordingly, if we lend money to a TRS, the TRS may be unable to deduct all or a part of the interest paid on that loan, and the lack of an interest deduction could result in a material increase in the amount of tax paid by the TRS. Further, the TRS rules impose a 100% excise tax on certain transactions between a TRS and its parent REIT or the REIT’s residents that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.

We may hold a significant amount of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that properties that we purchase with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be purchased or sold by a TRS.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of shares or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See “—Derivatives and Hedging Transactions.”

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. The IRS issued Revenue Procedure 2011-16, which interprets the “principal amount” of the loan to be the face amount of the loan, despite the Code’s requirement that taxpayers treat any market discount as interest rather than principal. See “—Timing Differences Between Receipt of Cash and Recognition of Income” below.

We believe that all of the mortgage loans that we acquire are secured only by real property and no other property value is taken into account in our underwriting and pricing. Accordingly, we believe that the interest apportionment rules and Revenue Procedure 2011-16 will not apply to our portfolio. Nevertheless, if the IRS were to assert successfully that our mortgage loans were secured by other property, that the interest apportionment rules applied for purposes of our REIT testing, and that the position taken in Revenue Procedure 2011-16 should be applied to our portfolio, then depending upon the value of the real property securing our loans and their face amount, and the sources of our gross income generally, we might not be able to meet the 75% income test.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the residents of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to residents of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to residents or others through a TRS without disqualifying the rental income received from residents for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may provide limited services to residents at residential properties we own. We intend that services with respect to properties that will be provided by us directly will be usually or customarily rendered in connection with the rental of space for occupancy only and will not be otherwise rendered to particular residents or, if considered impermissible resident services, income from the provision of such services will be received by an independent contractor from which we do not receive or derive any income.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the current and accumulated earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests. We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Fees for services generally will not be qualifying income for purposes of either gross income test and will not be favorably counted for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

The Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans, as well as interests in real property and stock of other REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, the aggregate value of all securities, including securities of TRSs, that we hold may not exceed 25% of the value of our total assets.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test, as explained below).

Certain securities will not cause a violation of the 10% asset test (for purposes of value) described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate such 10% asset test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security (including debt securities) issued by another

REIT, and (f) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value limitation, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

In the event that we are treated as investing in a mortgage loan that is not fully secured by real property, Revenue Procedure 2011-16 may apply to determine what portion of the mortgage loan will be treated as a real estate asset for purposes of the 75% asset test. Pursuant to Revenue Procedure 2011-16, the IRS has announced that it will not challenge a REIT’s treatment of a loan as a real estate asset in its entirety to the extent that the value of the loan is equal to or less than the value of the real property securing the loan at the relevant testing date. However, uncertainties exist regarding the application of Revenue Procedure 2011-16, particularly with respect to the proper treatment under the asset tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

We may hold certain loans to a TRS that are secured by interests in a wholly-owned subsidiary of such TRS that owns real property and is treated as a disregarded entity for U.S. federal income tax purposes. We intend to treat these loans as qualifying real estate assets for purposes of the REIT assets tests to the extent that they are secured, directly or indirectly, by real property. As a result, we would not treat such loans as subject to the limitation that securities from TRSs must constitute less than 25% of our total assets. While we believe that such loans to a TRS are treated as qualifying real estate assets for purposes of the REIT asset tests because they are treated as secured by real property, the IRS could challenge our treatment of these mortgage loans as qualifying real estate assets. If such a challenge were successful, our ability to meet the REIT asset tests and other REIT requirements could be adversely affected.

We intend to comply with the foregoing asset tests for REIT qualification. However, we cannot provide any assurance that the IRS will agree with our determinations. In addition, we do not expect to obtain independent appraisals to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future.

Certain relief provisions are available to allow REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset test requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:

(a)	the sum of:

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid; and

(2)	90% of our net income, if any, (after tax) from certain foreclosure property; minus

(b)	the sum of specified items of noncash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of beneficial interest within a particular class, and (2) in accordance with the preferences among different classes of shares as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Shareholders—Taxation of Taxable Domestic Shareholders—Distributions.”

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

As described in the subsection below, it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash, including receipt of distributions from our subsidiaries and our inclusion of items in income for federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable stock dividends or in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or shares at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year but treated as an additional distribution to our shareholders in the year such dividends are paid. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to shareholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our shareholders on December 31 of the year in which they are declared.

Timing Differences Between Receipt of Cash and Recognition of Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire distressed and non-performing residential mortgage loans in the secondary market for less than their face amount. We may take the position these loans are uncollectible and that we are not required to accrue unpaid interest as taxable income as it accrues, in the case of interest, or as payments are made on the applicable loans, in the case of market discount. Nevertheless, we may be required to recognize interest as taxable income as it accrues. In addition, market discount, accrued on a constant yield method, is generally recognized as income when, and to the extent that, a payment of principal on the debt instrument is made. Payments on residential mortgage loans are ordinarily made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. In such a case, while we would ultimately have an offsetting loss deduction available later when the unpaid interest and market discount were determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

In addition, pursuant to our investment strategy, we may foreclose on, or acquire by deed in lieu of foreclosure, distressed and non-performing residential mortgage loans to acquire the underlying properties. A foreclosure or deed in lieu of foreclosure is generally treated as a recognition event for tax purposes, which may result in taxable gain without receipt of cash based on the difference between our cost of the related loan and the fair market value of the property acquired by foreclosure or similar process.

In addition, in certain circumstances, we may modify a distressed or non-performing residential mortgage loan by agreement with the borrower. If these modifications are “significant modifications” under applicable Treasury Regulations, we may be required to recognize taxable gain to the extent the principal amount of the modified loan exceeds our adjusted tax basis in the unmodified loan, even if the value of the loan and payment expectations have not changed.

Finally, we may be required under the terms of indebtedness that we incur to use cash from rent or interest income payments that we receive, or gain that we recognize, to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

Due to these potential timing differences between income recognition and cash receipts, there is a significant risk that we may have substantial taxable income in excess of the cash available for distribution, which would require us to have other sources of liquidity in order to satisfy the REIT distribution requirements.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business by us. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

Derivatives and Hedging Transactions

We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury Regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic shareholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

The rule against re-electing REIT status following a loss of such status would also apply to us if Starwood Property Trust failed to qualify as a REIT, and we were treated as a successor to Starwood Property Trust for U.S. federal income tax purposes. Although, as described under the heading “Certain Relationships and Related Transactions,” Starwood Property Trust represented in the Separation and Distribution Agreement that it had no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT and covenanted in the Separation and Distribution Agreement to use its reasonable best efforts to maintain its REIT status for each of

Starwood Property Trust’s taxable years ending on or before December 31, 2014 (unless Starwood Property Trust obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Starwood Property Trust’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Starwood Property Trust, there can be no assurance that such damages, if any, would appropriately compensate us. In addition, if Starwood Property Trust were to fail to qualify as a REIT despite its reasonable best efforts, we would have no claim against Starwood Property Trust.

Tax Aspects of Investments in Partnerships

General

We hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests and in computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include in our calculations our proportionate share of any assets held by partnerships. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset test, our proportionate share is based on our proportionate interest in the equity and certain debt securities issued by the partnership). See “Taxation of Starwood Waypoint Residential Trust—Effect of Subsidiary Entities—Ownership of Partnership Interests.”

Entity Classification

Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Starwood Waypoint Residential Trust—Asset Tests” and “—Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Starwood Waypoint Residential Trust—Asset Tests,” “—Income Test” and “—Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution, or a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated

(or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our shares. As a result, the partners of our subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Taxation of Shareholders

Taxation of Taxable Domestic Shareholders

Distributions

So long as we qualify as a REIT, the distributions that we make to our taxable U.S. Holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be treated as dividends and taken into account by such holders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 23.8% maximum federal rate, including the 3.8% Medicare tax described below) for qualified dividends received by U.S. Holders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that certain holding requirements have been met and the dividends are attributable to:

•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

•	dividends received by the REIT from TRSs or other taxable C corporations; or

•	income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

Dividends that we designate as capital gain dividends will generally be taxed to our U.S. Holders as long-term capital gains, to the extent that such dividends do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Holder that receives such dividend has held its shares. The IRS requires a REIT that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income, such as net capital gains, for each tax year based upon the percentage of total dividends distributed to each class for such year. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Code will treat our U.S. Holders as having received, solely for tax purposes, our undistributed capital gains, and the U.S. Holders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Starwood Waypoint Residential Trust—Annual Distribution Requirements.” Corporate U.S. Holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 23.8% in the case of U.S. Holders that are individuals, trusts and estates, including the 3.8% Medicare tax described below (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 28.8% rate, including the 3.8% Medicare tax described below) and 35% in the case of U.S. Holders that are corporations.

Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a U.S. Holder to the extent that the amount of such distributions does not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the U.S. Holder’s shares. To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s shares, the U.S. Holder generally must include such distributions in income as capital gain. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

Earnings and profits are allocated to distributions with respect to preferred shares before they are allocated to distributions with respect to common shares. Therefore, depending on our earnings and profits, distributions with respect to the Series A Preferred Shares (as compared to distributions with respect to our common shares) are more likely to be treated as dividends than as a return of capital or a distribution in excess of basis. In addition, the IRS requires a REIT that has two or more classes of shares outstanding to designate to each such class proportionate amounts of each type of its income, such as net capital gains, for each tax year based upon the percentage of total dividends distributed to each class for such year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Starwood Waypoint Residential Trust—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. Holders and do not offset income of U.S. Holders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. Holders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Shares of Beneficial Interest

In general, except as described below under “—Redemption of Series A Preferred Shares,” capital gains recognized by U.S. Holders that are individuals, trusts and estates upon the sale or disposition of our shares will be subject to a maximum federal income tax rate of 23.8%, including the 3.8% Medicare tax described below, if the shares are held for more than one year, and will be taxed at substantially higher ordinary income tax rates if the shares are held for one year or less. Gains recognized by U.S. Holders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a U.S. Holder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, trusts and estates who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares of beneficial interest by a U.S. Holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. Holder as long-term capital gain.

If an investor recognizes a loss upon a subsequent disposition of our shares or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Redemption of Series A Preferred Shares

A redemption of shares of Series A Preferred Shares will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described under “—Distributions”) unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. A redemption of shares of Series A Preferred Shares generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. Holder;

•	results in a “complete termination” of the U.S. Holder’s equity interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. Holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests have been met, shares, including common shares and other equity interests in us, considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned by the U.S. Holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. Holder depends upon the facts and circumstances at the time that the determination must be made, U.S. Holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption of shares of the Series A Preferred Shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions.” A U.S. Holder’s adjusted tax basis in the redeemed shares of the Series A Preferred Shares will be transferred to the U.S. Holder’s remaining shares of our common shares, if any. If the U.S. Holder owns no other shares of our common shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the federal income tax consequences of a redemption of the Series A Preferred Shares.

If a redemption of shares of Series A Preferred Shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Shares of Beneficial Interest.”

Change of Control: Conversion of Series A Preferred Shares into Common Stock

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right to convert some or all of such holder’s Series A Preferred Shares into a number of our common shares or the Alternative Form Consideration—i.e., an amount of cash, securities or other property or assets that such holder would have received upon the Change of Control had such holder converted the holder’s Series A Preferred Shares into our common shares immediately prior to the effective time of the Change of Control (see “Description of the Series A Preferred Shares—Conversion Rights”). Except as provided below, a U.S. Holder generally will not recognize gain or loss upon the conversion of Series A Preferred Shares into our common shares. A U.S. Holder’s tax basis and holding period in the common shares received upon conversion generally will be the same as those of the converted Series A Preferred Shares (but such tax basis will be reduced by the portion of such tax basis allocable to any fractional share exchanged for cash).

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the Series A Preferred Shares for more than one year. Any common shares received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and subject to the tax treatment as described in “—Distributions.”

In addition, if a U.S. Holder receives the Alternative Form Consideration (in lieu of our common shares) in connection with the conversion of the U.S. Holder’s Series A Preferred Shares, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange. U.S. Holders converting their Series A Preferred Shares should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

Medicare Contribution Tax on Unearned Income

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of shares, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and/or backup withholding (currently at a rate of 28%) with respect to distributions on our shares, and depending on the circumstances, the proceeds of a sale or other taxable disposition of our shares. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you: (1) are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or (2) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under these rules will be refunded or credited against your federal income tax liability, provided that you timely furnish the IRS with certain required information.

Taxation of Foreign Shareholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our shares applicable to Non-U.S. Holders.

The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Ordinary Dividends

The portion of dividends received by Non-U.S. Holders that is (1) payable out of our earnings and profits, (2) not attributable to our capital gains and (3) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a Non-U.S. Holder’s investment in our shares is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.

We expect to withhold federal income tax at the rate of 30% on any distributions made to a Non-U.S. Holder unless:

•	a lower treaty rate applies and the Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or applicable successor form) evidencing eligibility for that reduced treaty rate; or

•	the Non-U.S. Holder provides an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the Non-U.S. Holder’s trade or business.

Non-Dividend Distributions

Unless our shares constitute a U.S. real property interest, or a USRPI, which we do not anticipate (see below “—Dispositions of Our Shares”), distributions that we make that are not dividends paid out of our earnings and profits and not attributable to gain from the disposition of USRPIs, will not be subject to U.S. income tax to the extent that such distributions do not exceed the adjusted basis of the Non-U.S. Holder’s adjusted basis in the Series A Preferred Shares, but rather will reduce the adjusted basis of such shares. To the extent that the distributions exceed the Non-U.S. Holder’s adjusted basis in such Series A Preferred Shares, they will give rise to gain from the sale or exchange of such shares, the tax treatment of which is described below. A Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. For withholding purposes, because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits.

Distributions Attributable to Gains from Real Property Sales and Capital Gain Dividends

Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution that we make to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, with the significant exception described below with respect to 5% (or less) shareholders, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “—Taxation of Foreign Shareholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we generally will be required to withhold tax equal to 35% of any distribution to a Non-U.S. Holder to the extent attributable to gain from sales or exchanges by us of USRPIs. The amount withheld would be creditable against the Non-U.S. Holder’s U.S. tax liability. Distributions subject to FIRPTA may also be subject to a branch profits tax of up to 30% in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Dividends received by a Non-U.S. Holder that we properly designate as capital gain dividends and are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (1) the investment in our shares is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above, or (2) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the Non-U.S. Holder will be subject to a 30% tax on his or her capital gains.

Notwithstanding the foregoing, a distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be subject to the 35% withholding tax described above, if (1) the capital gain dividend is received with respect to a class of shares that is regularly traded on an established securities market located in the United States, within the meaning of applicable Treasury Regulations and (2) the recipient Non-U.S. Holder does not own more than 5% of that class of shares at any time during the one-year period ending on the date on which the capital gain dividend is received. The Series A Preferred Shares are “regularly traded” on an established securities exchange.

Dispositions of Our Shares

We expect that we will be a “United States real property holding corporation,” or USRPHC, under FIRPTA because at least 50% of our assets throughout a prescribed testing period will consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. An interest in a USRPHC is generally treated as a USRPI, the disposition of which is subject to U.S. federal income tax.

However, our shares will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by Non-U.S. Holders and other foreign persons at all times during a specified testing period. We believe that we will likely be a domestically-controlled REIT, and that a sale of our shares should not be subject to taxation under FIRPTA. However, because we expect our shares to be publicly traded, no assurance can be given that we will be or will remain a domestically-controlled REIT.

Even in the event that we are not “domestically-controlled”, if our shares are “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, a Non-U.S. Holder’s sale of the Series A Preferred Shares would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling Non-U.S. Holder held 5% or less of the outstanding Series A Preferred Shares at all times during the five-year period ending on the date of the sale. The Series A Preferred Shares are regularly traded on an established securities market.

If gain on the sale of our shares were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. Holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and, if our shares were not regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, the purchaser of the shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Except as described below under “—Redemption of Series A Preferred Shares,” gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (1) if the Non-U.S. Holder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, or (2) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions are met, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our shares, a Non-U.S. Holder may be treated as having gain from the sale or exchange of a USRPI if the Non-U.S. Holder (1) disposes of the Series A Preferred Shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, other Series A Preferred Shares during the 61-day period beginning with the first day of the 30-day period described in clause (1). The preceding sentence shall not apply to a Non-U.S. Holder if the Non-U.S. Holder did not own more than 5% of the shares at any time during the one-year period ending on the date of the distribution described in clause (1) of the preceding sentence and the class of shares is “regularly traded” on an established securities market in the United States, within the meaning of applicable Treasury Regulations.

Redemption of Series A Preferred Shares

A redemption of shares of Series A Preferred Shares will be treated under Section 302 of the Code as a distribution (and, to the extent of our current and accumulated earnings and profits, will be subject to dividend withholding tax at a rate of 30% or a lower rate under an applicable income tax treaty) unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code (see above “—Taxation of Taxable Domestic Shareholders—Redemption of Series A Preferred Shares”) and is therefore treated as a sale or exchange of the redeemed shares in the manner described under “—Taxation of Foreign Shareholders —Dispositions of Our Shares.”

Change of Control: Conversion of Series A Preferred Shares into Common Stock

Upon the occurrence of a Change of Control, each holder of Series A Preferred Shares will have the right to convert some or all of such holder’s Series A Preferred Shares into a number of our common shares or the Alternative Form Consideration—i.e., an amount of cash, securities or other property or assets that such holder would have received upon the Change of Control had such holder converted the holder’s Series A Preferred Shares into our common shares immediately prior to the effective time of the Change of Control (see “Description of the Series A Preferred Shares—Conversion Rights”). Except as provided below, a Non-U.S. Holder generally will not recognize gain or loss upon the conversion of Series A Preferred Shares into our common shares. A Non-U.S. Holder’s tax basis and holding period in the common shares received upon conversion generally will be the same as those of the converted Series A Preferred Shares (but such tax basis will be reduced by the portion of such tax basis allocable to any fractional share exchanged for cash).

Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the Non-U.S. Holder has held the Series A Preferred Shares for more than one year. Any common shares received in exchange for accrued and unpaid dividends generally will be treated as a distribution by us, and subject to the tax treatment as described in “—Ordinary Dividends.”

In addition, if a Non-U.S. Holder receives the Alternative Form Consideration (in lieu of our common shares) in connection with the conversion of the Non-U.S. Holder’s Series A Preferred Shares, the tax treatment of the receipt of any such other consideration will depend on the nature of the consideration and the structure of the transaction that gives rise to the Change of Control, and it may be a taxable exchange under FIRPTA. Non-U.S. Holders converting their Series A Preferred Shares should consult their tax advisors regarding the U.S. federal income tax consequences of any such conversion and of the ownership and disposition of the consideration received upon any such conversion.

Information Reporting and Backup Withholding

Generally, information returns will be filed with the IRS in connection with distributions on our shares and, depending on the circumstances, the proceeds from a sale or other taxable disposition of our shares. Copies of applicable information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable treaty or agreement.

Payments of dividends or of proceeds from the disposition of shares made to a Non-U.S. Holder may be subject to information reporting and backup withholding unless such holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we have or our paying agent has actual knowledge, or reason to know, that a Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation enacted in 2010 (commonly known as FATCA) and existing guidance issued thereunder generally imposes a 30% withholding tax on dividends in respect of, and, after December 31, 2016, gross proceeds from a disposition of the Series A Preferred Shares held by or through (1) a foreign financial institution (as that term is defined in Section 1471(d)(4) of the Code) unless that foreign financial institution enters into an agreement with the U.S. Treasury Department to collect and disclose information regarding U.S. account holders of that foreign financial institution (including certain account holders that are foreign entities that have U.S. owners) and satisfies other requirements, and (2) specified other non-U.S. entities unless such an entity provides the payor with a certification identifying the direct and indirect U.S. owners of the entity and complies with other requirements. Accordingly, the entity through which the Series A Preferred Shares is held will affect the determination of whether withholding is required. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. You are encouraged to consult with your own tax advisor regarding the possible implications of this legislation on your Series A Preferred Shares.

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our shares are not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a tax-exempt shareholder.

Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.

In certain circumstances, a pension trust that owns more than 10% of our shares could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) we are required to “look through” one or more of our pension trust shareholders in order to satisfy the REIT closely held test and (2) either (a) one pension trust owns more than 25% of the value of our shares, or (b) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares. Certain restrictions on ownership and transfer of our shares generally should prevent a tax-exempt entity from owning more than 10% of the value of our shares, and generally should prevent us from becoming a pension-held REIT.

Tax-exempt shareholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning the Series A Preferred Shares.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares.

State and Local Taxes

We and our subsidiaries and shareholders may be subject to state or local taxes in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state or local tax treatment and that of our shareholders may not conform to the federal income tax treatment discussed above. Any taxes that we incur do not pass through to shareholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state or local income and other tax laws on an investment in our shares.

UNDERWRITING

Citigroup Global Markets Inc. and              are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of Series A Preferred Shares set forth opposite the underwriter’s name.

Underwriter	Number of Series A Preferred Shares
Citigroup Global Markets Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Series A Preferred Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series A Preferred Shares (other than those covered by the underwriters’ option to purchase additional Series A Preferred Shares described below) if they purchase any of the Series A Preferred Shares.

Series A Preferred Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any Series A Preferred Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per share. If all the Series A Preferred Shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional Series A Preferred Shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional Series A Preferred Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Series A Preferred Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Series A Preferred Shares that are the subject of this offering

We, our trustees and executive officers and our Manager have agreed that, for a period of      days from the date of this prospectus, with limited exceptions, we and they will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Series A Preferred Shares or securities convertible into or exchangeable or exercisable for any of the Series A Preferred Shares, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Series A Preferred Shares or securities convertible into or exchangeable or exercisable for any of the Series A Preferred Shares, whether any of these transactions are to be settled by delivery of the Series A Preferred Shares or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement.

Prior to this offering, there has been no public market for the Series A Preferred Shares. Consequently, the initial public offering price for the Series A Preferred Shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you, however, that the price at which the Series A Preferred

Shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our preferred shares will develop and continue after this offering.

We have applied to have the Series A Preferred Shares listed on the NYSE under the symbol “SWAYPrA.” If the application is approved, we expect trading of the Series A Preferred Shares on the NYSE to commence within 30 days following the initial delivery of the Series A Preferred Shares.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Series A Preferred Shares.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our portion of the total expenses of this offering, excluding the underwriting discount, will be $        . We have also agreed to reimburse the underwriters for certain of their expenses in an amount not to exceed $        .

In connection with this offering, the underwriters may purchase and sell Series A Preferred Shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional Series A Preferred Shares, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of Series A Preferred Shares than they are required to purchase in this offering.

•	“Covered” short sales are sales of Series A Preferred Shares in an amount up to the number of Series A Preferred Shares represented by the underwriters’ option to purchase additional Series A Preferred Shares.

•	“Naked” short sales are sales of Series A Preferred Shares in an amount in excess of the number of Series A Preferred Shares represented by the underwriters’ option to purchase additional Series A Preferred Shares.

•	Covering transactions involve purchases of Series A Preferred Shares either pursuant to the underwriters’ option to purchase additional Series A Preferred Shares or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase Series A Preferred Shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Shares in the open market after pricing that could adversely affect investors who purchase in this offering.

•	To close a covered short position, the underwriters must purchase Series A Preferred Shares in the open market after the distribution has been completed or must exercise the option to purchase additional Series A Preferred Shares. In determining the source of Series A Preferred Shares to close the covered short position, the underwriters will consider, among other things, the price of Series A Preferred Shares available for purchase in the open market as compared to the price at which they may purchase Series A Preferred Shares through the underwriters’ option to purchase additional Series A Preferred Shares.

•	Stabilizing transactions involve bids to purchase Series A Preferred Shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Series A Preferred Shares. They may also cause the price of the Series A Preferred Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. For example, an affiliate of Citigroup Global Markets Inc., one of the underwriters in this offering, acts as administrative agent and lead arranger for, and is a lender under, our SFH Facility, and Citigroup Global Markets Inc. acted as a joint book-running manager and an initial purchaser in connection with our offering of the Notes.

Affiliates of certain of the underwriters are lenders under our SFH Facility. To the extent that we use a portion of the net proceeds of this offering to repay indebtedness outstanding under our SFH Facility, such affiliates of the underwriters will receive their proportionate share of any amount of our SFH Facility that is repaid with the net proceeds of this offering.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to this offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Series A Preferred Shares may only be made to persons, referred to herein as Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Series A Preferred Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Series A Preferred Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Series A Preferred Shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The Series A Preferred Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Series A Preferred Shares offered should conduct their own due diligence on the Series A Preferred Shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, each referred to herein as a Relevant Member State, no offer of Series A Preferred Shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Series A Preferred Shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any Series A Preferred Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any Series A Preferred Shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Series A Preferred Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any Series A Preferred Shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of Series A Preferred Shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Series A Preferred Shares. Accordingly any person making or intending to make an offer in that Relevant Member State of Series A Preferred Shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Series A Preferred Shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Series A Preferred Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Series A Preferred Shares to be offered so as to enable an investor to decide to purchase or subscribe the Series A Preferred Shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

The Series A Preferred Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Series A Preferred Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Series A Preferred Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority, or FINMA, as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended, or CISA, and accordingly the Series A Preferred Shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the Series A Preferred Shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the Series A Preferred Shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The Series A Preferred Shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended, or CISO, such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the Series A Preferred Shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the Series A Preferred Shares on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Sidley Austin LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of this prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Sidley Austin LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, Los Angeles California. Certain matters of Maryland law will be passed upon for us by Foley & Lardner LLP, Washington, D.C.

EXPERTS

The financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The statement of revenues and certain operating expenses of the Fund XI Portfolio for the period from March 5, 2013 (inception) to December 31, 2013, incorporated into this prospectus by reference from the Company’s Current Report on Form 8-K/A filed on May 14, 2014 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated therein by reference, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

All economic and demographic data and forecasts included in this prospectus, including information relating to the historical and forecasted economic and demographic conditions in our markets contained in the sections of this prospectus captioned “Summary,” “Industry Overview and Market Opportunity” and “Business,” is derived from a market study prepared for us by JBREC, and is included in this prospectus in reliance on JBREC’s authority as an expert in such matters. We have agreed to pay JBREC a total fee of $10,200 for that market study. Under our agreement with JBREC, we have agreed to indemnify JBREC and its affiliates and employees against claims and damages, including claims and damages under the Securities Act, arising out of our use of the market information provided to us by JBREC in connection with this offering, except to the extent such claims or damages result from the bad faith, gross negligence, willful misconduct or knowing violation of law by JBREC or its affiliates or employees.

WHERE YOU CAN FIND MORE INFORMATION

We maintain a website at www.starwoodwaypoint.com. The information contained on, or otherwise accessible through, our website does not constitute a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

We have filed with the SEC a registration statement on Form S-11, including exhibits, schedules and amendments filed with the registration statement, under the Securities Act, with respect to the Series A Preferred Shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits, schedules and amendments to the registration statement. For further information with respect to us and the Series A Preferred Shares to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates. Copies of the registration statement of which this prospectus is a part, including the exhibits, schedules and amendments to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and will file periodic reports and proxy statements and will make available to our shareholders reports containing financial information.

INCORPORATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus, any prospectus supplement or any other subsequently filed prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus, as supplemented, or the registration statement of which this prospectus, as supplemented, is a part.

The following documents or information, which have been filed with the SEC (File No. 001-36163), are incorporated herein by reference:

•	our annual report on Form 10-K for the year ended December 31, 2013;

•	our quarterly report on Form 10-Q for the period ended March 31, 2014;

•	our current reports on Form 8-K filed with the SEC on January 21, 2014 (excluding Item 7.01 and Exhibits 99.1 and 99.2), February 5, 2014, February 6, 2014, March 4, 2014, March 13, 2013, June 16, 2014, June 30, 2014 (only with respect to the information in Item 1.01 and 2.03 of such report) and July 8, 2014 (only with respect to the information in Item 1.01, 2.03 and 3.02 of such report) and our current report on Form 8-K/A filed with the SEC on May 14, 2014; and

•	the description of our common shares set forth in our Registration Statement on Form 10, as amended, filed on January 13, 2014, including any amendment or report filed for the purpose of updating such description.

Any statement contained in any document incorporated by reference shall be deemed to be amended, modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or a later document that is or is considered to be incorporated by reference herein amends, modifies or supersedes such statement. Any statements so amended, modified or superseded shall not be deemed to constitute a part of this prospectus, except as so amended, modified or superseded.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus. Requests for such documents should be directed to:

Starwood Waypoint Residential Trust

1999 Harrison Street

Oakland, CA 94612

Attention: Investor Relations

(510) 250-2200

                Shares

Starwood Waypoint Residential Trust

    % Series A Cumulative Redeemable Preferred Shares of Beneficial Interest

(Liquidation Preference $25 Per Share)

PRELIMINARY PROSPECTUS

Citigroup

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses to be paid by us in connection with the distribution of the securities being registered hereby. All amounts except the SEC and Financial Industry Regulatory Authority, Inc., or FINRA, registration fee are estimated.

SEC registration fee		$12,880
FINRA registration fee		15,500
NYSE listing fee			*
Legal fees and expenses (including Blue Sky fees)			*
Accounting fees and expenses			*
Printing and engraving expenses			*
Transfer agent and registrar fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*	To be filed by amendment.

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities.

We issued 1,000 common shares to Starwood Property Trust in connection with our formation. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

On July 7, 2014, we issued $230.0 million in aggregate principal amount of the Notes. The underwriters’ discount and other offering costs aggregated $6.1 million, resulting in net proceeds to us of $223.9 million. The Notes pay interest semiannually at a rate of 3.00% per annum and mature on July 1, 2019. The Notes have an initial conversion rate of 29.9242 per $1,000 principal amount of the Notes (equivalent to a conversion price of approximately $33.42 per common share). We offered and sold the Notes to J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., as initial purchasers, pursuant to a purchase agreement, dated June 30, 2014, among us, our operating partnership and our manager and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several initial purchasers. The offering and sale of the Notes were made by us to the initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act, and resales of the Notes were made by the initial purchasers to persons reasonably believed to be qualified institutional buyers (as defined in the Securities Act) pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

Item 34. Indemnification of Trustees and Officers.

The Maryland REIT law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a trustee or officer of ours and at our request, serves or has served another real estate investment trust, real estate investment trust, partnership, joint venture, trust, limited liability company, employee benefit plan or any other enterprise as a trustee, officer, partner, trustee, member or manager of such real estate investment trust, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any personnel or agent of ours or a predecessor of ours.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under the Management Agreement, our Manager maintains a contractual as opposed to a fiduciary relationship with us, which limits our Manager’s obligations to us to those specifically set forth in the Management Agreement. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, unlike for directors, there is no statutory standard of conduct under Maryland law for officers of a Maryland real estate investment trust. Instead, officers of a Maryland real estate investment trust, including officers who are employees of our Manager, are subject only to general agency principles, including the exercise of reasonable care and skill in the performance of their responsibilities, as well as the duties of loyalty, good faith and candid disclosure.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See the financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 28, 2014, in our Current Report on Form 8-K/A filed with the SEC on May 14, 2014 and in our Quarterly Report on Form 10-Q for the period ended March 31, 2014, filed with the SEC on May 15, 2014.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit Number	Exhibit Description

1.1†	Form of Underwriting Agreement

2.1	Separation and Distribution Agreement, dated January 16, 2014, by and between Starwood Property Trust, Inc. and Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed January 21, 2014)

3.1	Articles of Amendment and Restatement of Declaration of Trust of Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed January 21, 2014)

3.2	Bylaws of Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed January 21, 2014)

3.3†	Form of Articles Supplementary of Starwood Waypoint Residential Trust

5.1†	Opinion of Foley & Lardner LLP relating to the legality of the securities being registered.

8.1†	Opinion of Sidley Austin LLP regarding Starwood Waypoint Residential Trust tax matters.

8.2†	Opinion of Sidley Austin LLP regarding Starwood Property Trust, Inc. tax matters.

10.1	Amended and Restated Limited Partnership Agreement of Starwood Waypoint Residential Partnership, L.P., dated January 16, 2014, by and between Starwood Waypoint Residential Trust and Starwood Waypoint Residential GP, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.2	Management Agreement, dated January 31, 2014, between Starwood Waypoint Residential Trust and SWAY Management LLC (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed February 5, 2014)

Exhibit Number	Exhibit Description

10.3	Co-Investment and Allocation Agreement, dated January 31, 2014, among Starwood Waypoint Residential Trust, Starwood Capital Group Global, L.P., SWAY Management LLC and Starwood Property Trust, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.4	Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.5	Form of Restricted Share Award Agreement for Non-Executive Trustees (Incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.6	Starwood Waypoint Residential Trust Manager Equity Plan (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.7	Form of Restricted Share Unit Award Agreement for Initial Award to SWAY Management LLC under the Starwood Waypoint Residential Trust Manager Equity Plan (Incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.8	Starwood Waypoint Residential Trust Equity Plan (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.9	Form of Restricted Share Award Agreement under the Starwood Waypoint Residential Trust Equity Plan (Incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.10	Form of Restricted Share Unit Award Agreement under the Starwood Waypoint Residential Trust Equity Plan (Incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.11	Registration Rights Agreement, dated January 31, 2014, between Starwood Waypoint Residential Trust and SWAY Management LLC (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.12	Limited Partnership Agreement of PrimeStar Fund I, L.P., as amended (Incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.13	Governance Rights Agreement, dated January 31, 2014, among Starwood Waypoint Residential Trust, Starwood Capital Group Global, L.P. and Waypoint Real Estate Group Holdco, LLC (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.14	Form of Indemnification Agreement of Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.15	Purchase and Sale Agreement, dated March 3, 2014, by and among the Buyers, Seller, Waypoint Fund XI, LLC and the other signatories thereto (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 4, 2014)

10.16	Master Repurchase Agreement, dated March 11, 2014, among Starwood Waypoint Residential Trust, PrimeStar Fund I, L.P., Wilmington Savings Fund Society, FSB and Deutsche Bank AG, Cayman Islands Branch (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 13, 2014)

Exhibit Number	Exhibit Description

10.17	Guaranty Agreement, dated March 11, 2014, by Starwood Waypoint Residential Trust in favor of Deutsche Bank AG, Cayman Islands Branch (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed March 13, 2014)

10.18	Limited Guaranty and Recourse Indemnity Agreement, dated June 13, 2014, by Starwood Waypoint Residential Trust., in favor of Citibank, N.A., as Administrative Agent (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 16, 2014)

10.19	Amended and Restated Master Loan and Security Agreement, dated June 13, 2014, by and among Citibank, N.A., as Administrative Agent, the Lenders from time to time party thereto, Starwood Waypoint Borrower, LLC, as Borrower, and Wells Fargo Bank, N.A., as Calculation Agent and Paying Agent (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed June 16, 2014)

10.20	Amendment No. 1, dated June 26, 2014, to the Master Repurchase Agreement, dated March 11, 2014, among Starwood Waypoint Residential Trust, PrimeStar Fund I, L.P., Wilmington Savings Fund Society, FSB and Deutsche Bank AG, Cayman Islands Branch (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 30, 2014)

10.21	Indenture, dated as of July 7, 2014, among the Company and Wilmington Trust, National Association, as trustee (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed July 8, 2014)

10.22	Form of 3.00% Convertible Senior Notes due 2019 (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed July 8, 2014)

12.1†	Computation of ratios of earnings to fixed charges

21.1†	List of Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3†	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

23.4†	Consent of Sidley Austin LLP (included in Exhibit 8.1)

23.5†	Consent of Sidley Austin LLP (included in Exhibit 8.2)

23.6*	Consent of John Burns Real Estate Consulting, LLC

24.1	Power of Attorney (included on the signature page)

99.1*	John Burns Real Estate Consulting, LLC Market Study

*	Filed herewith.
†	To be filed by amendment.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Oakland, State of California, on July 31, 2014.

Starwood Waypoint Residential Trust

By:	/s/ Douglas R. Brien
	Name:	Douglas R. Brien
	Title:	Co-Chief Executive Officer

We, the undersigned officers and trustees of Starwood Waypoint Residential Trust, hereby severally constitute and appoint Gary M. Beasley, Nina A. Tran and Tamra D. Browne, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any related registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Gary M. Beasley Gary M. Beasley	Co-Chief Executive Officer and Trustee (Principal Executive Officer)	July 31, 2014

/s/ Douglas R. Brien Douglas R. Brien	Co-Chief Executive Officer (Principal Executive Officer)	July 31, 2014

/s/ Nina A. Tran Nina A. Tran	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2014

/s/ Barry S. Sternlicht Barry S. Sternlicht	Chairman of the Board of Trustees	July 31, 2014

/s/ Andrew J. Sossen Andrew J. Sossen	Trustee	July 31, 2014

/s/ Colin T. Wiel Colin T. Wiel	Trustee	July 31, 2014

/s/ Thomas M. Bowers Thomas M. Bowers	Trustee	July 31, 2014

/s/ Richard D. Bronson Richard D. Bronson	Trustee	July 31, 2014

Signature	Title	Date

/s/ Michael D. Fascitelli Michael D. Fascitelli	Trustee	July 31, 2014

/s/ Jeffrey E. Kelter Jeffrey E. Kelter	Trustee	July 31, 2014

/s/ Christopher B. Woodward Christopher B. Woodward	Trustee	July 31, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

1.1†	Form of Underwriting Agreement

2.1	Separation and Distribution Agreement, dated January 16, 2014, by and between Starwood Property Trust, Inc. and Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed January 21, 2014)

3.1	Articles of Amendment and Restatement of Declaration of Trust of Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K filed January 21, 2014)

3.2	Bylaws of Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed January 21, 2014)

3.3†	Form of Articles Supplementary of Starwood Waypoint Residential Trust

5.1†	Opinion of Foley & Lardner LLP relating to the legality of the securities being registered.

8.1†	Opinion of Sidley Austin LLP regarding Starwood Waypoint Residential Trust tax matters.

8.2†	Opinion of Sidley Austin LLP regarding Starwood Property Trust, Inc. tax matters.

10.1	Amended and Restated Limited Partnership Agreement of Starwood Waypoint Residential Partnership, L.P., dated January 16, 2014, by and between Starwood Waypoint Residential Trust and Starwood Waypoint Residential GP, Inc. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.2	Management Agreement, dated January 31, 2014, between Starwood Waypoint Residential Trust and SWAY Management LLC (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.3	Co-Investment and Allocation Agreement, dated January 31, 2014, among Starwood Waypoint Residential Trust, Starwood Capital Group Global, L.P., SWAY Management LLC and Starwood Property Trust, Inc. (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.4	Starwood Waypoint Residential Trust Non-Executive Trustee Share Plan (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.5	Form of Restricted Share Award Agreement for Non-Executive Trustees (Incorporated by reference to Exhibit 10.6 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.6	Starwood Waypoint Residential Trust Manager Equity Plan (Incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.7	Form of Restricted Share Unit Award Agreement for Initial Award to SWAY Management LLC under the Starwood Waypoint Residential Trust Manager Equity Plan (Incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.8	Starwood Waypoint Residential Trust Equity Plan (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed January 21, 2014)

10.9	Form of Restricted Share Award Agreement under the Starwood Waypoint Residential Trust Equity Plan (Incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.10	Form of Restricted Share Unit Award Agreement under the Starwood Waypoint Residential Trust Equity Plan (Incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

Exhibit Number	Exhibit Description

10.11	Registration Rights Agreement, dated January 31, 2014, between Starwood Waypoint Residential Trust and SWAY Management LLC (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.12	Limited Partnership Agreement of PrimeStar Fund I, L.P., as amended (Incorporated by reference to Exhibit 10.13 of the Company’s Registration Statement on Form 10 (File No. 001-36163) filed December 23, 2013)

10.13	Governance Rights Agreement, dated January 31, 2014, among Starwood Waypoint Residential Trust, Starwood Capital Group Global, L.P. and Waypoint Real Estate Group Holdco, LLC (Incorporated by reference to Exhibit 10.4 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.14	Form of Indemnification Agreement of Starwood Waypoint Residential Trust (Incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed February 5, 2014)

10.15	Purchase and Sale Agreement, dated March 3, 2014, by and among the Buyers, Seller, Waypoint Fund XI, LLC and the other signatories thereto (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 4, 2014)

10.16	Master Repurchase Agreement, dated March 11, 2014, among Starwood Waypoint Residential Trust, PrimeStar Fund I, L.P., Wilmington Savings Fund Society, FSB and Deutsche Bank AG, Cayman Islands Branch (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed March 13, 2014)

10.17	Guaranty Agreement, dated March 11, 2014, by Starwood Waypoint Residential Trust in favor of Deutsche Bank AG, Cayman Islands Branch (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed March 13, 2014)

10.18	Limited Guaranty and Recourse Indemnity Agreement, dated June 13, 2014, by Starwood Waypoint Residential Trust., in favor of Citibank, N.A., as Administrative Agent (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 16, 2014)

10.19	Amended and Restated Master Loan and Security Agreement, dated June 13, 2014, by and among Citibank, N.A., as Administrative Agent, the Lenders from time to time party thereto, Starwood Waypoint Borrower, LLC, as Borrower, and Wells Fargo Bank, N.A., as Calculation Agent and Paying Agent (Incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed June 16, 2014)

10.20	Amendment No. 1, dated June 26, 2014, to the Master Repurchase Agreement, dated March 11, 2014, among Starwood Waypoint Residential Trust, PrimeStar Fund I, L.P., Wilmington Savings Fund Society, FSB and Deutsche Bank AG, Cayman Islands Branch (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed June 30, 2014)

10.21	Indenture, dated as of July 7, 2014, among the Company and Wilmington Trust, National Association, as trustee (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed July 8, 2014)

10.22	Form of 3.00% Convertible Senior Notes due 2019 (Incorporated by reference to Exhibit 4.2 of the Company’s Current Report on Form 8-K filed July 8, 2014)

12.1†	Computation of ratios of earnings to fixed charges

21.1†	List of Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3†	Consent of Foley & Lardner LLP (included in Exhibit 5.1)

23.4†	Consent of Sidley Austin LLP (included in Exhibit 8.1)

Exhibit Number	Exhibit Description

23.5†	Consent of Sidley Austin LLP (included in Exhibit 8.2)

23.6*	Consent of John Burns Real Estate Consulting, LLC

24.1	Power of Attorney (included on the signature page)

99.1*	John Burns Real Estate Consulting, LLC Market Study

*	Filed herewith.
†	To be filed by amendment.